Exhibit 10.23

EXECUTION VERSION

SECOND AMENDED AND RESTATED

ENERGY SALES AGREEMENT

BETWEEN

REVEL ENTERTAINMENT GROUP, LLC

AND

ACR ENERGY PARTNERS, LLC

APRIL 11, 2011

i

ARTICLE VI DELIVERY OF SERVICES; OPERATION AND MAINTENANCE OF SELLER’S SYSTEM		72
6.01	Temporary Energy Services	72
6.02	Permanent Energy Services	74
6.03	Seller’s Operation and Maintenance of Seller’s System	74
6.04	Interruption of Permanent Energy Services: Seller’s Obligation	74
6.05	Interruption of Permanent Energy Services: Buyer’s Rights	75
6.06	Buyer’s Right to Review	76
6.07	Buyer’s Responsibility with respect to Buyer’s HVAC	77
6.08	Operation of Buyer’s HVAC	77
6.09	Installation of Operational Monitoring Station Equipment	78
6.10	Partial or Full Removal of Seller’s System from Service	78
6.11	Alterations to Seller’s System	79
6.12	Parking Rights	79

ARTICLE VII PURCHASE AND SALE OF ALL REQUIREMENTS SERVICE		79
7.01	General	79
7.02	Least-Cost Operations	80
7.03	[Reserved]	80
7.04	Affiliate Transactions	80
7.05	Market-Based Power Purchase Procurement Option Selection	80
7.06	[Reserved]	81
7.07	Title and Risk of Loss	81
7.08	Distribution and Transmission Services	81
7.09	Cogeneration Option	81

ARTICLE VIII SYSTEM PERFORMANCE OBLIGATIONS		85
8.01	Seller’s Performance Obligations	85
8.02	Payment of Disputed Amount	85
8.03	Maintenance of Operations Letter of Credit	86

ARTICLE IX DISPUTE RESOLUTION		87
9.01	Arbitration	87
9.02	Determinations by Independent Engineer	88
9.03	Selection of Independent Engineer	89
9.04	Selection of Successor Independent Engineer	89
9.05	Judicial Review	90
9.06	Non-interruption of Obligations During Dispute	90

ARTICLE X PERMITS, LICENSES, APPROVALS AND EASEMENTS		91
10.01	Seller’s Permits and Easements	91
10.02	Buyer’s Permits and Easements	91
10.03	On-Site Easements, Licenses, Rights-of-Entry, and Access Rights	92
10.04	Transfer of Real Property Rights	92
10.05	Structures, Equipment and Fixtures Erected by Seller	93
10.06	Title to Improvements Installed by Seller on Buyer’s Project Site	93
10.07	Expansion of Energy Facilities for Additional Customers	94

ARTICLE XI METERING DEVICES, INSPECTIONS AND ADJUSTMENTS		94
11.01	Installation of Billing Meters and Devices by Seller	94
11.02	Installation and Maintenance of Check Meters by Buyer	96
11.03	Seals on Billing Meters	96
11.04	Periodic Calibration of Seller’s Billing Meters	96
11.05	Failure of Billing Meter	97

ARTICLE XII RATES, CHARGES AND BILLING		98
12.01	Payment of Monthly Fee	98
12.02	Billing and Payments for Energy Services	99
12.03	Delinquent Payments	99
12.04	No Set-off	99
12.05	Charges During Construction	99
12.06	[Reserved]	100
12.07	Cost Savings	100
12.08	Audits	100
12.09	Amounts Due on Days which are not Business Days	101

ARTICLE XIII APPRAISALS AND FAIR MARKET VALUE		101

ARTICLE XIV COORDINATION OF ACTIVITIES		103
14.01	Sharing of Information by Buyer and Seller	103
14.02	Development of Operating Procedures	103
14.03	Temporary Loss Mitigation Plan	104

ARTICLE XV INSURANCE		105
15.01	Seller’s Insurance	105
15.02	Seller’s Builder’s Risk Insurance	106
15.03	Insurance Requirement	107
15.04	Certificates of Insurance	108

ARTICLE XVI PURCHASE OPTIONS		108
16.01	Seller’s System	108
16.02	Transfer of Seller’s System to Buyer	109
16.03	[Reserved]	110
16.04	Survival of Article	110

ARTICLE XVII REQUIRED TRANSFER ACTIONS UPON PURCHASE OF SELLER’S SYSTEM BY BUYER		110
17.01	Required Transfer Actions	110
17.02	[Reserved]	112
17.03	Right to Specific Performance	112
17.04	Survival of Article	113

ARTICLE XVIII SALE OR TRANSFER OF ANY OWNERSHIP INTEREST IN SELLER, SELLER’S SYSTEM OR SELLER’S REAL PROPERTY TO OTHERS		113
18.01	Sale or Transfer of Interests	113
18.02	[Reserved]	114

ARTICLE XIX FORCE MAJEURE		114
19.01	Force Majeure Generally	114
19.02	Provision of Energy Services	115
19.03	Payment of Fees During Force Majeure	116

ARTICLE XX INDEMNIFICATION		116
20.01	Indemnification by Seller	116
20.02	Indemnification by Buyer	117
20.03	Indemnification from Third Party Claims	117
20.04	Claims for Indemnification	117

ARTICLE XXI EVENTS CONSTITUTING BREACH		118
21.01	Events Constituting Breach by Buyer	118
21.02	Events Constituting Breach by Seller	119

ARTICLE XXII REMEDIES UPON BREACH		121
22.01	Remedies of Seller	121
22.02	Remedies of Buyer	123
22.03	Certain Payment and Reimbursement Rights of Buyer	124
22.04	Survival	125

ARTICLE XXIII EXCLUDED DAMAGES; LIMITATION ON DAMAGES		125

ARTICLE XXIV ENVIRONMENTAL MATTERS		125
24.01	Representations and Warranties of Buyer and Seller	125
24.02	Hazardous Materials	126
24.03	Permits	126
24.04	Transfer of Seller’s Leasehold	126
24.05	Indemnification	127

ARTICLE XXV NOTICES		130
25.01	Notices	130

ARTICLE XXVI REPAYMENT OF EXISTING BUYER PAYMENTS AND THE MOBILIZATION ADVANCE		131
26.01	Costs Expended Prior to the Effective Date	131
26.02	Repayment of Existing Buyer Payments	132
26.03	Mobilization Advance	132
26.04	Additional Mobilization Advances	133

ARTICLE XXVII RIGHT OF FIRST OFFER		133
27.01	Seller Solicitation	133
27.02	Non-cash Consideration	134

ARTICLE XXVIII NON-WAIVER		135

ARTICLE XXIX ASSIGNMENT		135
29.01	General	135
29.02	Seller Financing Assignments	136
29.03	Buyer Financing Assignments	139
29.04	Intercreditor Agreement	142

v

Schedules

1	System Description and Scope of Work
2	Form of Surety Bond
3	Technical Specifications, Delivery, Metering and Interconnection Points
4	Form of Guaranty
5	Billing Procedures and Sample Invoice
6	Testing Protocol Requirements
7	Project Site and Drawings of System Facilities and Locations
8	Schedule of Rates and Charges
9	Form of Ground Lease
10	Seller’s Construction Milestones
11	Operational Monitoring Station Information
12	Buyer’s Construction Milestones
13	[Reserved]
14	Form of Operations Letter of Credit
15	Form of Construction Milestone Failure Certificate
16	Form of Surety Bond Take-Over Agreement
17	Form of Buyer Security Agreement
18	Form of EPC Consent
19-A	Form of Seller’s Lender Consent
19-B	Form of Buyer’s Lender Consent
20	Form of Intercreditor Agreement
21	Existing Seller Contracts
22	Schedule of Termination Values
23	Form of Buyer’s Financial Closing Certificate
24	Form of Seller Note
25	Form of Independent Engineer Agreement
26	Description of Categories of Mobilization Costs
27	Form of Sharing Agreement
28	Revel Interest Coverage Ratio

SECOND AMENDED AND RESTATED ENERGY SALES AGREEMENT

This SECOND AMENDED AND RESTATED ENERGY SALES AGREEMENT made as of this 11th day of April, 2011, is between Revel Entertainment Group, LLC, a New Jersey limited liability company (together with its successors and assigns, “Buyer”), and ACR Energy Partners, LLC, a New Jersey limited liability company (together with its successors and assigns, “Seller”). Seller and Buyer are sometimes collectively referred to as “Parties” or singularly as a “Party.”

W I T N E S S E T H:

WHEREAS, Buyer is engaged in the development, financing, construction and operation of a hotel, casino and entertainment complex to be located at Connecticut Avenue and the Boardwalk in Atlantic City, New Jersey, which excludes, for the avoidance of doubt, Seller’s System (such hotel, casino and entertainment complex (including Buyer’s HVAC), the “Entertainment Complex”);

WHEREAS, Buyer issued a Request for Proposals in April 2007 for the provision of heating, cooling, electric energy, and other energy related services to Buyer’s Facility;

WHEREAS, Seller responded to the Request for Proposals and was selected by Buyer in reliance on the skill and expertise of Seller and Seller’s Affiliates and subcontractors in the developing, constructing, owning and operating of energy production facilities for the purpose of producing and selling various energy products and services, including thermal energy (hot water and chilled water) and generation of electricity;

WHEREAS, Seller has undertaken to develop, finance, engineer, construct, own and operate various energy facilities as described more fully herein, which shall be located on Seller’s Leasehold and on Buyer’s Project Site as set forth on Schedule 7;

WHEREAS, Seller shall own and operate Seller’s System, which includes the Central Energy Center and the Energy Distribution System, for purposes of providing Buyer’s Facility with Energy Services, and Buyer has agreed to receive and purchase from Seller, subject to certain exceptions contained herein, all of its Energy Services, subject to the terms and conditions set forth herein;

WHEREAS, Buyer and Seller have previously entered into that certain Energy Sales Agreement, dated as of February 17, 2011 (as amended by that certain First Amendment to Energy Sales Agreement, dated as of March 3, 2011, and as amended and restated pursuant to that certain Amended and Restated Energy Sales Agreement, dated as of March 8, 2011, collectively, the “Original ESA”); and

WHEREAS, the Parties hereto desire to further amend and restate the Original ESA in order to make certain amendments as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the terms and conditions hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I

DEFINITIONS; SCHEDULES; RULES OF CONSTRUCTION

1.01 Definitions. As used herein (including in the preamble and recitals hereto), the following terms have the meanings set forth below:

“Accounted-For Obligation” has the meaning set forth in the PJM Manual.

“ACE” means Atlantic City Electric Company or any successor or assignee distribution company providing regulated Distribution Service in accordance with the ACE Electric Tariff.

“ACE Electric Tariff” means the Atlantic City Electric Tariff for Electric Services approved by the NJBPU, as amended from time to time.

“ACE Emergency” means (i) an abnormal system condition requiring manual or automatic action to maintain system frequency, or to prevent loss of firm load, equipment damage or tripping of system elements that could adversely affect the reliability of an electric system or the safety of persons or property; or (ii) a fuel shortage requiring departure from normal operating procedures in order to minimize the use of such scarce fuel; or (iii) a condition that requires implementation of emergency procedures as defined in the PJM Manual; or (iv) any other condition or situation that ACE deems imminently likely to endanger life or property or to affect or impair ACE’s electrical system or the electrical systems of others to which ACE’s electrical system is directly or indirectly connected (a “Connected Entity”). Such a condition or situation may include potential overloading of ACE’s transmission and/or distribution circuits, PJM ISO minimum generation conditions, or conditions such that ACE is unable to accept energy from a supplier without jeopardizing ACE’s electrical system or a Connected Entity’s electrical system. An ACE Emergency shall be deemed to occur only if electricity cannot flow to the Point of Delivery due to any of the foregoing conditions.

“ACE Equipment Requirements for Multiple Feed Primary Service” means the requirement for multiple feed primary service set forth in the ACE Electric Tariff.

“ACE Tariff Electric Service” means electric service provided in accordance with the ACE Electric Tariff, currently designated as TGS Rate Schedule Sheet 29 or any successor pages thereto.

“Actual Commercial Operation Date” means the date on which the Entertainment Complex (Tower One) opens for business to the public.

“Additional Customer” means a Person other than Buyer that enters into an agreement with Seller to receive hot water, chilled water or electricity from Seller’s System.

“AE Zone” means the Atlantic City Electric Company service territory (as specified in the PJM Manual).

“Affiliate” means as applied to any Person, any other Person which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agreement” means this Amended and Restated Energy Sales Agreement, as it may be amended from time to time, including all referenced schedules.

“All Requirements Service” means the supply to the Point(s) of Delivery of all of the electricity required to serve Buyer’s Load at any given point in time, which may be sourced from on-site generation or grid-supplied power. All Requirements Service shall include all related direct or indirect products or services reasonably necessary to supply firm electricity in a safe and reliable manner, as necessary to serve Buyer’s Load during the Term.

“Ancillary Services” has the meaning set forth in the PJM Manual.

“Anticipated Commercial Operation Date” means June 1, 2012 (or such later date as the Parties may reasonably agree at any time on or prior to Seller’s Financial Closing Date); provided that, following Seller’s Financial Closing Date, the date established as the Anticipated Commercial Operation Date shall be absolute and unconditional and shall not be changed absent specific written agreement of the Parties.

“Appeal Tribunal” has the meaning set forth in Section 9.01(f).

“Article” means an Article of this Agreement.

“Asset Management Agreement” means that certain asset management agreement between Seller and DCO, providing for operation, repair and maintenance of Seller’s System.

“Bankrupt” means, with respect to a Person: (i) such Person makes a general assignment for the benefit of creditors or admits in writing its inability to pay its debts as they become due; (ii) such Person files a voluntary petition under any title of the United States Bankruptcy Code, as amended from time to time, or such petition is filed against such Person and an order for relief is entered, or such Person files any petition or answer seeking, consenting to or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or any future federal bankruptcy code or any other present or future applicable, federal, state or similar statute or Law, or seeks or consents to or acquiesces to or suffers the appointment of any trustee, receiver, custodian, assignee, liquidator or similar official of such Person, for all or any substantial part of such Person’s properties; (iii) within ninety (90) Days after the commencement of any proceeding against such Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future applicable federal, state or similar statute or Law, such proceeding has not been dismissed; or (iv) within ninety (90) Days after the appointment, without the consent or acquiescence of such Person, of any trustee, receiver, custodian, assignee, liquidator or other similar official of such Person for all or any substantial part of such Person’s properties, such appointment has not been vacated or stayed on appeal or otherwise, or if within ninety (90) Days after the expiration of any such stay, such appointment has not been vacated.

“Best Efforts” means a level of effort necessary to accomplish the desired result, regardless of cost.

“Billing Meters” means all meters and associated equipment to be utilized by Seller in measuring the Energy Services and Substitute Energy Services delivered from Seller’s System to Buyer’s Facility, which measurements will form the basis of the calculation of certain of the monies owed pursuant to this Agreement.

“Billing Month” means each calendar month commencing on the Anticipated Commercial Operation Date, or any portions thereof, and continuing until the end of the Term.

“Bond Proceeds Funded Portion” has the meaning set forth in Section 4.06(d)(i).

“Business Day” means any Day that is not a Saturday, Sunday or legal holiday under the Laws of the State of New Jersey or federal Law.

“Buyer” means Revel Entertainment Group, LLC.

“Buyer-Approved Change Orders” has the meaning set forth in Section 4.04.

“Buyer Consents” means the EPC Consent, the Buyer’s Lender Consent and each other consent and agreement entered into between Buyer and/or Buyer’s Lenders, Seller and the applicable counterparty to an agreement to which Seller is a party.

“Buyer Construction Milestone Failure” has the meaning set forth in Section 5.09(a).

“Buyer Control Agreement” means the deposit account control agreement entered into in accordance with Section 3.02(b).

“Buyer Decision Period” has the meaning set forth in Section 5.08(c)(i).

“Buyer Extended Items” has the meaning set forth in Section 3.05(a).

“Buyer Extension Date” has the meaning set forth in Section 3.05(a).

“Buyer-Requested Change Orders” has the meaning set forth in Section 4.04.

“Buyer Security Agreement” means the assignment and security agreement, between Seller and Buyer, in substantially the form attached hereto as Schedule 17, pursuant to which Seller shall grant a security interest in (a) its rights under the General Construction Contract, (b) its rights under the Surety Bond and (c) all other assets of Seller; provided, that Buyer’s rights under the Buyer Security Agreement shall be: (i) subject to the terms of the Intercreditor Agreement and (ii) assignable as collateral to Buyer’s Lenders; provided, further, that the Buyer Security Agreement shall automatically terminate upon the payment in full to Buyer of the Existing Buyer Payments and the Mobilization Advance.

“Buyer Security Documents” means, collectively, the Buyer Security Agreement, the Buyer Consents, the Buyer Control Agreement and the Intercreditor Agreement.

“Buyer’s Cogeneration Participation Percentage” has the meaning set forth in Section 7.09(b).

“Buyer’s Construction Milestones” means those steps set forth on Schedule 12.

“Buyer’s Electrical Interconnection Equipment” means equipment owned by Buyer which receives electricity at any Designated Electrical Interconnection Point(s). For the avoidance of doubt, Buyer’s Electrical Interconnection Equipment excludes the Electrical Interconnection Facility (which shall be owned by Seller).

“Buyer’s Facility” means, collectively, Buyer’s Project Site and the Entertainment Complex.

“Buyer’s Financial Closing” means the closing of Buyer’s Financing, which shall occur prior to or concurrently with the Effective Date.

“Buyer’s Financial Closing Certificate” means a certificate, in substantially the form of Schedule 23, stating that (a) Buyer reasonably believes it has or will have, through Buyer’s

Financing and other funds available to it (which shall be specified in such certificate), sufficient funds to construct Buyer’s Facility (excluding the Entertainment Complex (Tower Two)) in accordance with Buyer’s Construction Milestones, and (b) Buyer acknowledges and consents to the reasonable reliance thereon by Seller and Seller’s Lenders.

“Buyer’s Financing” means Buyer and/or Affiliates of Buyer enter into credit facilities, other debt facilities and related documents or issue equity securities on or prior to the Effective Date for the purpose of financing (in whole or in part) the construction of Buyer’s Facility (excluding the Entertainment Complex (Tower Two)).

“Buyer’s HVAC” means the HVAC system, including Buyer’s Electrical Interconnection Equipment, forming part of Buyer’s Facility.

“Buyer’s Indemnitees” has the meaning provided in Section 20.01.

“Buyer’s Lender” means the lenders and other creditors of Buyer under Buyer’s Financing.

“Buyer’s Lender Consent” has the meaning set forth in Section 3.01(j).

“Buyer’s Load” means at any given point in time the total amount of electricity and related products necessary to serve the full electricity requirements of Buyer’s Facility (which, for the avoidance of doubt, includes the Entertainment Complex (Tower Two)), measured at the Points of Delivery (as set forth on Schedule 3).

“Buyer’s Project Site” means the approximately 20 acres of land owned by Buyer and located adjacent to the Boardwalk in Atlantic City, New Jersey, on which Buyer is developing and constructing the Entertainment Complex.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including common stock, preferred stock, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Central Energy Center” means the central energy center described and identified on Schedule 1, which central energy center is part of Seller’s System and shall be constructed, owned, operated and maintained by Seller.

“Change in Control” shall be deemed to occur if: (a) Seller shall sell, convey or otherwise dispose of all or substantially all of its property or business or merge with or into or consolidate with any other Person; or (b) at any time on or prior to the date that is five years after the Actual Commercial Operation Date, (i) South Jersey Industries, Inc. fails to own, directly or indirectly, Capital Stock of Seller having at least 50% of the voting power of all Capital Stock of Seller and at least 50% of the economic interests of all Capital Stock of Seller or (ii) DCO fails to own, directly or indirectly, Capital Stock of Seller having at least 50% of the voting power of all Capital Stock of Seller and at least 50% of the economic interests of all Capital Stock of Seller; provided, that no Change in Control shall be deemed to occur as a result of any foreclosure or subsequent sale, conveyance, assignment or other transfer in connection with any foreclosure pursuant to the Seller Security Documents so long as, after giving effect to such foreclosure, subsequent sale, conveyance, assignment or other transfer, Seller or any transferee has demonstrated operational experience and capability, or engages an operation and maintenance contractor with demonstrated operational experience and capability sufficient to perform the obligations of Seller hereunder.

“Change Orders” has the meaning set forth in Section 4.04.

“Cogeneration Facility” means, if Seller has duly exercised the Cogeneration Option in accordance with Section 7.09, an on-site gas turbine generator, which will be part of Seller’s System and which will produce electricity and waste heat.

“Cogeneration Option” has the meaning set forth in Section 7.09(b).

“Construction Milestone” means a Seller’s Construction Milestone or a Buyer’s Construction Milestone, as the context may require.

“Construction Milestone Failure” means a Buyer Construction Milestone Failure or Seller’s Construction Milestone Failure, as the context may require.

“Construction Milestone Failure Certificate” means a certificate in the form attached hereto as Schedule 15.

“Consultation Meetings” has the meaning set forth in Section 5.03.

“Contract Interest Rate” means the fluctuating interest rate per annum, which rate per annum shall be equal to, at any given time, the rate of interest announced publicly by the J. P. Morgan Chase & Co., New York, New York, or any of its successors in interest from time to time, as its Prime Rate as then in effect, plus one and one half percent (1.5%), or a substitute Contract Interest Rate, as determined in accordance with Article XXXIV. The Contract Interest Rate shall in no event exceed the maximum rate of interest allowed by applicable Law.

“Costs of the System” means any and all soft and hard costs of designing and constructing Seller’s System, as shown in Exhibit A.1 to Schedule 8. “Cost of the System” shall mean the full Costs of the System, in the aggregate, as shown in Exhibit A.1 to Schedule 8.

“Cost Substantiation” means a certificate signed by an authorized representative of the Party incurring direct costs, stating (a) the reason for incurring such direct costs, (b) the amount of such direct costs, (c) the event and Section of this Agreement giving rise to the Party’s right to incur such direct costs, and (d) that such direct costs are at a verifiable competitive price for the service or materials supplied. Such certificate shall be accompanied by copies of all underlying invoices or charges, together with any additional documentation of such costs or expenses incurred which are necessary, in accordance with generally accepted accounting practices and procedures, or which are reasonably requested by the other Party, to verify the amount of such costs and expenses and to demonstrate the basis for the amount claimed.

“Day” means calendar day.

“DCO” means DCO Energy, LLC, a New Jersey limited liability company.

“Delivery and Metering Point(s)” means the points at which electricity, chilled water, and hot water are delivered from Seller to Buyer as indicated on Schedule 3.

“Design” means the detailed plans and specifications for construction of Seller’s System.

“Designated Electrical Interconnection Point” means the actual point at which responsibility for electrical equipment and infrastructure passes from Seller to Buyer as identified specifically on Schedule 3, in the sections of such Schedule entitled “Normal Electrical Service” and “Emergency Electrical Service,” as well as the subsections entitled “Delivery Specifications” pertaining to each of those sections.

“Dispute Resolution Process” means the resolution of disputes through arbitration, determination by the Independent Engineer or judicial determination, each as provided in Article IX.

“Distribution Service” means the transfer of electricity from the PJM-ACE Interconnection Point to the Electrical Interconnection Facility.

“Effective Date” has the meaning set forth in Section 2.01(a).

“Electrical Interconnection Facility” means the breakers, conduit, cabling, raceways, transformers, metering, controls, and appurtenant equipment, whether located on Seller’s Leasehold or Buyer’s Project Site, that are used for the purposes of transferring electrical capacity and energy, whether purchased by Seller or Seller’s assigns on behalf of Buyer or generated by Seller pursuant to this Agreement for delivery to Buyer’s Facility, as described in Schedule 1.

“Electricity and Energy Demand” means the existing and reasonably anticipated requirements for Energy Services by customers of Seller’s System (including Buyer and any Additional Customers).

“Emergency Generation” means (i) the electricity generated or provided by Seller’s System for the purpose of providing electricity to Buyer’s Facility and Seller’s System during the periods of Interruption of All Requirements Service, and (ii) the electricity provided by Seller during the periods of testing, as required by the New Jersey Casino Control Commission or Buyer’s insurance providers.

“Energenic” means Energenic, LLC, a Delaware limited liability company.

“Energy Capacity” means the maximum quantity of Energy Services that Seller’s System is capable of delivering as set forth in Schedule 3.

“Energy Distribution System” means the energy distribution system (including the Interconnection Facilities) described and identified on Schedule 1, which energy distribution system is part of Seller’s System and shall be constructed, owned, operated and maintained by Seller.

“Energy Services” means Thermal Energy, All Requirements Service and Emergency Generation supplied pursuant to the specifications set forth in Schedule 3.

“Entertainment Complex” has the meaning set forth in the preamble hereof.

“Entertainment Complex (Tower One)” means the Entertainment Complex, other than the Entertainment Complex (Tower Two).

“Entertainment Complex (Tower Two)” means that portion of the Entertainment Complex originally planned to consist of 1898 hotel rooms, and which Buyer may notify Seller it wishes to construct and complete pursuant to Section 4.07.

“Environmental Law” means any federal, state or local governmental statute, regulation, resolution or ordinance, whether currently existing or hereafter promulgated, or any judicial or administrative decree or order that establishes standards, limits, or requirements to protect human health and the environment from chemical, elemental or physical hazards, including the regulation of potable water, ground water, surface water, solid waste, hazardous waste, landfills and open dumps, above and underground storage tanks, wastewater, biosolids disposal, storm water run-off, air emissions or noise. Without limiting the generality of the foregoing, the term shall encompass each of the following statutes, as amended, and all regulations promulgated thereunder: the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Safe Drinking Water Act (21 U.S.C. § 349; 42 U.S.C. § 201 and §§ 300f through 300j-26), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.); the Noise Control Act (42 U.S.C. 4901 et seq.), the Hazardous Materials Transportation Act, (49 U.S.C. §§ 1801 et seq.); and the Homeland Security Chemical Facility Anti-Terrorism Standards (6 CFR Part 27, as authorized by Public Law 109-295 § 550) .

“EPC Consent” means a consent and agreement in respect of the General Construction Contract, among Buyer, Buyer’s Lenders, Seller, Seller’s Lenders and DCO, in substantially the form attached hereto as Schedule 18.

“EPC Contractor” means DCO, in its role as general contractor under the General Construction Contract, and its permitted successors and assigns in such capacity.

“Events Constituting Breach” have the respective meanings set forth in Sections 21.01 and 21.02.

“Existing Buyer Payments” means $41,950,000.

“Existing Buyer Payments Repayment Date” means the earliest of (1) the date on which all of the following conditions have been satisfied: (a) at least 100,000 square feet of gaming floor area and 900 hotel rooms at the Entertainment Complex (Tower One) (collectively, the “Minimum Build-out”) shall have received a temporary certificate of occupancy; (b) Seller shall have received a certificate signed by the chief financial officer of Buyer certifying that all of the conditions set forth in clause (1)(a) above have been met and based on the then remaining construction budget of Buyer and remaining funds available to Buyer for construction of the current build-out program of the Entertainment Complex (Tower One) (including funds received through the reimbursement of the Existing Buyer Payments), Buyer has sufficient financial capability to complete all remaining work necessary to acquire temporary certificates of occupancy for the current build-out program of the Entertainment Complex (Tower One); (c) Buyer shall have delivered to Seller the most current projections for Buyer’s operations provided to Buyer’s Lenders (which projections shall project that Buyer has sufficient financial capability to operate the Entertainment Complex (Tower One) for a period of not less than six (6) Months following the projected Actual Commercial Operation Date), accompanied by a certificate from the chief financial officer of Buyer stating that such projections are based on assumptions that were believed by Buyer to be reasonable at the time of preparation of such projections, it being understood and agreed that actual results may vary from such projections and that such variances may be material; (d) Buyer shall have delivered to Seller a site observation report prepared by Merritt & Harris, Inc. dated no earlier than thirty (30) Days prior to the date of the temporary certificate of occupancy referenced in clause (1)(a) above (the “Final M&H Report”), which Final M&H Report shall state that based on the then remaining construction budget of Buyer and remaining funds available to Buyer for construction of the then current build-out program of the Entertainment Complex (Tower One) (including funds received through the reimbursement of the Existing Buyer Payments), Buyer has sufficient funds available to it to complete all remaining work necessary to acquire certificates of occupancy in accordance with the then proposed construction schedule for the then current build-out program for the Entertainment Complex (Tower One); and (e) the Independent Engineer has certified to Seller (the “IE Certificate”) if Seller requests such certificate from the Independent Engineer within two (2) Business Days of receipt of the Final M&H Report, that, based solely upon a review of the Final M&H Report and the responses to any questions asked of Merritt & Harris, Inc. by the Independent Engineer, and subject to customary qualifications and limitations, Buyer has sufficient funds available to it to complete all remaining work necessary to acquire temporary certificates of occupancy in accordance with the then proposed construction schedule for the then current build-out program for the entirety of the Entertainment Complex (Tower One), including funds received through the reimbursement of the Existing Buyer Payments;

(2) the date all of the conditions in clauses (1)(a) through (d) above have been satisfied, but only in the event either of the following has occurred: (x) Seller does not request an IE

Certificate within two (2) Business Days of Seller’s receipt of the Final M&H Report; or (y) the IE Certificate is not delivered within five (5) Business Days of such Seller’s request (plus such reasonable extension of time if necessary to allow the Independent Engineer to receive and evaluate responses to any questions asked of Merritt & Harris, Inc. by the Independent Engineer during such five (5) Business Days) unless such failure to deliver is based solely on the Independent Engineer’s written statement addressed to Buyer and Seller that the Independent Engineer believes that the Final M&H Report incorrectly states that Buyer has sufficient funds available to it to complete all remaining work necessary to acquire temporary certificates of occupancy in accordance with the then proposed construction schedule for the then current build-out program for the Entertainment Complex (Tower One) including funds received through the reimbursement of the Existing Buyer Payments; and

(3) the Actual Commercial Operation Date.

Notwithstanding the foregoing, the Existing Buyer Payments Repayment Date shall not occur if, as of the date the Existing Buyer Payments Repayment Date would otherwise have occurred in accordance with the preceding clauses (1), (2) or (3), (a) Buyer shall have terminated this Agreement (other than as a result of an Event Constituting Breach by Seller caused by a willful act or willful failure to act by Seller or its Affiliates) or (b) Seller does not, as of such date, have title to, and possession and control of, Seller’s System (unless its failure to have such title, possession and control is the result of (i) an Event Constituting Breach by Seller caused by a willful act or willful failure to act by Seller or its Affiliates or (ii) a willful act or willful failure to act by Seller or its Affiliates which willful act or willful failure to act constitutes an event of default under Seller’s Credit Facilities).

“Fair Market Value” means the price that would be paid for the purchase or lease of all or a portion of specified property in an arms-length transaction between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy/sell or lease, as determined by an Independent Appraisal in accordance with the procedures identified in Article XIII.

“Firm Transmission Service” has the meaning set forth in the PJM Manual.

“Fixed Monthly Fee” has the meaning set forth in Schedule 8.

“FMF Debt Portion” has the meaning set forth in Schedule 8.

“FMF Equity Portion” has the meaning set forth in Schedule 8.

“Force Majeure” means an event, casualty, occurrence, condition or circumstance of any kind or nature reasonably beyond the control of a Party, which renders such Party unable to perform any of its obligations under this Agreement, in full or in part, and which, with the exercise of Reasonable Efforts, such Party could not reasonably have been expected to avoid, including acts of God, acts or omissions of any Governmental Authority, war, blockage, insurrection, riot, sabotage, strike, slow-down or labor dispute (even if such difficulties could be resolved by conceding to the demands of a labor group), fire, explosion, flood, nuclear emergency, epidemic, landslide, earthquake or similar cataclysmic occurrence, hurricane, tornado, storm, severe cold or hot weather or snow, or other extreme or severe weather conditions, or the failure of any contractor, subcontractor or supplier of natural gas, fuel oil or other fuels, electricity, and water to furnish adequate supplies, in a reasonably timely manner; provided, however, that the failure of any contractor, subcontractor, or supplier, other than a supplier of natural gas, fuel oil or other fuels, electricity or water, shall not be deemed to be an occurrence of Force Majeure unless such failure is attributable to an act, event or condition affecting the performance of such contractor, subcontractor, or supplier that would be a Force Majeure occurrence under this Agreement with respect to the affected Party, and in the case of a failure of any contractor, subcontractor or supplier, the affected Party is not reasonably able to obtain a substitute performance of the services, materials, equipment or commodities to have been provided by such contractors, subcontractors, or suppliers; provided, further, that, during any failure by any contractor, subcontractor or supplier of labor utilized in operating the Entertainment Complex or Seller’s System, as the case may be, to supply such labor, or, in the case of either Party, a Force Majeure event resulting from a strike, slow-down, or labor dispute involving such Party’s personnel, then such Party must have exercised, and must continue to exercise, Best Efforts to operate the Entertainment Complex or Seller’s System, as the case may be, utilizing its own management or other personnel, or otherwise have exercised Best Efforts to obtain substitute labor. An Interruption of All Requirements Service shall be excused as an event of force majeure only to the extent that electricity is not physically available at the Point(s) of Delivery because (i) Firm Transmission Service to the PJM-ACE Interconnection Point is interrupted by the PJM ISO, or (ii) Distribution Service is interrupted by ACE as a direct and reasonable result of an ACE Emergency.

“Gaming Regulations” has the meaning set forth in Section 44.01.

“Gaming Regulator” means any Governmental Authority which exercises or possesses the authority to exercise proper jurisdiction over the various gaming and gaming related activities of Buyer or Seller, or their respective managers, members, subsidiaries or affiliates.

“General Construction Contract” means the Amended and Restated Turnkey Engineering, Procurement and Construction Contract, dated as of February 14, 2011, between Seller and DCO for the design and construction of Seller’s System, as amended and in effect from time to time.

“Governmental Authority” means any federal, state or local government authority, agency, political subdivision, court or other judicial or regulatory body (including, without limitation, the NJBPU, the New Jersey Division of Gaming Enforcement and the New Jersey Casino Control Commission), officer or public entity, including any zoning authority, building inspector or health, environmental or safety inspector, having jurisdiction over Buyer or Seller.

“Ground Lease” means the ground lease between Seller and Ground Lessor in the form attached hereto as Schedule 9 and dated on or about April 8, 2011.

“Ground Lessor” means any of (a) NB Acquisition, LLC, a New Jersey limited liability company, (b) Buyer and (c) to the extent an Affiliate of Buyer owns Seller’s Leasehold, such Affiliate of Buyer.

“Guarantors” means South Jersey Industries, Inc. and DCO, together with their respective successors and permitted assigns.

“Guaranty” means that certain joint and several guaranty of the Guarantors (in the form attached hereto as Schedule 4), executed and delivered by the Guarantors not later than the Effective Date (or any replacement thereof or substitute therefor approved by Buyer and Seller’s Lenders).

“Guaranty Default” means the occurrence of any of the following events: (i) any Guarantor shall fail to comply with or perform any of its obligations under the Guaranty; (ii) any Guarantor or any of its Affiliates shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of, the Guaranty; (iii) the Guaranty shall expire or terminate, or shall fail or cease to be in full force and effect; or (iv) any Guarantor shall become Bankrupt.

“Hazardous Material” means all materials in the quantities and concentrations regulated by Environmental Laws, including all pesticides, pollutants, contaminants, chemicals, gasoline,

petroleum products, asbestos, radioactive materials (including by-product, source, and/or special nuclear materials), physical hazards such as noise, urea formaldehyde, flammables, explosives, or other hazardous wastes or toxic materials, including materials now or hereafter subject to regulation under any applicable Environmental Law.

“Indemnification Claims” has the meaning set forth in Section 24.05(a).

“Independent Appraisal” means an appraisal performed in accordance with the requirements of Article XIII.

“Independent Engineer” means the Person selected, on or prior to the Effective Date (or such later date as may be mutually agreed by the Parties), by Buyer and Seller in accordance with the requirements of Section 9.03 to serve as independent engineer hereunder (or a successor or substitute independent engineering firm or Person knowledgeable in the subject matter at issue selected by Buyer and Seller pursuant to Section 9.04). Each Independent Engineer hereunder shall enter into an Independent Engineer Agreement (which, in the case of the initial Independent Engineer, shall be entered into on or prior to the Effective Date (or such later date as may be mutually agreed by the Parties)).

“Independent Engineer Agreement” means an agreement, in substantially the form attached hereto as Schedule 25, among Buyer, Seller and the Independent Engineer.

“Initial Measurement Date” means the last day of the first fiscal quarter of Buyer commenced on or following the Actual Commercial Operation Date.

“Initial Mobilization Advance” has the meaning set forth in Section 26.03.

“Interconnection Facilities” means the Mechanical Interconnection Facility and Electrical Interconnection Facility, in each case, owned and operated by Seller.

“Intercreditor Agreement” means the intercreditor agreement in substantially the form of Schedule 20 to be entered into, or acceded to (as the case may be), by Buyer, Seller and Seller’s Lenders.

“Interruption of All Requirements Service” means the failure by Seller to deliver all or a portion of All Requirements Service to Buyer at the applicable Point of Delivery, if such failure is not excused by Force Majeure or Buyer’s direct act or omission.

“Interruption of Emergency Generation” means the failure by Seller to deliver to Buyer its required capacity (necessary to satisfy Buyer’s Load as set forth on Schedule 3) at the point of interconnection of Seller’s emergency feeders and electrical switchgear dedicated to provide All Requirements Service to Buyer as set forth on Schedule 3 for a period of time which is defined as the time Emergency Generation is required as a result of a loss of power to Buyer’s Facility to the time the Emergency Generation synchronizes to such point of interconnection, which shall not exceed ten (10) seconds; provided, such failure is not excused by Force Majeure or Buyer’s sole act or omission.

“Interruption of Energy Services” means any of (a) an Interruption of All Requirements Service, (b) an Interruption of Emergency Generation and (c) an Interruption of Thermal Energy Services.

“Interruption of Thermal Energy Services” means the failure by Seller to deliver to Buyer its full demand for Thermal Energy, pursuant to specifications set forth on Schedule 3, at the Interconnection Points (as defined and set forth in Schedule 3) for a period of at least one hour; provided, such failure is not excused by Force Majeure or Buyer’s sole act or omission.

“Interruption of Service Claim” means a claim by Buyer for damages calculated in accordance with Section 6.05 on account of an Interruption of Energy Services.

“Law” means any law, rule, regulation, ordinance, order, code, judgment, decree, injunction, Permit or similar form of decision of any Governmental Authority having jurisdiction over the matter in question.

“Lender” means the entity or entities providing construction or permanent financing either (a) to Seller for reimbursement or payment of construction costs and operation of Seller’s System, or any other financing of Seller or any Affiliate of Seller secured by all or a portion of Seller’s System; or (b) to Buyer or any Affiliate of Buyer for construction and operation of Buyer’s Facility, or any other financing of Buyer or any Affiliate of Buyer secured by all or a portion of Buyer’s Facility. “Lender” shall include, for the avoidance of doubt, (a) the holders of, and the agents or trustees representing the holders of, any debt financing for or secured by all or a portion of Seller’s System, and (b) an agent or trustee or representative for holders of indebtedness and other obligations of Buyer or any Affiliate of Buyer, and any such holders of indebtedness or related obligations of Buyer or an Affiliate of Buyer.

“Letter of Credit Default” means the occurrence and continuance of any of the following events: (a) the issuer of the Operations Letter of Credit shall fail to maintain a long-term unsecured and unguaranteed debt rating of at least “A-” from S&P and “A3” from Moody’s; (b) such issuer shall fail to comply with or perform its obligations thereunder; (c) such issuer shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of, the Operations Letter of Credit; (d) the Operations Letter of Credit shall expire or terminate, or otherwise shall fail or cease to be in full force and effect; (e) such issuer shall become Bankrupt; or (f) such issuer or the Person for the account of which the Operations Letter of Credit was issued shall fail to cause a renewal or replacement letter of credit to be delivered to the Party which is the beneficiary thereof at the address specified herein at least twenty (20) Days prior to the expiration or termination thereof.

“Load-Serving Entity” has the meaning set forth in the PJM Manual.

“Market Buyer” has the meaning set forth in the PJM Manual.

“Market Energy” means, at any time the supply to the Point(s) of Delivery of the total kWh of electricity, which includes on-site and off-site generation, Reserves, Distribution Service, Firm Transmission Service, and Ancillary Services, required to satisfy Buyer’s Load and Seller’s Load.

“Market Energy Procurement Plan” means a plan to procure Market Energy for Buyer, as set forth in Section 7.05.

“Material Adverse Effect” means, with respect to any Person, one or a combination of conditions or changes affecting, in a material adverse way: (a) such Person’s business, operations, assets or liabilities; (b) the ability to operate or conduct such Person’s business in the manner in which it is currently operated or conducted or contemplated to be conducted; (c) the validity or enforceability of this Agreement against such Person or, in the case of Seller, any Project Documents; or (d) such Person’s ability to perform under this Agreement or the Ground Lease.

“Measurement Date” means the Initial Measurement Date and the last day of each fiscal quarter of Buyer occurring after the Initial Measurement Date.

“Measurement Period” means, with respect to each Measurement Date, the period of four fiscal quarters ending on such Measurement Date.

“Mechanical Interconnection Facility” means Seller’s heat exchangers, controls, metering, pumps, pipings, valving, and appurtenant equipment located on Buyer’s Project Site for the purposes of transferring Thermal Energy from Seller’s System to Buyer’s Facility.

“Mobilization Advance” means the Initial Mobilization Advance and, if required to be advanced pursuant to Section 26.03, the Second Mobilization Advance.

“Month” or “Monthly” refers to calendar months according to the Gregorian Calendar.

“Moody’s” means Moody’s Investor Services, Inc. or its successor.

“Net Interest Savings Refinancing” has the meaning set forth in Section 4.06(b).

“New Agreement” has the meaning set forth in Section 29.02(e).

“New Jersey Casino Control Act” means Title 5 (Amusements, Public Exhibitions and Meetings), Chapter 12 of New Jersey Statutes Annotated at N.J.S.A. 5:12-1 et seq.

“New Jersey Casino Control Commission” has the meaning as set forth in Title 5 (Amusements, Public Exhibitions and Meetings), Chapter 12, and Article 2 of the New Jersey Statutes Annotated at N.J.S.A. 5:12-50 to 5:12-57.

“NJBPU” means the New Jersey Board of Public Utilities, or any successor agency.

“Notice of Claim” has the meaning set forth in Section 8.01.

“Operating Agreement” means the principal governing agreement among the Members in respect of Seller.

“Operation and Maintenance Monthly Fee” has the meaning provided in Schedule 8.

“Operations Letter of Credit” means a one-year evergreen letter of credit in the form attached hereto as Schedule 14 or any replacement thereof (or substitute therefor approved by Buyer), which shall be in an available amount equal to, on the Anticipated Commercial Operations Date and each anniversary thereof during the Term, the Operations Letter of Credit Maximum Annual Amount. For the avoidance of doubt, Seller shall not be required to provide the Operations Letter of Credit unless and until the Existing Buyer Payments Repayment Date has occurred.

“Operations Letter of Credit Maximum Annual Amount” means $5 million.

“Operations Payment Obligation” means Seller’s obligation, in an amount not to exceed $6.5 million for each Year of Operation during the Term, to satisfy a valid claim made by Buyer to pay (a) consequential, indirect or incidental damages arising from Seller’s performance or lack of performance under this Agreement; (b) an Interruption of Service Claim; and (c) any obligation of Seller under the Ground Lease.

“Operations Payment Obligation Claim” means any claim of Buyer of an entitlement to be paid the amount of an Operations Payment Obligation.

“Original ESA” has the meaning set forth in the recitals hereof.

“Party” has the meaning set forth in the preamble hereof.

“Peak Shaving Meters” means all meters and associated equipment to be utilized by Seller in measuring electricity from Emergency Generation to Buyer’s Facility or Seller’s System, which measurements will form the basis of the calculation of the monies owed pursuant to this Agreement.

“Permanent Energy Services” means the full requirements of Buyer for Energy Services at Buyer’s Facility (excluding the Entertainment Complex (Tower Two)) subsequent to the Actual Commercial Operation Date.

“Permit” means any waiver, exemption, variance, franchise, certification, approval, permit, authorization, license, consent or similar order or decision of or from any Governmental Authority or Person having jurisdiction or authority over the matter in question.

“Person” means any individual, limited liability company, partnership, corporation, association, business, trust or other entity or Governmental Authority.

“PJM-ACE Interconnection Point” means the Huron substation in the AE Zone.

“PJM ISO” means PJM Interconnection, LLC, which operates and controls the bulk electric power system throughout major portions of Pennsylvania, New Jersey, Maryland, Delaware, Virginia and the District of Columbia or any successor entity.

“PJM Manual” means Manual M-35 of the PJM ISO OATT or any successor manual or tariff provision.

“PJM Operating Agreement” means that certain Amended and Restated Operating Agreement of PJM Interconnection, L.L.C., dated June 2, 1997 (as amended from time to time) for the AE Zone.

“PJM Reliability Assurance Agreement” means the Reliability Assurance Agreement Among Load-Serving Entities in the PJM Region, as in effect and as amended or replaced from time to time.

“Plan Requirements” has the meaning set forth in Section 5.04(a).

“Point(s) of Delivery” means the point(s) at which Energy Services to service Buyer’s Load will be delivered to and received by Buyer, in each case, as set forth on Schedule 3.

“Project Documents” means Seller’s Credit Facilities, the Seller Security Documents, the General Construction Contract and the Asset Management Agreement.

“Prudent Industry Practice” means, at a particular time, (i) any of the practices, methods and acts engaged in or approved by a significant portion of the United States industry providing thermal energy and electric generation services at such time, or (ii) with respect to any matter to which clause (i) does not apply, any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Industry Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers’ warranties, the requirements of insurance policies and the requirements of any Governmental Authority of competent jurisdiction. Notwithstanding the foregoing, the practices set forth on Schedule 1 shall be deemed to constitute Prudent Industry Practice as to those practices.

“Reasonable Efforts” means a level of effort which, in the exercise of reasonable judgment in light of facts known at a time a decision is made, can be expected to accomplish the desired result at a reasonable cost to the Party which is obligated to exercise Reasonable Efforts.

“Remaining Capitalized Interest Proceeds Amount” has the meaning set forth in Section 4.06(e).

“Replacement Energy Services” means all Replacement Electricity and Replacement Thermal Energy.

“Replacement Electricity” means the electricity, other than Emergency Generation, obtained by Seller to serve all or a part of Buyer’s Load during an Interruption of All Requirements Service.

“Replacement Thermal Energy” means Thermal Energy obtained by Seller to serve all or a part of Buyer’s Load during an Interruption of Thermal Energy Services.

“Request for Proposals” means that certain Request for Proposals issued by Buyer in April 2007 for the delivery of Energy Services.

“Required Transfer Actions” has the meaning set forth in Section 17.01.

“Reserves” means all actions necessary to provide All Requirements Service for Buyer’s Load through participation by Seller, or Seller’s agent, as a Load-Serving Entity and Market

Buyer under the PJM Operating Agreement and the PJM Reliability Assurance Agreement. Such participation shall include the designation of Buyer’s Load for inclusion in the Load-Serving Entity’s Accounted-For Obligation under the PJM Reliability Assurance Agreement.

“Revel Interest Coverage Ratio” has the meaning assigned to the term Consolidated Interest Coverage Ratio in Schedule 28.

“S&P” means the Standard & Poor’s Rating Group (a division of McGraw-Hill, Inc.) or its successor.

“Schedule” means a Schedule which is incorporated in, and made a part of, this Agreement.

“Scheduled Seller’s System Completion Date” means the date occurring twelve (12) months after Seller’s Financial Closing Date.

“Second Amendment and Restatement Date” means April 11, 2011.

“Second Mobilization Advance” has the meaning set forth in Section 26.03.

“Section” means a Section of this Agreement.

“Seller” means ACR Energy Partners, LLC.

“Seller Extended Items” has the meaning set forth in Section 3.05(b).

“Seller Extension Date” has the meaning set forth in Section 3.05(b).

“Seller Indenture” has the meaning set forth in Section 26.02.

“Seller Note” has the meaning set forth in Section 26.02.

“Seller-Requested Change Orders” has the meaning set forth in Section 4.04.

“Seller Responsibility Milestone Failure” has the meaning set forth in Section 5.04(a).

“Seller Security Documents” means the mortgage, security agreement and other collateral security documents executed by Seller in favor of Seller’s Lenders to secure the obligations of Seller under Seller’s Credit Facilities, as amended and in effect from time to time.

“Seller’s Construction Milestone Failure” has the meaning set forth in Section 5.08(a).

“Seller’s Construction Milestones” means those steps involved in completing Seller’s System which are set forth in Schedule 10.

“Seller’s Contractor” means any person or entity which has performed services, provided supplies, materials, drawings, designs or other assets to Seller or on behalf of Seller in connection with Seller’s System.

“Seller’s Cost” means the book value, as determined in accordance with generally accepted accounting principles, of Seller’s interest in Seller’s System, which interest shall include the value of Seller’s Leasehold and Seller’s fee interest in the Improvements (as defined in the Ground Lease) and, provided that Buyer or any Affiliate of Buyer shall acquire the tenant’s interest under the Whitcome Lease or the fee title to the land demised thereby, the Whitcome Lease and fee interest in the Improvements (as defined in the Whitcome Lease), regardless of whether the Ground Lease or the Whitcome Lease remains in effect at the time of valuation. The book value shall be net of accumulated allowances for depreciation and amortization and will not include amounts paid by Buyer to Seller pursuant to Change Orders as provided in this Agreement.

“Seller’s Credit Facilities” means any trust indenture, loan agreement or other financing arrangement, including any related Seller Security Documents between Seller and Seller’s Lenders, for the purposes of financing or refinancing the costs of construction and operation of Seller’s System or any part thereof as amended and in effect from time to time.

“Seller’s Financial Closing” means the consummation of the financing contemplated by the initial Seller’s Credit Facilities.

“Seller’s Financial Closing Date” means the date of Seller’s Financial Closing.

“Seller’s Financing Cost” means any and all costs incurred by Seller in connection with Seller’s Credit Facilities, which amounts shall be agreed to and fixed by the Parties on Seller’s Financial Closing Date and will be included in the Total Project Cost. Seller’s Financing Cost shall include, but shall not be limited to, issuance costs, interest during construction and debt service reserve amounts, if any.

“Seller’s Indemnitees” has the meaning set forth in Section 20.02.

“Seller’s Insurance” means those insurance policies, and continuations or replacements thereof delivered to Buyer on the Effective Date.

“Seller’s Leasehold” means Seller’s leasehold interest in certain real property owned by Ground Lessor, and leased to Seller pursuant to the Ground Lease.

“Seller’s Lenders” means those financial institutions or other Persons entering into Seller’s Credit Facilities from time to time.

“Seller’s Lenders Consent” has the meaning set forth in Section 29.02.

“Seller’s Load” means the electrical and thermal energy necessary for Seller to start-up, operate and shut down Seller’s System.

“Seller’s System” means, collectively, the Central Energy Center and the Energy Distribution System.

“Seller’s System Completion Date” means the date on which completion of Seller’s System occurs in accordance with the requirements of Schedule 6, including satisfaction of each of the performance tests, demonstration tests and acceptance tests set forth in Schedule 6, all as certified to Buyer, Buyer’s Lender and Seller by the Independent Engineer.

“Sharing Agreement” means that certain Agreement, dated as of the date hereof, between Buyer and Seller, in the form attached hereto as Schedule 27.

“Substitute Electricity Services” means the portion of All Requirements Service which Seller fails to deliver and Buyer purchases from a third party.

“Substitute Energy Services” means the Energy Services which Seller fails to deliver and Buyer purchases from a third party.

“Substitute Thermal Energy Services” means the Thermal Energy Services which Seller fails to deliver and Buyer purchases from a third party.

“Surety Bond” means the surety bond posted by or on behalf of DCO in favor of Seller to secure DCO’s obligations to Seller under the General Construction Contract, such surety bond to be substantially in the form of Schedule 2 and issued by a Person that is reasonably acceptable to Buyer.

“Surety Bond Take-Over Agreement” means the agreement to be entered into among Buyer, Seller and the provider of the Surety Bond, in the form set forth in Schedule 16.

“System Descriptions” means the descriptions set forth on Schedule 1.

“Taxable DSR Fund” has the meaning set forth in Section 4.06(d)(i).

“Tax-Exempt DSR Fund” has the meaning set forth in Section 4.06(d)(ii).

“Temporary Chilling Cap” means $4,500,000.

“Temporary Chilling Costs” means the costs associated with temporary cooling equipment, which are the rental costs of temporary rental chiller equipment, pumps and electric transformers/breakers, the costs of the installation of such rental equipment and the costs of standby labor to operate such equipment. Temporary Chilling Costs do not include energy usage charges incurred to provide temporary chilling, which shall be paid by Buyer in accordance with Section 12.05.

“Temporary Electricity Service” has the meaning set forth in Section 6.01(a).

“Temporary Loss Mitigation Plan” has the meaning set forth in Section 14.03.

“Temporary Energy Services” means Temporary Electricity Service and Temporary Thermal Energy Services.

“Temporary Services Start Date” means the Day on which either Temporary Electricity Services or Temporary Thermal Energy Services to be provided by Seller in accordance with Schedule 10.

“Temporary Thermal Energy Service” means Thermal Energy provided by Seller to Buyer’s Facility for use prior to the Actual Commercial Operation Date.

“Term” has the meaning set forth in Section 2.01(a).

“Thermal Energy” means that component of Energy Service used by Buyer’s Facility for cooling and heating as well as domestic water heating and other auxiliary heating and cooling functions. Thermal Energy is transported to Buyer’s Facility in the form of chilled and hot water.

“Total Capital Costs” has the meaning set forth in Section 7.09(b).

“Total Project Costs” means the sum of (a) $128,783,973, as categorized in Exhibit A.1 to Schedule 8, and (b) Seller’s Financing Costs, it being understood and agreed that the amount set forth in clause (a) is fixed as of the Effective Date and the amount set forth in clause (b) shall be established and fixed as of Seller’s Financial Closing Date.

“Whitcome Lease” means the Lease Agreement between Seller and Whitcome Development, LLC, dated February 17, 2011.

“Work Around Plan” means a work around plan submitted in accordance with Section 5.04 (with respect to Seller) or 5.05 (with respect to Buyer).

“Year of Operation” means successive twelve (12) Month periods, with Year of Operation 1 commencing on the Actual Commercial Operation Date and ending on the Day prior to the twelve (12) Month anniversary of the Actual Commercial Operation Date.

1.02 Schedules. The following Schedules are attached to this Agreement; provided, however, that where the terms of such Schedules are inconsistent with the specific provisions of this Agreement exclusive of such Schedules, the provisions of this Agreement exclusive of such Schedules shall control the interpretation thereof:

1	System Description and Scope of Work

2	Form of Surety Bond

3	Technical Specifications, Delivery, Metering and Interconnection Points

4	Form of Guaranty

5	Billing Procedures and Sample Invoice

6	Testing Protocol Requirements

7	Project Site and Drawings of System Facilities and Locations

8	Schedule of Rates and Charges

9	Form of Ground Lease

10	Seller’s Construction Milestones

11	Operational Monitoring Station Information

12	Buyer’s Construction Milestones

13	[Reserved]

14	Form of Operations Letter of Credit

15	Form of Construction Milestone Failure Certificate

16	Form of Surety Bond Take-Over Agreement

17	Form of Buyer Security Agreement

18	Form of EPC Consent

19-A	Form of Seller’s Lenders Consent

19-B	Form of Buyer’s Lender Consent

20	Form of Intercreditor Agreement

21	Existing Seller Contracts

22	Schedule of Termination Values

23	Form of Buyer’s Financial Closing Certificate

24	Form of Seller Note

25	Form of Independent Engineer Agreement

26	Description of Categories of Mobilization Costs

27	Form of Sharing Agreement

28	Revel Interest Coverage Ratio

1.03 Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to Sections and Schedules shall be construed to refer to Sections of and Schedules to, this Agreement (unless expressly referring to another agreement). The words “agree,” “agreement,” “approval” and “consent” shall be deemed to be followed by the phrase “which shall not be unreasonably withheld, conditioned, or unduly delayed,” except as the context may otherwise require.

ARTICLE II

TERM

2.01 Term.

(a) Commencement and Length of Term. This Agreement shall become effective and legally binding upon the Parties and their permitted successors and assigns, and be enforceable in accordance with its terms, upon satisfaction of the conditions precedent set forth in Section 3.01 (the date upon which such conditions precedent are so satisfied, the “Effective Date”), and shall remain in full force and effect, unless otherwise terminated as provided herein, for a term, as the same may be extended pursuant to Section 2.01(b), commencing on the Effective Date and continuing for a period ending on the later of (i) twenty (20) years after the Actual Commercial Operation Date and (ii) the stated maturity date of any bonds or notes issued pursuant to Seller’s Credit Facilities (the “Term”); provided that, if on such later date any amounts consisting of the Fixed Monthly Fee have accrued but have not yet been paid in full (whether or not such absence of payment has ripened into an Event Constituting Breach by Buyer), the Term shall automatically be extended until the earlier of (x) the date on which such amounts have been paid in full (including the payment of all interest and other charges that become due and payable by Buyer to Seller hereunder as a result of Buyer’s failure to pay such amounts when due) and (y) the date on which Seller’s Credit Facilities are repaid in full. For the avoidance of doubt, as of the Second Amendment and Restatement Date, the conditions precedent set forth in Section 3.01 have been satisfied and the Effective Date occurred on February 17, 2011.

(b) Extension of Term. No later than seventeen (17) years after the Actual Commercial Operation Date, Buyer and Seller agree to enter into good faith negotiations to extend the Term or replace this Agreement. If Buyer and Seller are unable to negotiate a mutually satisfactory extension or replacement of this Agreement by no later than eighteen (18) Months prior to the expiration of the Term, Buyer may, by providing written notice to Seller no later than six (6) Months prior to the expiration of the Term, elect to extend the Term for an additional five (5) years on the same terms and conditions in effect immediately before the expiration of the Term; provided that, Buyer shall only be entitled to make such election once.

ARTICLE III

CONDITIONS TO EFFECTIVE DATE AND OBLIGATIONS;

REPRESENTATIONS AND WARRANTIES; COVENANTS

3.01 Conditions to Occurrence of the Effective Date. The occurrence of the Effective Date is subject to the satisfaction of the following conditions precedent (unless otherwise noted in this Section 3.01, in which case the applicable condition must be satisfied within the timeframe specified therein):

(a) Execution and delivery of this Agreement by each of the Parties;

(b) Delivery to Buyer of the Sharing Agreement, duly executed and delivered by Seller;

(c) Delivery to Buyer of the Guaranty, duly executed and delivered by the Guarantors;

(d) Delivery to Buyer of the Seller Note, duly executed and delivered by Seller;

(e) Within 15 Business Days after the occurrence of the Effective Date, delivery to Buyer of certificates of insurance confirming that Seller has procured all insurance coverage required herein or has binding commitments therefor, as appropriate, all in a form and of a substance acceptable to Buyer;

(f) Delivery to Buyer of a certificate signed by Seller certifying that all utility services necessary for the construction, operation and maintenance of Seller’s System, including water, natural gas, electricity and wastewater collection and treatment, will be when needed by Seller, available to Seller and Seller’s System at rates established by the New Jersey Board of Public Utilities, the Atlantic City Municipal Utilities Authority or at market rates and that such services will not interfere with Buyer’s operations, all in a form and of a substance acceptable to Buyer;

(g) The Ground Lease shall have been duly executed and delivered by Ground Lessor and Seller;

(h) Delivery to Buyer of the Buyer Security Documents (other than the Buyer Control Agreement), duly executed by the parties (other than Buyer) thereto;

(i) (i) copies of UCC financing statements naming each party executing the Buyer Security Agreement as a debtor and Buyer as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the reasonable opinion of Buyer, desirable to perfect the security interests of Buyer pursuant to the

Buyer Security Agreement and (ii) certified copies of UCC search reports certified by a party acceptable to Buyer, dated a date reasonably near to the Effective Date, listing effective financing statements which name such party as the debtor and which are filed in certain of the jurisdictions in which filings are to be made pursuant to clause (i) above, together with copies of such financing statements, and (iii) Buyer and its counsel shall be satisfied that the lien granted to Buyer (subject to the Intercreditor Agreement) is a first priority security interest;

(j) Delivery to Buyer of an executed consent to collateral assignment in the form attached as Schedule 19-B or such other form agreed with Buyer’s Lender and otherwise consistent with the provisions of Section 29.03 (the “Buyer’s Lender Consent”);

(k) Delivery to Buyer and Buyer’s Lenders of opinions of counsel in form and substance acceptable to Buyer and Buyer’s Lenders that (1) this Agreement is the valid and binding obligation of Seller enforceable against it in accordance with its terms; (2) the Guaranty is the valid and binding obligation of the Guarantors enforceable against the Guarantors in accordance with its terms; (3) the Ground Lease is the valid and binding obligation of Seller enforceable against Seller in accordance with its terms; (4) the Seller Note is the valid and binding obligation of Seller enforceable against Seller in accordance with its terms; (5) the General Construction Contract is the valid and binding obligation of each of Seller and DCO, enforceable against each such Person in accordance with its terms; (6) each Buyer Security Document is the valid and binding obligation of each party (other than Buyer and Buyer’s Lenders) thereto, enforceable against each such Person in accordance with its terms; (7) the liens of Buyer granted pursuant to the Buyer Security Documents (other than the Buyer Control Agreement) are valid and perfected in all applicable jurisdictions; (8) the Buyer’s Lender Consent is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms; and (9) based on available legal precedent, Seller’s System should not be regulated by the NJBPU; together with, in each case, customary opinions with respect to corporate or other organizational status, due authorization and execution, no conflicts with laws or material contracts and such other opinions as may reasonably be requested by Buyer or Buyer’s Lenders; provided that, all costs associated with the preparation of such legal opinions shall be considered part of Seller’s Financing Cost;

(l) Buyer’s Financial Closing shall have occurred prior to or concurrently with the Effective Date and Buyer shall have delivered to Seller the Buyer’s Financial Closing Certificate; and

(m) Approval, if necessary, by Buyer’s Lenders of this Agreement and such other matters related thereto as Buyer’s Lender may request.

In the event the Effective Date has not occurred within ninety (90) Days after the date on which this Agreement has been executed and delivered by each of the Parties, this Agreement shall have no force or effect and, unless otherwise agreed by the Parties in writing, the Effective Date shall not occur, or be deemed to occur, at any time thereafter (including in the event the conditions set forth in this Section 3.01 are thereafter satisfied).

3.02 Additional Conditions to Buyer’s Obligations. Notwithstanding anything to the contrary expressed or implied herein, Buyer may, in its sole discretion, terminate this Agreement and the Ground Lease and all of its obligations hereunder and thereunder (upon written notice to Seller) if any of the following items or actions is not provided or taken on or before the applicable date set forth below, provided, that Buyer’s unreasonable actions or inactions were not the direct or indirect cause of such item or action not being provided or taken:

(a) On or before Seller’s Financial Closing Date, evidence that the Surety Bond is in full force and effect;

(b) On or before Seller’s Financial Closing Date, funds equal to the Temporary Chilling Cap shall be deposited into a deposit account (i) with a financial institution reasonably acceptable to Buyer and (ii) subject to a deposit account control agreement (in form and substance reasonably satisfactory to the Parties and providing that Buyer shall be entitled to use such funds to pay Temporary Chilling Costs) entered into among Seller, such financial institution and Buyer (as secured party); and

(c) On or before June 1, 2011, Buyer shall have received evidence satisfactory to it that Seller’s Financial Closing Date shall have occurred.

3.03 Additional Conditions to Seller’s Obligations. Notwithstanding anything to the contrary expressed or implied herein, Seller may, in its sole discretion, terminate this Agreement and the Ground Lease and all of its obligations hereunder and thereunder (upon written notice to Buyer) if any of the following items or actions is not provided or taken on or before the applicable date set forth below, provided, that Seller’s unreasonable actions or inactions were not the direct or indirect cause of such item or action not being provided or taken:

(a) On or before the date that is sixty (60) Days after the Effective Date, Seller’s Financial Closing Date shall have occurred;

(b) On or before Seller’s Financial Closing Date, approval, if necessary, by Seller’s Lenders of this Agreement, the Ground Lease, the General Construction Contract, the Asset Management Agreement, the Surety Bond, the Buyer Security Documents and such other agreements and matters related thereto and hereto as Seller’s Lenders may reasonably request;

(c) On or before Seller’s Financial Closing Date, delivery to Seller of a true, complete and accurate copy of Buyer’s unaudited quarterly financial statements for the quarter most recently ended (to the extent then available and excluding the fourth fiscal quarter of Buyer’s fiscal year); and

(d) On or before Seller’s Financial Closing Date, delivery to Seller and Seller’s Lenders of opinions of counsel in form and substance acceptable to Seller that (1) this Agreement is the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms; (2) the Ground Lease is the valid and binding obligation of Ground Lessor enforceable against Ground Lessor, in accordance with its terms; and (3) the Seller’s Lender Consent is the valid and binding obligation of Buyer enforceable against Buyer, in accordance with its terms, together with, in each case, customary opinions with respect to corporate or other organizational status, due authorization and execution, no conflicts with laws or material contracts and such other opinions as may reasonably be requested by Seller or Seller’s Lenders.

3.04 Satisfaction of Conditions. Each Party shall exercise good faith and due diligence and use Reasonable Efforts in satisfying and providing the requirements and items referenced in Sections 3.02 and 3.03, and each Party shall give prompt written notice to the other Party when each such requirement and item has been satisfied or waived. Buyer shall issue a written notice of satisfaction of the requirements and items referenced in Section 3.02 after all such requirements and items have been met to Seller and (upon request by Seller) Seller’s Lenders. Seller shall issue a written notice of satisfaction of the requirements and items referenced in Section 3.03 after all such requirements and items have been met to Buyer and (upon request by Buyer) Buyer’s Lenders.

3.05 Special Termination Rights.

(a) If all of the items set forth in Section 3.02 are not delivered or provided on or before the dates set forth in such Section 3.02, then: (i) this Agreement may be terminated by Buyer, in which case, Seller shall, at Buyer’s sole cost and expense (unless Seller shall have failed to comply with its obligations under Section 3.04, in which case, Seller shall complete the applicable actions under this Section 3.05 at its sole cost and expense), promptly complete all of the Required Transfer Actions; or (ii) the date for the completion of such items (the “Buyer Extended Items”) may be extended until a date (the “Buyer Extension Date”) not later than one-hundred and twenty (120) Days after the Effective Date by Buyer, as Buyer may elect, by giving written notice to Seller. If all of the Buyer Extended Items are not delivered or provided on or before the Buyer Extension Date, then this Agreement may be terminated by Buyer, in which case, Seller shall, at Buyer’s sole cost and expense (unless Seller shall have failed to comply with its obligations under Section 3.04, in which case, Seller shall complete the applicable actions under this Section 3.05 at its sole cost and expense), promptly complete all of the Required Transfer Actions.

(b) If all of the items set forth in Section 3.03 are not delivered or provided on or before the dates set forth in such Section 3.03, then: (i) this Agreement may be terminated by Seller, in which case, Seller shall, at Buyer’s sole cost and expense, promptly complete all of the Required Transfer Actions; or (ii) the date for the completion of such items (the “Seller Extended Items”) may be extended until a date (the “Seller Extension Date”) not later than one-hundred and twenty (120) Days after the Effective Date by Seller, as Seller may elect, by giving written notice to Buyer. If all of the Seller Extended Items are not delivered or provided on or before the Seller Extension Date, then this Agreement may be terminated by Seller, in which case, Seller shall, at Buyer’s sole cost and expense, promptly complete all of the Required Transfer Actions.

(c) Any termination of this Agreement in accordance with this Section 3.05 shall not affect each Party’s obligation to complete all of the Required Transfer Actions including any obligation of Buyer under clause (d) below, it being understood that this Agreement shall not terminate until such time as all Required Transfer Actions shall have been completed.

(d) Prior to the completion of the Required Transfer Actions in accordance with this Section 3.05, Seller shall deliver to Buyer a final invoice which shall include any remaining payments owed (i) by Buyer to Seller pursuant to the terms of this Agreement and (ii) by Seller under binding contracts (each of which is set forth on Schedule 21 attached hereto) to manufacturers and suppliers of equipment and materials required for the completion of Seller’s Construction Milestones, to the extent that Buyer does not agree to assume such binding contracts. The final invoice shall contain reasonable detail and be substantiated with backup documentation. Buyer shall pay the final invoice before termination of this Agreement and at or prior to the completion of the Required Transfer Actions.

3.06 Seller’s Representations and Warranties. Seller makes the following representations and warranties as of the Effective Date:

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey; is duly qualified to conduct business in the State of New Jersey; and has the power to own its property and to carry on its business as it is now being conducted and as it is proposed to be conducted pursuant to the terms hereof.

(b) There is no action, suit, investigation or proceeding pending or, to the knowledge of Seller, threatened against Seller, or any of its properties, which could reasonably be expected to have a Material Adverse Effect on Seller.

(c) Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement, the Buyer Security Documents, the Seller Note and the Project Documents, the execution, delivery and performance by Seller of this Agreement, the Buyer Security Documents, the Seller Note and the Project Documents have been duly authorized by all necessary actions on its part, and this Agreement has been duly executed and delivered by Seller and constitutes a legally binding obligation of Seller, enforceable against it in accordance with its terms, except (in the case of enforceability) as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(d) The execution, delivery and performance of this Agreement, the Buyer Security Documents, the Seller Note and the Project Documents will not result in a breach or violation of or conflict with, or constitute a default under, any term or provision of any mortgage, lease, license, agreement or other instrument, or any judgment, decree, governmental order, statute, rule or regulation, by which Seller is bound or to which all or a substantial part of its assets are subject, which could reasonably be expected to have a Material Adverse Effect on Seller, or result in the creation or imposition of, or the obligation to create or impose, any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the assets of Seller (except those created or imposed by Seller’s Credit Facilities). No material approval by, authorization of, or filing with any Governmental Authority is necessary in connection with the execution and delivery by Seller of this Agreement, the Buyer Security Documents, the Seller Note and the Project Documents.

3.07 Seller’s Covenants. Seller covenants and agrees with Buyer that, throughout the Term, Seller will perform or cause to be performed the obligations set forth below.

(a) Subject to Article XLV, Seller will provide to Buyer true, accurate and complete copies of the Project Documents as they may be in effect from time to time and any amendments or modifications thereto. Without Buyer’s prior written consent (such consent not to be unreasonably withheld), Seller shall not amend or agree to any waiver of a Project Document: (i) if such amendment or waiver has the effect of (x) increasing the principal amount of Seller’s Credit Facilities, increasing the interest rate or yield thereunder, increasing the premium payable in connection with a prepayment thereof or increasing the length of the non-call period in respect thereof, (y) making earlier the date on which amortization or sinking fund payments are to be made under Seller’s Credit Facilities or (z) changing the conditions under which funds are released from any debt service reserve fund established in connection with Seller’s Credit Facilities; or (ii) if such amendment otherwise amends such Project Document in any material respect or waives any material right thereunder.

(b) Seller will maintain all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Project Documents.

(c) The design, construction, equipping, installation and operation of Seller’s System will conform to the System Descriptions (as the same may be amended from time to time by Buyer and Seller), will satisfy all of the requirements and criteria set forth in this Agreement, will be in compliance with all Laws applicable to Seller’s System or Seller, except where failure to comply could not reasonably be expected to have a Material Adverse Effect on Seller, and will be in accordance with Prudent Industry Practice.

(d) Subject to the terms and conditions of this Agreement (including the exceptions included herein with respect to Substitute Electricity Services, Substitute Energy Services and Substitute Thermal Energy Services), Seller shall provide to Buyer all of its Temporary Energy Services and Permanent Energy Services.

(e) Seller shall not obligate itself to meet any Electricity and Energy Demand of Additional Customers if such Electricity and Energy Demand would adversely impact Seller’s ability to meet the Electricity and Energy Demand of all existing customers of Seller’s System (including Buyer and the Entertainment Complex) as determined by the Independent Engineer. Seller shall perform an Energy Capacity check prior to obligating itself to meet any Electricity and Energy Demand of Additional Customers. The Independent Engineer shall review the results and all underlying calculations of such Energy Capacity check and, if a physical test is required for such Energy Capacity check, the Independent Engineer and Buyer shall have the right to be present for such test. For the avoidance of doubt, any material decrease in the original level of redundancy built into Seller’s System shall be deemed to “adversely impact” Seller’s ability to meet the Electricity and Energy Demand of all existing customers of Seller’s System as to be determined in accordance with the first sentence of this clause (e). Seller shall not enter into any agreement with Additional Customers unless the terms and conditions of all such agreements shall be no more favorable, taken as a whole, to such Additional Customer than the provisions of this Agreement are to Buyer. Provided the foregoing requirements of this clause (e) are met (together with the requirements of Section 10.07, to the extent applicable), Seller may enter into an agreement with an Additional Customer and, in such event, the Fixed Monthly Fee charged to Buyer shall be prorated (which proration shall be readjusted in the event such Additional Customer ceases to be a customer of Seller) based on each customer’s capacity (including Buyer) in total btu/hr divided by the Seller’s System’s total btu/hr. For avoidance of doubt, a customer’s capacity in btu/hr shall be the total of the required hot water in btu/hr, the electric kw demand converted to btu/hr and tons of chilled water converted to btu/hr. Conversion factors for the electric kw demand and tons to btu/hr shall use accepted industry conversion factors as published in Glover’s Pocket Reference, 2nd Edition, Conversion Tables, pages 445-508 (“Glover’s” or any successor edition and pages, or any similar publication to Glover’s if Glover’s is unavailable). Likewise, the Seller’s System capacity in btu/hr shall be the btu/hr of installed boilers, installed chillers in tons converted to btu/hr and normal transformer rating in KVA converted to btu/hr utilizing the power factor of 0.85 in converting KVA to Kw. In the event Seller must make additional capital improvements to Seller’s System in order to satisfy Seller’s obligations under its agreement with an Additional Customer, then such proration of the Fixed Monthly Fee to Buyer shall include the cost of such additional capital improvements provided that in no event shall such proration result in an increase in the Fixed Monthly Fee then payable by Buyer.

(f) Seller agrees, if requested by Buyer, promptly to enter into an agreement to provide Energy Services which, in the case of any such agreement in respect of (i) the Entertainment Complex (Tower Two), shall be in substantially the same form as this Agreement and may be with a designee of Buyer in order to facilitate financing and/or (ii) an Additional Customer that owns, operates, or leases a portion of Buyer’s Facility shall be on customary terms and conditions for such type of customer, provided such internal Additional Customer is sufficiently creditworthy to perform its obligations under such agreement and can be separately metered or submetered.

(g) Seller agrees that it will keep Seller’s System and Seller’s Leasehold free and clear of all liens, mortgages, or encumbrances of any kind, except for such liens, mortgages, and encumbrances (i) arising out of Seller’s Credit Facilities in favor of Seller’s Lenders, (ii)

approved by Buyer (in its reasonable discretion), or (iii) reflecting easements or rights-of-way granted to public utilities or Governmental Authorities and required for Seller to fulfill its obligations hereunder.

(h) If, as a result of any act or omission of Seller or any agent, contractor or subcontractor of Seller or any other Person, a lien, mortgage or encumbrance of any kind is placed upon any portion of Buyer’s Facility or if as a result of any act or omission of Seller or any agent, contractor, or subcontractor of Seller or any other Person a lien, mortgage or encumbrance of any kind is placed upon any easements, licenses or other interests in real property conveyed by Buyer to Seller, other than a lien mortgage or encumbrance permitted under Section 3.07(g), then Seller, upon receipt of notice thereof, shall promptly take all necessary steps to remove such lien, mortgage or encumbrance at Seller’s sole cost and expense.

(i) Seller shall make all payments when due to Buyer in lawful money of the United States.

(j) Seller shall keep the records and documents related to Seller’s System in accordance with sound business practices and in such a manner to allow Buyer to determine whether Seller’s System is being operated in accordance with the terms hereof and in accordance with Prudent Industry Practice. All such records shall be provided to Buyer as part of the Required Transfer Actions.

(k) Seller shall comply in all respects with all applicable Laws, except where failure to comply could not reasonably be expected to have a Material Adverse Effect with respect to Seller.

(l) Seller shall maintain and preserve its existence and good standing in the jurisdiction of its organization and its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect with respect to Seller).

(m) Seller shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings or where the failure to do so could not reasonably be expected to have a Material Adverse Effect with respect to Seller.

(n) Seller shall not engage in any business other than the business of providing Energy Services to Buyer and, to the extent permitted by and in accordance with this Agreement, providing services of an identical nature to Additional Customers.

(o) On or before the Existing Buyer Payments Repayment Date, Seller shall deliver to Buyer the Operations Letter of Credit.

3.08 Buyer’s Representations and Warranties. Buyer makes the following representations and warranties as of the Effective Date:

(a) Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New Jersey, and has the power to own its property and to carry on its business as it is now being conducted and as it is proposed to be conducted pursuant to the terms hereof.

(b) As of the date hereof, Revel Atlantic City, LLC, a wholly-owned subsidiary of Buyer, is the sole owner of Buyer’s Project Site in fee simple subject to all easements, restrictions and other title matters of record in effect from time to time.

(c) There is no action, suit, investigation or proceeding pending or, to the knowledge of Buyer, threatened against Buyer or any of its properties, which could reasonably be expected to have a Material Adverse Effect on Buyer.

(d) Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement, and the execution, delivery and performance by Buyer of this Agreement have been duly authorized by all necessary action on its part, and this Agreement has been duly executed and delivered by Buyer and constitutes a legally binding obligation of Buyer, enforceable against it in accordance with its terms, except (in the case of enforceability) as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(e) The execution, delivery and performance of this Agreement will not result in a breach or violation of or conflict with, or constitute a default under, any term or provision of any material mortgage, lease, agreement or other instrument, or any material judgment, decree, governmental order, statute, rule or regulation, by which Buyer is bound or to which all or a substantial part of its assets are subject, which could reasonably be expected to have a Material Adverse Effect on Buyer, or result in the creation or imposition of, or the obligation to create or impose, any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the assets of Buyer. No material approval by or authorization of any Governmental Authority is necessary in connection with the execution and delivery by Buyer of this Agreement.

(f) Buyer acknowledges that Temporary Energy Services and the Permanent Energy Services to be provided by Seller are essential services to the operations of Buyer.

(g) Buyer or its wholly-owned subsidiary has acquired, or will acquire all easements and other real estate related interests from third parties necessary to interconnect Seller’s System with Buyer’s Facility and perform its obligations under this Agreement in a timely manner (so as not to delay any Buyer’s Construction Milestones or Seller’s Construction Milestones).

3.09 Buyer’s Covenants. Buyer makes the following covenants, each of which shall be applicable throughout the Term:

(a) Subject to Article XLV, Buyer will provide to Seller true and correct copies of all documents related to Buyer’s Facility as reasonably requested from time to time by Seller, the EPC Contractor or Seller’s Lender for purposes of construction or permanent financing of Seller’s System.

(b) Buyer will maintain all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

(c) Buyer shall make all payments due hereunder to Seller in lawful money of the United States.

(d) The design, construction, equipping, installation and operation of Buyer’s HVAC will be in accordance with Prudent Industry Practice.

(e) Buyer shall comply in all respects with all applicable Laws, except where failure to comply could not reasonably be expected to have a Material Adverse Effect with respect to Buyer.

(f) Buyer shall maintain and preserve its existence and good standing in the jurisdiction of its organization and its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect with respect to Buyer).

(g) Subject to the terms and conditions of this Agreement (including the exceptions contained herein with respect to Substitute Electricity Services and Substitute Thermal Energy Services), Buyer shall purchase from Seller all of its Energy Services.

(h) Until the Actual Commercial Operation Date, Buyer shall deliver to Seller periodic reports of Merrit & Harris, Inc. delivered pursuant to Buyer’s Financing, in each case promptly after receipt by Buyer of the same.

ARTICLE IV

DESIGN, CONSTRUCTION AND FINANCING OF SELLER’S SYSTEM

4.01 Design and Construction of Seller’s System. Seller has designed and will construct Seller’s System on Seller’s Leasehold and such portion of Buyer’s Facility as identified in Schedule 1, in each case, in accordance with Schedules 3, 7 and 10 and Prudent Industry Practice. Buyer has reviewed and has the right, but not the obligation, to review any subsequent amendments to the Design proposed by Seller and furnish any comments on any amended Design to Seller within fifteen (15) Business Days of receipt of such amended Design. Seller shall respond in writing within fifteen (15) Business Days of any comments submitted by Buyer; provided that, (a) Seller shall have the right, in its sole discretion, to reject any such comments that would prevent Seller from performing its obligations under this Agreement and (b) Seller shall be solely responsible for the Design, which shall be in accordance with Prudent Industry Practice and applicable Law. Notwithstanding the foregoing, Seller shall not engage in any construction or related activity in respect of Seller’s System (other than construction and related activities paid for with the Existing Buyer Payments or the Mobilization Advance) or incur any Costs of the System (other than those paid with the Existing Buyer Payments or the Mobilization Advance) until Seller’s Financial Closing Date.

4.02 Seller’s Construction and Start-Up of Seller’s System.

(a) Subject to Section 4.04 with regard to written Change Orders, Seller, at its own cost and expense, shall be solely responsible for (i) the construction of Seller’s System in accordance with Schedules 1 and 10; and (ii) the start-up and placement into commercial operation of Seller’s System in accordance with Schedules 3 and 10 and Prudent Industry Practice. Seller’s design and construction of Seller’s System and its placement into commercial operation shall be in accordance with all applicable Laws and Prudent Industry Practice. Seller shall design and construct Seller’s System in a manner to enable Seller’s System to satisfy the performance standards set forth in Schedule 3. Schedule 1 lists the principal equipment, materials and technology to be used in Seller’s System. In constructing Seller’s System, Seller shall use only new equipment and materials of good and merchantable quality. If requested by Buyer, Seller shall purchase extended warranties offered by the manufacturers of the equipment, and the cost of such extended warranties, if not included in the Total Project Costs, shall be borne by Buyer. Notwithstanding any of the requirements set forth above, Buyer acknowledges that Seller may have previously purchased materials and equipment with Existing Buyer Payments and that such materials and equipment have been placed in storage with the prior approval of Buyer.

(b) (i) Seller shall pay all Temporary Chilling Costs up to the Temporary Chilling Cap (on or prior to the date such Temporary Chilling Costs are due and payable) by requisition of funds from the deposit account established pursuant to Section 3.02(b).

(ii) In the event that the Temporary Chilling Costs exceed the Temporary Chilling Cap, Buyer shall be required to pay the amount by which the Temporary Chilling Costs exceed the Temporary Chilling Cap within thirty (30) days after receipt of a detailed invoice in respect of such excess Temporary Chilling Costs. Seller shall notify Buyer if and when Temporary Chilling Costs are within $500,000 of the Temporary Chilling Cap. If and when the Temporary Chilling Cap is reached, Buyer shall thereafter be responsible for the direct payment of all Temporary Chilling Costs in accordance with the first sentence of this clause (b)(ii).

(c) In the event that the Temporary Chilling Costs are less than the Temporary Chilling Cap, Seller shall be required to reimburse Buyer for the amount by which such costs are less than the Temporary Chilling Cap, and the amount of such reimbursement shall be paid directly by Seller to Buyer within thirty (30) days after completion of the need for the services contemplated by the definition of Temporary Chilling Costs.

(d) Seller shall provide monthly updates to Buyer as to aggregate expended Temporary Chilling Costs.

4.03 Construction of Seller’s System on Buyer’s Project Site. Seller has sufficient land on Seller’s Leasehold for lay down during construction of Seller’s System and will not utilize Buyer’s Project Site for such purposes. Buyer shall provide parking for those persons working on the construction of Seller’s System. Pursuant to Section 10.03, Buyer shall provide to Seller and Seller shall have access throughout the Term to such part of Seller’s System as is located on Buyer’s Project Site to install, inspect, maintain, repair and replace those portions of Seller’s System as are located on Buyer’s Project Site as identified in Schedule 1. Seller and its representatives shall at all times comply with Buyer’s reasonable safety requirements when on Buyer’s Project Site. Seller shall safeguard all materials, equipment and other assets in Seller’s possession in accordance with Prudent Industry Practice. Buyer shall promptly repair or replace, to its condition prior to such damage or destruction, any part of Seller’s System located on

Buyer’s Project Site that is damaged or destroyed by Buyer, its agents, employees, contractors and subcontractors (other than Seller, its agents, employees, contractors and subcontractors) during the construction or operation of such part of Seller’s System.

4.04 Change Orders. During construction of Seller’s System, Buyer and Seller shall have the right to request, through the issuance of a written change order, changes to the System Descriptions. Change orders requested by Seller (“Seller-Requested Change Orders”) shall be limited solely to those changes that result from a change made by Buyer to the scope of Buyer’s Facility which occurs after the Effective Date. All change orders requested by Buyer (“Buyer-Requested Change Orders”) and Seller-Requested Change Orders that are approved by Buyer (“Buyer-Approved Change Orders”) shall be completed at Buyer’s expense or, at Buyer’s request and with Seller’s consent (in its sole discretion), shall be added to the Total Project Costs and recovered by Seller as provided in Schedule 8. Upon Seller’s election, any additional costs incurred by Seller in connection with the completion of Seller’s System as a result of delays directly or indirectly caused by Buyer shall be invoiced by Seller and paid by Buyer within 30 Days of receipt of such invoice. At the time any Buyer-Requested Change Order or Buyer-Approved Change Order is agreed by the Parties (such change order as agreed by the Parties, a “Change Order”), the Parties shall, to the extent appropriate in the circumstances in light of such Change Order, modify Seller’s Construction Milestones and/or Buyer’s Construction Milestones to reflect the effect of such Change Order. No Change Order or modification of any Construction Milestone shall be effective unless specifically approved in writing by Buyer. Any Change Order which impacts or modifies any Construction Milestone, will not, under any circumstances, affect, alter or modify Buyer’s obligation to pay the Fixed Monthly Fee and the Operation and Maintenance Monthly Fee during each Billing Month commencing on the Anticipated Commercial Operation Date.

4.05 Seller’s Review of Certain Specifications. Seller shall have the right to review the design specifications and drawings in respect of Buyer’s HVAC to ensure compatibility with the design and performance characteristics of Seller’s System and to meet Buyer’s HVAC and electrical requirements. Seller shall deliver any comments in respect of such design specifications and drawings to Buyer within fifteen (15) Business Days following receipt of such design specifications and drawings. Buyer shall respond in writing within fifteen (15) Days of receipt of any such comments submitted by Seller. Unresolved disputes in respect of such design specifications and drawings shall be resolved pursuant to Article IX. Buyer shall use Reasonable Efforts to make all such design specifications and drawings available to Seller at the earliest possible date.

4.06 Financing of Seller’s System.

(a) Seller shall be solely responsible for the financing of the Cost of the System (including, for the avoidance of doubt, the repayment of the Existing Buyer Payments in accordance with Section 26.02 and the Seller Note). Buyer shall have the right to review Seller’s Credit Facilities prior to Seller’s execution of Seller’s Credit Facilities and to confirm that the principal terms and conditions thereof are not in conflict with this Agreement, Buyer’s Financing, the Seller Note, the Guaranty or the Buyer Security Documents. Seller shall not enter into Seller’s Credit Facilities (i) without the prior written consent of Buyer (such consent not to be unreasonably withheld) and (ii) unless Seller’s Lenders have executed and delivered a counterpart to the Intercreditor Agreement. Seller shall not enter into a portfolio or pooled asset financing in which Seller’s System is one of two or more assets that secure such financing unless the providers of such financing have agreed in writing with Buyer that the lien of such providers on Seller’s System shall be released upon purchase of Seller’s System by Buyer pursuant to Section 16.01 or Section 22.01. By its execution of this Agreement, Buyer hereby consents to Seller entering into Seller’s Credit Facilities evidenced by that certain Trust Indenture, dated as of April 1, 2011 (the “Seller Indenture”), by and between New Jersey Economic Development Authority, as issuer, and The Bank of New York Mellon, as trustee, Relating to the Issuance of New Jersey Economic Development Authority $118,600,000 Energy Facility Revenue Bonds (ACR Energy Partners, LLC Project), Series 2011; provided that, such consent does not apply to any Additional Bonds (as defined in such Trust Indenture).

(b) Seller shall not refinance or replace Seller’s Credit Facilities without the prior written consent of Buyer, such consent not to be unreasonably withheld. If, following Seller’s Financial Closing Date and subject to the first sentence of this clause (b), (i) Seller refinances or replaces Seller’s Credit Facilities and (ii) such refinancing or replacement results in a net overall reduction of interest and fees payable by Seller (a “Net Interest Savings Refinancing”), such net overall reduction in interest and fees, after adding the costs of Seller in respect of administering such refinancing or replacement financing that are not directly reimbursed by Buyer as required in clause (c) below, shall be reflected in an adjustment to the Fixed Monthly Fee in accordance with the procedures set forth in Schedule 8.

(c) If (i) Seller is able to consummate a Net Interest Savings Refinancing, (ii) Buyer requests that Seller consummate such Net Interest Savings Refinancing, (iii) the terms of such Net Interest Savings Refinancing are not disadvantageous in any material respect to Seller and (iv) Buyer commits to pay all the costs and expenses associated with such Net Interest Savings Refinancing, then Seller shall consummate such Net Interest Savings Refinancing as promptly as possible following Buyer’s request. For the avoidance of doubt, the net overall reduction of interest and fees resulting from such Net Interest Savings Refinancing shall be reflected in an adjustment to the Fixed Monthly Fee (as contemplated by clause (b) above).

(d) If, as part of Seller’s Financial Closing, Seller is required to fund a debt service reserve fund or account with the proceeds of Seller’s Credit Facilities, then:

(i) with respect to any debt service reserve fund or account in respect of the taxable component of Seller’s Credit Facilities (the “Taxable DSR Fund”), (A) such Taxable DSR Fund shall consist of not more than three months of interest on such taxable component of Seller’s Credit Facilities funded with the proceeds of Seller’s Credit Facilities (such portion of the Taxable DSR Fund that is funded with the proceeds of Seller’s Credit Facilities, the “Bond Proceeds Funded Portion”) and (B) on and following the first Measurement Date on which the Revel Interest Coverage Ratio equals or exceeds 1.2 to 1.0 for the Measurement Period ending on such Measurement Date, Buyer shall be permitted, to the extent monies remain on deposit in the Taxable DSR Fund as of such Measurement Date, to reduce any Fixed Monthly Fees payable by Buyer hereunder after such date in an aggregate amount equal to the Bond Proceeds Funded Portion of the Taxable DSR Fund; provided that, Buyer shall provide a written certificate to Seller certifying that Buyer has met the Revel Interest Coverage Ratio following such time that the Revel Interest Coverage Ratio exceeds 1.2 to 1.0 for a Measurement Period; provided further that, Buyer shall provide written notice (at least ten (10) Business Days prior to the date on which a Fixed Monthly Fee is due hereunder) of its election to reduce such Fixed Monthly Fee in accordance with this Section 4.06(d)(i); and

(ii) with respect of any debt service reserve fund or account in respect of the tax-exempt component of Seller’s Credit Facilities (the “Tax-Exempt DSR Fund”), (A) such

Tax-Exempt DSR Fund shall be in an amount equal to or less than $2,600,000, and (B) Seller shall, at the time it repays, redeems or defeases in full Seller’s Credit Facilities, apply any remaining proceeds in such Tax-Exempt DSR Fund to such repayment, redemption or defeasance, and any then remaining Fixed Monthly Fees payable by Buyer hereunder shall be reduced in an aggregate amount equal to such proceeds.

The amount of any interest or investment income earned on any Taxable DSR Fund and any Tax-Exempt DSR Fund shall be deducted by Buyer from the FMF Equity Portion of the next Fixed Monthly Fee due and payable by Buyer on an annual basis on each anniversary of the Effective Date. For the avoidance of doubt, the Taxable DSR Fund and the Tax-Exempt DSR Fund are separate and distinct from the sixteen (16) months of capitalized interest contemplated by the use of proceeds for Seller’s Credit Facilities.

(e) In the event that, on the Actual Commercial Operation Date, any proceeds remain on deposit in the funds or accounts established under Seller’s Credit Facilities for the purposes of funding and paying capitalized interest on Seller’s Credit Facilities (the amount of such remaining proceeds, the “Remaining Capitalized Interest Proceeds Amount”), Buyer shall be permitted to reduce any Fixed Monthly Fees payable by Buyer hereunder after such date in an aggregate amount equal to the Remaining Capitalized Interest Proceeds Amount; provided that, Buyer shall provide written notice (at least ten (10) Business Days prior to the date on which a Fixed Monthly Fee is due hereunder) of its election to reduce such Fixed Monthly Fee in accordance with this Section 4.06(e).

(f) At such time as Seller is first permitted to direct the Trustee (as defined in the Seller Indenture) to transfer funds in accordance with Section 3.04(y) and (z) of the Loan Agreement (as defined in the Seller Indenture), Seller shall so direct the Trustee (as defined in the Seller Indenture). The aggregate amount transferred by the Trustee (as defined in the Seller Indenture) in accordance with Section 4.03(i) of the Seller Indenture shall be applied to a reduction of the remaining Fixed Monthly Fees payable hereunder by Buyer (on a pro rata basis over all such remaining Fixed Monthly Fees). In the event the Trustee (as defined in the Seller Indenture) transfers any amounts in accordance with Section 4.03(ii) of the Seller Indenture, Buyer shall be permitted to reduce any Fixed Monthly Fees payable by Buyer hereunder after such date in an aggregate amount equal to the amounts so transferred by the Trustee (as defined in the Seller Indenture); provided that, Buyer shall provide written notice (at least ten (10) Business Days prior to the date on which a Fixed Monthly Fee is due hereunder) of its election to reduce such Fixed Monthly Fee in accordance with this Section 4.06(f).

4.07 Entertainment Complex (Tower Two). Seller acknowledges and agrees that Seller’s System will have sufficient capacity to serve Buyer’s Load (which includes the full electricity requirements of Buyer’s Facility, including the Entertainment Complex (Tower Two)) and to meet the Thermal Energy Service needs of Buyer’s Facility (including the Entertainment Complex (Tower Two)). Buyer acknowledges and agrees that Schedules 1 and 3 do not include Energy Distribution Systems sufficient to distribute Energy Services to the Entertainment Complex (Tower Two) (except for production equipment and the portion of the Energy Distribution System between Seller’s System and Buyer’s Facility which include sufficient capacity to serve Entertainment Complex (Tower Two)). If Buyer notifies Seller of its intention to construct and complete the Entertainment Complex (Tower Two), Seller hereby agrees promptly either (a) to enter into amendments to this Agreement necessary to provide for the necessary changes to Seller’s System to allow it to serve the Entertainment Complex (Tower Two) or (b) to enter into a separate agreement (with Buyer or with Buyer’s designee that owns, in whole or in part, the Entertainment Complex (Tower Two)) on substantially the same terms as this Agreement to provide for Seller’s System to serve the Entertainment Complex (Tower Two). Any such designee of Buyer shall be an Additional Customer for purposes of this Agreement.

ARTICLE V

CONSTRUCTION MILESTONES

5.01 Seller’s Construction Milestones. Attached to this Agreement and incorporated herein as Schedule 10 are Seller’s Construction Milestones. Seller shall construct and complete Seller’s System in accordance with Seller’s Construction Milestones and shall cause Seller’s System Completion Date to occur on or prior to the applicable date specified in Schedule 10.

5.02 Buyer’s Construction Milestones. Attached to this Agreement and incorporated herein as Schedule 12 are Buyer’s Construction Milestones for Buyer’s Facility.

5.03 Consultation Process. During the Term, a representative or representatives of Seller shall meet periodically with a representative or representatives of Buyer, at a place to be mutually agreed upon by Buyer and Seller (“Consultation Meetings”). Consultation Meetings shall take place no less often than once each Month, commencing thirty (30) Days after Seller’s Financial Closing Date; provided that, Buyer and Seller may mutually agree to meet on a more frequent basis. Until the Actual Commercial Operation Date, the purpose of such meetings will be to discuss the progress of construction of Seller’s System and Buyer’s Facility, and to attempt to resolve any problems related thereto. From and after the Actual Commercial Operation Date, the purpose of such meetings shall be to discuss and to attempt to resolve any problems related to the operation and maintenance of Seller’s System.

5.04 Seller’s Work Around Plan.

(a) If Seller becomes aware that Seller is likely not to achieve a Seller’s Construction Milestone, then (i) Seller shall notify Buyer of such matter as soon as Seller becomes aware that Seller is likely not to achieve such Seller’s Construction Milestone and no later than sixty (60) Days prior to the date set forth in Schedule 10 for completion of such Seller’s Construction Milestone, unless it is impossible to provide sixty (60) Days’ notice, in which case notice shall be given as soon as is possible, and (ii) at least thirty (30) Days prior to the date set forth in Schedule 10 for completion of such Seller’s Construction Milestone, or, if thirty (30) Days is not possible, then as soon as possible, Seller shall present to Buyer and the Independent Engineer a Work Around Plan, which Work Around Plan shall: (1) contain a revised Schedule 10; (2) state what corrective actions Seller plans to take to achieve any missed Seller’s Construction Milestone; (3) preserve as nearly as possible Seller’s schedule of remaining Seller’s Construction Milestones; and (4) provide for the delivery of (x) Temporary Energy Services in accordance with Section 6.01 and (y) Permanent Energy Services by no later than the Anticipated Commercial Operation Date (the “Plan Requirements”). The Independent Engineer may accept, reject or modify the Work Around Plan presented by Seller in accordance with this Section 5.04; provided that, the Independent Engineer shall reject or modify any Work Around Plan that does not satisfy the Plan Requirements or that is otherwise not practicable in the reasonable judgment of the Independent Engineer. Unless challenged by Buyer as provided in Section 5.04(b), the Work Around Plan, as accepted or modified by the Independent Engineer, shall then be in compliance with this Article V and Schedule 10 shall be modified to reflect the changed Seller’s Construction Milestones consistent with such Work Around Plan; provided that, unless the Independent Engineer shall have determined (in accordance with the Dispute Resolution Process)

that, as between Buyer and Seller, Seller was primarily responsible for the Construction Milestone Failure giving rise to the need for such Work Around Plan (a “Seller Responsibility Milestone Failure”), such modifications to Seller’s Construction Milestones shall not affect, alter or modify Buyer’s obligation to pay the Fixed Monthly Fee and the Operation and Maintenance Monthly Fee to Seller during each Billing Month commencing on the Anticipated Commercial Operation Date. In the event of a Seller Responsibility Milestone Failure, Buyer shall, subject to the applicable provisions of this Agreement, pay the FMF Debt Portion commencing on the Anticipated Commercial Operation Date, but shall not be required to pay, subject to the applicable provisions of this Agreement, the FMF Equity Portion until the first Billing Month commencing after the Actual Commercial Operation Date. Additionally, the Independent Engineer shall determine the cost allocations associated with such Work Around Plan and any additional costs and expenses that are to be incurred by Seller as a result of such Work Around Plan shall be added to the Costs of the System.

(b) If Seller submits a Work Around Plan and such Work Around Plan is either accepted or modified by the Independent Engineer in accordance with Section 5.04(a), Buyer may challenge the Independent Engineer’s initial determination that such Work Around Plan submitted by Seller meets the Plan Requirements. If Buyer makes such a challenge, the matter shall be submitted to the Independent Engineer for final resolution in accordance with the Dispute Resolution Process. In accordance with the Dispute Resolution Process, the Independent Engineer may accept, reject or modify the Work Around Plan. Any Work Around Plan may be accepted by the Independent Engineer only if it complies with the Plan Requirements and may be modified by the Independent Engineer only in such a manner so as to assure compliance with the Plan Requirements. If and as accepted or modified by the Independent Engineer, the Work

Around Plan shall then be in compliance with this Article V and Schedule 10 shall be modified to reflect the changed Seller’s Construction Milestones consistent with the Work Around Plan; provided that, except in the case of a Seller Responsibility Milestone Failure, such modifications to Seller’s Construction Milestones shall not affect, alter or modify Buyer’s obligation to pay the Fixed Monthly Fee and the Operation and Maintenance Monthly Fee to Seller during each Billing Month commencing on the Anticipated Commercial Operation Date. In the event of a Seller Responsibility Milestone Failure, Buyer shall, subject to the applicable provisions of this Agreement, pay the FMF Debt Portion commencing on the Anticipated Commercial Operation Date, but shall not be required to pay, subject to the applicable provisions of this Agreement, the FMF Equity Portion until the first Billing Month commencing after the Actual Commercial Operation Date. Additionally, the Independent Engineer shall determine the cost allocations associated with such Work Around Plan and any additional costs and expenses that are to be incurred by Seller as a result of such Work Around Plan shall be added to the Costs of the System. Any decisions of the Independent Engineer in accordance with this Section 5.04(b) shall be final and binding on the Parties; provided that, the Parties may continue to dispute the cost allocation determinations made by the Independent Engineer with respect to such Work Around Plan in accordance with the Dispute Resolution Process.

5.05 Buyer’s Work Around Plan. If Buyer becomes aware that Buyer is likely not to achieve a Buyer’s Construction Milestone, then (i) Buyer shall notify Seller of such matter as soon as Buyer becomes aware that Buyer is likely not to achieve such Buyer’s Construction Milestone and no later than sixty (60) Days prior to the date set forth in Schedule 12 for completion of such Buyer’s Construction Milestone, unless it is impossible to provide sixty (60) Days’ notice, in which case notice shall be given as soon as is possible, and (ii) at least thirty (30) Days prior to the date set forth in Schedule 12 for completion of such Buyer’s Construction Milestone, or, if thirty (30) Days is not possible, then as soon as is possible, Buyer shall present to Seller and to the Independent Engineer a Work Around Plan, which Work Around Plan shall: (1) contain a revised Schedule 12; (2) state what corrective actions Buyer plans to take to achieve any missed Buyer’s Construction Milestone; (3) preserve as nearly as possible Buyer’s schedule of remaining Buyer’s Construction Milestone; and (4) contemplate the occurrence of the Actual Commercial Operation Date by no later than the date that is twelve (12) Months after the Anticipated Commercial Operation Date. The Independent Engineer may accept, reject or modify the Work Around Plan presented by Buyer in accordance with this Section 5.05. Seller may challenge the Independent Engineer’s initial acceptance of such Work Around Plan proposed by Buyer. If Seller makes such a challenge, the matter shall be submitted to the Independent Engineer for final resolution in accordance with the Dispute Resolution Process. If and as accepted or modified by the Independent Engineer, the Work Around Plan shall then be in compliance with this Article V and Schedule 12 shall be modified to reflect the changed Buyer’s Construction Milestones consistent with the Work Around Plan. In no event shall the Independent Engineer modify the Work Around Plan in a manner that will result in the Actual Commercial Operation Date extending beyond the Anticipated Commercial Operation Date by twelve (12) months or more; provided that, except in the case of a Seller Responsibility Milestone Failure, such extension shall not affect, alter or modify Buyer’s obligation to pay the Fixed Monthly Fee and the Operation and Maintenance Monthly Fee to Seller during each Billing Month commencing on the Anticipated Commercial Operation Date. In the event of a Seller Responsibility Milestone Failure, Buyer shall, subject to the applicable provisions of this Agreement, pay the FMF Debt Portion commencing on the Anticipated Commercial Operation

Date, but shall not be required to pay, subject to the applicable provisions of this Agreement, the FMF Equity Portion until the first Billing Month commencing after the Actual Commercial Operation Date. Additionally, the Independent Engineer shall determine the cost allocations associated with such Work Around Plan and any additional costs and expenses that are to be incurred by Seller as a result of such Plan shall be invoiced monthly by Seller to Buyer and Buyer shall pay such amounts within thirty (30) Days of receipt of such invoice. As accepted or modified by the Independent Engineer, the Work Around Plan shall then be in compliance with this Article V. Any decisions of the Independent Engineer in accordance with this Section 5.05 shall be final and binding on the Parties; provided that, the Parties may continue to dispute the cost allocation determinations made by the Independent Engineer with respect to such Work Around Plan in accordance with the Dispute Resolution Process.

5.06 Adjustment to Milestone Schedules.

(a) If necessary, Seller may submit an adjusted Schedule 10 in response to a Work Around Plan submitted by Buyer if Buyer’s Work Around Plan was not caused by failure of Seller to meet a Seller’s Construction Milestone or an act or omission by Seller. The adjusted Schedule 10 may allow for completion of Seller’s System at a time beyond the scheduled Anticipated Commercial Operation Date if the same is required as a result of Buyer’s Work Around Plan. If Buyer believes that the revised Schedule 10 submitted by Seller is not necessary as a result of Buyer’s Work Around Plan, then Buyer may submit this dispute to the Independent Engineer for resolution in accordance with the Dispute Resolution Process. The Independent Engineer may accept, reject or modify the adjusted Schedule 10 in accordance with the Dispute Resolution Process. Buyer may request that Seller propose a Change Order in accordance with Section 4.04 to Buyer to allow Seller to maintain its schedule in accordance with Seller’s Construction Milestones.

(b) If necessary, Buyer may submit an adjusted Schedule 12 in response to a Work Around Plan submitted by Seller if Seller’s Work Around Plan was not caused by failure of Buyer to meet a Buyer’s Construction Milestone or an act or omission by Buyer. The adjusted Schedule 12 may allow for completion of Buyer’s Facility at a time beyond the date that is twelve (12) Months after the Anticipated Commercial Operation Date if the same is required as a result of Seller’s Work Around Plan. If Seller believes that the revised Schedule 12 submitted by Buyer is not necessary as a result of Seller’s Work Around Plan, then Seller may submit this dispute to the Independent Engineer for resolution in accordance with the Dispute Resolution Process. The Independent Engineer may accept, reject or modify the adjusted Schedule 12 in accordance with the Dispute Resolution Process. An adjustment to Buyer’s Construction Milestone Schedule resulting in the Actual Commercial Operation Date extending beyond the Anticipated Commercial Operation Date shall not, except in the case of a Seller Responsibility Milestone Failure, relieve Buyer of the requirement to pay the Fixed Monthly Fee and the Operation and Maintenance Monthly Fee during each Billing Month commencing on the Anticipated Commercial Operation Date. In the event of a Seller Responsibility Milestone Failure, Buyer shall, subject to the applicable provisions of this Agreement, pay the FMF Debt Portion commencing on the Anticipated Commercial Operation Date, but shall not be required to pay, subject to the applicable provisions of this Agreement, the FMF Equity Portion until the first Billing Month commencing after the Actual Commercial Operation Date.

5.07 Independent Engineer’s Certificate. Upon each of Seller’s Construction Milestones or Buyer’s Construction Milestones being attained, Seller or Buyer, respectively, shall submit a detailed certificate (in form satisfactory to the Independent Engineer and the other Party) to the Independent Engineer and the other Party, and the Independent Engineer shall either accept or reject such certificate in writing within ten (10) Days of receipt of such certificate. If the Independent Engineer accepts such certificate, the applicable Seller’s Construction Milestone or Buyer’s Construction Milestone will have been obtained for purposes of this Agreement. If any of Seller’s Construction Milestones or Buyer’s Construction Milestones are not met, the Independent Engineer shall submit a certificate to both Buyer and Seller attesting to this fact (including in the case of a rejection in accordance with the preceding sentence if the time for completion of the applicable Seller’s Construction Milestone or Buyer’s Construction Milestone has passed).

5.08 Failure to Meet Seller’s Construction Milestone.

(a) If (i) Seller receives a certificate from the Independent Engineer attesting to the fact that Seller has not met a Seller’s Construction Milestone or (ii) Seller submits a Work Around Plan that is rejected by the Independent Engineer (a “Seller’s Construction Milestone Failure”), Seller may assert, within ten (10) Days of its receipt of the Independent Engineer’s certificate, that it is excused from completing such Seller’s Construction Milestone. Seller may make this assertion only if its failure to meet the Seller’s Construction Milestone was caused by: (1) a condition of Force Majeure; (2) Buyer’s failure to meet a Buyer’s Construction Milestone not caused by either Seller’s failure to meet a Seller’s Construction Milestone or by an act or omission by Seller; or (3) any other act or omission of Buyer, as set forth in a written notice delivered by Seller to Buyer and the Independent Engineer within the ten (10) Day period specified in the immediately preceding sentence. If Buyer disputes any item set forth in such written notice, the matter shall be submitted to the Independent Engineer for resolution in accordance with the Dispute Resolution Process.

(b) If a Seller’s Construction Milestone Failure occurs, and the same is either (i) not contested by Seller as provided in Section 5.08(a) or (ii) determined by the Independent Engineer during the Dispute Resolution Process not to have been excused pursuant to Section 5.08(a), then the Independent Engineer shall so notify Seller and execute and deliver a Construction Milestone Failure Certificate to Buyer.

(c) (i) Any other provision of this Agreement to the contrary notwithstanding, the occurrence of a Construction Milestone Failure shall not constitute an Event Constituting Breach by Seller nor otherwise permit the termination of this Agreement. This Agreement shall, subject to the occurrence of an Event Constituting Breach by Seller and the rights and remedies of Buyer in respect thereof, remain in full force and effect notwithstanding the occurrence of a Construction Milestone Failure. Upon the delivery by the Independent Engineer to Seller (and Seller’s Lender) of a certificate certifying that a Seller’s Construction Milestone has not been met as provided for in Section 5.07, except as set forth in clause (ii) of this Section 5.08(c) below, the provisions of the Surety Bond Take-Over Agreement shall govern the completion of Seller’s System; provided, however, that (1) Buyer shall have the exclusive right, upon providing notice thereof to Seller within sixty (60) Days following receipt of such Independent Engineer’s certificate (which sixty (60) Day period may be extended by a commercially reasonable period of time in the event Buyer is proceeding with due diligence to exercise its rights under this Section 5.08(c) and/or is in the process of obtaining financing to enable it to exercise such rights) (such sixty (60) Day period, as so extended, the “Buyer Decision Period”), in such circumstance to exercise the rights of the “Co-Obligees” (under and as defined in the Surety Bond Take-Over

Agreement) and (2) in the event that the provider of the Surety Bond denies Buyer’s claim thereunder Buyer, at its option, shall be entitled to assume responsibility for construction of Seller’s System (including the exercise of its rights under the EPC Consent), and if Buyer determines not to assume responsibility for construction of Seller’s System (which determination shall be deemed made if Buyer has not, within the Buyer Decision Period, affirmatively notified Seller of its intention to assume responsibility for such construction), Seller’s Lenders may determine to assume responsibility for construction of Seller’s System, it being understood and agreed that so long as Seller’s System is completed in accordance with the provisions of this Agreement, none of the foregoing shall give rise to an Event Constituting Breach by Seller.

(ii) If the Independent Engineer determines that the Seller Construction Milestone Failure described in a certificate certifying that a Seller’s Construction Milestone has not been met delivered pursuant to Section 5.07 is substantially caused by any act or omission of Buyer, the provisions of the Surety Bond Takeover Agreement shall not govern the completion of Seller’s System, and the determination of the Independent Engineer that such Seller Construction Milestone Failure is substantially caused by any act or omission of Buyer shall be subject to the Dispute Resolution Process.

(d) Any other provision of this Agreement to the contrary notwithstanding, the remedies regarding the Surety Bond Take-Over Agreement provided in clause (i) to Section 5.08(c) shall not apply to the failure by Seller to achieve Seller’s Construction Milestone 6 (Temporary Chilling) on Schedule 10. While Seller agrees to use Reasonable Efforts to achieve Seller’s Construction Milestone 6 (Temporary Chilling) on Schedule 10, there are no remedies available to Buyer for a Seller’s Construction Milestone Failure relating to Seller’s Construction Milestone 6 (Temporary Chilling) on Schedule 10.

5.09 Failure to Meet Buyer’s Construction Milestones.

(a) If (i) Buyer receives a certificate from the Independent Engineer attesting to the fact that Buyer has not met a Buyer’s Construction Milestone or (b) Buyer submits a Work Around Plan that is rejected by the Independent Engineer, Buyer may assert, within ten (10) Days of its receipt of the Independent Engineer’s certificate, that it is excused from completing such Buyer’s Construction Milestone (a “Buyer Construction Milestone Failure”). Buyer may make this assertion only if its failure to meet the Buyer’s Construction Milestone was caused by: (1) a condition of Force Majeure; (2) Seller’s failure to meet a Seller’s Construction Milestone not caused by either Buyer’s failure to meet a Buyer’s Construction Milestone or by an act or omission by Buyer; or (3) any other act or omission of Seller, as set forth in a written notice delivered by Buyer to Seller and the Independent Engineer within the ten (10) Day period specified in the immediately preceding sentence. If Seller disputes any item set forth in such written notice, the matter shall be submitted to the Independent Engineer for final resolution in accordance with the Dispute Resolution Process.

(b) If a Buyer Construction Milestone Failure occurs, and the same is either (i) not contested by Buyer as provided in Section 5.09(a) or (ii) determined by the Independent Engineer during the Dispute Resolution Process not to have been excused pursuant to this Section 5.09, then Seller may suspend its performance of construction on the related portion of Seller’s System if Buyer’s failure prevents Seller from continuing its work or the Independent Engineer has determined that the Actual Commercial Operation Date is not reasonably likely to occur on or prior to the date that is twelve (12) Months after the Anticipated Commercial Operation Date. Seller shall not be obligated to resume its construction obligations until such time as Buyer is in compliance with Schedule 12 (as such schedule may be amended in accordance with an approved Work Around Plan). Any delays resulting in a cost increase to Seller or its contractors as a result of the suspension, during the suspension and resumption of construction following the suspension shall be treated as a Change Order. Seller’s Construction Milestones will be adjusted so that Seller will have no obligation to engage in construction at a more rapid pace than it would have had to prior to such suspension unless and on the condition that Buyer shall agree to reimburse Seller for any additional costs associated with an acceleration of Seller’s construction schedule in the same manner as described above. Additionally, notwithstanding the foregoing, Buyer shall be obligated to pay to Seller the Fixed Monthly Fee and the Operation and Maintenance Monthly Fee during each Billing Month commencing on the Anticipated Commercial Operation Date.

5.10 Construction Progress Reports. Within twenty (20) Days after the end of each Month, each of Buyer and Seller shall submit detailed monthly construction progress reports in respect of Buyer’s Facility and Seller’s System, respectively, to the Independent Engineer, such reports to include a status update on all milestones and any deviations from the applicable construction schedule.

ARTICLE VI

DELIVERY OF SERVICES; OPERATION AND

MAINTENANCE OF SELLER’S SYSTEM

6.01 Temporary Energy Services.

(a) Temporary Electricity Service Prior to the Actual Commercial Operation Date. Commencing with the Temporary Services Start Date, and terminating on the Actual Commercial Operation Date, Seller shall provide electricity to meet Buyer’s Load (“Temporary Electricity Service”). Seller shall provide Temporary Electricity Service through grid interconnection or on-site generating equipment. On a Monthly basis, thirty (30) Days prior to the applicable Month, Buyer shall give at least a thirty (30) Day non-binding estimate of Buyer’s requirements for Temporary Electricity Service for such Month. Seller shall then be responsible for arranging for the delivery of Temporary Electricity Service to Buyer’s Facility as set forth in such estimate (as such estimate may be modified by Buyer). Temporary Electricity Service shall be provided by Seller on the terms and at the rate provided in Section 12.05. Seller shall comply with all terms and conditions of the ACE Tariff Electric Service under which Buyer shall receive Temporary Electricity Service.

(b) Temporary Thermal Energy Services Prior to the Actual Commercial Operation Date. Commencing with the Temporary Services Start Date, and terminating on the Actual Commercial Operation Date, Seller shall provide Thermal Energy Services to Buyer to meet all of Buyer’s temporary requirements for Thermal Energy Services (“Temporary Thermal Energy Services”). Seller may provide such Temporary Thermal Energy Services either from Seller’s System, depending upon its state of completion, or from temporary equipment owned or procured by Seller. The Temporary Thermal Energy Services shall meet the standards in Schedule 3. On a Monthly basis, thirty (30) Days prior to the applicable Month, Buyer shall give at least a thirty (30) Day non-binding estimate of Buyer’s requirements for Temporary Thermal Energy Services for such Month. Seller shall then be responsible for arranging for the delivery of Temporary Thermal Energy Services to Buyer’s Facility as set forth in such estimate (as such estimate may be modified by Buyer). Temporary Thermal Energy Services shall be provided by Seller on the terms and at the rate provided in Section 12.05. Buyer and Seller shall use Reasonable Efforts to coordinate and schedule deliveries of Temporary Thermal Energy Services during such period

6.02 Permanent Energy Services. Commencing on the Actual Commercial Operation Date and continuing throughout the Term, Seller shall provide Permanent Energy Services to Buyer. In the event that the Actual Commercial Operation Date will be later than the Anticipated Commercial Operation Date, Buyer shall endeavor to provide Seller with as much advance notice of the Actual Commercial Operation Date as reasonably possible and shall in any event designate such date at least ninety (90) Days, or such shorter time as is reasonable in light of the circumstances in a particular situation, in advance of the Actual Commercial Operation Date. If Buyer anticipates that the Actual Commercial Operation Date will occur prior to the Anticipated Commercial Operation Date, Buyer shall provide Seller with at least six (6) Months’ advance written notice of the Actual Commercial Operation Date; provided that, in no event shall Seller be required to provide Permanent Energy Services prior to the Anticipated Commercial Operation Date even if Buyer provides notice to Seller that the Actual Commercial Operation Date will occur before the Anticipated Commercial Operation Date.

6.03 Seller’s Operation and Maintenance of Seller’s System. Subject to Buyer’s review rights set forth in Section 6.06, Seller shall be responsible for the operation, repair and maintenance of Seller’s System at its sole expense. Seller’s System shall at all times be operated and maintained in accordance with all Laws, Seller’s engineering and design requirements, generally accepted engineering and industry standards and in a manner calculated to enable Seller to provide the Energy Services in accordance with Schedule 3.

6.04 Interruption of Permanent Energy Services: Seller’s Obligation. Seller shall use Best Efforts to provide least cost Replacement Thermal Energy and Replacement Electricity, as applicable, during any period that Seller’s System is not providing Permanent Energy Services, in whole or in part, in accordance with Schedule 3, and shall use Best Efforts to repair or modify

Seller’s System so that it is providing Permanent Energy Services in accordance with Schedule 3. Seller shall commence such Best Efforts within three (3) hours after any portion of Seller’s System first fails to meet the requirements of Schedule 3. Additionally, should an Interruption of Service Claim occur, both Buyer and Seller shall be obligated to implement the Temporary Loss Mitigation Plan with the Buyer using its Reasonable Efforts to curtail or minimize the duration of such event.

6.05 Interruption of Permanent Energy Services: Buyer’s Rights. In the event there is an Interruption of Energy Services relating to Permanent Energy Services (or an interruption that would be an Interruption of Energy Services if such interruption did not constitute a Force Majeure event), in whole or in part, Buyer may obtain Substitute Thermal Energy Services and/or Substitute Electricity Services from a source other than Seller: (i) if at any time after three (3) hours has elapsed, Buyer determines that Seller is not using Best Efforts to obtain Replacement Thermal Energy or Replacement Electricity or to make the repairs or modifications to Seller’s System required by this Agreement (it being understood that Seller shall be deemed to be using its Best Efforts if it is complying with the Temporary Loss Mitigation Plan established in accordance with Section 14.03); or (ii) if any portion of Seller’s System is in disrepair or operationally cannot meet the requirements set forth in Schedule 3. In such an event, Seller: (1) shall grant Buyer and a supplier of the Substitute Thermal Energy Services and/or Substitute Electricity Services access to Seller’s System to the extent necessary to accomplish the delivery of the Substitute Thermal Energy Services and/or Substitute Electricity Services; and (2) shall reimburse Buyer for such Substitute Thermal Energy Services and/or Substitute Electricity Services at the rate of one hundred percent (100%) of Buyer’s cost for the Substitute Thermal Energy Services and/or Substitute Electricity Services; provided, however, that Buyer shall subtract the monies that Buyer would have paid Seller under this Agreement for the delivery of the portion of the Substitute Thermal Energy Services and/or Substitute Electricity Services that Buyer purchases for purposes of calculating the reimbursement. Buyer shall terminate the purchase of Substitute Thermal Energy Services and/or Substitute Electricity Services within four (4) hours of being notified by Seller that Seller’s System again meets the requirements set forth in Schedule 3.

6.06 Buyer’s Right to Review. (a) Buyer shall have the right at all reasonable times and upon reasonable notice, at Buyer’s expense, to review (or have its auditors or other designees review) the operation and maintenance of Seller’s System and the records and documents related thereto, to determine whether Seller’s System is being operated in accordance with the terms hereof and in accordance with generally accepted engineering and industry practices. Unless such review by Buyer’s auditors is required for Buyer to satisfy its financial reporting requirements, Seller’s financial and accounting records shall be excluded from Buyer’s right to review contemplated by this Section 6.06.

(b) Buyer shall have the right (to be exercised not more than once per quarter) to have the Independent Engineer (or another independent engineering firm knowledgeable in the operation and maintenance of systems similar to Seller’s System and reasonably acceptable to Seller) (the Independent Engineer or such other firm, the “Reviewing Engineer”), at Buyer’s expense, to review the operation and maintenance of Seller’s System in accordance with Section 6.06(a). As a result of any such review, the Reviewing Engineer may provide recommendations for improvements to operations of Seller’s System to Buyer and Seller, such recommendations to be in accordance with Prudent Industry Practice. Seller shall have the right to dispute any such recommendations in accordance with Section 9.02. Subject to such dispute right, Seller shall implement, or cause to be implemented, all such recommendations within the timeframe specified by the Reviewing Engineer.

6.07 Buyer’s Responsibility with respect to Buyer’s HVAC. (a) Buyer shall be responsible for the operation, repair and maintenance of Buyer’s HVAC. Buyer shall at all times operate Buyer’s HVAC in accordance with Buyer’s engineering and design specifications as well as generally accepted engineering and industry practices. Buyer shall take all necessary action to ensure that the temperature specifications and fluid flow rates related to Buyer’s side of the energy transfer stations as set forth in Schedule 3 are achieved such that Buyer’s operation of Buyer’s HVAC does not impact Seller’s ability to perform its obligations under the requirements of Schedule 3 or impact Seller’s ability to operate Seller’s System efficiently.

(b) Commencing on the first anniversary of the Actual Commercial Operation Date, Buyer’s failure to operate Buyer’s HVAC in accordance with the standards with respect to the related portion of Seller’s System set forth in Schedule 3 may result in adjustments to the chilled water and hot water usage as determined in Schedule 8, paragraph, “Chilled Water Delta T Charge” and “Hot Water Delta T Charge” and thereby result in an additional payment obligation by Buyer; provided that Seller shall provide to Buyer an engineering cost analysis in support of any claim that such additional payment obligation and/or changes to Schedule 8 are necessary.

(c) Seller’s System shall be capable of monitoring Buyer’s compliance with requirements specified in this Section 6.07. Seller shall notify Buyer as soon as practicable after learning of any circumstance of noncompliance or identify any data trends which suggest that it is reasonably likely that noncompliance will occur in the future.

6.08 Operation of Buyer’s HVAC. Buyer shall not interfere with or otherwise restrict, foul or contaminate in any way Seller’s plate and frame heat exchangers included in the Mechanical

Interconnection Facilities. If Buyer breaches its obligation in the immediately preceding sentence, then as Seller’s sole remedy, Buyer shall compensate Seller for the reasonable cost of replacing the water and/or cleaning the plate and frame of such heat exchanger.

6.09 Installation of Operational Monitoring Station Equipment. Seller shall provide and install the equipment necessary for Buyer’s operational monitoring station for Seller’s System described in Schedule 11 at the location depicted in Schedule 11 or via the Internet operational monitoring capability.

6.10 Partial or Full Removal of Seller’s System from Service. Buyer and Seller understand and agree that from time to time it will be necessary for Seller to remove all or part of Seller’s System from service to make any necessary repairs or replacements. Accordingly, Seller shall have the right, with the consent of Buyer, to interrupt, reduce or discontinue the delivery of Energy Services, for the purposes of inspection, maintenance, repair, replacement, construction, installation, removal or alteration of the equipment used for the production of Energy Services. Seller shall provide a minimum of thirty (30) Days’ prior written notice for planned system shutdowns and shall make provisions for Replacement Energy Services to be provided during any such shutdown as may be required to meet the requirements of Schedule 3. Seller shall inform Buyer of the expected length of any shutdown. In no event shall such planned shutdowns exceed 100 hours in any calendar year. Seller shall not remove all or part of Seller’s System from service, unless Buyer shall have consented thereto and satisfactory arrangements have been made for Replacement Energy Services that may be required during any such shutdown. Buyer and Seller shall use Reasonable Efforts to work together to schedule maintenance at times that will not interfere with Buyer’s operations.

6.11 Alterations to Seller’s System. So long as any replacement to or alteration of Seller’s System shall not have an effect on the ability of Seller to meet the requirements of Schedule 3 or Buyer to perform its respective obligations hereunder, Seller shall, at its own cost and expense, have the right to replace or upgrade any component of Seller’s System or to add components to Seller’s System. Prior notice of any proposed replacement or alteration (other than routine maintenance or in the case of an emergency) shall be given to Buyer. Any replacement or alteration which affects Seller’s System’s exterior appearance must be approved by Buyer in writing in advance. All replacements and additions must be at least of equal or better quality than the item being replaced or modified. All replacements, upgrading or additions of such components are for Seller’s account and shall be owned by Seller as part of Seller’s System subject to the terms of this Agreement. It is understood and agreed that the construction of a Cogeneration Facility shall be subject to Section 7.09 and not this Section 6.11.

6.12 Parking Rights. Buyer shall make available to Seller, the operator of Seller’s System and their various contractors and suppliers sufficient parking for the vehicles of those persons operating and maintaining Seller’s System during the Term. Such parking shall be at no charge to Seller, the operator of Seller’s System and their various contractors, unless Buyer is required to charge such persons for parking at the Entertainment Complex pursuant to Law.

ARTICLE VII

PURCHASE AND SALE OF ALL REQUIREMENTS SERVICE

7.01 General. Commencing on the Actual Commercial Operation Date and continuing throughout the Term, Seller shall provide or cause to be provided All Requirements Service and, subject to the exceptions contained in this Agreement, Buyer shall receive and purchase from Seller all of its Energy Services. For the provision of All Requirements Service, Seller shall comply with all applicable rules and regulations including those set forth by the PJM ISO and the NJBPU.

7.02 Least-Cost Operations. Seller shall use Reasonable Efforts to manage the provision of All Requirements Service in order to minimize total costs to Buyer. Buyer and Seller shall consult on a regular basis on the manner in which least-cost operations may be achieved.

7.03 [Reserved].

7.04 Affiliate Transactions. Seller shall not contract with Affiliates for the provision of All Requirements Services unless Buyer has reviewed and approved (such approval not to be unreasonably withheld) any such agreements to ensure that such agreements are on normal, arms-length and commercial terms.

7.05 Market-Based Power Purchase Procurement Option Selection. Seller shall, prior to the start of each Year of Operation, develop a least-cost proposal for providing All Requirements Service and shall present such proposal as a Market Energy Procurement Plan at least thirty (30) Days prior to the start of each Year of Operation. The Market Energy Procurement Plan shall be based on an analysis performed by Seller and approved by Buyer (such approval not to be unreasonably withheld). Such analysis shall include an estimate of Buyer’s electricity costs for the next Year of Operation. This estimate shall be based on an analysis of the future energy pricing, PJM ISO pricing trends, customer electric usage profiles, and the estimated basis, caps and collar prices contained in the Market Energy Procurement Plan. Buyer and Seller may negotiate an agreement to provide All Requirements Service pursuant to a Market Energy Procurement Plan; provided, however, nothing in this Agreement shall obligate Buyer to purchase electricity pursuant to the Market Energy Procurement Plan. In the event Buyer does not agree to purchase electricity pursuant to the Market Energy Procurement Plan, Seller shall be free to provide the All Requirements Service from a plan of Seller’s choice; provided, however, the cost of electricity provided by Seller to Buyer hereunder shall be calculated as if such electricity were procured under the PJM Real-time LMP. Any such electricity so provided by Seller to Buyer hereunder shall be of sufficient quality that it may be transmitted pursuant to the PJM Open Access Transmission Tariff approved by the Federal Energy Regulatory Commission.

7.06 [Reserved].

7.07 Title and Risk of Loss. Title to, and risk of loss of, All Requirements Service provided in accordance with this Agreement shall transfer from Seller to Buyer at the Point(s) of Delivery. Seller warrants that it will deliver All Requirements Service free and clear of all liens, security interests, claims and encumbrances or any interest therein or thereto by any Person arising prior to the Point(s) of Delivery.

7.08 Distribution and Transmission Services. Seller shall arrange and be solely responsible for the costs of delivery of All Requirements Service. Distribution Services obtained for delivery of All Requirements Service shall have the highest priority available against curtailment or interruption and shall be the least cost service available for delivery of All Requirements Service to Buyer.

7.09 Cogeneration Option.

(a) Seller may, at any time during the Term, and in accordance with the provisions of this Section 7.09, construct a Cogeneration Facility on Seller’s Leasehold to be incorporated as part of, or together with Seller’s System, if Seller can demonstrate, to the satisfaction of the Independent Engineer, that (i) construction of such Cogeneration Facility shall not delay Seller’s

System Completion Date beyond the Scheduled Seller’s System Completion Date, (ii) construction and operation of the Cogeneration Facility shall not otherwise adversely impact performance by Seller of its obligations under this Agreement or performance by DCO under the General Construction Contract, (iii) Seller has the operational expertise to operate such Cogeneration Facility efficiently and in accordance with Prudent Industry Practice, and (iv) the technology used for such Cogeneration Facility shall be proven technology with a demonstrated historical performance record sufficient to permit Seller to perform its obligations under this Agreement.

(b) If Seller determines to construct the Cogeneration Facility and the Independent Engineer has provided a certificate to Buyer with respect to the items in subparagraphs (a)(i) through (a)(iv) above, Seller shall provide Buyer with written information, in such form as Seller shall deem reasonable, setting forth at least the information required under this subparagraph (b), for Buyer to determine if Buyer would like to participate in the costs and benefits associated with construction and operation of the Cogeneration Facility (the “Cogeneration Option”). The Buyer shall have the option to participate in up to fifty percent (50%) of the costs and benefits associated with construction and operation of the Cogeneration Facility as set forth in this Section 7.09 (“Buyer’s Cogeneration Participation Percentage”). The written information regarding the Cogeneration Option provided by Seller to Buyer shall, at a minimum, contain the following information: (i) the total capital costs to construct the Cogeneration Facility (the “Total Capital Costs”); (ii) the estimated annual costs to operate and maintain the Cogeneration Facility; (iii) the expected operating parameters for fuel consumption and energy output of the Cogeneration Facility; (iv) the projected fuel expense of the Cogeneration Facility; and (v) the projected amount of cost reduction to be achieved by the use of the Cogeneration Facility to supply Energy Services to Buyer’s Facility. If Buyer chooses to exercise the Cogeneration Option, Buyer shall receive a percentage of such cost reduction actually achieved equal to such cost reduction times Buyer’s Cogeneration Participation Percentage through a corresponding reduction in charges for Energy Services.

(c) Within sixty (60) Days after receipt of the written information in respect of the Cogeneration Option described in the preceding subparagraph (b), Buyer shall have the right, in its sole discretion, to notify Seller in writing whether it intends to accept the Cogeneration Option and the amount it is electing to contribute to the Total Capital Costs which must be paid in cash upon five (5) Business Days prior written notice but no earlier than the date on which Seller pays its portion of the Total Capital Costs; provided, however, if Buyer fails to so notify Seller within sixty (60) Days after receipt of the Cogeneration Option or make timely payment as provided in this subparagraph (c), the Cogeneration Option shall be deemed rejected by Buyer.

(d) In the event Seller decides to construct and operate the Cogeneration Facility in accordance with the preceding subparagraph (a) (and the Independent Engineer provides the certificate contemplated by such subparagraph (a)), the Parties shall cooperate in good faith to amend (i) this Agreement (including relevant Schedules) as necessary to permit the Cogeneration Facility to be part of Seller’s System, (ii) the General Construction Contract with the EPC Contractor to reflect the construction of the Cogeneration Facility; and (iii) if Buyer has exercised the Cogeneration Option, the pricing provisions of this Agreement to reflect the terms of the Cogeneration Option; provided, however, that in no event shall Buyer have any ownership or equity interest nor the right to direct or control in any way the Cogeneration Facility or the entity that owns the Cogeneration Facility.

(e) In the event Buyer either declines to accept the Cogeneration Option or does not respond to Seller’s request to participate in the Cogeneration Option within the time period specified in the preceding subparagraph (d), or make timely payment as provided in subparagraph (c) above, Seller shall be permitted to construct and operate the Cogeneration Option as part of Seller’s System in accordance with this Agreement subject to the amendments described in the preceding subparagraph (d). For the avoidance of doubt, the ability of Buyer to participate in the Cogeneration Option shall not survive the termination of this Agreement.

(f) Commencing on the date Seller places the Cogeneration Facility into commercial operation, Seller shall pay Buyer a fixed annual rent of One Hundred Fifty Thousand Dollars ($150,000) per year for the remainder of the Term or any extensions thereof, prorated for the first year of commercial operation. Seller’s obligation to pay such fixed amount rent shall terminate upon the date that the Cogeneration Facility ceases commercial operation.

(g) In the event of any sale by Seller of the Cogeneration Facility, if Buyer participates through a Buyer’s Cogeneration Participation Percentage, Seller shall pay Buyer an amount equal to the net after tax gain on any such sale times Buyer’s Cogeneration Participation Percentage, as and when the proceeds of such sale are received by Seller.

(h) Seller shall have the right to assign its rights under this Section 7.09, (i) upon written notice to Buyer, to an Affiliate of Seller and (ii) with Buyer’s prior written consent, such consent not to be unreasonably withheld, to a non-affiliated third party; provided that, in each case, such assignee must accept and agree to be bound by Seller’s obligations set forth in this Section 7.09 and Seller shall remain solely responsible for its other obligations hereunder, including in connection with invoicing Buyer and receipt of payments hereunder.

ARTICLE VIII

SYSTEM PERFORMANCE OBLIGATIONS

8.01 Seller’s Performance Obligations. Seller’s obligation to fulfill any Operations Payment Obligation shall be secured by the Operations Letter of Credit; provided, however, that the Operations Letter of Credit may only be drawn upon for the payment of an Operations Payment Obligation Claim. After the Actual Commercial Operation Date, Buyer shall have the right to deliver a notice of an Operations Payment Obligation Claim to Seller (the “Notice of Claim”). The Notice of Claim shall set forth in reasonable detail the basis for and the estimated amount of such Operations Payment Obligation Claim.

8.02 Payment of Disputed Amount.

(a) In the event of an Operations Payment Obligation Claim, Seller shall either pay the full amount set forth in the Notice of Claim, or within five (5) Business Days of Seller’s receipt of the Notice of Claim, (i) notify Buyer in writing that Seller objects to the Operations Payment Obligation Claim and (ii) promptly pay any amount of the Notice of Claim not in dispute. In the event of an objection by Seller, following shall apply:

(i) If Seller’s objection is based solely on its inability to pay the Operations Payment Obligation Claim, then the Operations Payment Obligation Claim shall be deemed immediately due and payable and Buyer may immediately enforce its rights under the Operations Letter of Credit.

(ii) If Seller’s objection is based on anything other than its inability to pay the Operations Payment Obligation Claim, either Party may invoke the Dispute Resolution Process. If Seller does not notify Buyer in writing of its objection to the Operations Payment Obligation Claim within five (5) Days of its receipt of the Notice of Claim or if Seller refuses to participate in the Dispute Resolution Process, Buyer may immediately enforce its rights under the Operations Letter of Credit. Decisions issued pursuant to the Dispute Resolution Process shall be final. Buyer may immediately enforce its rights under the Operations Letter of Credit if payment of the Operations Payment Obligation Claim is not received from Seller within five (5) Business Days of Seller’s receipt of a decision issued pursuant to the Dispute Resolution Process.

(b) In the event of an Operations Payment Obligation Claim, if within ten (10) Business Days of Seller’s receipt of the Notice of Claim, Seller either does not pay the full amount set forth in the Notice of Claim or does not promptly pay any amount not in dispute and notify Buyer in the manner provided in Section 8.02(a), Buyer may immediately enforce its rights under the Operations Letter of Credit.

8.03 Maintenance of Operations Letter of Credit. If the Existing Buyer Payments Repayment Date has occurred, Seller shall provide to Buyer, on or before the Anticipated Commercial Operations Date, the Operations Letter of Credit in a stated amount equal to the Operations Letter of Credit Maximum Annual Amount. If a Letter of Credit Default occurs at any time with respect to an Operations Letter of Credit, (a) the value of such Operations Letter of Credit for purposes of Sellers’ security obligations under this Agreement shall be zero and (b) without limiting any other term or provision of this Agreement, (i) Buyer may draw on such Operations Letter of Credit up to the full amount thereof and (ii) Seller shall provide (or shall cause to be provided) one or more replacement or substitute Operations Letter of Credit on or prior to the next annual anniversary of the Anticipated Commercial Operation Date; provided, however, that in the event of a draw under Section 8.03(b)(i), Buyer shall deposit the amount of such draw in an escrow account in a financial institution selected by Seller in the name of Buyer, as escrow agent for Buyer and Seller; and provided, further, however that such escrow account shall be used solely to satisfy valid Operations Payment Obligation Claims as established in accordance with this Agreement and any balance remaining in such escrow account as of the anniversary date of the Anticipated Commercial Operation Date next following such draw shall be returned to Seller immediately on Seller’s compliance with Section 8.03(b)(ii).

ARTICLE IX

DISPUTE RESOLUTION

9.01 Arbitration.

(a) Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, other than disputes covered under Section 9.02, shall be settled by arbitration administered by the American Arbitration Association, through its offices in or in closest proximity to Atlantic City, New Jersey in accordance with its Commercial Arbitration Rules (including any emergency interim relief procedures), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(b) Any payments owed from one Party to the other Party shall first be paid. Thereafter, any disputes regarding the recoupment of some or all of such payments may be resolved pursuant to the Dispute Resolution Process.

(c) Any such controversy or claim with less than one million dollars ($1,000,000) in dispute shall be settled by one (1) arbitrator and all other controversies or claims shall be settled by three (3) arbitrators. All arbitrators shall meet the standards of impartiality and independence required under the Commercial Arbitration Rules. The arbitrators shall be selected pursuant to the American Arbitration Association listing procedure.

(d) New Jersey law shall apply to the resolution of all disputes arising out of this Agreement, including the dispute(s) subject to arbitration.

(e) The award shall be in writing, shall be signed by the single arbitrator for disputes or claims involving less than one million dollars ($1,000,000) and by a majority of the arbitrators in all other disputes and claims. Each award shall include a statement setting forth the reasons for the disposition of any claim.

(f) Within thirty (30) Days of receipt of any award (which shall not be binding if an appeal is taken), any Party may notify the American Arbitration Association of an intention to appeal to a second arbitral tribunal (the “Appeal Tribunal”). The Appeal Tribunal shall be constituted in the same manner as the initial tribunal. The Appeal Tribunal shall be entitled to adopt the initial award as its own, modify the initial award or substitute its own award for the initial award. The Appeal Tribunal shall not modify or replace the initial award except for manifest disregard of law or facts. The award of the Appeal Tribunal shall be final and binding, and judgment may be entered by a court having jurisdiction thereof.

(g) Notwithstanding the foregoing subsections, either Party may petition any court of competent jurisdiction for emergency, preliminary and permanent injunctive relief.

9.02 Determinations by Independent Engineer. If: (i) a matter in dispute between Buyer and Seller involves an issue as to whether or when a Buyer’s Construction Milestone or a Seller’s Construction Milestone has been reached; (ii) Seller or Buyer prepares a Work Around Plan; (iii) a dispute between Buyer and Seller over any Change Order; or (iv) either Seller or Buyer requests that the Independent Engineer resolve a matter via the Dispute Resolution Process as provided in this Agreement, the matter in dispute or the Work Around Plan, as the case may be, shall be brought for resolution to the Independent Engineer. The Independent Engineer shall be required to make a final determination on such matters within thirty (30) Days from the receipt of such dispute by the Independent Engineer. The Parties agree to be bound by the terms of the

Independent Engineer’s final determination except with respect to matters specified in Section 5.08(a) and costs associated with any matters reviewed by the Independent Engineer, which matters may be adjudicated pursuant to Section 9.01. The determination by the Independent Engineer shall be made in writing and shall contain written findings of fact on which its decision is based, and shall be specifically enforceable by a court of competent jurisdiction. The Independent Engineer shall determine a fair and equitable allocation of the reasonable expenses of both Parties incurred in connection with the resolution of any dispute hereunder, provided, however, that each Party shall bear its own attorney’s fees.

9.03 Selection of Independent Engineer. The Independent Engineer shall serve in such capacity pursuant to this Agreement and the Independent Engineer Agreement, and shall not otherwise be associated with the transactions contemplated by this Agreement, nor with Buyer or Seller. The Independent Engineer and any successor or replacement Independent Engineer shall have expertise with respect to energy facilities and shall agree to (a) abide by all the terms, conditions and provisions of this Agreement applicable to the performance of the Independent Engineer’s duties and (b) perform those duties in a timely, impartial and professional manner. Fees of the Independent Engineer so selected shall be paid one-half by Seller and one-half by Buyer. Seller and Buyer shall mutually cooperate to retain the Independent Engineer upon terms and conditions mutually satisfactory to Seller and Buyer.

9.04 Selection of Successor Independent Engineer. If the Independent Engineer resigns, if the Parties mutually agree to terminate the services of the selected Independent Engineer, or if a Party reasonably demonstrates that the Independent Engineer has failed to perform its duties hereunder or is subject to a conflict of interest or malfeasance, or if for any other reason the Independent Engineer is reasonably unable to serve, then the Parties shall mutually agree on a successor or replacement Independent Engineer. If the Parties cannot agree on the selection of a successor or replacement Independent Engineer within fifteen (15) Business Days of the resignation, reasonable inability to serve or termination of the Independent Engineer, then each Party’s respective choice for Independent Engineer shall select a third Independent Engineer within fifteen (15) Business Days of the identification of each Party’s choice for Independent Engineer, and the three (3) engineers, by majority decision, shall carry out the duties of the Independent Engineer as expeditiously as possible. If a Party refuses to appoint an Independent Engineer within fifteen (15) Business Days of the resignation, reasonable inability to serve or termination of the Independent Engineer, the other Party’s Independent Engineer shall be deemed to be the Independent Engineer appointed by both Parties for purposes of this Agreement.

9.05 Judicial Review. All matters in dispute between the Parties not subject to the provisions of Sections 9.01 and 9.02 shall be submitted to a court of competent jurisdiction in accordance with Article XXXVII for resolution.

9.06 Non-interruption of Obligations During Dispute. During resolution of any dispute under this Article IX, Seller and Buyer shall each continue to perform all of their respective obligations under this Agreement without interruption or delay. Specifically, Buyer shall continue to make all payments to Seller provided for under this Agreement, without any reduction (other than Buyer’s permitted set-off rights identified in Article XXXIII) during the dispute resolution process under this Article IX.

ARTICLE X

PERMITS, LICENSES, APPROVALS AND EASEMENTS

10.01 Seller’s Permits and Easements. Seller shall, at its own cost and expense, obtain (in accordance with Schedule 10) and maintain throughout the Term all Permits and easements from all applicable Governmental Authorities, or other Persons, necessary for the construction and operation of Seller’s System, except for those Permits and easements required to be obtained by Buyer in accordance with Section 10.02 or required by Law to be in the name of Buyer, which shall be obtained and maintained by Buyer (in accordance with Schedule 12). Such Permits and easements may include, but are not limited to, federal, state, local and municipal environmental Permits and licenses, State of New Jersey siting and operating Permits, and local and municipal building code and zoning variances, where required. Buyer shall cooperate with Seller in obtaining and maintaining such Permits and easements. Seller shall: (i) not commence construction or operation of Seller’s System prior to receipt of all applicable Permits and easements required for the particular phase of construction or operation; (ii) abide by the terms and conditions of all such Permits and easements; (iii) operate Seller’s System at all times in the manner required or permitted by such Permits and easements; and (iv) prior to Buyer’s Financial Closing, obtain all material discretionary permits required for the construction and operation of Seller’s System. Seller shall provide copies of all such Permits, licenses, approvals, easements and variances to Buyer promptly after receipt thereof by Seller.

10.02 Buyer’s Permits and Easements. Buyer shall, at its own cost and expense, obtain (in accordance with Schedule 12) and maintain throughout the Term all Permits and easements from all applicable Governmental Authorities, or other Persons, necessary for the construction and operation of Buyer’s Facility, except for those Permits and easements required to be obtained by Seller in accordance with Section 10.01. Seller shall cooperate with Buyer in obtaining and maintaining such Permits and easements.

10.03 On-Site Easements, Licenses, Rights-of-Entry, and Access Rights. The Parties understand and agree that to perform their duties and obligations under this Agreement, Seller must be provided with certain non-exclusive rights to the use of portions of Buyer’s Facility. Seller’s exercise of such rights shall not unreasonably interfere with Buyer’s use and enjoyment of Buyer’s Facility and Seller shall at all times conduct its activities so as to minimize any disturbance to Buyer’s construction or use and enjoyment of Buyer’s Facility. Accordingly, Buyer hereby agrees to grant to Seller for no additional consideration, other than the obligations and undertakings assumed by Seller hereunder, all rights-of-way, access rights, easements, licenses and other rights with respect to Buyer’s Facility and to operate within Buyer’s Facility as may be reasonably necessary to allow Seller to interconnect Seller’s System to Buyer’s Facility and perform its obligations and exercise its rights hereunder without undue interference on the operation of Buyer’s Facility. Buyer shall use Reasonable Efforts to obtain, or cause to be obtained (in form and substance reasonably satisfactory to Seller) non-disturbance agreements or, if applicable, waivers and/or consents from each of its mortgagees or landlords with respect to all such rights of way, access rights, easements, licenses and other property rights which Buyer is obligated to provide or cause to be provided to Seller pursuant to this Agreement. Seller’s exercise of the rights granted to it pursuant to this Section shall be subject to Seller’s indemnification obligations pursuant to Article XX.

10.04 Transfer of Real Property Rights. As soon as practicable following the execution and delivery of this Agreement, Buyer and Seller shall finalize, execute, deliver and record such real estate agreements and related instruments as are necessary to effect the grant of the rights described in Section 10.03.

10.05 Structures, Equipment and Fixtures Erected by Seller. During the Term, Seller shall have the right to erect, construct, and install and maintain such structures, equipment and other facilities and fixtures, electrical feeders, substation switchgear, fiber optic lines, electrical power transformers, controls, protective relays, utility lines, pipes, connections, heat exchangers, valves, filters, strainer, instruments, air compressors, machinery, furniture, finishes, and other personal property that are required in connection with Seller’s ownership and operation of Seller’s System on a portion of the Buyer’s Project Site as depicted in Schedule 1. Seller shall at all times conduct its activities so as to minimize any disturbance to Buyer.

10.06 Title to Improvements Installed by Seller on Buyer’s Project Site. Title to all improvements, including trade fixtures, machinery, equipment and other personal property, installed by Seller on Buyer’s Project Site shall be vested in and remain the property of Seller. Unless purchased by or transferred to Buyer pursuant to this Agreement or otherwise prohibited or modified by this Agreement, Seller or, if Seller’s Lenders shall have the right to do so under the Seller Security Documents, Seller’s Lenders shall be afforded a reasonable time after a termination of this Agreement to remove all such personal property from Buyer’s Project Site; however, if the removal of any such personal property would damage Buyer’s Facility and such damage to Buyer’s Facility would substantially exceed the value of such personal property to Seller or Seller’s Lenders (as the case may be), then Seller or Seller’s Lenders (as the case may be) shall leave such personal property in place. The removal of such personal property pursuant to this Section 10.06 shall be coordinated with, and performed in conjunction with, any removal of personal property from the Central Energy Center conducted by Seller or Seller’s Lenders pursuant to the provisions of Section 5.1.13.2(b) of the Ground Lease. Seller or Seller’s Lenders (as the case may be) shall repair any damage to Buyer’s Facility resulting from the removal of such personal property or pay Buyer the cost of repairing such damage within thirty (30) Days of receiving an invoice from Buyer. This repair or payment obligation shall survive termination or expiration of this Agreement. In the case of any proposed removal by Seller or Seller’s Lenders, Buyer shall have the right to purchase any such property for Fair Market Value determined immediately prior to the time set for removal.

10.07 Expansion of Energy Facilities for Additional Customers. Buyer understands that Seller may desire to expand the capacities of its energy facilities for the purpose of serving Additional Customers. Buyer hereby acknowledges Seller’s rights and consents to Seller’s use of any expanded capacities of its energy facilities to serve Additional Customers, provided that (i) any such use shall be in accordance with the provisions of Section 3.07(e) and (ii) in connection with any such expansion, Seller shall have demonstrated to the satisfaction of the Independent Engineer that (i) construction activities will not have an adverse impact on Buyer or the operation of Buyer’s Facility, (ii) Buyer will continue to receive first priority to all Energy Services and (iii) there will no impairment or interruption to the quantity or quality of the services that Buyer is entitled to hereunder. It is understood and agreed that the construction of a Cogeneration Facility shall be subject to Section 7.09 and not this Section 10.07.

ARTICLE XI

METERING DEVICES, INSPECTIONS AND ADJUSTMENTS

11.01 Installation of Billing Meters and Devices by Seller.

(a) During the Term, Seller shall, at its sole cost, furnish, install, and maintain all Billing Meters, instruments, recording devices and other related data logging equipment required to measure, record and document all of the data which measures the deliveries of the Energy Services and determines the rates and charges thereof payable by Buyer to Seller under this Agreement.

(b) Seller shall provide, own and maintain, at its own expense, all Billing Meters necessary for the operation of Seller’s System. All Billing Meters, associated equipment and the arrangement thereof and all calibration procedures may be reviewed by Buyer prior to initial operation of the Billing Meters.

(c) All electric Billing Meters shall be installed, operated and maintained in accordance with ACE Tariff Electric Service standard terms and conditions approved by the NJBPU and ACE Equipment Requirements for Multiple Feed Primary Service. All Peak Shaving Meters, should Peak Shaving be implemented at any time during the Term, shall satisfy acceptable industry standards. All chilled and hot water Billing Meters shall be installed, operated and maintained in accordance with that operating instructions provided by the meter device manufacturers.

(d) Should Seller activate the Emergency Diesel Generators (as defined in Schedule 3) for use in peak shaving for either Seller’s System and/or Buyer’s Facility, Seller agrees to share in any such economic benefits from peak shaving with Buyer. Should Seller utilize the Emergency Diesel Generators (as defined in Schedule 3) to participate in a demand response program Seller agrees to share the economic benefits of its participation in such demand response program with Buyer.

11.02 Installation and Maintenance of Check Meters by Buyer. Buyer shall have the option to install and maintain, at its own expense, check meters and associated equipment downstream of the Delivery and Metering Points in order to verify all Billing Meter readings of Seller.

11.03 Seals on Billing Meters. Seller’s Billing Meters, to the extent they include and require seals and can be sealed, shall be sealed and such seals shall be broken only by Seller and only when a Billing Meter is to be inspected, tested, adjusted or repaired. Buyer shall receive reasonable prior notice of any testing, inspecting or adjustment of Billing Meters and shall have the right to be present at such events.

11.04 Periodic Calibration of Seller’s Billing Meters.

(a) Seller shall calibrate Seller’s Billing Meters, but not Buyer’s check meters, at least annually. Additional tests of Seller’s Billing Meters will be made by Seller (or, at Buyer’s sole cost and expense, by such third party as Buyer shall designate to perform such additional tests) at any reasonable time with reasonable cause upon request therefor by Buyer, which will not occur more than twice in any Year of Operation. Seller shall notify Buyer not less than fifteen (15) Days in advance of such annual and additional tests, and Buyer shall have the right to be present at any such test. Any dispute in the results of such additional tests shall be settled through the Dispute Resolution Process set forth in Section 9.02. If, as a result of such tests, a Billing Meter is found to be defective or inaccurate, it will be promptly restored to a condition of accuracy or replaced by Seller at Seller’s sole cost. If a test of a Billing Meter is made at the request of Buyer with the result that such Billing Meter is found to be registering correctly or within plus or minus two percent (2.0%) for any Energy Services, Buyer agrees to bear all costs of such test as suitably documented; provided, however, that if such test shows an error greater than plus or minus two percent (2.0%) for any Energy Services, then Seller will bear all costs of such test. All Billing Meters shall be calibrated by Seller as close as is practical to one hundred percent (100%).

(b) If any Billing Meter test provided for herein discloses that the error for such equipment is greater than plus or minus two percent (2.0%) for Energy Services, an adjustment will be made for the actual period during which inaccurate measurements were made, if that period can be determined to the mutual satisfaction of the Parties. If the period of inaccuracy cannot be determined, an adjustment will be made to fifty percent (50%) of the measured quantities from the readings of such Billing Meter taken since the last test on such Billing Meter was made, such adjustments to be either upward or downward from the amount of the error to one hundred percent (100%) accuracy, unless meter readings are available from Buyer’s installed meter equipment or Seller’s other installed instruments, in which case such other meter readings will be used. Any correction in billing resulting from such adjustment in meter records shall be made in the next Monthly bill rendered by Seller after the inaccuracy is discovered, and such correction when made, shall constitute a complete and final settlement of any claim arising between the Parties out of such inaccuracy of the Billing Meter.

11.05 Failure of Billing Meter. Should the relevant Billing Meter completely fail to register any Energy Services delivered, or provides a reading which has a greater than 20% deviation from similar historic periods under substantially similar conditions, during any period of time, the amount of Energy Services delivered during such period will be estimated based on the amounts previously delivered during similar periods under substantially similar conditions, unless meter readings are available from Buyer’s installed meter equipment or Seller’s other installed instruments, in which case such other meter readings will be used. Buyer shall have its meters, if any, inspected and tested at least annually, shall give Seller notice, of and allow Seller to observe, such tests and inspections, and shall provide Seller with the written results thereof.

ARTICLE XII

RATES, CHARGES AND BILLING

12.01 Payment of Monthly Fee.

(a) For each Billing Month commencing on the Anticipated Commercial Operation Date, Buyer shall pay the Fixed Monthly Fee to Seller based on procedures identified in Exhibit A.1 to Schedule 8.

(b) For each Billing Month commencing on the Anticipated Commercial Operation Date, Buyer shall pay the Operation and Maintenance Monthly Fee to Seller based on procedures identified in Exhibit A.2 to Schedule 8.

(c) For each Billing Month commencing on the Anticipated Commercial Operation Date, Buyer shall pay to Seller (i) the Chilled Water Monthly Fee (as defined in and based on procedures identified in Exhibit A.3 to Schedule 8), (ii) the Hot Water Monthly Fee (as defined in and based on procedures identified in Exhibit A.4 to Schedule 8), (iii) the Electricity Monthly Fee (as defined in and based on procedures identified in Exhibit A.5 to Schedule 8) and (iv) the Parasitic and Utility Monthly Fee (as defined in and based on procedures identified in Exhibit A.6 to Schedule 8).

(d) Any payment due by Buyer to Seller under clause (a), (b) or (c) above with respect to a period of less than a Billing Month shall be adjusted on a pro rata basis for such Billing Month.

12.02 Billing and Payments for Energy Services. Within ten (10) Days following the close of each Billing Month, Seller shall send Buyer a detailed invoice, consistent with Schedules 5 and 8, setting forth all charges for Energy Services, rendered during such Billing Month, as well as any other amounts due to Seller under this Agreement. Payment of such invoice will be due and payable within thirty (30) Days of its receipt.

12.03 Delinquent Payments. Any payment due pursuant to Section 12.02 and any invoice tendered pursuant to Section 12.02 shall be deemed delinquent if not paid within the time period specified for payment pursuant to Section 12.02 unless, in each case, such payments are being disputed in accordance with the Dispute Resolution Process, in which case such amount shall be paid to the Party owed such amounts prior to adjudicating such dispute. All delinquent payments and invoices (including invoices and payments contemplated by this Section 12.03 and all other payments contemplated by this Agreement) shall accrue interest at the Contract Interest Rate from the date such invoices or payments were due and payable.

12.04 No Set-off. Neither the Fixed Monthly Fee nor the Operation and Maintenance Monthly Fee shall be subject to any set-off, except as provided in Section 4.06(d) and for overpayments revealed pursuant to the audit procedure pursuant to Section 12.08.

12.05 Charges During Construction. During the period from the Effective Date until the Anticipated Commercial Operation Date, Buyer shall pay the charges set forth in this Section 12.05:

(a) Construction Operating and Maintenance Fee. Commencing with the provision of Temporary Thermal Energy Services, Buyer shall pay Seller a fixed operating and maintenance fee of $160,521.00 per Month.

(b) Temporary Electricity Services. In respect of Temporary Electricity Services, Seller shall charge Buyer an amount equal to Buyer’s usage multiplied by the rates provided in Schedule 8 (excluding, for the avoidance of doubt, any operating and maintenance fees included therein).

(c) Temporary Thermal Energy Services. In addition to the charges under Section 12.05(a), in respect of Temporary Thermal Energy Services, Seller shall charge Buyer an amount equal to Buyer’s usage multiplied by the rates provided in Schedule 8 (excluding, for the avoidance of doubt, any operating and maintenance fees included therein). For the avoidance of doubt, the charges in respect of Temporary Thermal Energy Services contemplated by this clause (iii) exclude Temporary Chilling Costs which are provided for and paid in accordance with Section 4.02.

12.06 [Reserved].

12.07 Cost Savings. Seller shall use all Reasonable Efforts to reduce actual operations and maintenance costs of Seller’s System in order to achieve a reduction in the Operation and Maintenance Monthly Fee during the period Seller is providing Temporary Energy Services.

12.08 Audits. Each Party has the right, at its sole expense and during normal working hours, to examine copies of the relevant portions of the records of the other Party to the extent reasonably necessary to verify the accuracy of any invoice, charge or calculation made pursuant to this Agreement. If any such examination reveals any inaccuracy in any invoice or calculation, the necessary adjustments in such invoice or calculation, and the payment of any adjustment thereto, shall be paid (or, in the case of overpayments by Buyer, may be set-off against other payments to be made by Buyer or may be required to be refunded by Seller), with interest at the Contract

Interest Rate calculated from the date the overpayment or underpayment was made until paid, by the responsible Party within ten (10) Days after it receives an invoice from the other Party setting forth in reasonable detail the calculation of such adjustments; provided, however, that no adjustment for any invoice or payment will be made unless the objection to the accuracy thereof was made within twenty-four (24) Months after the date of the invoice which is the subject of the dispute, and thereafter any such objection shall be deemed waived.

12.09 Amounts Due on Days which are not Business Days. Any amounts due and payable under this Agreement on a Day which is not a Business Day shall instead be due on the first Business Day following the Day it is otherwise due.

ARTICLE XIII

APPRAISALS AND FAIR MARKET VALUE

Whenever an appraisal pursuant to Article XVI is required in connection with the sale or lease of all or a portion of Seller’s System and Seller’s Leasehold, the following procedure shall be used:

(a) Buyer and Seller each shall select an appraiser with experience and qualifications in the valuation of thermal energy and electric generation facilities to perform an appraisal based on the Fair Market Value of Seller’s interest in all or a portion of Seller’s System (other than Seller’s Leasehold and property rights granted pursuant to Section 10.04).

(b) Such appraiser shall have significant experience and qualifications in the representation of investment banks or other financial institutions that are active in the project finance markets for thermal energy and electric generation facilities, and have acted on behalf of such institutions in the valuation of facilities similar to Seller’s System.

(c) The appraisers shall complete the appraisal and deliver a copy thereof to each Party within sixty (60) Days of receipt of notice of appointment, or within such other time period established by the Parties.

(d) Each Party shall bear the cost of its own appraiser.

(e) If the higher of the two (2) appraisals is less than ten percent (10%) above the lower appraisal, the two (2) appraisals shall be averaged and such average shall constitute the Fair Market Value. If the higher of the two (2) appraisals is ten percent (10%) or more above the lower appraisal, the two (2) appraisers shall nominate a third similarly qualified appraiser; provided, however, that, if either Party fails to appoint an appraiser within fifteen (15) Business Days after a written request to do so by the other Party, or if the two (2) appraisers fail to agree upon a third appraiser, then either Party may apply to the American Arbitration Association to make such appointment.

(f) Once appointed, the third appraiser shall perform an appraisal of the same portion of Seller’s System as the other appraisers valued. Such appraisal shall be based on the Fair Market Value of Seller’s interest in the same Seller’s System (or respective portion thereof). The appraisal shall be averaged with the two (2) prior appraisals to constitute the Fair Market Value. Unless the Parties agree otherwise, any third appraisal shall be made within sixty (60) Days of the appointment of such third appraiser and the expenses attendant shall be shared equally by Seller and Buyer.

(g) If any property is purchased at Fair Market Value pursuant to this Agreement, and debt associated with such property is assumed by Buyer, the amount of the purchase price will be reduced by the debt assumed (up to a maximum amount equal to Fair Market Value), and the property shall be transferred to Buyer free and clear of all debts, liens and encumbrances (except utility easements of record) other than any lien and/or encumbrance for debt assumed by Buyer; provided that, in the event the principal of the debt associated with such property exceeds Fair Market Value, Seller shall, prior to the transfer of the property contemplated by this sentence, repay such debt in an amount equal to the positive difference between the aggregate amount of debt and Fair Market Value.

ARTICLE XIV

COORDINATION OF ACTIVITIES

14.01 Sharing of Information by Buyer and Seller. Buyer and Seller shall maintain open daily communications to share information regarding operation of both Buyer’s Facility and Seller’s System so that Seller’s System and Buyer’s Facility can better coordinate on-site and off-site generation of Energy Services. Among the items to be addressed by such communications are matters relating to the scheduling of maintenance and Buyer’s expected Energy Services use levels. In addition, as contemplated by Section 5.03, not less frequently than once per Month, Buyer and Seller shall attend Consultation Meetings to review the preceding Month’s activities, discuss any anticipated problems, and provide a forecast of Energy Services needed by Buyer’s Facility for the next four (4) quarters. Such forecasts will be provided for planning purposes only, and shall not constitute a commitment to purchase.

14.02 Development of Operating Procedures. Not later than six (6) Months prior to the Anticipated Commercial Operation Date, Buyer and Seller shall develop mutually agreeable operating procedures with respect to the performance of the Parties’ obligations under this Agreement. The operating procedures shall serve as guidelines for such operating aspects of mutual interest as the Parties may agree upon. Such procedures (a) shall not override any other provisions of this Agreement, (b) shall not create any contractual obligations binding on either Party, (c) shall not require Seller to change the design or construction of Seller’s System, and (d) may be revised by mutual agreement of the Parties at any time. The procedures shall establish a means of continuous communication between Buyer and Seller. The procedures may include planning arrangements, information sharing, joint short-term and long-range planning arrangements for performing concurrent maintenance and improvements, emergency notification and response procedures for planned and unplanned outages and upsets in respect of Seller’s System, and designation of decisional authority levels for responding to emergencies at Seller’s System or Buyer’s Facility.

14.03 Temporary Loss Mitigation Plan. Buyer and Seller understand and agree that there may be limited periods during the Term when, for various reasons, Seller is unable to deliver, to Buyer’s Facility, Buyer’s full contractual entitlements to Energy Services. Accordingly, for the purpose of mitigating the damages to both Seller and Buyer that might arise by reason of such temporary periods of Interruption of Energy Services, Buyer and Seller agree that at least ninety (90) Days prior to the Anticipated Commercial Operation Date, designated representatives of Buyer and Seller shall adopt, memorialize, and, thereafter, maintain, modify, and revise, as mutually agreed, a definitive plan (the “Temporary Loss Mitigation Plan”) for mitigating such damages.

The Temporary Loss Mitigation Plan will provide that if Seller becomes aware of or has reason to believe that there exist or are likely to exist such conditions and circumstances as will result in an Interruption of Energy Services, procedures will be followed whereby Seller shall, at its earliest opportunity, notify Buyer of such conditions or circumstances and the potential impact on Seller’s ability to deliver Energy Services. As soon as practicable upon the receipt of such notification, Seller and Buyer shall take such actions as are specified in the Temporary Loss Mitigation Plan, provided, that such actions do not adversely impact the operation of Buyer’s Facility. Consistent with the Temporary Loss Mitigation Plan, such actions may include, but shall not be limited to: (a) reductions in the quantities of outside make-up air (with corresponding reductions in the quantities of exhaust air) in accordance with applicable codes and standards; (b) the raising or lowering, as applicable, of temperature set-points by plus or minus two (2) degrees Fahrenheit in occupied common areas and retail spaces; (c) the raising or lowering, as applicable, of temperature set-points by plus or minus five (5) degrees Fahrenheit in unoccupied common areas and retail spaces; and (d) the shutdown of all unused indoor lighting.

ARTICLE XV

INSURANCE

15.01 Seller’s Insurance. Seller shall obtain and maintain, at its own expense, the following insurance including such other types, amounts, deductibles and terms and conditions required to be maintained under the Project Documents or Seller’s Credit Facilities to cover all of Seller’s activities in connection with the performance of this Agreement, the Project Documents or Seller’s Credit Facilities throughout the term of this Agreement, unless otherwise specified for a longer coverage period:

(a) Commercial general liability insurance covering Seller’s operations, including products, completed operations, contractual liability and sudden and accidental pollution liability coverage in limits of not less than $1 million per occurrence and $2 million annual aggregate combined single limit for bodily injury and property damage per location;

(b) Statutory worker’s compensation insurance and employers’ liability insurance in limits of not less than $1 million, covering Seller’s employees;

(c) Business automobile liability insurance covering all owned and non-owned and hired vehicles used by Seller in connection with performance of this Agreement in limits of not less than $5 million per occurrence combined single limit for bodily injury and property damage, including all statutory coverage for all states of operation;

(d) “All-risk” property insurance covering the Seller’s System insuring all real and personal property at full replacement cost value including coverage for machinery breakdown (and resulting damage caused by design error, faulty material or workmanship), whether or not Seller’s property is located at or on Buyer’s Facility and shall include property in the care, custody and control of the Seller for which the Seller is responsible for insuring and with and earthquake limits of not less than $50 million, and $50 million for named windstorm; and

(e) Umbrella/Excess insurance covering General Liability, Business Automobile Liability and Employers’ Liability for $25 million per occurrence and in the aggregate.

15.02 Seller’s Builder’s Risk Insurance. Seller shall obtain and maintain at Seller’s expense, “Builder’s Risk” insurance for Seller’s System on an “all-risk” replacement-cost basis in a completed value form with extended coverage until the Actual Commercial Operation Date, providing:

(a) property coverage for Seller’s System, which insurance shall include coverage for removal of debris and shall insure the buildings, structures, machinery, equipment, facilities, fixtures and other properties constituting a part of Seller’s System, in a minimum amount equal to the total replacement value and whether or not such property is located at or on Buyer’s Facility and shall include property in the care, custody and control of Seller for which Seller is responsible for insuring;

(b) flood and earthquake limits of not less than $50 million, and $50 million for named windstorm;

(c) off-site coverage including contingent transit for property described in (a) above to insure the full replacement cost of values at risk, but with a limit not less than $2.5 million per occurrence; and

(d) identical coverage for operational testing and commissioning including coverage for machinery breakdown and resulting damage caused by design error, faulty material or workmanship, and other operation of the Seller’s System prior to the Actual Commercial Operation Date, or whatever insurance policy or other definition is used.

15.03 Insurance Requirement. Seller shall cause its policies to name Buyer and Buyer’s Lenders as an additional insured (except on workers compensation and employers liability policies) and each of Seller and Buyer shall cause their respective insurers to waive any right of subrogation against the other. Buyer and Seller shall assume responsibility for their own deductible amounts and losses in excess of policy limits for an insured loss. The policies maintained by Seller pursuant to this Article XV shall (i) include Buyer and Buyer’s Lenders and such affiliates and contractors of Buyer as Buyer determines as additional insureds as their interests may appear, (ii) provide that such insurance is primary without right of contribution from any other insurance which might otherwise be available to an insured Party, (iii) provide that in the event of any loss of payment under the policy, the insurer shall waive any rights of subrogation against an insured Party, and (iv) be maintained with reputable insurance companies with an A.M. Best rating of “A” and subject to the review and approval by Buyer. Loss deductibles applicable to insured perils shall be the responsibility of Seller.

15.04 Certificates of Insurance. Seller shall cause each insurance policy to name Buyer and Buyer’s Lenders as a certificate holder and require that the insurer provide Buyer with certificates of insurance: (a) evidencing Buyer and Buyer’s Lenders as additional insureds on all of the above mentioned coverage, except workers compensation, and employers liability insurance, for all events connected with this Agreement and providing a waiver of subrogation in their favor; (b) stating that the above insurance is primary coverage to any other insurance that may be available to Seller; and (c) providing at least thirty (30) Days prior written notice to Buyer of cancellation, modifications or material change to any policy. The purchase of appropriate insurance coverage by Seller or the furnishing of the certificate(s) of insurance shall not release Seller from its respective obligations or liabilities under this Agreement.

ARTICLE XVI

PURCHASE OPTIONS

16.01 Seller’s System.

(a) Without limitation of Buyer’s rights under clause (b) of this Section 16.01, upon (i) termination of this Agreement by Buyer prior to the naturally occurring end of the term as a result of an Event Constituting Breach, Buyer shall have the right to purchase Seller’s System for a purchase price equal to the greater of Seller’s Cost and the amount required to repay in full Seller’s Credit Facilities, (ii) termination of this Agreement by Buyer prior to the naturally occurring end of the term as a result of an Extended Force Majeure event, Buyer shall have the right to purchase Seller’s System for a purchase price equal to the greatest of Fair Market Value, Seller’s Cost and the amount required to repay in full Seller’s Credit Facilities, and (iii) expiration of the Term, Buyer shall have the right to purchase Seller’s System for a purchase price equal to Fair Market Value. Buyer shall exercise such right to purchase ninety (90) Days prior to termination of this Agreement or if Buyer has the right to terminate this Agreement on less than ninety (90) Days’ notice, within such reasonable time period under the circumstances. The Parties agree to negotiate in good faith and endeavor to consummate the sale within such ninety (90) Day period or if Buyer has the right to terminate this Agreement on less than ninety (90) Days’ notice, within such reasonable time period under the circumstances; provided that, failure to consummate a sale within such period shall not prevent Buyer from use of Seller’s System in accordance with the terms of this Agreement and this Agreement shall not be terminated until such purchase is consummated.

(b) At any time during the Term, Buyer may, in its sole discretion and for whatever reason, exercise an option to purchase all of Seller’s right, title and interest in Seller’s System for the applicable termination value set forth in Schedule 22. In such event, Buyer shall give Seller not less than one hundred eighty (180) Days prior written notice. The Parties agree to negotiate in good faith and endeavor to consummate the sale within said one hundred eighty (180) Day period; provided that, failure to consummate a sale within such period shall not prevent Buyer from use of Seller’s System in accordance with the terms of this Agreement and this Agreement shall not be terminated until such purchase is consummated. In agreeing to the termination values set forth in Schedule 22, it is the intent of Buyer and Seller that such termination values reflect a purchase price anticipated to be at least equal to the fair market value of Seller’s System at the time such purchase option can be exercised.

16.02 Transfer of Seller’s System to Buyer. If Buyer elects to purchase all of Seller’s System pursuant to Section 16.01, then Seller shall (a) transfer its interest in the same (together with Seller’s Leasehold and Seller’s leasehold interest in the Whitcome Lease) to Buyer pursuant to a deed and bill of sale, in form and substance reasonably satisfactory to Buyer, free and clear of all liens and encumbrances created by Seller, and (b) complete all other Required Transfer Actions (as required by Article XVII) in exchange for payment, if any, by Buyer to Seller of the entire purchase price in funds consisting of lawful currency of the United States of America. Any sales taxes on such purchase shall be paid by Buyer, and all other taxes due and owing in connection with Seller’s Interconnection Facilities or Seller’s System shall be apportioned between Buyer and Seller as of the date of the delivery of the deed and bill of sale on the basis of each Party’s respective period and percentage of ownership as relates to said taxes.

16.03 [Reserved].

16.04 Survival of Article. This Article XVI shall survive termination of this Agreement.

ARTICLE XVII

REQUIRED TRANSFER ACTIONS

UPON PURCHASE OF SELLER’S SYSTEM BY BUYER

17.01 Required Transfer Actions. In the event that pursuant to the provisions of this Agreement, Buyer purchases all or a portion of Seller’s interest in Seller’s System, Seller shall, subject to the terms of Seller’s Credit Facilities, take all of the following actions (collectively, the “Required Transfer Actions”) regardless of whether the applicable provision specifically states that the Required Transfer Actions are to be taken:

(a) Seller shall take all actions reasonably necessary to reconvey Seller’s Leasehold to Buyer and to convey Seller’s System to Buyer;

(b) Seller shall assign to Buyer its interest in all purchase orders, contracts, Project Documents, power sales, gas purchase and gas transportation contracts and other agreements (in each case, to the extent requested by Buyer and permitted by such documents) that relate to the portion of Seller’s System (or the development, design, construction, engineering, procurement, operation or maintenance thereof) being purchased; provided that, Buyer’s right to request assignment of certain contracts shall not be read as an obligation by Buyer to assume all or any of those contracts; provided further that, Buyer shall assume the payment, including breakage fees and other costs associated with such assignment, and performance of all such contracts assigned to it and shall release, indemnify, and hold harmless Seller from any liabilities or obligations under such assigned agreements due to events arising after such assignment;

(c) Seller shall exercise Reasonable Efforts in negotiating the terms of the Project Documents to include in such documents written consent to the assignment by Seller of its rights therein to Buyer;

(d) Seller shall assign, convey and deliver (or cause to be assigned, conveyed and delivered) to Buyer, to the extent it has such items in its possession and may lawfully assign, convey and deliver them, originals or copies of all design and development documents, all estimates, plans, specifications, drawings (including, without limitation, all “as-built” mylar drawings), manuals and records, past and present, all other information, as well as all associated computer files, in each case, relating to the portion of Seller’s System (or the development, design, construction, engineering, procurement or operation thereof) being purchased or any part thereof, and assign to Buyer, if legally assignable and at Buyer’s expense, its interest in all necessary proprietary information, licenses and equipment relating to the portion of Seller’s System being purchased, together with a non-exclusive, royalty-free license to all intellectual property rights related to the foregoing;

(e) Seller shall assign, convey and deliver to Buyer any tax certificates owned by Seller or its Affiliates or any Seller’s Contractor for real estate located within Seller’s Leasehold;

(f) Seller shall assign, convey and deliver to Buyer good, valid and marketable title to any real property or real property interests acquired by Seller or any of its Affiliates in connection with Seller’s System or constituting a portion of the Seller’s Leasehold, or any options, of other rights to any such real property or real property interests;

(g) Seller shall assign, convey and deliver to Buyer all equipment, supplies, materials, assets and property purchased, acquired or developed by Seller or any Seller’s Contractor in connection with or relating to the development, design, construction, engineering and provision of any other services for Seller’s System, together with a non-exclusive, royalty-free license to all intellectual property rights related to the foregoing;

(h) Seller shall remove all Seller and Seller’s Contractor personnel from Seller’s Leasehold and agrees that, subject to clause (i) below, such personnel shall have no further access to Seller’s Leasehold;

(i) at Buyer’s election, Seller shall make its operations personnel available to train and assist Buyer’s personnel or contract operators for a period of up to two (2) Months prior to Buyer’s takeover of the portion of Seller’s System being purchased; and

(j) at any time or from time to time upon the request of Buyer, Seller shall, promptly execute, acknowledge and deliver such further documents, agreements, instruments, endorsements, power of attorney or notices, and do such other acts and things as Buyer may reasonably request in order to effect fully the purposes of this Article XVII and Sections 3.04, 22.02(a), 22.02(c) and any other Section requiring Seller to take the Required Transfer Actions (whether or not expressly set forth in such Section).

17.02 [Reserved].

17.03 Right to Specific Performance. Seller acknowledges and agrees that in the event of any breach of Sections 3.05(c) or (d), Buyer would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that (a) Seller will waive, in any action for specific performance, the defense of adequacy of a remedy at law; and (b) Buyer shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Article XVII in connection with a breach of Section 3.05(c) or (d). Nothing in this Section 17.03 shall prejudice Buyer in any respect in a claim for specific performance in connection with Seller’s breach of any other provision of this Agreement.

17.04 Survival of Article. The agreements set forth in this Article XVII shall survive the termination or expiration of this Agreement.

ARTICLE XVIII

SALE OR TRANSFER OF ANY OWNERSHIP INTEREST IN SELLER, SELLER’S

SYSTEM OR SELLER’S REAL PROPERTY TO OTHERS

18.01 Sale or Transfer of Interests. During the Term, and provided that Buyer does not exercise its right of first offer pursuant to Article XXVII, (i) Seller shall not directly or indirectly sell, transfer or convey any ownership interest of Seller in Seller’s System or Seller’s Leasehold and (ii) there shall not be any Change in Control, unless Seller’s obligations under this Agreement are assumed in writing by the transferee and Seller obtains Buyer’s prior written approval of such transfer or Change in Control. Seller shall provide written notice to Buyer of its intent to sell to a Person other than Buyer not less than ninety (90) Days prior to its intended date of closing such sale, except in the case of any disposition pursuant to the exercise of remedies by Seller’s Lenders, in which case thirty (30) Days’ prior written notice shall be deemed sufficient. Notwithstanding the foregoing, this Article XVIII shall not prohibit Seller from selling, transferring or conveying any interest in Seller’s System or Seller’s Leasehold to an Affiliate or subsidiary of Seller, provided that, such Affiliate or subsidiary shall assume the obligations of Seller hereunder and shall execute such consents, assumptions and transfer documents as may be reasonably requested by Buyer or Buyer’s Lenders in connection with such sale, transfer or conveyance, and the Surety Bond, the Operations Letter of Credit, the Buyer Security Documents and any other credit support documents provided for the benefit of Buyer shall be ratified and affirmed by the obligors thereunder. For the avoidance of doubt, nothing in this Section 18.01 shall restrict or otherwise limit Seller’s right to collaterally assign its right, title and interest in and to this Agreement pursuant to Section 29.02.

18.02 [Reserved].

ARTICLE XIX

FORCE MAJEURE

19.01 Force Majeure Generally. If either Party shall be unable to carry out any of its obligations under this Agreement, in full or in part (other than the payment of money or the delivery of a letter of credit), due to an event of Force Majeure, this Agreement shall remain in effect (unless such event of Force Majeure continues for a period of at least eighteen (18) months (an “Extended Force Majeure”) and Buyer elects to terminate this Agreement and purchase Seller’s System in accordance with Section 16.01), but the affected Party’s obligations shall be suspended for a period equal to the disabling Force Majeure circumstances, together with a period of time reasonably required to remedy any damage caused by such circumstances; provided, however, that:

(a) the non-performing Party (i) gives the other Party prompt written notice, by U.S. mail, certified or registered, no later than five (5) Business Days from the date of the non-performing Party first obtaining knowledge of the event(s) constituting Force Majeure, describing the particulars of the Force Majeure, including, but not limited to, the nature of the occurrence and its expected duration, (ii) continues to furnish timely regular written reports, at least once weekly, with respect thereto during the period of Force Majeure and (iii) provides prompt written notice of the termination of the Force Majeure event;

(b) the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;

(c) no obligations of either Party that arose before the Force Majeure causing the suspension of performance shall be excused as a result of the Force Majeure;

(d) the non-performing Party uses Reasonable Efforts to remedy its inability to perform and to mitigate, in an expeditious manner, any losses to the other Party, which such Party could not, with the exercise of Reasonable Efforts, avoid;

(e) the Force Majeure event is not otherwise specifically addressed by other provisions of this Agreement;

(f) the Force Majeure event is not otherwise due to the acts or omissions of the Party relying on such Force Majeure;

(g) economic hardship, including changes in the economics of constructing, financing or operating Seller’s System, Buyer’s Facility or the HVAC System, or tax Laws and/or loss of profits, shall not constitute Force Majeure; and

(h) failure by Seller to achieve Seller’s Financial Closing shall not constitute Force Majeure.

19.02 Provision of Energy Services. In the event of a Force Majeure, Seller shall use Best Efforts to provide Energy Services by portable chillers, boilers, generators or other means. The Parties shall work together to utilize available power resources in the most advantageous way to Buyer during a Force Majeure. Buyer shall approve such actions and shall pay Seller its additional cost, reflected in the Cost Substantiation, of providing such Energy Services over the amount paid pursuant to Article XII, as a part of Seller’s invoice for the Billing Month in which the expenses occur and Buyer acknowledges that a Best Efforts undertaking may require the payment of costs that may be unreasonable under the circumstances and that Buyer shall pay such costs in a timely manner.

19.03 Payment of Fees During Force Majeure. During the Term, if Seller’s obligation to deliver Energy Services is suspended or excused solely on account of (i) Force Majeure or (ii) Buyer’s direct acts or omissions, Buyer shall nevertheless be obligated to continue to pay the Fixed Monthly Fee and the Operation and Maintenance Monthly Fee.

ARTICLE XX

INDEMNIFICATION

20.01 Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and its directors, officers, employees, partners, members, managers, agents, consultants, contractors, representatives, licensees, insureds, successors, assigns and shareholders (“Buyer’s Indemnitees”) for any and all actions, claims or liabilities for bodily injuries, patent infringement, retention of liens, delay, regulatory actions, enforcement actions, nuisance claims and third-party property damage resulting from, or in any way connected with the performance or failure to perform its material obligations pursuant to this Agreement, including any reasonable costs, expenses and attorneys’ fees which may be incurred by Buyer or Buyer’s Indemnitees incident to any such liability; provided, however, that Seller shall not be required to indemnify and hold Buyer or Buyer’s Indemnitees harmless from any claims, demands, losses, damages, expenses and other liabilities due to the fault or negligence of Buyer or Buyer’s Indemnitees.

20.02 Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller and its directors, officers, employees, partners, members, managers, agents, consultants, contractors, representatives, licensees, insureds, successors, assigns and shareholders (“Seller’s Indemnitees”) for any and all actions, claims or liabilities for bodily injuries and third-party property damage resulting from, or in any way connected with the performance or failure to perform its material obligations under this Agreement, including any reasonable costs, expenses and attorneys’ fees which may be incurred by Seller or Seller’s Indemnitees incident to any such liability; provided, however, that Buyer shall not be required to indemnify and hold Seller and Seller’s Indemnitees harmless from any claims, demands, losses, damages, expenses and other liabilities due to the fault or negligence of Seller or Seller’s Indemnitees.

20.03 Indemnification from Third Party Claims. Seller and Buyer shall indemnify and hold the other harmless from any claims of Seller’s and Buyer’s creditors, respectively, to any right, title or interest in the other’s property and possessions or resulting from any encumbrances, liens or claims placed on the other’s property and possessions except as provided for herein. The duties to indemnify provided herein shall survive the expiration or early termination of this Agreement with respect to any claims based on facts or conditions occurring prior to expiration or early termination hereof.

20.04 Claims for Indemnification. If any indemnified Party intends to seek indemnification under this Section from any indemnifying Party with respect to any action or claim, the indemnified Party shall give the indemnifying Party written notice of such claim within ninety (90) Days of the commencement of, or actual knowledge by the indemnified Party of, such claim or action, and the indemnifying Party shall have no liability under this Section for any claim or action for which such notice is not provided, unless failure to give notice does not substantially prejudice the indemnifying Party. The indemnified Party shall have the right, at its sole cost and expense, to participate in any such claim or action. The indemnified Party shall not compromise or settle any such claim or action without the prior consent of the indemnifying Party.

ARTICLE XXI

EVENTS CONSTITUTING BREACH

21.01 Events Constituting Breach by Buyer. The occurrence of any of the following shall constitute an “Event Constituting Breach” by Buyer:

(a) Any payment required to be made by Buyer to Seller hereunder is not made when due and remains unpaid for fifteen (15) Days after written notice from Seller; provided, however, that this provision shall not apply when Buyer’s nonpayment is based upon a good-faith dispute as to an invoice from Seller and is limited to the amount in dispute; provided further, that, subject to Section 12.04, Buyer may not dispute Buyer’s obligation to pay to Seller when due the Fixed Monthly Fee and the Operation and Maintenance Monthly Fee.

(b) Any material representation or warranty made by Buyer in this Agreement is discovered to have been false or misleading in any material respect when made and such representation or warranty (i) continues to be false or misleading for a period of thirty (30) Days after written notice to that effect to Buyer and (ii) is material at the time that an Event Constituting Breach pursuant to this Section 21.01(b) is declared.

(c) Unless specifically addressed elsewhere in this Section 21.01, Buyer fails to perform any of its duties or obligations required by this Agreement and such failure continues and is not cured within thirty (30) Days after written notice thereof is received from Seller, unless the failure specified in such notice is not reasonably susceptible of a cure within such thirty (30) Day period, in which case, an Event Constituting Breach shall not occur under this paragraph (c) unless (i) Buyer fails to commence and continue with due diligence a cure for such failure within such thirty (30) Day period and (ii) the failure specified in such notice continues and is not cured within ninety (90) Days after the original written notice thereof from Seller.

(d) Buyer becomes Bankrupt.

(e) There is an event of default by Buyer under the Ground Lease which is not cured within thirty (30) Days after written notice thereof from Seller.

(f) Buyer damages or interferes with Seller’s System in a manner that materially adversely affects its operation and upon written notice thereof from Seller, fails to act within ten (10) Days, and thereafter, fails to continue to act with due diligence to repair, replace or remedy such damages or interferences to Seller’s System within sixty (60) Days after written notice from Buyer. In the event Buyer damages or interferes with Seller’s System, in addition to any other damages for which Buyer may be liable, Buyer shall pay Seller for all reasonable resulting repairs, replacements or modifications to Seller’s System.

21.02 Events Constituting Breach by Seller. The occurrence of any of the following shall constitute an “Event Constituting Breach” by Seller:

(a) Any payment required to be made by Seller to Buyer hereunder is not made when due and, with respect to any payment other than the payment contemplated by Section 26.02, such payment remains unpaid for thirty (30) Days after written notice from Buyer; provided, however, that this provision shall not apply when Seller’s nonpayment is based upon a good-faith dispute as to an invoice from Buyer and is limited to the amount in dispute; provided, further, that the failure of Seller to make the payment contemplated by Section 26.02 shall not constitute an Event Constituting Breach by Seller if the Guarantors shall have paid the Guaranteed Obligations (as defined in the Guaranty) in full.

(b) Any material representation or warranty made by Seller in this Agreement is discovered to have been false or misleading in any material respect when made and such representation or warranty (i) continues to be false or misleading for a period of thirty (30) Days after written notice to that effect to Seller and (ii) is material at the time that an Event Constituting Breach pursuant to this Section 21.02(b) is declared.

(c) Unless specifically addressed elsewhere in this Section 21.02, Seller fails to perform any of its duties or obligations required by this Agreement and such failure continues and is not cured within thirty (30) Days after written notice thereof is received from Buyer, unless the failure specified in such notice is not susceptible of a cure within such thirty (30) Day period, in which case, an Event Constituting Breach shall not occur under this paragraph (c) unless (i) Seller fails to commence and continue with due diligence a cure for such failure within such thirty (30) Day period and (ii) the failure specified in such notice continues and is not cured within ninety (90) Days after the original written notice thereof from Buyer.

(d) Seller becomes Bankrupt.

(e) There is an “Event of Default” (as such term is defined in the Ground Lease) under the Ground Lease that is not cured within thirty (30) Days after written notice thereof from Buyer (unless a longer cure period is provided for in Section 8.1.1 of the Ground Lease) and as to which Seller’s Lenders have not given a “Nullification Notice” (as such term is defined in the Ground Lease) to the Ground Lessor pursuant to the provisions of Section 5.2.1.9 of the Ground Lease.

(f) Seller damages or interferes with Buyer’s Facility (which includes Buyer’s HVAC) in a manner that materially adversely affects its operation and, upon written notice thereof from Buyer, fails to act within ten (10) Days, and thereafter fails to continue to act, with due diligence to repair or cure such damages or interferences to Buyer’s Facility within sixty (60) Days after written notice from Buyer. In the event Seller damages or interferes with Buyer’s Facility, in addition to any other damages for which Seller may be liable, Seller shall pay Buyer for all reasonable resulting repairs, replacements or modifications to Buyer’s Facilities.

(g) Any Buyer Security Document or any lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Seller Party party thereto; or, any lien granted under any Buyer Security Document shall, in whole or in part, cease to be a perfected first priority (or, following the Seller’s Financial Closing Date, second priority) lien or any Seller Party shall, directly or indirectly, contest such perfection or priority.

(h) A Guaranty Default occurs and Seller fails within ten (10) Days of such occurrence to deliver to Buyer an instrument replacing the Guaranty, in form and substance acceptable to Buyer.

(i) A Letter of Credit Default occurs and Seller fails, on or prior to the next annual anniversary of the Actual Commercial Operation Date, to deliver to Buyer an instrument replacing the Operations Letter of Credit, in a form acceptable to Buyer; provided, however, that in the event that Buyer is unable to draw the full amount of the Operations Letter of Credit based on such Letter of Credit Default, Seller shall be required to deliver to Buyer an instrument replacing the Operations Letter of Credit in a form acceptable to Buyer within ten (10) Days of such Letter of Credit Default.

ARTICLE XXII

REMEDIES UPON BREACH

22.01 Remedies of Seller.

(a) Upon the occurrence of an Event Constituting Breach by Buyer, Seller may terminate this Agreement and exercise any and all other rights or remedies available to it at law or at equity, all as limited by this Section 22.01; provided, however, that Seller shall not suspend Temporary Energy Services, Permanent Energy Services or All Requirements Services upon the occurrence of an Event Constituting Breach by Buyer except for the occurrence of an Event Constituting Breach under Section 21.01(a) in which case Seller may (i) suspend performance under this Agreement only upon thirty (30) Days’ prior notice to Buyer and (ii) at the expiration of such thirty (30) Day notice period, simultaneously pursue all available remedies at law or equity. In the event Seller terminates this Agreement in accordance with this clause (a), Buyer shall purchase Seller’s System at Seller’s Cost, in which event, Seller shall convey Seller’s System to Buyer in accordance with the requirements of Article XVI and the other Required Transfer Actions at Buyer’s cost. No remedy granted to Seller is intended to be exclusive of any other remedy herein or available at law or equity, but each shall be cumulative and may be exercised independently by Seller.

(b) Upon the occurrence of an Event Constituting Breach by Buyer that is based on Buyer’s non-compliance with its covenants with respect to Buyer’s HVAC as set forth in Section 3.09(d), if Seller determines that such nonconformity requires the expenditure of funds by Seller on Seller’s System, Seller shall submit Cost Substantiation to Buyer along with a demand for payment of costs reflected in the Cost Substantiation. Buyer shall pay the same within thirty (30) Days of receipt of Cost Substantiation, along with interest at the Contract Interest Rate, which interest shall accrue from the date payment is due.

(c) Upon the occurrence of an Event Constituting Breach by Buyer specified in Section 21.01(f), if Seller determines that such event requires the expenditure of funds by Seller on Seller’s System, Seller shall submit Cost Substantiation to Buyer along with a demand for payment of costs reflected in the Cost Substantiation. Buyer shall pay the same within thirty (30) Days of receipt of Cost Substantiation, along with interest at the Contract Interest Rate, which interest shall accrue from the date payment is due.

22.02 Remedies of Buyer.

(a) Upon the occurrence of an Event Constituting Breach by Seller specified in Section 21.02(f), if Buyer determines that such event requires the expenditure of funds by Buyer on Buyer’s Facility, Buyer shall submit Cost Substantiation to Seller along with a demand for payment of costs reflected in the Cost Substantiation. Seller shall pay the same within thirty (30) Days of receipt of Cost Substantiation, along with interest at the Contract Interest Rate, which interest shall accrue from the date payment is due.

(b) [Reserved].

(c) Upon the occurrence of any Event Constituting Breach by Seller, Buyer shall have the right to terminate this Agreement and exercise any and all other remedies available at law or in equity. No remedy granted to Buyer is intended to be exclusive of any other remedy herein or available at law or equity, but each shall be cumulative and may be exercised independently by Buyer. If Buyer terminates this Agreement pursuant to this Section 22.02, Seller shall, at Buyer’s option, provide Energy Services under the terms and conditions otherwise provided in this Agreement for a period of twelve (12) Months after such termination; provided that, Buyer shall pay for such Energy Services in accordance with Article XII; provided further that, Buyer may terminate the twelve (12) Month period prior to the expiration of said twelve (12) Month period upon sixty (60) Days’ notice to Seller.

22.03 Certain Payment and Reimbursement Rights of Buyer.

(a) If Seller fails to pay when due any amounts which it is Seller’s responsibility to pay and Buyer reasonably believes that such failure would render Seller unable to perform its material obligations hereunder, then upon five (5) Days’ written notice to Seller and to any guarantor of Seller’s obligations hereunder for such amount, and without waiving or releasing Seller from any responsibility hereunder, Buyer may (but shall not be required to) pay such amounts (including fines, penalty interest and late payment fees) and take all such actions as may be necessary in respect thereof. Seller, or any guarantor of Seller’s obligations hereunder, shall, following such payments by Buyer, promptly reimburse Buyer in immediately available funds the amount which Seller failed to pay when due, including any fines, penalty interest and late payment fees paid by Buyer.

(b) If Seller fails to take any action which is Seller’s responsibility under this Agreement to take and a consequence is to expose the Entertainment Complex to a material risk of material physical damage or Buyer’s patrons to a material risk of physical safety, upon five (5) Days written notice to Seller (except in any emergency, in which case Buyer shall give Seller such notice, if any, as is reasonable under the circumstances), without waiting or releasing Seller from any obligation of Seller hereunder, Buyer may (but shall not be required to) take such actions as may be necessary to protect the Entertainment Complex from such material physical damage and/or to protect Buyer’s patrons from such material risk of physical safety. Seller shall, following any payments by Buyer made with respect to such action, promptly reimburse Buyer in immediately available funds the amount which Buyer has expended.

(c) For the avoidance of doubt, in addition to the rights in clauses (a) and (b) above, with respect to a failure of Seller to achieve any Seller’s Construction Milestone, Buyer shall have the rights contemplated by Section 5.08.

22.04 Survival. This Article XXII shall survive termination of this Agreement.

ARTICLE XXIII

EXCLUDED DAMAGES; LIMITATION ON DAMAGES

Neither Seller, Buyer nor any of their respective successors and assigns shall be liable in any action at law or in equity, whether based on contract or arising as a result of an Event Constituting Breach by either Party, tort (including intentional and negligent torts), strict liability or otherwise, to the other Party hereto or to any members, affiliates, subsidiaries, partners, shareholders, directors, officers, agents, employees or representatives of the other Party hereto, for any exemplary or punitive damages. Buyer’s right to recover consequential, indirect or incidental damages shall be as provided in the definition of Operations Payment Obligation. Seller’s right to recover consequential, indirect or incidental damages shall be limited to Six Million Five Hundred Thousand Dollars ($6,500,000) per Year of Operations. The provisions of this Article XXIII shall not limit any rights that Buyer and Seller may have in insurance policies of the other (or the proceeds thereof) pursuant to which they are named as additional insureds.

ARTICLE XXIV

ENVIRONMENTAL MATTERS

24.01 Representations and Warranties of Buyer and Seller. Each of Buyer and Seller, individually on its own behalf, represents and warrants that, to the best of its knowledge and belief, after diligent inquiry, there exist no pending, threatened, ongoing, or unresolved administrative or enforcement investigations, compliance orders, claims, demands, actions, or other litigation or proceedings brought by Governmental Authorities or third parties alleging violations of any Environmental Law or Permit that are applicable to Buyer with respect to

Buyer’s Facility and to Seller with respect to Seller’s Leasehold or Seller’s System that Buyer or Seller could reasonably foresee materially and adversely affecting the activities contemplated by this Agreement at Buyer’s Facility in the case of Buyer or on Seller’s Leasehold in the case of Seller.

24.02 Hazardous Materials. Each of the Parties acknowledges and agrees that it shall not treat or dispose of any Hazardous Material on or below Seller’s Leasehold or Buyer’s Facility and shall not handle, treat or store any Hazardous Materials in a manner such that the facility becomes a “treatment, storage or disposal facility” as those terms are used in the Solid Waste Disposal Act or other Environmental Laws. Further, each of them will properly dispose of Hazardous Materials generated at or its premises and that each may accumulate and store such Hazardous Materials in quantities not to exceed those allowed under applicable Laws and regulations prior to off-site treatment, storage, or disposal when such Hazardous Materials are generated on-site. Further, each Party may store commercial products purchased for use on-site which may contain Hazardous Materials so long as such storage, including notification and permitting, complies with any applicable Environmental Law.

24.03 Permits. Seller agrees to obtain all necessary Permits for the siting and operation of Seller’s System, including all air emission permits, water discharge permits, or any other Permit required for the prevention of and control of pollution. Seller agrees to operate Seller’s System in compliance with all Permits.

24.04 Transfer of Seller’s Leasehold. Seller agrees that any contract or sublease executed by Seller for transfer of possession in whole or part of Seller’s Leasehold through lease to any successor, assign, or tenant shall incorporate the obligations set forth above in Section 24.02 and that these obligations shall bind, any successor, assign, or tenant.

24.05 Indemnification.

(a) Each Party shall indemnify and hold harmless the other Party from and against any and all liabilities, damages, penalties, orders, complaints, or fines (including, without limitation, reasonable costs of investigation, remediation or response, removal or corrective action, and reasonable attorneys’ fees, but in no event consequential damages such as, by way of example and not limitation, loss of use, profits or business opportunity) (collectively hereinafter referred to as “Indemnification Claims”) arising from, out of, by reason of, or relating to: (i) a breach of the indemnifying Party’s representations, warranties or covenants in this Article; (ii) any release of a Hazardous Material caused by the indemnifying Party, its agents, contractors or employees which is a violation of an Environmental Law; (iii) off-site treatment, storage, disposal, cleanup or remediation associated therewith, of Hazardous Material which originated from the indemnifying Party’s system or facility, as applicable; or (iv) the violation of any Permit.

(b) The right of indemnification set forth in Section 24.05(a) shall be subject to the following terms and conditions:

(i) For purposes of this Section, the term “release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment exceeding a Permit limit or of a reportable quantity as defined under any applicable Environmental Law.

(ii) A Party shall, upon discovery of any release of a Hazardous Material which may give rise to an Indemnification Claim under this Article, promptly verbally notify the other Party. Such verbal notice shall be promptly followed by written confirmation of such release, but in no event later than ten (10) Business Days from the date of discovery.

(iii) A Party, upon discovery of any such release shall, if required by applicable Environmental Law, properly notify the appropriate Governmental Authority and shall simultaneously, or as soon as possible after notifying the appropriate Governmental Authority, inform the other Party that it has notified such authority.

(iv) In the event of a dispute regarding the origin of or responsibility for any release of a Hazardous Material, the Parties shall attempt to resolve such dispute through negotiation. If the Parties are unable to agree upon the origin of the release, then the Parties shall hire a mutually agreeable independent environmental consultant to resolve the dispute either by determining the origin of the release or by apportioning responsibility between the Parties. The consultant’s decision shall be binding upon the Parties. The costs incurred in hiring the consultant in this resolution process shall be borne by the Party determined to be primarily responsible (i.e., greater than 50%). The Parties acknowledge and agree that the contract under which the consultant may be hired shall clearly state that the consultant is being hired only to resolve the dispute related to the origin of the release of a Hazardous Material, and in no event will the consultant be retained by either Party to conduct any resulting remediation, cleanup or other work relating to the release. Following identification of the origin of any such release, the Party responsible or determined to be responsible by the consultant for such release shall investigate the release and remediate or undertake cleanup as required under all applicable Environmental Laws. If a Party refuses to participate in the selection of independent environmental consultant, or the Parties are unable to agree on an independent environmental consultant, then either Party may refer the matter to the Dispute Resolution Process.

(v) The Parties mutually agree to provide each other with copies of any data, results, or reports and any correspondence with any Governmental Authority regarding any such release.

(vi) The indemnifying Party shall not be obligated to indemnify the indemnified Party (a) to the extent such indemnifying Party’s rights are prejudiced by the failure of the indemnified Party to notify the indemnifying Party as provided in this Section 24.05(b), or (b) if the indemnified Party has negotiated and/or agreed to remediate or settle a claim for which indemnification is sought without the prior written approval of the indemnifying Party.

(vii) In the event that a release of a Hazardous Material results in an Indemnification Claim, and provided all of the obligations of the indemnified Party have been fulfilled as required by this Section, the indemnifying Party shall, upon written notice of such claim as required by this Section, undertake the defense of the indemnified Party by attorneys and/or environmental consultants reasonably acceptable to the indemnified Party.

(viii) If the indemnifying Party, within a reasonable time after notice of such claim for indemnification, fails to defend such claim, the indemnified Party shall have the right to undertake the defense, compromise, or settlement of such claim on behalf of and for the account of the indemnifying Party, which may include, but is not limited to, expenses (including attorneys’ fees) and liabilities of the indemnified Party as well as any money damages or other money payments resulting from the defense, compromise, or settlement of such claim; provided, however, the indemnifying Party shall have the right, upon advance written notice, to assume the defense of such claim prior to a settlement, compromise, or final resolution thereof, but such assumption shall not relieve the indemnifying Party of any costs incurred by the indemnified Party up to the date of such assumption.

(ix) Each Party agrees that any contract for transfer of possession in whole or part of its real property through sublease, or other voluntary disposition shall incorporate the obligations set forth above in this Section.

(x) The Parties agree that the indemnification obligations set forth in this Section shall survive the expiration or termination of this Agreement.

ARTICLE XXV

NOTICES

25.01 Notices. Except as otherwise specifically provided for in this Agreement, all notices, waivers or other communications required or permitted hereunder will be in writing and will be (i) delivered in person, (ii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (iii) sent by overnight express carrier, addressed in each case as follows:

Seller:

Chairman – Executive Committee

ACR Energy Partners, LLC

Building 500

Brickworks Office Park

5429 Harding Highway, Suite 501

Mays Landing, New Jersey 08330

With a copy to:

General Counsel

South Jersey Industries

1 South Jersey Plaza

Folsom, New Jersey 08037

and

General Counsel

DCO Energy, LLC

5429 Harding Highway

Building 500

Mays Landing, New Jersey 08330

Buyer:

Chief Executive Officer

Revel Entertainment Group, LLC

1301 Atlantic Avenue, Suite 200

Atlantic City, New Jersey 08401

With a copy to:

Shefsky & Froelich Ltd.

111 E. Wacker Drive, #2800

Chicago, Illinois 60601

Attention: Michael Schaller, Esq.

and

Skadden, Arps, Slate, Meagher & Flom LLP

222 Bay Street, Suite 1750

Toronto, Ontario, Canada

M5K 1J5

Attention: David P. Armstrong, Esq.

or to any other address as to any of the Parties hereto, as such Party shall designate in a written notice to the other Party hereto. All notices sent pursuant to the terms of this Section shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight, express carrier, then on the next Business Day immediately following the Day sent, or (iii) if sent by registered or certified mail, then on the earlier of the third Business Day following the Day sent or when actually received.

ARTICLE XXVI

REPAYMENT OF EXISTING BUYER PAYMENTS

AND THE MOBILIZATION ADVANCE

26.01 Costs Expended Prior to the Effective Date. The Parties hereby acknowledge that, as of the Effective Date, the Existing Buyer Payments have been applied to pay Costs of the System, all of which has been paid by Buyer.

26.02 Repayment of Existing Buyer Payments. On or before the Existing Buyer Payments Repayment Date, Seller shall repay Buyer in full in cash all Existing Buyer Payments, and such obligation to repay shall be evidenced by a promissory note in the form of Schedule 24 (the “Seller Note”) and secured by the Guaranty and the Buyer Security Documents. To the extent Seller fails to repay Buyer in accordance with immediately preceding sentence, (a) Buyer shall be entitled to draw on the Guaranty to effect such repayment, (b) if and to the extent expressly provided in the Guaranty, Seller’s Lenders shall be entitled to draw on the Guaranty to effect such repayment to Buyer and (c) if and to the extent expressly provided in Seller’s Lenders Consent, Seller’s Lenders shall be permitted to exercise the rights contemplated by the proviso to the first sentence Section 29.02(b)).

26.03 Mobilization Advance. In the event that Seller’s Financial Closing has not occurred on or prior to the fifth (5th) Business Day after the Effective Date, Buyer shall pay (as an advance to be repaid by Seller) an amount equal to $2,500,000 (the “Initial Mobilization Advance”) to fund certain mobilization costs of Seller, which costs shall be for those categories of items set forth on Part I of Schedule 26. In the event that Seller’s Financial Closing has not occurred on or prior to the twentieth (20th) Business Day after the Effective Date, Buyer shall pay (as an advance to be repaid by Seller) an amount equal to $2,500,000 (the “Second Mobilization Advance”) to fund certain mobilization costs of Seller, which costs shall be for those categories of items set forth on Part II of Schedule 26. On Seller’s Financial Closing Date, Seller shall repay to Buyer the Mobilization Advance in full in cash, and such obligation to repay shall be evidenced by an amendment to the Seller Note and secured by the Buyer Security Documents; provided, however, that Seller shall not be obligated to repay the Mobilization Advance to Buyer unless Seller completes Seller’s Financial Closing.

26.04 Additional Mobilization Advances. In the event that the Seller’s Financial Closing Date has not occurred prior to May 17, 2011 and the Mobilization Advance has been fully utilized as of such date, Buyer shall, at its option, either fund additional mobilization advances on substantially similar terms to those contemplated by Section 26.03 or delay construction of Seller’s System until such additional mobilization advances are funded or the Seller’s Financial Closing Date occurs. If additional mobilization advances are provided by Buyer in accordance with this Section 26.04, then Schedule 10 shall be modified to reflect work done prior to the Seller’s Financial Closing Date. If Buyer’s Construction Milestones are impacted by delays in the Seller’s Financial Closing Date, Schedule 12 shall be adjusted accordingly.

ARTICLE XXVII

RIGHT OF FIRST OFFER

27.01 Seller Solicitation. If at any time Seller desires to solicit offers for the sale of all or part of Seller’s System or any of the equity owners of Seller desires to sell or otherwise transfer any direct or indirect membership interests of Seller, Seller shall first give Buyer notice thereof and the right (exercisable only within twenty (20) Business Days after receipt of such notice) to purchase Seller’s System (or, if applicable, the portion being sold) or the membership interests being sold, as the case may be, at a sale price (payable in cash) determined by Seller. If Buyer accepts such offer within such twenty (20) Business Day period (which acceptance may be conditioned on obtaining a financing commitment within an additional thirty (30) Days), Buyer shall have ninety (90) Days thereafter to close the transaction. If Buyer is unable to obtain financing or otherwise close by such date, its rights under this Section 27.01 shall terminate. If Buyer fails to accept the offer within such twenty (20) Business Day period, its rights under this Section 27.01 shall terminate (without prejudice to its rights under Article XVIII) and Seller shall have the right to solicit third-party offers without application of this Section 27.01 within one hundred eighty (180) Days following such decline. If Seller or any of its equity owners receives an unsolicited offer for the sale of all or any portion of Seller’s System or a sale of the applicable membership interests, as applicable, or desires to accept an offer from a third party at a price equal to or less than the sale price offered by Buyer, Seller shall give Buyer notice of the material terms of the offer of sale. Buyer shall have twenty (20) Business Days after receipt of such notice (or such other longer period of time as agreed to in writing by Buyer and Seller) to make an offer at a sale price equal to the sale price, and on the material terms and conditions equal to the material terms and conditions, of the offer that Seller desires to accept. If within such twenty (20) Business Day period, Buyer makes an offer at or above such price (which offer may be conditioned on obtaining a financing commitment within an additional thirty (30) Days), and on terms and conditions comparable to Seller’s other offer, then Seller shall be bound to accept Buyer’s offer. In such case, Buyer shall have ninety (90) Days after making such offer to close the transaction. If Buyer is unable to obtain financing or otherwise close by such date, its rights under this Section 27.01 shall terminate.

27.02 Non-cash Consideration. If an offer from a third party made pursuant to the provisions of this Article XXVII consists at least partly of non-cash consideration, Buyer and Seller shall cooperate in good faith to perform a valuation of the non-cash consideration portion of such offer and Buyer’s offer must be at a sale price of one hundred percent (100%) of the sum of (A) the value of the non-cash consideration portion of such offer determined by such valuation, plus (B) the cash consideration portion of such offer.

ARTICLE XXVIII

NON-WAIVER

No provision of this Agreement shall be considered waived by either Party unless such waiver is given in writing and duly executed by the Party giving the waiver. Any waiver shall be effective only in the specific instance and for the specified purpose for which it is given. The failure of either Party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement, or to take advantage of any of its rights hereunder, shall not be construed as a waiver of any such provision or the relinquishment of any such right or any other rights hereunder, but the same shall continue and remain in full force and effect.

ARTICLE XXIX

ASSIGNMENT

29.01 General. Except as provided in this Article XXIX, this Agreement may not be assigned by either Buyer or Seller without the prior written consent of the other Party (provided that, any assignment or deemed assignment that occurs as a result of any merger or other transaction pursuant to which Buyer merges into or reincorporates as a New Jersey limited liability company shall not be an assignment for purposes of this Section 29.01). Any assignee (other than a Lender, as collateral assignee), pursuant to this Article XXIX, shall expressly assume and agree to perform the assigning Party’s obligations hereunder, unless agreed to by the other Party. No assignment, whether or not consented to, shall relieve the assigning Party of its obligations hereunder in the event the assignee fails to perform, unless the other Party agrees in writing in advance to waive the assigning Party’s continuing obligations pursuant to this Agreement. Any assignment in violation of this Article XXIX shall be null and void and shall constitute an Event Constituting Breach by the assigning Party.

29.02 Seller Financing Assignments. Buyer shall cooperate with Seller in obtaining Seller’s Credit Facilities, which cooperation may include: meeting with Seller’s Lenders; providing Seller’s Lenders with confirmation that this Agreement is in full force and effect and confirmation of the projected need for Permanent Energy Services, and negotiating with Seller’s Lenders in good faith regarding requested modifications to this Agreement. Seller may collaterally assign its right, title and interest in and to this Agreement for financing purposes (but it shall not assign its obligations under this Agreement) to Seller’s Lenders; provided, however, that such collateral assignment shall recognize Buyer’s rights under this Agreement. If Seller shall collaterally assign this Agreement in accordance with this Section 29.02, then so long as any such collateral assignment, or any consolidation, modification or extension of any such collateral assignment, shall remain outstanding, the following provisions shall apply (each of which shall be evidenced in a consent and agreement among Buyer, Seller and Seller’s Lenders in the form attached as Schedule 19-A (the “Seller’s Lenders Consent”)):

(a) Provided that Buyer shall have received prior written notice of such collateral assignment, Buyer shall, upon serving upon Seller any notice of default pursuant to any provision of this Agreement, also serve a copy of such notice upon the collateral assignee under the collateral assignment, at the address provided in the Seller’s Lenders Consent. No notice of Seller’s default hereunder shall be deemed to have been duly given by Buyer unless and until a copy thereof shall have been so served;

(b) From and after the date that such notice of default has been given to a collateral assignee, such collateral assignee shall have at least thirty (30) Days (or if such default is a non-monetary default, such longer period not to exceed ninety (90) Days as is reasonably necessary to cure such default, so long as such collateral assignee has commenced and is diligently pursuing appropriate action to cure such default) from receipt of the applicable notice of default to effect a cure of such default; provided that, in respect of a default arising by reason of Seller’s failure to repay the Existing Buyer Payments on or before the Existing Buyer Payments Repayment Date in accordance with Section 26.02, such collateral assignee shall have the right during such thirty (30) Day period to pursue its rights under the Guaranty (if and to the extent it shall have any under the third paragraph of Section 1 thereof at such time) to effect a cure of such failure. Buyer shall accept any such performance by or on behalf of such collateral assignee as if the same had been performed by Seller. Neither Buyer nor Seller shall interpose any objection if any collateral assignee takes such action or enters Seller’s System for such purpose;

(c) The making of a collateral assignment pursuant to this Section 29.02 shall not be deemed to constitute an assignment or transfer of this Agreement, nor shall any collateral assignee, as such, be deemed to be an assignee or transferee of this Agreement so as to require such collateral assignee, as such, to assume the performance of any of the obligations which Seller is required to perform hereunder; provided, however, that the purchaser at any sale of this Agreement in any proceedings for the foreclosure of any assignment, or the assignee or transferee of this Agreement under any instrument of assignment or transfer in lieu of the foreclosure of any assignment, shall be deemed to be an assignee or transferee within the meaning of this subsection and shall be deemed to have agreed to perform all of the obligations which Seller is required to perform hereunder from and after the date of such purchase and assignment; provided further, that such assignee or transferee shall assume Seller’s obligations under this Agreement and the Ground Lease, such assignee or transferee shall have the operational expertise and financial wherewithal to perform all of Seller’s remaining obligations under this Agreement and the Ground Lease, and such assignee or transferee shall provide replacement security for the Surety Bond and the Operations Letter of Credit that is reasonably acceptable to Buyer and which acceptance may not be unreasonably withheld, conditioned or delayed;

(d) With respect to any Seller’s Construction Milestone Failure, Seller’s Lenders will agree to the provisions set forth in Section 3.2 of the Intercreditor Agreement (or provisions substantially the same as the Intercreditor Agreement);

(e) In the event of the termination of this Agreement as a result of Seller becoming Bankrupt and rejecting this Agreement, Buyer shall enter into a new agreement (a “New Agreement”) with any such collateral assignee or its designee for the remainder of the term of this Agreement, effective as of the date of termination of this Agreement, on the same terms and conditions as this Agreement, provided:

(i) Such collateral assignee or designee shall make a written request to Buyer for such New Agreement within thirty (30) Days after the date such collateral assignee receives Buyer’s notice of termination of this Agreement pursuant to the provisions of this Section 29.02;

(ii) Such collateral assignee or designee shall pay or cause to be paid to Buyer at the time of execution and delivery of such New Agreement, any and all sums which would at the time of execution and delivery of such New Agreement be due pursuant to this Agreement but for such termination or foreclosure, and, in addition thereto, all reasonable expenses, including reasonable attorneys’ fees, which Buyer shall have incurred by reason of such termination and the execution and delivery of the New Agreement and which have not otherwise been received by Buyer from Seller or any other party in interest under Seller on Seller’s behalf; and

(iii) Such collateral assignee or its designee shall agree to remedy any of Seller’s defaults of which said collateral assignee was notified by Buyer’s notice of termination, and which are reasonably susceptible of being so cured by such collateral assignee or its designee; and

(iv) In the event of any casualty or condemnation with respect to Seller’s System, and notwithstanding anything to the contrary contained in this Agreement, the provisions of the collateral assignment most senior in priority shall control with respect to the use of Seller’s share of said proceeds; and

(f) In the event of any conflict between the terms of this Agreement and the Seller’s Lenders Consent, the terms of the Seller’s Lenders Consent shall control to the extent of such inconsistency.

29.03 Buyer Financing Assignments. Seller shall cooperate with Buyer in obtaining financing for the construction of Buyer’s Facility, which cooperation may include meeting with Buyer’s Lenders; providing Buyer’s Lenders with confirmation that this Agreement and the Project Documents are in full force and effect; and negotiating with Buyer’s Lenders in good faith regarding requested modifications to this Agreement and the Project Documents. Buyer may collaterally assign its right, title and interest, in and to this Agreement, including it right, title and interest in and to Energy Services and any payments to be made to Buyer under this Agreement, as security to any Buyer’s Lender or agent for a syndicate of Buyer’s Lenders; provided, however, that such collateral assignment shall recognize Seller’s rights under this Agreement. If Buyer shall collaterally assign this Agreement, then so long as any such collateral assignment, or any consolidation, modification or extension of any such collateral assignment, shall remain outstanding, the following provisions shall apply (each of which shall be evidenced in the Buyer’s Lender Consent):

(a) Provided that Seller shall have received prior written notice of such collateral assignment, Seller shall, upon serving upon Buyer any notice of default pursuant to any provision of this Agreement, also serve a copy of such notice upon the collateral assignee under the collateral assignment, at the address provided in the Buyer’s Lender Consent. No notice of Buyer’s default hereunder shall be deemed to have been duly given by Seller unless and until a copy thereof shall have been so served;

(b) From and after the date that such notice of default has been given to a collateral assignee, such collateral assignee shall have the same period for remedying or commencing the remedy of any alleged default, or causing the same to be remedied, as is given to Buyer pursuant to the terms of this Agreement to remedy, commence remedying or cause to be remedied the default specified in any such notice. Seller shall accept such performance by or on behalf of such collateral assignee as if the same had been performed by Buyer. Neither Buyer nor Seller shall interpose any objection if any collateral assignee takes such action or enters Buyer’s Facility for such purpose;

(c) The making of a collateral assignment pursuant to this Section 29.03 shall not be deemed to constitute an assignment or transfer of this Agreement, nor shall any collateral assignee, as such, be deemed to be an assignee or transferee of this Agreement so as to require such collateral assignee, as such, to assume the performance of any of the obligations which Buyer is required to perform hereunder; provided, however, that the purchaser at any sale of this Agreement in any proceedings for the foreclosure of any assignment, or the assignee or transferee of this Agreement under any instrument of assignment or transfer in lieu of the foreclosure of any assignment, shall be deemed to be an assignee or transferee within the meaning of this subsection and shall be deemed to have agreed to perform all of the obligations which Buyer is required to perform hereunder from and after the date of such purchase and assignment;

(d) [Reserved];

(e) In the event of the termination of this Agreement as a result of Buyer becoming Bankrupt and rejecting this Agreement, Seller shall enter into a New Agreement with any such collateral assignee or its designee for the remainder of the term of this Agreement, effective as of the date of termination of this Agreement, on the same terms and conditions as this Agreement, provided:

(i) Such collateral assignee or designee shall make a written request to Seller for such New Agreement within thirty (30) Days after the date such collateral assignee receives Seller’s notice of termination of this Agreement pursuant to the provisions of this Section 29.03;

(ii) Such collateral assignee or designee shall pay or cause to be paid to Seller at the time of execution and delivery of such New Agreement, any and all sums which would at the time of execution and delivery of such New Agreement be due pursuant to this Agreement but for such termination or foreclosure, and, in addition thereto, all reasonable expenses, including reasonable attorneys’ fees, which Seller shall have incurred by reason of such termination and the execution and delivery of the New Agreement and which have not otherwise been received by Seller from Buyer or any other party in interest under Buyer on Buyer’s behalf; and

(iii) Such collateral assignee or its designee shall agree to remedy any of Buyer’s defaults of which said assignee was notified by Seller’s notice of termination, and which are reasonably susceptible of being so cured by such assignee or its designee; and

(f) In the event of any conflict between the terms of this Agreement and the Buyer’s Lender Consent, the terms of the Buyer’s Lender Consent shall control to the extent of such inconsistency.

29.04 Intercreditor Agreement. Notwithstanding anything to the contrary contained herein, (a) in the event Seller incurs any indebtedness (including Seller’s Credit Facilities) which provides recourse to Seller’s System for the holders of such indebtedness, Seller shall require such holders to enter into, or otherwise become bound by, the Intercreditor Agreement and (b) Buyer’s Lenders shall enter into, or otherwise become bound by, the Intercreditor Agreement.

ARTICLE XXX

FURTHER ASSURANCES

30.01 Further Assurances Generally. Seller and Buyer agree, from time to time and upon request of the other Party, to do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged or delivered, any and all such further acts, assignments, transfers, conveyances, consents, assurances, documents and instruments as may reasonably be required in order to effectuate the purpose of this Agreement, including, allowing the financing of Seller’s System and Buyer’s Facility to proceed and obtaining any Permits necessary or convenient to accomplish the foregoing; provided, however, that any such action is not, in the sole discretion of either Party, materially adverse to such Party’s interest.

30.02 Buyer Information. Buyer shall provide such information as may be reasonably required for the construction or long-term financing for Seller’s System; provided, however, that Buyer shall not be obligated to provide any such information until the recipient of such information has executed a confidentiality agreement with Buyer.

ARTICLE XXXI

EMPLOYEES, AGENTS AND REPRESENTATIVES

Whenever either Party is entitled, pursuant to the terms of this Agreement, to review, inspect, notify, consent, approve or take similar actions, such rights may be exercised through the duly authorized agents, employees or representatives of such Party; provided, however, that notice of such authority shall have been provided to the other Party.

ARTICLE XXXII

RIGHT TO REVIEW, APPROVE, COMMENT, ETC.

Whenever Buyer is entitled, pursuant to the terms of this Agreement, to review, inspect, notify, consent, approve, comment or take similar actions, neither such rights nor any inspection, notification, review, consent, approval or comment made by Buyer or given pursuant to such rights, nor anything else contained herein, shall be construed to infer that Buyer is in any way responsible for the design, construction and/or operation of Seller’s System.

ARTICLE XXXIII

BUYER’S RIGHT OF OFF-SET

Buyer’s only set-off rights hereunder shall be those specifically provided for in Sections 4.06(d), 12.04 and 12.08. Buyer shall be permitted absolutely no other set-off rights hereunder.

ARTICLE XXXIV

SUBSTITUTION OF INDICES

If any of the indices used in this Agreement shall cease to be published by the referenced source, then, when application of such index is required hereunder, reference shall be made to the most nearly comparable index published by such source, as mutually agreed by the Parties, or, if no such comparable index be available, then to the most nearly comparable index published elsewhere, as mutually agreed by the Parties. Furthermore, if the standard reference base period of any of indices used in this Agreement is changed, the Parties agree to jointly determine the adjustments, if any, required to be made to the base index to accommodate such change without altering the intent of this Agreement. In addition, if the J. P. Morgan Chase & Company ceases to publish a Prime Rate, then the Contract Interest Rate shall be the reference rate announced from time to time by a national banking association mutually selected by Buyer and Seller. If Buyer and Seller are unable to agree upon a reference rate, then the Contract Interest Rate means a fluctuating interest rate per annum, which rate per annum shall be equal to, at any given time, the rate of interest published by The Wall Street Journal as the “Prime Rate” (in the event no such rate is published in The Wall Street Journal on such date, the Prime Rate shall be the “Prime Rate” shown in The Wall Street Journal on the most recent Business Day preceding the last Business Day of such Month on which such rate was published, or, in the event The Wall Street Journal does not quote a “Prime Rate,” the rate quoted as the “Prime Rate” in a publication as the Parties may, from time to time, hereafter designate in writing) plus one and one half percent (1.5%).

ARTICLE XXXV

TRANSACTIONS WITH AFFILIATES

Except as provided in Section 7.04, nothing in this Agreement shall prevent Seller, its Affiliates and subcontractors from contracting with Seller’s Affiliates for the construction of Seller’s System, provided that such contracts are on normal, arms-length, and commercially reasonable terms. Seller shall furnish Buyer with true, complete and accurate copies of all such agreements with Affiliates at least five (5) Business Days prior to executing and delivering same; provided, however, that Seller shall not execute or deliver any such agreements without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

ARTICLE XXXVI

ARTICLE HEADINGS

The headings used in this Agreement are for convenience only and shall not affect the construction or interpretation of any terms of this Agreement.

ARTICLE XXXVII

GOVERNING LAW/FORUM

37.01 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New Jersey without regard to conflict of laws principles that would require the application of Laws of any other jurisdiction.

37.02 Venue. The Parties to this Agreement agree that any suit, action or proceeding with respect to this Agreement shall be brought and maintained exclusively in the courts of the State of New Jersey located in Atlantic County or in the United States District Court for the District of New Jersey. The Parties hereby expressly and irrevocably submit to the jurisdiction of those courts for the purpose of any such suit, action or proceeding. The Parties hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in any such court referred to above, and hereby further irrevocably waive any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

ARTICLE XXXVIII

ENTIRE AGREEMENT

This Agreement, from and after the Effective Date, completely and fully supersedes all other prior understandings or agreements, whether written and oral, between the Parties relating to its subject matter. This Agreement, including the Schedules attached hereto and made a part hereof, shall constitute the entire agreement between the Parties, and no amendment, supplement or modification shall be effective except by a writing signed by duly authorized representatives of both Parties.

ARTICLE XXXIX

SEVERABILITY

In the event that any provision of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid, illegal or unenforceable. In the event that any provision of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, the Parties hereto shall negotiate in good faith and agree to such amendments, modifications, or supplements of or to this Agreement or such other appropriate actions as shall, to the maximum extent practicable in light of such determination, implement and give effect to the intentions of the Parties as reflected herein, and the other provisions of this Agreement shall, as so amended, modified, supplemented, or otherwise affected by such action, remain in full force and effect.

ARTICLE XL

COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different Parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail (or an attachment thereto) or facsimile transmission shall be effective as delivery of a manually executed counterpart thereof. This Agreement, to the extent signed and delivered by means of electronic mail (or an attachment thereto) or a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of electronic mail (or an attachment thereto) or a facsimile machine to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or by electronic mail as a defense to the formation or enforceability of a contract and each Party hereto forever waives any such defense.

ARTICLE XLI

COMPLEMENTARY AGREEMENTS

This Agreement is to be read and interpreted in a manner that will complement the terms and conditions contained in the easements and other agreements between the Parties. However, to the extent that the terms of those documents are deemed to be inconsistent with those contained herein, despite every effort to reconcile same, the terms of this Agreement shall control.

ARTICLE XLII

APPROVAL

This Agreement shall not become effective, and the terms hereof shall not be binding upon Seller or Buyer, until it is duly authorized, executed and delivered by each of Seller and Buyer.

ARTICLE XLIII

NO THIRD-PARTY BENEFICIARY RIGHTS

Except as expressly provided herein, nothing in this Agreement shall be construed to grant any third-party beneficiary, legal, equitable or similar rights, or remedy or claim, to any Person or entity not a signatory to this Agreement.

ARTICLE XLIV

GAMING REGULATORY MATTERS

44.01 General. Buyer, its limited liability company members and certain of their respective subsidiaries and/or affiliates are licensed by and otherwise subject to the authority of the New Jersey Casino Control Act, N.J.S.A. 5:12-1 et seq., and the regulations adopted attendant thereto, N.J.A.C. 19:40-1.1, et seq., as the same may be modified, amended or supplemented from time to time (the “Gaming Regulations”). Seller agrees to provide Buyer with such documentation, information and assurances regarding itself, its affiliated or related companies, any principal employees, or others where applicable, as may be necessary for Buyer or any of Buyer’s limited liability company members, or their respective subsidiaries and/or affiliates to comply with any Gaming Regulations and with the request of any Gaming Regulator. The foregoing shall be a material obligation of Seller.

44.02 Early Termination by Gaming Regulator. Notwithstanding anything to the contrary in this Agreement, Buyer shall have the sole and exclusive right to terminate this Agreement by providing written notice to Seller and thereupon this Agreement shall terminate and become void and there shall be no liability on the part of either Party (excepting only any part of this Agreement which provides for its survival upon any termination of this Agreement), upon the occurrence of any of the following events:

(a) Seller’s failure to timely apply for, obtain and/or maintain any and all licenses, permits and approvals from any Gaming Regulator necessary for Seller to perform under this Agreement and comply with applicable Laws;

(b) an order or recommendation by any Gaming Regulator requiring or recommending the termination of this Agreement; or

(c) disapproval of this Agreement by any Gaming Regulator.

Upon any such early termination of this Agreement, neither Party shall have any further right or obligation to the other except as otherwise expressly provided in this Agreement.

44.03 Gaming Regulators. Without limiting the foregoing, Seller shall comply, and shall ensure that all of its employees, principals and agents comply, with any and all applicable requirements of the Gaming Regulations. In addition, it shall be the sole responsibility of Seller to ensure that all of its consultants, subcontractors, vendors and suppliers, and all employees of each of them, comply with the Gaming Regulations, where applicable, including ensuring that all consultants, subcontractors, vendors and suppliers of Seller comply with all applicable vendor registration and/or licensure requirements, and that the employees, agents and principals of any of them comply with all qualification requirements. If the Gaming Regulators decline to license or accept the vendor registration of Seller or any of its consultants, subcontractors, vendors or suppliers, as applicable, to perform the services called for by this Agreement; or at any time revoke or withdraw such licensure or registration of any such Party, or declare any such Party a prohibited vendor, then Buyer shall be entitled to terminate this Agreement pursuant to Sections 44.02(a) and (b).

ARTICLE XLV

CONFIDENTIALITY

Each Party agrees that it will treat in confidence the terms and conditions of this Agreement and all documents, materials and other information which it shall have obtained regarding the other Party during the course of the negotiations leading to the execution of this Agreement and the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents. Such documents, materials and information shall not be communicated to any third Person (other than to each Party’s counsel, accountants, financial advisors or Lenders or prospective Lenders (including, without limitation, bondholders, trustees, agents, participants, swap counterparties and other debt investors and prospective debt investors) if they have executed confidentiality agreements or otherwise agreed to treat such documents, materials and information in confidence). No other Person shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the subject matter of this Agreement and fulfilling the obligations of the Parties under this Agreement. The obligation of each Party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such Party from a source other than such

Party, (ii) is or becomes available to the public other than as a result of disclosure by such Party or its agents, (iii) is required to be disclosed under applicable Law or judicial process, but only to the extent it must be disclosed, or (iv) such Party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

ARTICLE XLVI

SURVIVAL

In addition to the Articles and Sections of this Agreement that survive by their terms, the following Articles shall survive termination of this Agreement: Articles I, VII, XII, XV, XVII, XX, XXI, XXII, XXIV, XXVIII, XXIX, XXX, XXXIV, XXXVIII, XLI, XLIV, XLV and XLVI.

ARTICLE XLVII

TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

ARTICLE XLVIII

NATURE OF AGREEMENT

This Agreement is not a financing arrangement or a disguised financing arrangement, and it is the express intent of the parties that this Agreement not be a financing arrangement or a disguised financing arrangement. Further, nothing contained in this Agreement or in any other Agreement entered into between Buyer and Seller shall create a partnership or joint venture of the parties and it is the express intent of the parties that they not be partners, joint-venturers or co-venturers with one another or with any other party, or agents for one another or for any other party with regard to any activities contemplated by this Agreement or otherwise.

ARTICLE XLIX

ORIGINAL ESA

The Original ESA is hereby superseded in its entirety by this Agreement, which has been executed in renewal, amendment, restatement and modification of, but not in extinguishment of, the obligations under the Original ESA. From and after the Second Amendment and Restatement Date, whenever referred to in any Project Document or any Schedule (including any executed version of such Schedule), the term “Energy Sales Agreement” or “ESA” shall mean this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Seller and Buyer have caused this Amended and Restated Energy Sales Agreement to be executed by their proper, duly authorized officers and their respective seals to be hereunto affixed and attested as of the first date above written.

SELLER:

ACR ENERGY PARTNERS, LLC

Witness		By:	/s/ Frank E. DiCola
By:	/s/ Michael D. Jingoli		Name: Frank E. DiCola
	Name: Michael D. Jingoli		Title: Chairman
Date: 4/11/11

BUYER:

REVEL ENTERTAINMENT GROUP, LLC

Witness		By:	/s/ Alan Greenstein
By:	/s/ Terry Glebocki		Name: Alan Greenstein
	Name: Terry Glebocki		Title: Senior Vice President, CFO
Date: 4/9/2011

SCHEDULE 1

to the Energy Sales Agreement

System Description and Scope of Work

Attached.

Final 02/14/11

Schedule 1

SYSTEM DESCRIPTIONS and SCOPE OF WORK

General Overview

The Central Energy Center (CEC) and Energy Distribution System (EDS)( together form the Seller’s System. The CEC will include a chiller and hot water boiler plant and emergency electric generation equipment, housed within a building to be located on Oriental Avenue between Metropolitan Avenue and Massachusetts Avenue in Atlantic City, New Jersey. The EDS will consist of the distribution piping, conduits and equipment which convey thermal and electric energy between the CEC and the Buyer’s Facility.

The Seller’s System will include the necessary chilled water and hot water production equipment, primary pumping systems, high voltage electrical distribution, emergency generation and fuel storage required to support the operation of the Entertainment Complex (Buyer’s Facility). The systems will be designed and developed in accordance with all applicable codes and standards.

Chilled water, hot water, normal electrical power and emergency electrical power will be delivered from the CEC to the Buyer’s Facility via an underground distribution system and will terminate at Energy Transfer Stations (ETS) and other designated equipment, as described below. Under this ESA contract, the delivery points for the thermal supply and return lines are generally the piping flanges on the secondary side of the ETS heat exchangers and the piping flanges on the primary side of the Buyer’s domestic hot water heaters. The delivery points for the electrical system are the 12.47 kV distribution systems within the Buyer’s Facility up to and including the 12.47kV to 480V unit substations. Specific delivery points are more fully described in the drawings which form part of Schedule 7 to this contract.

Communication for control, operation, status and maintenance of the energy infrastructure between the Seller’s System and the thermal and life safety systems of the Buyer’s Facility will be provided by a fiber optic network and communication link. The point of interconnection between the Buyer’s Facility and Seller’s System for life safety communication infrastructure is an electrical termination box in the Buyer’s Facility near the point of entry of the thermal lines. The Buyer shall provide a fiber optic cable that terminates in this electrical termination cabinet. Life safety and business critical points shall be provided through this fiber optic cable by the Buyer, then communicated to the Seller’s Facilities by the Seller. Communication for control, operation, status and maintenance of the EDS is processed in the first ETS PLC processor and communicated back to the CEC by the Seller.

Part 1 Central Energy Center Chiller and Hot Water Boiler Plant

The chilled water plant will consist of electrical centrifugal chillers, chilled & condenser water pumps and cooling towers located at the CEC that will deliver 12,500 tons peak contractual cooling to the Buyer’s Facility. The chiller plant will be designed to produce chilled water at the CEC at a temperature of 39°F and returned at 55°F.

The hot water boiler plant will be a complete, modern, efficient facility capable of providing long term reliable service for a total peak heating load of 120,510 MBH at the Buyer’s Facility. The hot water system will be designed to produce water at the CEC at a temperature of 210°F and returned at 170°F.

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1.1 Chilled Water Production

Chilled water will be pumped from the CEC and delivered to the Buyer’s Facility through the EDS. The equipment necessary to serve the Buyer’s Facility will consist of the following:

•	Six (6) fixed speed duplex compressor nominal 2,500 ton centrifugal chillers with parallel evaporator flow and parallel condenser flow arrangement for n+1 redundancy.

•	Four (4) variable speed 600 hp/7,500 gpm primary chilled water pumps on a common header for n+1 redundancy.

•	Auxiliary equipment (air compressors, water treatment).

The chillers will have duplex compressors and high efficiency heat exchangers with 0.028” wall tubes. Duplex compressors are included to increase part load performance. Each machine is equipped with an automated control system to allow operation at the highest possible efficiency parameters; precise chilled water temperature control, data logging and all shutdown and safety interlocks.

The complete chilled water system design can be found on flow diagram #M-301, Mechanical Flow Diagram Chilled & Condenser Water, by JB&B Consulting Engineers, and other pertinent Schedule 7 drawings.

1.2 Hot Water Production

Hot water will be pumped from the CEC and delivered to the Buyer’s Facility through the EDS. The equipment necessary to serve the Buyer’s Facility will consist of the following:

•	Four (4)—1200 hp hot water boilers that will discharge 210°F hot water at 40,170 MBH for n+1 redundancy.

•	Three (3) variable speed 250 hp, 4,200 gpm distribution hot water pumps for n+1 redundancy

•	Boiler flue stacks.

•	Auxiliary equipment (air compressors, water treatment).

•	Emergency Generation of sufficient capacity to allow for independent operation and “cold” start-up.

•	Underground fuel oil storage tank.

Each boiler will be provided with low NOx burners, burning natural gas. Boilers will be designed to ASME codes, dual fuel design, each with a single burner and individual combustion air fan. All burner piping including natural gas and fuel oil trains will conform to NFPA 8501. Natural gas will be the primary fuel with No. 2 fuel oil backup.

The complete hot water system design can be found on flow diagram #M-302, Mechanical Flow Diagram Hot Water, by JB&B Consulting Engineers, and other pertinent Schedule 7 drawings.

1.3 Condensing Water System

The condensing water system will provide cooling water to the chiller plant system for heat rejection needs. The system will be sized to handle the needs of the chillers at full load plus auxiliaries for peak contractual cooling.

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Equipment necessary to serve the Buyer’s Facility will consist of the following:

•	Ten (10)—2,500 gpm @ 78°F WBT, cooling towers w/VSD fans

•	Four (4) variable speed 350 hp/10,000 gpm condenser water pumps on a common header for n+1 redundancy.

The complete condenser water system design can be found on the flow diagram #M-301, Mechanical Flow Diagram Chilled & Condenser Water, by JB&B Consulting Engineers, and other pertinent Schedule 7 drawings.

1.4 Water Make-up and Treatment System

Water treatment will be provided for the chilled water, hot water and condenser water systems for the purpose of pipe corrosion protection and biological growth prevention. Shot-type feeders and chemical feed pumps will be provided for the purpose of both corrosion inhibitor injection and biocide injection. The condenser water system will contain filtration equipment to capture larger particulates. All injection systems will be automated.

The condenser water treatment system will consist of the tanks, pumps, agitators and controls to feed biocide, inhibitors and dispersants into the condenser water supply header. The biocide feed system will be designed to be automatically initiated and will deliver a specified amount of the chemical using a constant speed pump.

The inhibitor and dispersing feed systems will be designed to operate manually or automatically based upon water chemistry or monitors.

1.5 Refrigerant Storage and Handling

Signage will be provided in accordance with ANSI / ASHRAE Standard 15 and ANSI A13.1 Scheme for Identification of Piping Systems.

The monitoring and reporting of refrigerant discharges to the atmosphere will be in compliance with applicable regulations.

1.6 Ventilation

The plant will be provided with sufficient ventilation to offset motor heat rejection to the mechanical spaces while limiting indoor ambient temperature to a maximum of 104°F. The criteria for emergency ventilation in the event of a refrigerant leak will be met or exceeded by these requirements for air movement.

The refrigerant detection system will automatically activate air-moving equipment to meet or exceed the emergency ventilation quantity.

1.7 Monitoring

Refrigerant monitoring will be supplied with sensors located in the vicinity of the plant chillers. Multi-channel control units will be provided for each refrigerant area. The purpose of the monitoring system is to activate the ventilation system and to send notification of alarms. Multiple levels of alarm will be established based on PPM.

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1.8 Plant Control System

The Seller’s System will utilize an industrial digital control system and field devices. The control system will incorporate programmable logic controllers (PLCs) and distribution panel controllers (DPC).

The system will be capable of trending performance and storing historical data in a retrievable format. The control system hardware will be selected to allow for isolated control system inputs and outputs and redundant controllers and power supplies in critical areas to maximize control system availability.

The control system will provide the ability to monitor and operate the cooling plant from a central location. The system will constantly balance the loop as load requirements change and predict load fluctuations utilizing models based on historical data.

As the load increases or decreases, the system will adjust the flow from the plant to maintain the optimum pressure and return temperature to achieve the highest level of efficiency.

1.9 Plant Chilled Water and Hot Water Distribution System

Chilled water and hot water distribution will be provided by variable flow constant temperature pumping systems consisting of multiple inline vertical pumps. These pumps will react to the production equipment and customer distribution flow demands. Pumps will be equipped with variable frequency drives.

The plant’s hot water and chilled water distribution systems will be capable of providing the required flow, at the pressure head and temperatures needed to meet the loads of the Entertainment Complex.

Part 2 Energy Distribution System—Thermal Overview

The Energy Distribution System is the network of piping, pumps, heat exchangers and controls that connect the heating and cooling production equipment in the CEC to the Buyer’s Facility. The underground distribution piping system is comprised of two (2) 36” chilled water pipes, two (2) 24” hot water pipes, and two (2) data communication lines. The chilled water pipes run parallel to one another and are identical in diameter and the hot water pipes run parallel to one another and are also identical in diameter. One serves as the supply line and the other as the return line. The data communication lines are both 4” PVC conduits that combined with their associated pull boxes allow for the installation of fiber optics. This enables real time data communication and control between the Buyer’s Facility and CEC.

The underground distribution piping will be installed underground across Oriental Avenue using open cut methods along with appropriate sheeting and shoring systems for deep cuts as required. The underground distribution piping is designed to have a minimum of 3 feet of cover for buried piping. The piping will be routed below the sanitary sewer and around any utilities such as water, gas, electric, telephone or cable.

2.1 Hot Water Distribution Piping

The underground distribution piping system for hot water consists of a pre-engineered, prefabricated Multi Therm 500 System as manufactured by Perma Pipe.

Hydrostatic testing will be undertaken at 1 1/2 times the operating pressure with zero leakage allowance. All welding procedure qualifications shall be in accordance with the ASME Boiler

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and Pressure Vessel Code, section 1X. Welding shall conform to ASME B31.1 and will be performed by fully qualified and certified welders. All welded joints shall be visually inspected by a third party certified inspection agency.

Main isolation valves shall be 150lb. rated butterfly valves located inside the CEC at the metering station.

All other valves shall be 150 lb. rated butterfly valves located on the EDS at all ETS branches and at strategic locations along the distribution route within the Buyer’s Facility for isolating segments of the main. Low point drains and high point vents shall be installed where necessary to allow for proper venting and draining of the hot water distribution system.

Thermal expansion of the hot water piping shall be compensated for through the use of expansion elbows along the proposed route.

The hot water distribution design can be found on the Hot and Chilled Water Plan, drawing #08-039-104, by Garden State Engineering, and other pertinent Schedule 7 drawings.

2.2 Chilled Water Distribution System

The underground distribution piping system for the chilled water supply and return shall be TR Flex Ductile Iron Pipe and fittings as manufactured by U.S. Pipe.

Hydrostatic testing will be undertaken at 1 1/2 times the operating pressure with zero leakage allowance. Installation shall be in accordance with all AWWA (American Water Work Association) standards.

Main isolation valves shall be 150lb. rated butterfly valves located inside the CEC.

All other valves shall be 150 lb. rated butterfly valves located on the EDS at ETS branches and at strategic locations along the distribution route within the Buyer’s Facility for isolating segments of the system. Low point drains and high point vents shall be installed where necessary to allow for proper venting and draining of the hot water distribution system.

The complete chilled water distribution design can be found on the Hot and Chilled Water Plan, drawing #08-039-104, by Garden State Engineering, and other pertinent Schedule 7 drawings.

2.3 Reliability Enhancements

The hot and chilled water piping system on the EDS will include supply and return branch pipe stub outs with a valve and a blind flange which will extend through the outer wall of the Buyer’s Facility to be used for emergency connection of rental boilers and chillers in the event of a piping or equipment failure during Buyer’s Facility operations.

2.4 Chilled and Hot Water Energy Transfer Stations

The energy transfer stations (ETS) as set forth in Schedule 3 of the ESA will be the delivery point between the CEC and the Buyer’s Facility internal HVAC (chilled water and hot water for space heating) and domestic hot water heating systems.

Five primary and two secondary ETS’s will be provided to serve the Buyer’s Facility:

•	ETS 1: One primary ETS will be located at elevation 14ft and will accommodate both heating and cooling for one section of the podium. ETS 1 will consist of one plate and frame

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heat exchanger providing 100% capacity for the chilled water system and two plate and frame heat exchangers providing 100% capacity for the hot water systems. Each plate and frame will include differential pressure sensors, control and isolation valves, operational performance monitoring and distribution panel controls. Additionally, the EDS will include branch lines to the Buyer’s two semi-instantaneous water to water heaters which are located near ETS 1.

•

ETS 2: One primary ETS will be located at elevation 14ft and will accommodate both heating and cooling for the other section of the podium. ETS 2 will consist of two plate and frame heat exchangers providing 100% capacity for the chilled water systems and two plate and frame heat exchangers providing 100% capacity for the hot water systems. Each plate and frame will include differential pressure sensors, control and isolation valves, operational performance monitoring and distribution panel controls. Additionally, the EDS will include branch lines to the Buyer’s four semi-instantaneous water to water heaters which are located near ETS 2.

•

ETS 4: One primary ETS will be located on the low zone of Tower One at elevation 144ft providing primary heating and cooling water for Tower One. ETS 4 will consist of three plate and frame heat exchangers providing 100% capacity for the chilled water systems and two plate and frame heat exchangers providing 100% capacity for the hot water systems. Each plate and frame will include differential pressure sensors, control and isolation valves, operational performance monitoring and distribution panel controls. Additionally, the EDS will include branch lines to the Buyer’s semi-instantaneous water to water heaters near ETS 4.

•

ETS 5: ETS 5 was designed to serve the heating and cooling needs of future Tower 2. Work related to ETS 5 is limited to providing a tee, valve and blind flange on the chilled and hot water supply and return lines, to enable future connection (by others) of piping to serve a future ETS 5 for Tower 2 without shutting down the service to ETS 1, 2, or 4.

•

RETAIL ETS: One primary ETS will be installed at an appropriate location to supply thermal energy to several retail customers within the Entertainment Complex. The retail customers served by this ETS will be independent customers of the Seller. This ETS will consist of one plate and frame heat exchanger providing 100% capacity for the chilled water system and one plate and frame heat exchanger providing 100% capacity for the hot water system for the retail customers served. Each plate and frame will include differential pressure sensors, control and isolation valves, operational performance monitoring, and customer metering and distribution panel controls.

•

Additionally, mechanical components for secondary ETS’s 4-1 and 4-2 will be installed near the midpoint and high point within Tower One to accommodate heating and cooling for the mid-zones and high zones of that Tower and will include branch lines to the Buyer’s semi-instantaneous water to water heaters which are located near the respective ETS’s.

At each primary ETS, connection points will be provided from the supply and return piping to receive a temporary roll up heat exchanger if necessary for maintenance, repair or replacement of the installed exchangers.

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The EDS thermal design can be found on the hot and chilled water flow diagrams, drawing # M-ALL-900-00 Primary Chilled Water Schematic Flow Diagram & drawing # M-ALL-905-00 Primary Hot Water Schematic Flow Diagram, by JB&B Consulting Engineers, and other pertinent Schedule 7 drawings.

Part 3 Energy Distribution System—Electrical Overview

Three Atlantic City Electric (ACE) utility service feeds at 23kV will be transformed at the CEC outdoor switchgear to 12.47kV and routed to provide electric service to both the Buyer’s Facility and Seller’s System. Emergency diesel generators within the CEC will provide emergency electrical service to both the Buyer’s Facility and Seller’s System.

3.1 Atlantic City Electric (ACE) 23 KV Service

Three (3) independent 23 kV feeders (two normal power and one emergency / backup) which receive power from at least two different ACE substations within Atlantic City.

3.2 Seller’s System 12.47 kV System

The CEC will receive each incoming 23 kV service feeder from ACE at ACR’s 23kV switchgear lineup at the CEC site. Three (3) outdoor transformers, each rated at 16/21.3/26.7 MVA, will transform the voltage from 23kV to 12.47kV. The feeders will terminate on a 12.47 kV electric bus housed in a metal-clad switchgear lineup. Both the 23kV and 12.47kV switchgear lineups will be housed within separate enclosures in the electrical yard area at the CEC.

Within the 12.47kV switchgear, each bus can be powered from any two of the three ACE power sources and will be capable of serving an electrical load of up to 26.7 MVA per feeder at the Buyer’s Facility. The busses will be interconnected through three normally open bus tie switches. Each incoming main and tie switch will be electrically operated and set up for a fast-acting, automatic source transfer operation so that in the event of a failure or loss of an ACE substation, the total load could be transferred to the other substation.

In addition to providing power to the Buyer’s Facility, this switchgear will also provide power to the CEC, including the chiller, boilers, pumping systems. It will also be the interconnection point for any future cogeneration system.

3.3 Service to the Chiller and Boiler Plant Equipment

The CEC Chiller and Boiler Plant, including all essential auxiliary systems, primary pumping systems and building services, will be served by one 4.16 kV and two 480v double ended substations that are powered from separate 12.47 kV busses. The busses will be interconnected through a normally open tie circuit breaker. Each main and the tie circuit breaker will be electrically operated and set up for a fast-acting, automatic source transfer operation. Each substation will be sized such that in the event of a failure or loss of one substation, the remaining substation could serve the total plant load.

3.4 Normal Electrical Service to the Buyer’s Facility

Two redundant 12.47 kV electric service feeders will be provided to the Buyer’s Facility; each will be routed in independent, concrete encased underground raceway systems from the electric yard at the CEC directly to the Buyer’s Facility. Metering that will indicate and record KWh, kVAR, kVA and kWD consumption by the Buyer’s Facility will be installed in the outdoor

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12.47 kV switchgear at CEC. The 12.47 kV feeders will interconnect with the Buyer’s Facility electrical system at the two normal power switchgear locations, PDC-1A and PDC-2B, within the Buyer’s Facility. The Seller will also supply and install the 12.47kV electrical distribution system throughout the Buyer’s Facility, including the normal and emergency service entrance switchgear, unit substations and associated conduit and cable, as shown on the drawings included in Schedule 7.

Normal Electric Service Delivery Specifications:

The electrical distribution system and infrastructure will deliver 12.47 kV, 3 phase, 60 Hertz power to maximum peak load of 26.7MVA per feeder that has a Power Factor of 0.92 as measured at the main switch gear located at CEC and then distributed to the two normal power switchgear locations, PDC-1A and PDC-2B, within the Buyer’s Facility.

The EDS electrical design can be found on the single line diagram, Drawing #E200, Energy Center Electrical Single One Line Diagram, by JB&B Consulting Engineers, included in Schedule 7.

3.5 Emergency Electrical Service

Emergency power generation will be provided at 12.47 kV from three 2500kw, diesel fueled reciprocating engine generator sets to serve both the Buyer’s Facility and Seller’s System emergency loads. All engine generators will be located within the CEC and will be capable of operating isolated from the utility source.

The Buyer’s Facility will be provided with dedicated and redundant 12.47 kV emergency generation feeders that will originate at the 12.47 kV power bus within the CEC. Each feeder has the capability to carry the maximum emergency loads of the Buyer’s Facility and Seller’s System up to 7.5MW, and will be routed in two (2) independent raceway systems to the two (2) Emergency Power switchgear locations, EPDC1 and EPDC2, within the Buyer’s Facility.

Metering that will indicate and record kwh, kVAR, kVA and kWD consumption by the Buyer’s Facility will be provided at the 12.47 kV feeder circuit breakers located at the CEC as shown on the single line diagram, drawing #E200, Energy Center Electrical Single One Line Diagram, by JB&B Consulting Engineers, included in Exhibit B.

Emergency Electric Service Delivery Specifications:

Maximum Contract Capacity and Delivery Specifications:

9,375 KVA, 12.47 kV, 3 phase, 60 Hertz delivered by three (3) 2500 KW standby rating, 0.8 PF, diesel engine generator sets as measured at the main emergency switchgear at the CEC and then distributed to the two (2) Emergency Power locations, EPDC1 and EPDC2, and various unit substations within the Buyer’s Facility.

Upon loss of normal power, the generator system shall provide power to the Buyer’s Facility and Seller’s System Emergency (life safety and standby) systems in ten (10) seconds or less in accordance with NFPA-70 (NEC) requirements.

3.6 Electrical Control and Monitoring System

An Electrical Control and Monitoring System will be provided as part of the Seller’s System plant control system. It will provide central control from the CEC main control room, including status and alarm indication and data acquisition/storage for all critical, normal and emergency generation electrical system equipment, functions, operations and events.

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The Electrical Control and Monitoring System will be continuously available and will be powered from the UPS at the CEC.

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SCHEDULE 2

to the Energy Sales Agreement

Form of Surety Bond

Attached.

Interchange Corporate Center 450 Plymouth Road, Suite 400 Plymouth Meeting, PA. 19462-1644 Ph. (610) 832-8240

Bond #

KNOW ALL MEN BY THESE PRESENTS; that DCO Energy, LLC, a Limited Liability Company of the State of New Jersey, as Principal, and Liberty Mutual Insurance Company, a corporation organized and existing under the laws of the Commonwealth of Massachusetts and authorized to transact business in the State of New Jersey, are held and firmly bound unto ACR Energy Partners, LLC, a Limited Liability Company of the State of New Jersey (Obligee) in the sum of One Hundred Sixteen Million Two Hundred Thirty One Thousand Dollars ($116,231,000.00) for the payment of which the said Principal and Surety bind themselves, and their respective heirs, administrators, executors, successors and assigns, jointly and severally by these presents.

WHEREAS, Principal has entered into the Turnkey Engineering, Procurement and Construction Contract dated November 17, 2008 with Obligee, as amended and restated, supplemented or otherwise modified from time to time (the “EPC Contract”) for the Turnkey Engineering, Procurement and Construction of a Central Energy Center and Energy Distribution System at the Revel Entertainment Group Hotel, Casino, Retail Space, Restaurants, and Spa Complex, Atlantic City, NJ. (the “Project”).

NOW THEREFORE, THE CONDITION OF THIS OBLIGATION is such that, if the above bounden Principal shall well and truly perform all of the undertakings, covenants, terms, conditions and agreements of the EPC Contract and any modifications thereof within the time provided therein and any extensions thereof that may be granted, and during the life of any guaranty or warranty required under the EPC Contract, then this obligation shall be null and void; otherwise to remain in full force and effect.

Whenever the Principal shall be declared in default and terminated under the EPC Contract, and Obligee terminates the Principals’ right to proceed under the provisions of the EPC Contract, Obligee having performed Obligee’s obligations thereunder, including but not limited to making payment in strict accordance with the terms of the EPC Contract, and upon the exhaustion of any cure provisions having been afforded the Principal as dictated by the Contract, Surety shall remedy said default following receipt of written declaration of default, by taking one of the actions below:

1.	Within 30 days of said declaration of default and formal termination of the Principal, enter into a Takeover Agreement with Obligee substantially in the form attached as Exhibit H and assume all responsibility thereunder; or

2.	Arrange for the Principal, with the consent of the Obligee, to perform and complete the EPC Contract; or

3.	Authorize Obligee to commence completion and, upon completion of the project, as detailed in the EPC Contract, pay the Obligee all costs incurred in the completion of the EPC Contract, minus the unspent balance of the EPC Contract proceeds as of the date of default; or

4.	Waive its right to perform and complete, arrange for completion or obtain a new contractor and with reasonable promptness under the circumstances:

a.	After investigation determine the amount for which it may be liable to the Obligee and, as soon as practicable after the amount is determined, tender payment therefore to the Obligee; or

b.	Deny liability in whole or in part and notify the Obligee citing reasons therefor.

5.	Notwithstanding any other provision of this bond or the EPC Contract, or otherwise, the Surety is not responsible for and shall not be held liable to the Obligee for any hazardous waste removal and the Surety shall not be held liable to, or in any other respect be responsible to, the Obligee by way of indemnity, claims or otherwise, or to any public authority or to any other person, firm or corporation, for or on account of any fines or claims by any public authority or for bodily injuries or property damage to any person or thing, including, but not limited to, injury or damage due to the release or threat of release of hazardous substances of any kind or damage to real estate or to the environment or clean-up costs or other damages of whatever kind or nature arising out of any act of commission or omission by the Principal, the Principal’s agents, servants, employees, subcontractors or suppliers or any other person in connection with the performance of the Contract. This limitation applies regardless of when any such fine is assessed, claim is made, or injury, damage, release or threat of release occurs and without regard to any term or condition of the contract.

6.	Any proceeding, legal or equitable, under this bond may be instituted in any court of competent jurisdiction in the location in which the Project is located and shall be instituted before the expiration of two (2) years from the earlier of (a) a declaration of default by the Obligee, (b) the date on which the Principal ceased to work on the EPC Contract or (c) the Surety refuses or fails to perform its obligations under this bond. If the provisions of this paragraph are void or prohibited by law, the minimum period of limitation available to sureties as a defense in the jurisdiction of the suit shall be applicable.

7.	The Surety hereby waives notice of any changes to time, to the EPC Contract or to related subcontracts, purchase orders and other obligations except to the extent such changes represent cardinal changes to the obligations.

8.	No right of action shall accrue on this bond to or for the use of any person or corporation other than the Obligee named herein or by rider hereto, or their heirs, executors, administrators or successors.

IN WITNESS WHEREOF, the above bounden parties have executed this Bond this          Day of             , 20 .

DCO Energy, LLC

By:
Frank E. DiCola, Jr.

Liberty Mutual Insurance Company

By:
Steven G. Raffuel, Attorney-in-Fact

ACR Energy Partners, LLC

By:

Interchange Corporate Center 450 Plymouth Road, Suite 400 Plymouth Meeting, PA. 19462-1644 Ph. (610) 832-8240

RIDER ADDING ADDITIONAL OBLIGEE

This rider is to be attached to and form a part of surely bond number                         , dated the                  day of             , 20          executed by LIBERTY MUTUAL INSURANCE COMPANY, a Massachusetts stock insurance company, as surety (the “Surety”), on behalf of DCO Energy, LLC, as principal (the “Principal”), in favor of ACR Energy Partners, LLC, as obligee (the “Obligee”).

WHEREAS, the Principal has by written agreement dated the              day of         , 20          entered into a contract (the “Contract”) with the Obligee for: Tumkey Engineering Procurement and Construction of a Central Energy Center and Energy Distribution System at the Revel Entertainment Group Hotel, Casino, Retail Space, Restaurants and Spa Complex, Atlantic City, NJ

WHEREAS, upon the request of the Principal and Obligee, the attached bond is hereby amended to add Revel Entertainment Group, LLC and; (Trustee), as additional obligee(s) [the “Additional Obligee(s)”] to the bond, and the Obligee and Additional Obligees shall be joint and several beneficianes of the bond and shall be collectively referred to as the “Bond Obligee(s)”.

PROVIDED, HOWEVER, there shall be no liability of the Surety under the attached bond to the Bond Obligee(s), either jointly or severally, unless and until the Bond Obligee(s), shall make payment to the Principal or to the Surety (should the Surety arrange for or undertake the completion of the Contract upon the default of the Principal), strictly in accordance with the terms of the Contract; and otherwise satisfy all terms and conditions and perform all of the other obligations to be performed under the Contract at the time and in the manner therein set forth; all of the acts of one Bond Obligee being binding upon the other.

In no event shall the aggregate liability of the Surety to the Bond Obligee(s), either jointly or severally, exceed the penal sum of the attached bond, nor shall the Surety be liable except for a single payment for each single breach or default. At the Surety’s election, any payment due any Bond Obligee may be made by its check issued to all Bond Obligee(s).

This change is effective the                                  day of                                 , 20    .

The attached bond shall be subject to all of its terms, conditions and limitations except as herein modified.

IN WITNESS WHEREOF, said Principal, Surety, Obligee and Additional Obligee have caused these presents to be duly signed and sealed this              day of, 20         .

DCO Energy, LLC	By:		(Seal)
(Principal)	Title:
Date:

LIBERTY MUTUAL INSURANCE COMPANY	By:
(Surety)	Title:	Attorney-In-Fact Steven G. Raffuel	(Seal)
Date:

ACR Energy Partners, LLC	By:		(Seal)
(Obligee)	Title:
Date:

Revel Entertainment Group, LLC	By:		(Seal)
(Additional Obligee)	Title:
Date:

(Trustee)	By:		(Seal)
(Additional Obligee)	Title:
Date:

Interchange Corporate Center 450 Plymouth Road, Suite 400 Plymouth Meeting, PA. 19462-1644 Ph. (610) 832-8240

PAYMENT BOND

Bond Number:

KNOW ALL MEN BY THESE PRESENTS, that we DCO Energy, LLC, as principal (the “Principal”), and Liberty Mutual Insurance Company, a Massachusetts stock insurance company, as surety (the “Surety”) are held and firmly bound unto ACR Energy Partners, LLC., a Limited Liability Company of the State of New Jersey as obligee (the “Obligee”), in the penal sum of One Hundred Sixteen Million Two Hundred Thirty One Thousand Dollars Dollars ($116,231,000.00), for the payment of which sum well and truly to be made, the Principal and the Surety, bind ourselves, our heirs, executors, administrators, successors and assigns, jointly and severally, firmly by these presents.

WHEREAS, the Principal has by written agreement dated the 17th day of November, 2008. entered into a contract (the “Contract”) with the Obligee for Turnkey Engineering, Procurement and Construction of a Central Energy Center and Energy Distribution System at the Revel Entertainment Group Hotel, Casino, Retail Space, Restaurants, and Spa Complex, Atlantic City, NJ

NOW, THEREFORE, THE CONDITION OF THIS OBLIGATION IS SUCH, that if the Principal shall promptly make payment to all Claimants, as hereinafter defined, for all labor and material used or reasonably required for use in the performance of the Contract, then this obligation shall be null and void; otherwise it shall remain in full force and effect.

PROVIDED AND SUBJECT TO THE CONDITIONS PRECEDENT:

1.	A “Claimant” is defined as one having a direct contract with the Principal or with a subcontractor of the Principal for labor, material, or both, used or reasonably required for use in the performance of the Contract, labor and material being construed to include that part of water, gas, power, light, heat, oil, gasoline, telephone service or rental of equipment directly applicable to the Contract.

2.	The Principal and the Surety hereby jointly and severally agree with the Obligee that every Claimant, who has not been paid in full before the expiration of a period of ninety (90) days (or such lesser or greater time period as otherwise permitted by relevant law) after the date on which the last of such Claimant’s work or labor was done or performed, or materials were furnished by such Claimant, may sue on this bond for the use of such Claimant, prosecute the suit to final judgment for such sum or sums as may be justly due Claimant, and have execution thereon. The Obligee shall not be liable for the payment of any costs or expenses of any such suit.

3.	No suit or action shall be commenced hereunder by any Claimant:

(a)	Unless Claimant, other than one having a direct contract with the Principal, shall have given written notice to the Principal and the Surety within ninety (90) days (or such lesser or greater time period as otherwise permitted by relevant law) after such Claimant did or performed the last of the work or labor, or furnished the last of the materials for which said claim is made, stating with substantial accuracy the amount claimed and the name of the party to whom the materials were furnished, or for whom the work or labor was done or performed. Such notice shall be served by mailing the same by registered mail or certified mail, postage prepaid, in separate envelopes addressed to the Principal and Surety. The Principal may be served at any place where an office is regularly maintained for the transaction of business, or in any manner in which legal process may be served in the state in which the aforesaid project is located, save that such service need not be made by a public officer. The Surety may be served to the attention of The Surety Law Department at the above-listed address.

(b)	Other than in a state court of competent jurisdiction in and for the county or other political subdivision of the state in which the project, or any part thereof, Is situated, or in the United States District Court for the district in which the project, or any part thereof, is situated, and not elsewhere.

(c)	After the expiration of one (1) year (or such lesser or greater time period as otherwise permitted by relevant law) following the date on which the Principal provided the last labor and/or materials to the project. If the provisions of this paragraph are void or prohibited by law, the minimum period of limitation available to sureties as a defense in the jurisdiction of the suit shall be applicable.

4.	Surety shall have no liability to any Claimant under this Bond for any amount unless it is due and owing to the Claimant by the Principal pursuant to the express terms of the contract between the Principal and Claimant or, if the Claimant does not have a direct Contract with Principal, pursuant to the terms and conditions of the Contract between the Claimant and the Subcontractor to the Principal. The Bond Incorporates all of the Principal’s contractual defenses, including but not limited to pay-if-paid provisions, whereby payment to the Claimant is subject to the condition precedent of the Obligee’s payment to the Principal, and other limitations on amounts due under the contract between Principal and Claimant.

5.	The amount of this bond shall be reduced by and to the extent of any payment or payments made in good faith hereunder, inclusive of the payment by Surety of mechanics’ liens, which may be filed of record against such improvement, whether or not a claim for the amount of such lien be presented under and against this bond.

DATED as of this                              day of         , 20        .

WITNESS / ATTEST	DCO Energy, LLC
(Principal)

	By:	(Seal)
Name:
Title:

LIBERTY MUTUAL INSURANCE COMPANY
(Surety)

By:	(Seal)
Attorney-in-Fact
Steven G. Raffuel

SCHEDULE 5

to the Energy Sales Agreement

Billing Procedures and Sample Invoice

Attached.

Final 02/14/11

SCHEDULE 5

BILLING PROCEDURES AND SAMPLE INVOICE

Thermal energy meter readings from Seller owned, installed and maintained meters (described in Schedule 3) located at the “thermal metering station” (TMS) (specific points where Thermal distribution flow will be measured) will be remotely interrogated by a state of the art plant control system (PCS) system. The data will be collected and stored in a database at Seller’s System and will be utilized to create monthly total consumption readings for the identified meter location. The TMS and the retail energy transfer station (RETS) locations will be established as the primary billing meter reading locations. Customers being served via the RETS will have their usage based on the monthly meter readings from the RETS and their prorated usage determined by their individual square footage occupied. When the final bill is rendered it will represent the total consumption for the Buyers’ account.

By the 5th working day of each subsequent calendar month the billing determinants from the preceding month will be compiled and prepared for the billing process. Within 10 days following the close of each calendar month the Seller shall send Buyer(s) a completed invoice (a sample energy invoice is included in this Schedule as well as the Electric Detail Summary) which identifies all of the pertinent charges for services rendered. The invoice will identify the rates in effect as well as the basis being applied to determine the amount to be remitted in payment. A cumulative total of usage will be maintained and represented on an annual basis which will be included for the Buyers’ reference each month.

Buyers may request, for special circumstances only, reports with greater detail than the standard monthly information that is provided with every invoice. Intervals of one hour or less can be produced but will require 10 working days to deliver. Buyers will have access to information from the billing meter locations as described in this Agreement.

In the event that meter measurement is interrupted at any time for any reason, the usage quantities of hot and chilled water to be billed for the period of interruption will be reasonably estimated by Seller based on previous usage of a like period adjusted for the actual number of heating/cooling degree days during the period in question in accordance with section 11.05 of the ESA. Adjustments will be prominently displayed on the invoice for the period and will include an explanation/calculation for the adjustments being made.

Invoices will be addressed as provided in the sample invoice. Inquiries related to billing matters will be immediately directed to the Seller’s designated head of operations for resolution (this individual will be identified at a later date be Seller, and is not currently shown on the sample invoices included). Meter testing schedules and procedures will be adhered to as identified in the contract terms of this Agreement.

Final 02/14/11

FOR ILLUSTRATIVE PURPOSES ONLY

ACR Energy Partners

Inquiries To: Jacqueline Hazlett
609-837-8008

Services rendered : ***January, 2011***

Invoice #: R-020511
Invoice Date: 2/5/2011

INVOICE AMOUNT	**$3,712,834.00**
	Terms: Net 30 Days

Send To: Jacqueline Hazlett

REVEL THERMAL AND ELECTRIC USAGE INVOICE

FIXED CHARGES				
Monthly Fixed Fee			$	1,770,471.00
		SubTotal -Fixed Charges	**$**	**1,770,471.00**
OPERATION AND MAINTENANCE MONTHLY FEES				
Monthly Thermal Devices Fee			$	272,910.00
		SubTotal -O&M Charges	**$**	**272,910.00**
MONTHLY USAGE CHARGES				
CHILLED WATER	**RATE**	**TON-HRS**		
Total **Monthly** Usage	[illegible]	1,879,291.0	$	225,740.00
Total **YTD** usage		22,551,486.0		
HOT WATER	**RATE**	**MMBTU**		
Total **Monthly** Usage	TBD	17,047.0	$	163,851.00
Total **YTD** usage		204,564.0		
Parasitic and Utilities Charges	**RATE**	**Usage**		
Plant Parasitic Charges	TBD	3,0[illegible]00	$	28,625.00
Water and Sewer Charges	TBD	46,01[illegible]	$	18,695.00
		SubTotal Usage Charges	**$**	**436,911.00**
Total Monthly Thermal Charges			**$**	**2,480,292.00**
Past Due Balance				**$0.00**
TOTAL ADJUSTED MONTHLY THERMAL CHARGES			**$**	**2,480,292.00**
MONTHLY ELECTRIC CHARGES				
		Billing period		
		From: February 28, 2010		
		To: March 31, 2010		
		Billing days 31		
Electric Charges	**RATE**	**Usage**		
Total Monthly Usage Kwh	$ -	???????	**$**	**1,232,542.00**
Total YTD usage				
Total Monthly Electric Charges for the period			**$**	**1,232,542.00**
(Detail Calculation on Attached Sheet)				

TOTAL BILL	**$**	**3,712,834.00**

Demonstration Only
Does not represent Actual Usage or Rates

5429 Harding Highway Building 500

Mays Landing, New Jersey Phone: 609-837-8000

Services rendered: January, 2011

Invoice #: Invoice Date:

Inquiries To: Jacqueline Hazlett 609-837-8008

R-020511 2/5/2011

INVOICE AMOUNT

$3,712,834.00 Terms: Net 30 Days

Send To: Jacqueline Hazlett

Bill To: Accounts Payable Manager

Revel Entertainment Boardwalk

Atlantic City, New Jersey 08401

ACR Energy Partners, LLC

5429 Harding Highway Mays Landing. NJ 08330

REVEL THERMAL AND ELECTRIC USAGE INVOICE

Monthly Fixed Fee $1,770,471.00

SubTotal -Fixed Charges $1,770,471.00

FEES

Monthly Therma^/vices Feet $272,910.00

SubTotal -O&M Charges S272,910.00

* A* <£>%MONTHLY USAGE CHARGES

CHILLED WATER dR. *V^TE

Total Monthly Usage v^^S k V^SR^ Total YTD usage

* TON HRS 1,879,291.0 22,551,486.0 $225,740,00

HOT WATER ""^teATE ^fij* MMBTU Total Monthly Usage ,fV& 17,047.0 Total YTD usage '5^8^204,564.0 $163,851.00

Parasitic and Utilities Charaes RATE ^J>/ Plant Parasitic Charges TBD J* Water and Sewer Charges TBD ^ \ 46,01#W. $$28,625.00 18,695.00 "^g?^ SuhSKSI Usage Charges s436,911.00

Total Monthly Thermal Charges $2,480,292.00

Past Due Balance $0.00

TOTAL ADJUSTED MONTHLY THERMAL CHARGES $2,480,292.00

ONTHLY ELECTRIC CHARGES^ Blllln^period From: February 28, 2010 To: March 31, 2010 Billing days 31

Electric Charges RATE Usage

Total Monthly Usage Kwh $ Total YTD usage ??????? $1,232,542.00

Total Monthly Electric Charges for the period $1,232,542.00

|TOTAL BILL 3,712,834.00

Remit to:

ACR Energy Partners, LLC 5429 Harding Highway, Btdg 500 Mays Landing, NJ 08330

For inquiries, call: 609-837-8008

Revel Entertainment Boardwalk

Atlantic City, NJ 08401

Account Number £\ RE 0001 Invoice Number g ^^lS& B0208tt Casino end Hotel El^g^rvlce*S^fe^

I ^O* ‘©AWUry Summery |

Service Location: kPj^a* Revel Boardwalk *Jr*^ Atlantic City, NJ 08401 <*«>jw ^ ®^j& #

Current Month Charges • r*& 1 ^»£fj| Previous Balance ^

>Total Payment Due $ \t$£/io6 Billing period From: March 1,2011 To: March 31, 2011 Billing days 30

Cost per Day $ 41,0?S Cost $/kwh $ 0.29351

Electric hater Information

Meter Number Monthly Usags “Total Kwh

Revel Main 4,198,951 4,196.951

Total Kwh *» 4,198,951

Meter Number Current Kw reading total Kw

Revel Main 6,498 300 6,496.30

Total Billing Demand Kw =*=> 6,498

Meter Number Current KVA reading

Total Kwh

Revel # to be provided 2,423.520

2,423.52

Total KVAR Demand Kwh ==> Billed KVAR Load Factor 0.997446469 2,424 257.42

1

|~~ TGS Rates- ACE

Determinant Rate Charge

Customer Charge * 1.49 S/day 4 44.63

(Distribution Rates (Vkw)

Fird£5 kw demand Nem%5 lew demand Next 910OJJK demand Kw demand a$|p 10,000 0.00 $ 0.00 $ 0.00 $ 6498.30 $ 0.06300 0.06300 0.06267 0.06200 S/kw/day $/kw/day $/kw/day S/kw/day $ s $ $ 3512 1.228 96 12,713,63 10,540.34

Reactive Charge $/kvar . ^9 257.42 S 1.13 5 291.95

[Distribution Rates ((/kwh) ^ <jt 1

Step 1 Kwh Block! Step 2 Kwh Block Step 3 Kwh Block “^5*4,439 $ 0.001700 0.001687 0.001687 $ $ $ 125.87 8,680.99 4,664. t9

Net Non Utility Generation Charges (NNC) |/kwh (0.003819) $ (30,493.33)

Fossil Asset £aTe 6red« (0.006575) $ •

Societal Benefits Charge”ji/Kwh} 0.008276 $ 65,106.73

Regulatory Asaet Recovery Charge ($/kwH) 4ti981fl«k$ ^oaKaoo $ 5,046.29

Transition Bond Cost ($/kwh) S 47,253.08

|Market Transition Charges . “A I

Step 1 Kwh Block Step 2 Kwh Block Step 3 Kwh Block 2.144,439 * ^fc»02578 2,054,512 $ ^$6576 $ $ $ 15370 10,682.72 5,739.69

System Control Charge 4,198,951 $ O.OOffW 0.000t6t/*x $ 526.99

Default Supply Service Availability Charge 4,198,951 $ $ 1,285.53

RGGI Energy Efficiency 4,198,951 $ 0.000071 s —

infrastructure Investment Surcharge 4,198,951 $ 0.000054 $ 1,916.32

Total—ACE Charges $ 146,543.39

Additional Provider Charges

Determinant Rate Charge

Generation Capacity Obligation Transmission Demand Charge $ 5 68,085.57 20,066.96

Transmission Enhancement Charge Reconciliation Charge Ancillary Service Charge $ $ $ 7.106.33(2,491.21) 52,107.77

Additional Provider Charges $ 144,877.42

Total Electric Charges $ 1,232,542.00

|Net Electric Charges $1,232,542.00 1

1 1 1

1 1

[Total Electric Charges For March 2011 $ 1,232,542.00 |

2

SCHEDULE 6

to the Energy Sales Agreement

Testing Protocol Requirements

Attached.

SCHEDULE 6

TESTING PROTOCOL REQUIREMENTS

Seller shall perform functional tests that will demonstrate the ability of the System to comply with the performance requirements contained in the ESA Schedule 1 to the degree the Buyer’s load is available The required testing is functional demonstration and not to be considered test to demonstrate compliance with ESA Schedule 3 specifications.

Testing requirements shall consist of both factory tests and on-site tests. A test protocol, including testing requirements for the permanent energy services, shall be prepared sufficiently in advance of planned tests dates so as not to impact Seller’s ability to meet Buyer’s permanent energy needs. The protocol will define the procedures for conducting the facility and on-site tests.

The final approved protocol will be based on ESA requirements in addition to pertinent data to be provided by equipment vendors. Seller shall provide a copy of the test protocol to Buyer for Buyer’s review two (2) months before the demonstration test, as defined below. Buyer shall make any comments to Seller within thirty (30) days. Seller shall give Buyer ten (10) days notice of onset of the demonstration test. Buyer and the Independent Engineer shall have the right to be present and observe the demonstration test.

TESTING REQUIREMENTS

A.	Demonstration Test. An on-site mechanical demonstration test shall be conducted for the purpose of verifying Seller’s capability to deliver hot water and chilled water at the Buyer’s load at the point in time the test is conducted. This demonstration test shall consist of operating the equipment and systems of the System in a manner that: 1) responds to Buyer’s heating and cooling load conditions a the time of the test, 2) is within the normal design limits of the equipment, and 3) is consistent with prudent practices for continuous long-term operation. The test will be conducted for a period of 48 continuous hours.

B.	Chillers. Chillers shall be tested under vendor technical supervision, in accordance with Seller’s approved test procedures, for the purpose of verifying equipment capacities as specified in Seller’s purchase documents.

C.	Boilers. Boilers shall be tested on-site on a “simplified input/output” basis as identified in the ASME Power Test Code for Steam Generating Units, ASME PTC 4-1-1985.

D.

Emergency Diesel Generators. Emergency diesel generators shall be tested both on-site and in the factory, in accordance with Seller approved test procedures for the purpose of verifying output capacity as specified in Seller’s purchase documents provided that either Buyer or Seller’s System can utilize the output capacity of the emergency diesel generators. An on-site demonstration test shall be conducted for a period of one hour for each individually emergency diesel generators or for three (3) emergency diesel generators. Additionally the

Schedule 6, Page 1

emergency diesel generators shall be utilized during both Buyer and Seller’s testing to obtain either a temporary Certificate of Occupancy (TCO) or Certificate of Occupancy (CO)

E.	Operating Personnel. Seller’s personnel shall operate the Seller’s System during all on-site testing.

F.	Permits. The Seller’s System shall be operated during all on-site tests in compliance with the provisions of all facility permits and licenses.

G.	Completion Date. The Seller’s System shall be completed in accordance with the requirements set forth in Schedule 10, Seller’s Construction Milestones.,

Schedule 6, Page 2

SCHEDULE 9

to the Energy Sales Agreement

LEASE

BY AND BETWEEN

NB ACQUISITION, LLC

“LANDLORD”

AND

ACR ENERGY PARTNERS, LLC

“TENANT”

117 South Massachusetts Avenue

Atlantic City, New Jersey

(a)

7.4	Abatement of Rent	22
7.5	Temporary Condemnation	22
7.6	Allocation of Award	23
7.7	Annual Fixed Rent Increase	23

ARTICLE 8 DEFAULTS AND REMEDIES		23
8.1	Defaults	23
8.2	Remedies	24
8.3	Remedies Cumulative	25
8.4	Landlord’s Right to Cure Defaults	25
8.5	Holding Over	25
8.6	Effect of Waivers of Default	25
8.7	No Waiver, etc.	26
8.8	No Accord and Satisfaction	26
8.9	Waiver of Jury Trial	26

ARTICLE 9 RIGHTS OF HOLDERS		26
9.1	Landlord’s Right to Mortgage Fee Title	26
9.2	Default Notices to Fee Mortgagees	26
9.3	Attornment to Successor Landlords	27
9.4	Priority of Lease Over Fee Mortgages	27
9.5	Modifications	28

ARTICLE 10 MISCELLANEOUS PROVISIONS		29
10.1	Notices	29
10.2	Quiet Enjoyment	30
10.3	Memorandum of Lease; Confidentiality of Lease Terms	30
10.4	Assignment of Rents and Transfer of Title; Limitation of Landlord’s Liability	30
10.5	Landlord’s Default	31
10.6	Brokerage	31
10.7	Termination of the Agreement	31
10.8	Applicable Law and Construction	32
10.9	Regulatory Matters	33
10.10	Uniformity	34
10.11	Interference With Other Tenants	34
10.12	Tenant Conduct	34
10.13	Prohibited Advertising	34
10.14	Resort References	34
10.15	No Joint Employer Status	34
10.16	Labor Cooperation	35

Exhibit A	The Land
Exhibit B	Form of Short Form Lease

(b)

LEASE

117 South Massachusetts Avenue

Atlantic City, New Jersey

This lease (this “Lease”) is entered into as of February         , 2011, by and between NB Acquisition, LLC, a New Jersey limited liability company (“Landlord”) and ACR Energy Partners LLC, a New Jersey limited liability company (“Tenant”).

ARTICLE 1

Definitions

Each reference in this Lease to any of the following terms or phrases shall be construed to incorporate the corresponding definition stated in this Article 1. Capitalized terms in this Lease not included in this Article 1 or otherwise defined herein shall have the meanings set forth in the Agreement.

1.1 Address for Payment of Annual Fixed Rent.

Revel Entertainment Group, LLC

1301 Atlantic Ave., Suite 200

Atlantic City, NJ 08401

1.2 Agreement. The Energy Sales Agreement dated as of February         , 2011 by and between Tenant and Revel Entertainment (defined below).

1.3 Annual Fixed Rent.                      to be paid on each anniversary of the Commercial Operation Date.

1.4 Improvements. The building(s) and other alterations and improvements to be constructed and located on the Land.

1.5 Land. The land described on Exhibit A.

1.6 Original Address of Landlord.

NB Acquisition, LLC

1301 Atlantic Avenue, Suite 200

Atlantic City, NJ 08401

1.7 Original Address of Tenant.

ACR Energy Partners LLC

5429 Harding Highway

Mays Landing, New Jersey 08330

1.8 Party. Each of Landlord and Tenant.

1.9 Permitted Uses. Provision of energy services pursuant to the Agreement and for no other purposes whatsoever.

1.10 Premises. The Land and Improvements.

1.11 Revel Entertainment. Revel Entertainment Group, LLC, the owner, developer and operator of the multi-use casino resort project under development on an approximately 20- acre site located across Oriental Avenue from the Land, and more particularly described in the Agreement.

1.12 Term. The period specified in Section 2.2.

ARTICLE 2

Premises and Term

2.1 Premises. Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, subject to, and with the benefit of, the terms, covenants, conditions and provisions of this Lease. The Premises do not include, and Landlord hereby retains, all mineral and water rights appurtenant to, or associated with, the Premises, as well as any and all excess air or development rights remaining and available after the construction of all of the Improvements.

2.2 Term. The term of this Lease shall be for a period commencing on the Effective Date and expiring contemporaneously with the expiration of the Agreement, as the same may be extended pursuant to the Agreement, unless sooner terminated as hereinafter provided.

2.3 Signage. Notwithstanding anything to the contrary contained herein, Tenant grants to Landlord exclusively, other than Tenant’s identifying signage, and Landlord reserves for itself, the right to install signage, directional and commercial, in any area other than the interior of Tenant’s building(s), but including the exterior facades of Tenant’s buildings; provided, however, that Landlord shall (i) be responsible for all costs of producing and installing such signage; (ii) Landlord shall provide Tenant reasonable notice of its intent to erect such signage; (iii) such signage shall not otherwise materially interfere with Tenant’s rights under this Lease; and (iv) such signage shall comply with all applicable Laws (including, without limitation, as to the size, design and/or position thereof). Landlord shall be liable for costs related to such signage, and shall be entitled to all revenue, if any, generated therefrom.

ARTICLE 3

Condition of Land

3.1 Landlord’s Representations and Warranties. Landlord represents and warrants to Tenant that, to the best of Landlord’s knowledge, as of the Effective Date, the Premises will be in compliance with all Laws affecting the Premises. The Premises will be delivered to Tenant clear of all buildings and obstructions, in compliance with the representations and warranties set forth in this Section 3.1 and in accordance with the provisions of Section 3.2 below on or before the Effective Date.

3.2 Condition of the Premises at Delivery of Possession. On or before the Effective Date, possession of the Premises shall be delivered to Tenant in its condition (including, without limitation, as to all surface and subsurface conditions) existing as of the date of this Lease.

3.3 No Other Representations, Warranties, or Obligations. Except as otherwise specifically set forth in Sections 3.1 and 3.2, or in any applicable provision of the Agreement, Tenant shall accept possession of the Premises in its “as is” condition existing as of the date of this Lease, subject to the existing state of title, including all covenants, conditions, restrictions, reservations, mineral leases, easements and other matters of record or that are visible or apparent on the Premises, and such other matters which would be disclosed by an inspection of the Premises and the record title thereto or by an accurate survey thereof. TENANT REPRESENTS THAT IT HAS BEEN AFFORDED SUCH OPPORTUNITY AS IT HAS REQUESTED TO MAKE SUCH INVESTIGATION AND INSPECTION OF THE PREMISES, AND HAS FOUND THE CONDITION THEREOF SATISFACTORY (INCLUDING, WITHOUT LIMITATION, THE PHYSICAL CHARACTERISTICS AND EXISTING CONDITION OF THE PREMISES AND THE SURFACE AND SUBSURFACE SOIL AND WATER CONDITION THEREOF) AND IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF LANDLORD OR LANDLORD’S AGENTS OR EMPLOYEES WITH RESPECT THERETO, EXCEPT FOR THOSE SET FORTH SPECIFICALLY IN THIS LEASE AND/OR IN THE AGREEMENT, AND TENANT WAIVES ANY CLAIM OR ACTION AGAINST LANDLORD IN RESPECT OF THE CONDITION OF THE PREMISES OTHER THAN IN CONNECTION WITH LANDLORD’S OBLIGATIONS AND/OR REPRESENTATIONS AS ARE SET FORTH SPECIFICALLY IN THIS LEASE, LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE PREMISES OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT.

ARTICLE 4

Annual Fixed Rent, Additional Rent and Other Costs

4.1 Annual Fixed Rent. Commencing from and after the Actual Commercial Operation Date, Tenant shall pay Annual Fixed Rent to Landlord, or as otherwise directed by Landlord, without offset, abatement, deduction or demand (except as may be specifically provided otherwise in this Lease, in the Agreement, or in any of the other documents executed and delivered pursuant to, or in conjunction with, the Agreement, including, without limitation, the Project Documents). Annual Fixed Rent shall be payable yearly in advance commencing on the Actual Commercial Operation Date and on each anniversary of the Actual Commercial Operation Date during the Term, at the Address for Payment of Rent set forth in Section 1.1, or at such other place as Landlord shall from time to time designate. Annual Fixed Rent for any partial month shall be prorated on a daily basis.

4.2 Additional Rent. In addition to Annual Fixed Rent, also commencing from and after the Actual Commercial Operations Date, Tenant shall pay or cause to be paid to the appropriate parties, on or before the last day upon which each of the same may be paid without penalty or interest, all Impositions (as hereinafter defined) and all amounts other than Annual Fixed Rent due and arising out of this Lease or with respect to the Premises (all such Impositions and other amounts, together with any other amounts payable to or on behalf of Landlord hereunder, are hereinafter collectively called “Additional Rent”).

(a) Impositions. Commencing from and after the Actual Commercial Operation Date, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost (other than any opportunity cost as a result of a failure to take advantage of any discount for early payment) may be added for non-payment, such payments to be made directly to the taxing authorities where feasible, and shall promptly, upon request, furnish to Landlord copies of official receipts or other reasonably satisfactory proof evidencing such payments. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay, or cause to be paid, such installments becoming due during the Term (from and after the Actual Commercial Operation Date), as the same become due and before any fine, penalty, premium, further interest or cost may be added thereto. Any Imposition due or becoming due for a period including either the Actual Commercial Operation Date or the expiration date or termination date (as the case may be) of the Term (including, without limitation, any installment of an Imposition payable in installments, together with the accrued interest thereon, that shall be due for the period including either the Actual Commercial Operation Date or the expiration date or termination date, as the case may be) shall be prorated on a daily basis. Landlord, at its expense, shall, to the extent required or permitted by applicable Law, prepare and file, or cause to be prepared and filed, all tax returns, and pay all taxes due, in respect of Landlord’s net income, general excise and similar taxes; and Tenant, at its expense, shall, to the extent required or permitted by applicable Law, prepare and file, or cause to be prepared and filed, all other tax returns and reports in respect of any Impositions. Provided no Event of Default shall have occurred and be continuing, if any refund shall be due from any taxing authority in respect of any Imposition paid by or on behalf of Tenant, the same shall be paid over to or retained by Tenant. Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Premises as may be necessary to prepare any required returns and reports.

In the event that any government agency shall classify any property covered by this Lease as personal property, Tenant shall, at its expense, prepare and file, or cause to be prepared and filed, all personal property tax returns in such jurisdictions where it may legally so file, and pay or cause to be paid all taxes due with respect thereto. Each Party shall, to the extent it possesses the same, provide the other, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns for property covered by this Lease, Landlord shall provide Tenant with copies of assessment notices in sufficient time for Tenant to file a protest. All Impositions assessed against such personal property shall (irrespective of whether Landlord or Tenant shall file the relevant return) be paid by Tenant not later than the last date on which the same may be made without interest or penalty.

Landlord shall give prompt notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge; provided, however, that Landlord’s failure to give any such notice shall in no way diminish Tenant’s obligation hereunder to pay such Impositions.

The Premises shall be a separate tax lot from the Entertainment Complex. Tenant shall have the right, at any time, to seek a reduction in the assessed valuation of the Premises or to contest any Impositions that are to be paid, in whole or in part, directly or indirectly by Tenant, if, after Tenant’s written request to Landlord to seek a reduction of, or contest, the Impositions, Landlord shall fail or refuse either to do so within thirty (30) days after such request or thereafter to pursue the same timely and diligently. While Tenant is seeking a reduction of, or contesting, any Impositions, the failure on Tenant’s part to pay such Impositions or Tenant’s pro rata share thereof (as the case may be) shall not constitute a default hereunder as long as Tenant complies with the provisions of the applicable statutes governing tax appeals and thus obtains a deferral of Landlord’s obligation to pay the amount of Impositions so contested by Tenant. If such a deferral is not obtainable, Tenant shall have the right to pay under protest to the taxing authority the amount owed of the Impositions being contested. If applicable law requires that the proceeding or contest be brought by, or in the name of, Landlord or the then owner of the Premises, Landlord shall join therein or permit such proceeding or contest to be brought in Landlord’s name; provided that, Tenant shall reimburse Landlord for all of Landlord’s reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with such contest or proceeding.

“Impositions” shall mean, collectively, all taxes (including, without limitation, all taxes imposed under the Laws of the State of New Jersey, as such Laws may be amended from time to time, and all ad valorem, or similar taxes as the same relate to or are imposed upon Landlord, or the Premises), assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof), water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), property tax, and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character in respect of the Premises (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time prior to, during or in respect of the Term may be assessed or imposed on or in respect of or be a lien upon the Premises or any part thereof or any rent therefrom or any estate, right, title or interest of Landlord therein, or in connection with the Premises or the leasing or use of the Premises or any part thereof by Tenant; provided, however, that nothing contained herein shall be construed to require Tenant to pay and the term “Impositions” shall not include (i) any tax based on net income imposed on Landlord, (ii) any transfer fee or other tax imposed with respect to the sale, exchange, transfer, mortgage, or other disposition by Landlord of the Premises or the proceeds thereof [(other than any New Jersey conveyance tax due with respect to this Lease)], and (iii) any interest or penalties imposed on Landlord as a result of the failure of Landlord to file any return or report timely and in the form prescribed by Law or to pay any tax or imposition, except to the extent such failure is a result of a breach by Tenant of its obligations pursuant to this Section 4.2. If the Premises are not assessed separately from other property, Landlord and Tenant shall determine and agree upon the amount of Impositions attributable to the Premises. If they are unable to agree thereupon, such dispute shall be resolved in accordance with the provisions of Article IX of the Agreement.

(b) Utilities. Tenant shall pay, or cause to be paid, directly to the proper parties, all charges for water, sewer, gas, oil, electricity, cable, telephone and other utilities or services used or consumed on the Premises, whether designated as a charge, tax, assessment, fee or otherwise, including, without limitation, water and sewer use charges and taxes, if any, all such charges to be paid as the same from time to time become due. Tenant shall instruct the suppliers of all such utilities to bill Tenant directly therefor. Tenant shall make its own arrangements for the installation or provision of all utilities, and shall pay all costs associated with the installation, repair and maintenance of the wires, pipes, conduits, meters and other equipment needed to deliver utilities to the Premises and to measure Tenant’s consumption of such utilities, and the costs of any necessary permits, licenses or other authorizations required for the lawful and proper installation and maintenance of such utility systems. Landlord agrees to cooperate with Tenant in any application for obtaining or continuing such services, to the extent reasonably necessary. Landlord is under no obligation to furnish or to pay for any utilities to the Premises, and shall not be liable for any interruption or failure in the supply of any such utilities. Except as provided in Section 3.1, Landlord makes no warranty or representation as to the availability of any utilities.

(c) Insurance Premiums. Tenant shall pay, or cause to be paid, all premiums for the insurance coverage required to be maintained pursuant to Section 5.1.6.

(d) Reimbursement for Additional Rent on Account of Impositions. If Tenant pays, or causes to be paid, any Impositions attributable to periods after the end of the Term, whether upon expiration or sooner termination of this Lease, Tenant may, within a reasonable time after the end of the Term, provide notice to Landlord of its estimate of such amounts. Landlord shall reimburse Tenant, within thirty (30) Days after Tenant’s demand accompanied by a reasonably detailed invoice, for all payments of such Impositions that are attributable to any period after the Term, If Landlord shall have paid any Impositions with respect to any period during the Term but after the Actual Commercial Operations Date or if Landlord shall have paid any other expense relating to the Premises during the Term but after the Actual Commercial Operations Date (including, without limitation, utilities or insurance), Tenant shall reimburse Landlord therefor, within thirty (30) Days after Landlord’s demand accompanied by a reasonably detailed invoice, as Additional Rent.

4.3 Late Payment of Rent, Etc. If any Annual Fixed Rent shall not be paid on or before the date the same is due, Tenant shall pay to Landlord, a late charge (to the extent permitted by Law) computed at the Contract Interest Rate on the amount of such payment, from the due date to the date of payment thereof. Absent specific provisions to the contrary, all Additional Rent shall be due and payable together with the Annual Fixed Rent commencing on the Actual Commercial Operation Date as specified in Section 4.1.

In the event of any failure by Tenant to pay any Additional Rent when due, Tenant shall promptly pay and discharge, as Additional Rent, every fine, penalty, interest and cost which is added for non-payment or late payment of such items. Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of non-payment of the Additional Rent as in the case of non-payment of the Annual Fixed Rent.

4.4 Net Lease. The Rent shall be absolutely net to Landlord so that this Lease shall yield to Landlord the full amount of the installments or amounts of the Rent throughout the Term, subject only to any other provisions of this Lease which expressly provide otherwise.

4.5 No Termination. Notwithstanding anything to the contrary provided in this Lease, in the Agreement, or in any of the other documents executed and delivered pursuant to, or in conjunction with, the Agreement (including, without limitation, the Project Documents), this Lease shall not terminate, nor shall it be subject to termination by either party hereto (notwithstanding the existence of one or more Events of Default or any other occurrence that would otherwise give rise to a right of termination either pursuant to this Lease or otherwise at law or in equity), unless and until the Agreement shall also terminate or be terminated in accordance with the provisions of the Agreement and the Seller’s Lenders Consent. If the Agreement shall so terminate or be terminated, then this Lease shall be deemed to be terminated effective as of the date of termination of the Agreement or, if later, as of the end of the period after termination of the Agreement during which Tenant shall have the right or obligation to continue to supply Energy Services to the Entertainment Complex pursuant to Section 22.02(c) of the Agreement or otherwise.

ARTICLE 5

Covenants and Obligations

5.1 Affirmative Covenants.

5.1.1 Perform Obligations. Tenant shall perform promptly all of the obligations of Tenant set forth in this Lease; and pay when due the Annual Fixed Rent and Additional Rent and all other amounts which by the terms of this Lease are to be paid by Tenant.

5.1.2 Use. Tenant shall, during the Term, use the Premises only for the Permitted Uses and, from time to time, procure and maintain all licenses and permits necessary therefor and for any other use or activity conducted at the Premises, at Tenant’s sole expense. Landlord shall, at Tenant’s reasonable expense, cooperate with, and assist, Tenant in all reasonable respects in connection with procuring and maintaining such licenses and permits (including, without limitation, promptly signing and returning all applications and/or other documents that shall be necessary or desirable in connection therewith); provided that such cooperation and assistance will not affect any of Landlord’s rights, interests, or obligations under any of the Project Documents.

5.1.3 Construction of Improvements. Tenant shall construct and install on the Premises, as well as improve the Premises with, the Seller’s System as and when required in accordance with the provisions of the Agreement, including, without limitation, the construction and installation of, as well as the improvement of the Premises with, those Improvements intended to house Seller’s System. The construction, installation and improvement work to be performed by Tenant pursuant to this Section 5.1.3 is hereinafter sometimes called “Tenant’s Improvement Work”.

5.1.4 Repair and Maintenance. During the Term, Tenant shall maintain the Land and all Improvements, including without limitation, parking areas, the sidewalks adjoining the Premises and any loading areas, in good and clean working order, appearance and condition, reasonable use and wear thereof, excepted. Tenant shall make such adjustments to its maintenance of the Premises as Landlord reasonably requests so that the appearance of the Land and the exterior of Improvements is consistent, in Landlord’s reasonable opinion, with the appearance of the adjacent areas of the Entertainment Complex. Landlord shall landscape the Premises in a manner compatible with adjoining areas of the Entertainment Complex.

Tenant shall keep any garbage, trash, rubbish or other refuse in sealed vermin-proof containers until removed, and shall dispose of Tenant’s refuse in properly sealed bags placed in dumpsters provided and emptied by Tenant’s trash removal contractor at Tenant’s expense. All containers of refuse shall be maintained in the Premises in a sightly fashion.

5.1.5 Compliance with Law. Tenant shall, during the Term, make all repairs, alterations, additions, improvements or replacements to the Land and Improvements required by any Laws; and shall use and operate the Premises in strict compliance with all Laws. Tenant may, at its expense (and, if necessary, in the name of Landlord), contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Premises, of any mandate of the nature described above, and Landlord, at Tenant’s sole cost and expense, shall cooperate with Tenant in such proceedings. Notwithstanding anything to the contrary provided in this Section 5.1.5 or elsewhere in this Lease, Tenant shall not be obligated to comply with any such mandate during the pendency of such contest, provided that such non-compliance shall neither place Landlord, or any agent, servant, or employee thereof, in imminent jeopardy of prosecution for a crime nor place the Premises or any part thereof in imminent jeopardy of being condemned or vacated.

5.1.6 Insurance. Tenant shall, at its expense, take out and maintain, throughout the term of this Lease, the insurance required under the Agreement. All of such liability insurance shall list Landlord, any Fee Mortgagee (as such term is hereinafter defined) and any First Leasehold Mortgagee (as such term is hereinafter defined), as an additional insured. All of such property insurance shall name Tenant or the First Leasehold Mortgagee as insureds, with proceeds payable as their respective interests shall appear.

5.1.7 Tenant’s Indemnification. Tenant shall indemnify and hold harmless Landlord and its directors, officers, employees, partners, members, managers, agents, consultants, contractors, representatives, licensees, insureds, successors, assigns and shareholders (“Landlord’s Indemnitees”) for any and all actions, claims, or liabilities for bodily injuries, retention of liens, regulatory actions, enforcement actions, nuisance claims and third-party property damage resulting from, or in any way connected with, the performance of or failure to perform of Tenant’s material obligations pursuant to this Lease, including, without limitation, any reasonable costs, expenses and attorneys’ fees that may be incurred by Landlord or Landlord’s Indemnitees incident to any such liability; provided, however, that Tenant shall not be required to indemnify and hold Landlord or Landlord’s Indemnitees harmless from any claims, demands, losses, damages, expenses and other liabilities due to the fault or negligence of Landlord or Landlord’s Indemnitees. If Landlord or any of Landlord’s Indemnitees intends to seek indemnification under this Section from Tenant with respect to any action or claim, Landlord or such Landlord’s Indemnitee(s) shall give Tenant written notice of such claim within ninety (90) Days of the commencement of, or actual knowledge by Landlord or such Landlord’s Indemnitee(s) of, such claim or action, and Tenant shall have no liability under this Section for any claim or action for which such notice is not provided, unless failure to give notice does not substantially prejudice Tenant. Landlord or such Landlord’s Indemnitee(s) shall have the right, at its sole cost and expense, to participate in any such claim or action. Landlord or such Landlord’s Indemnitee(s) shall not compromise or settle any such claim or action without the prior written consent of Tenant.

Tenant shall use reasonable efforts to prevent any liens from being filed against the Premises, or the Entertainment Complex as a result of work performed by, at the request or on behalf of Tenant. Tenant shall indemnify and save harmless Landlord against all loss, liability, costs, attorney’s fees, damages or interest charges as a result of any mechanic’s lien or any other lien caused to be filed against the Premises, the Entertainment Complex or Tenant’s leasehold estate in the Premises as a result of acts or omissions of Tenant or its agents, contractors and employees, and Tenant shall, within thirty (30) Days of the filing of any such lien and written notice given to Tenant, remove, pay or cancel said lien or secure the payment of any such lien or liens by bond or other security reasonably acceptable to Landlord.

5.1.8 Landlord’s Right to Enter. Tenant shall permit Landlord and its agents and invitees to enter into and examine the Land and the Improvements, and to show the same to prospective lenders, partners and purchasers and others having a bona fide interest in the Premises, in all circumstances after giving twenty-four (24) hours’ advance notice to Tenant (except that, in an emergency, Landlord shall give Tenant such advance notice as is reasonable under the circumstances), during reasonable business hours and in a manner so as not to unreasonably interfere with the operation of Tenant’s business. Landlord shall not have the right to enter the Premises in order to show the same to prospective lessees until the last year of the Term. Tenant shall have the right to accompany, or to have its agents or employees accompany, Landlord and/or its agents and invitees at all times when they are in the Premises.

5.1.9 Property at Tenant’s Risk. Tenant shall, during the Term keep, at the sole risk and hazard of Tenant, all real and personal property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant, which may be on the Land, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, or from any other cause, Tenant shall hold harmless and indemnify Landlord from and against any and all injury, loss, damage or liability to Tenant or to any other person or entity arising out of said loss or damage.

5.1.10 Legal Costs. Any party in breach or default under this Lease (the “Defaulting Party”) shall reimburse the other party (the “Nondefaulting Party”) upon demand for any reasonable legal fees and court (or other administrative proceeding) costs or expenses that the Nondefaulting Party incurs in connection with the breach or default, regardless whether suit is commenced or judgment entered. Such costs shall include reasonable legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, in the event of litigation, the court in such action shall award to the party in whose favor a judgment is entered a reasonable sum as attorneys’ fees and costs, which sum shall be paid by the losing party.

5.1.11 Intentionally Omitted.

5.1.12 Environmental Documentation and Due Diligence. Landlord has provided to Tenant any environmental reports, and other environmental documentation concerning the Premises in Landlord’s possession prior to the date of this Lease.

5.1.13 Yield Up. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises in good repair and condition with proper fill of any previously excavated areas. Tenant shall further have the right, in Tenant’s sole discretion, to remove such of its trade fixtures, machinery, equipment and other personal property (herein sometimes collectively called “Tenant’s Property”) which neither constitute part of nor are necessary for the operation of Seller’s System, at any time prior to the expiration or sooner termination of the Term. Any of Tenant’s Property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine. Tenant shall pay the cost of repairing any damage to the Premises which occurs during removal of Tenant’s Property from the Premises. Tenant shall notify Landlord in writing not later than one (1) year prior to expiration of the Term, specifying those items of Tenant’s Property that Tenant intends to remove from the Premises.

Tenant shall also, at its sole cost and expense, (i) provide Landlord with an Environmental Report dated within thirty (30) Days of the termination of the Term (the “Termination Date”) certifying that, subject to customary limitations and standards, the Premises do not contain any Hazardous Materials (as hereinafter defined), that were released, spilled or discharged thereon by Tenant and (ii) provide notice to governmental authorities and/or the Landlord that any licenses or permits granted with respect to the Premises should be transferred, as directed by Landlord, to Landlord or another party, and Tenant shall cooperate with Landlord, at Landlord’s reasonable expense, to transfer such permits and licenses. An “Environmental Report” shall be a report of an industrial hygienist, or other qualified professional, reasonably satisfactory to Landlord for which all testing shall have been performed no later than thirty (30) Days prior to the date of such report and which shall be the standard of diligence at the time for surrender of similar space used for similar purposes, together with any additional investigation and report which would customarily follow any discovery contained in such initial report.

Tenant shall further indemnify Landlord against all loss, cost and damage resulting from Tenant’s failure or delay in surrendering the Premises as above provided, which indemnity, however, shall be subject to the provisions of Article XXIII of the Agreement.

5.1.14 Estoppel Certificate.

5.1.14.1 Tenant shall, within ten (10) Days’ after written request by Landlord at any time during the Term, execute, acknowledge and deliver to Landlord a statement in form reasonably satisfactory to Landlord in writing certifying that this Lease is unmodified and in full force and effect and that, to Tenant’s knowledge without independent investigation, Tenant has no defenses, offsets or counterclaims against its obligations to pay the Annual Fixed Rent and Additional Rent and any other charges and to perform its other covenants under this Lease, (or, if there have been any modifications, that this Lease is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims of which Tenant has knowledge, setting them forth in reasonable detail), the dates to which Annual Fixed Rent and Additional Rent and other charges have been paid, and any other matter pertaining to this Lease. Any such statement delivered pursuant to this Section 5.1.14.1 may be relied upon by any prospective purchaser or mortgagee of the Premises, or any prospective assignee of such mortgagee.

5.1.14.2 Landlord shall, within ten (10) Days’ after written request by Tenant at any time during the Term, execute, acknowledge and deliver to Tenant a statement in form reasonably satisfactory to Tenant in writing certifying that this Lease is unmodified and in full force and effect and that, to Landlord’s knowledge without independent investigation, Landlord has no defenses, offsets or counterclaims against its obligations to perform its covenants under this Lease (or, if there have been any modifications, that this Lease is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims of which Landlord has knowledge, setting them forth in reasonable detail), the dates to which Annual Fixed Rent and Additional Rent and other charges have been paid, and any other matter pertaining to this Lease. Any such statement delivered pursuant to this Section 5.1.14.2 may be relied upon by any prospective assignee of this Lease, or subtenant or mortgagee of the Premises, or any prospective assignee of such subtenant or mortgagee.

5.2 Negative Covenants. Tenant shall not do the following.

5.2.1 Assignment and Subletting.

5.2.1.1 Subject to, and except as specifically set forth in, Articles XVIII and XXIX of the Agreement, Tenant shall not directly or indirectly sublet, assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or any interest herein or sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred, mortgaged, pledged, subdivided, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of Law, or permit the use or occupancy of all or any part of the Premises by anyone other than Tenant, without Landlord’s written consent. Unless Tenant’s stock shall be traded on a domestic national securities exchange, any transfer of the stock or partnership or beneficial interests or other evidences of ownership of Tenant or the issuance of additional stock or partnership or beneficial interests or other indicia of ownership in Tenant or any transaction pursuant to which Tenant is merged or consolidated with another entity or pursuant to which all or substantially all of Tenant’s assets are transferred to any other entity shall be deemed to be an assignment of this Lease, but shall also be subject to the provisions of Articles XVIII and XXIX of the Agreement.

5.2.1.2 If this Lease is assigned or if the Premises or any part thereof are sublet (or occupied by any party other than Tenant and its employees) Landlord may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the Annual Fixed Rent and Additional Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in Section 5.2.1.1, the acceptance by Landlord of such assignee, subtenant or occupant, as the case may be, as a tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Lease. If this Lease is assigned or if the Premises or any part thereof are sublet, or if Tenant, as debtor or debtor in possession, or a trustee in bankruptcy for Tenant pursuant to the Bankruptcy Code, 11 U.S.C. 101 et. seq., as amended from time to time, shall assign this Lease or sublet the Premises or any part thereof, Tenant shall pay to Landlord, as Additional Rent herein reserved, all of the payments or other economic consideration, whether denominated as rent or otherwise, payable to Tenant under the sublease or assignment which is in excess of the aggregate of the Fixed Annual Rent and Additional Rent (including, without limitation, all Impositions, utility charges, insurance premiums and other amounts) payable by Tenant (regardless of whether to Landlord or to others) under this Lease (or, if only a portion of the Premises is sublet, the excess payments or other economic consideration allocable on a square foot basis to the space sublet).

5.2.1.3 Any sublease of all or any portion of the Premises shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subject or subordinate, that other than the payment of Annual Fixed Rent and Additional Rent due pursuant to Section 4.2 or any obligation relating solely to those portions of the Premises which are not part of the subleased premises, the subtenant shall comply with and be bound by all of the obligations of Tenant hereunder, that unless Landlord waives such prohibition, the subtenant may not enter into any sub-sublease, sublease assignment, license or any other agreement granting any right of occupancy of any portion of the subleased premises; and that Landlord shall be an express beneficiary of any such obligations, and that in the event of termination of this Lease or reentry or dispossession of Tenant by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that neither Landlord nor any mortgagee of the Premises, as holder of a mortgage or as Landlord under this Lease if such mortgagee succeeds to that position, shall:

(a) be liable for any act or omission of Tenant under such sublease;

(b) be subject to any credit, counterclaim, offset or defense which theretofore accrued to such subtenant against Tenant;

(c) be bound by any previous modification of such sublease unless consented to by Landlord and such mortgagee or by any previous prepayment of more than one (1) month’s rent;

(d) be bound by any covenant of Tenant to undertake or complete any construction of the Premises or any portion thereof;

(e) be required to account for any security deposit of the subtenant other than any security deposit actually received by Landlord;

(f) be bound by any obligation to make any payment to such subtenant or grant any credits unless specifically agreed to by Landlord and such mortgagee;

(g) be responsible for any monies owing by Tenant to the credit of subtenant; or

(h) be required to remove any person occupying the Premises or any part thereof;

and such sublease shall provide that the subtenant thereunder shall, at the request of Landlord, execute a suitable instrument in confirmation of such agreement to attorn. The provisions of this paragraph shall not be deemed a waiver of the provisions set forth in Section 5.2.1.1.

5.2.1.4 Tenant shall not enter into, nor shall it permit any person having an interest in the possession, use, occupancy or utilization of any part of the Premises to enter into, any sublease, license, concession, assignment or other agreement for use, occupancy or utilization of the Premises:

(a) which provides for rental or other compensation based on the income or profits derived by any person or on any other formula such that any portion of such sublease rental, or other consideration for a license, concession, assignment or other occupancy agreement, would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code or any similar or successor provision thereto; or

(b) under which fifteen percent (15%) or more of the total rent or other compensation received by Tenant is attributable to personal property,

and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffectual as a conveyance of any right or interest in the possession, use, occupancy or utilization of such part of the Premises.

5.2.1.5 No subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Landlord’s written approval in the case of any other subletting or assignment (which approval shall not be unreasonably withheld, delayed, or conditioned). The joint and several liability of Tenant named herein and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any:

(a) agreement which modifies any of the rights or obligations of the parties under this Lease;

(b) stipulation which extends the time within which an obligation under this Lease is to be performed;

(c) waiver of the performance of an obligation required under this Lease; or

(d) failure to enforce any of the obligations set forth in this Lease.

No assignment, subletting or occupancy shall affect the Permitted Uses. Any subletting, assignment or other transfer of Tenant’s interest in this Lease in contravention of this Section 5.2.1 shall be voidable at Landlord’s option.

5.2.1.6 For all purposes of this Lease, the following terms shall have the meanings set forth below:

(a) “Leasehold Mortgage” shall mean a mortgage made by Tenant, constituting a lien on the leasehold interest of Tenant hereunder and on the fee title to the Improvements erected by Tenant on the Land (subject, however, in all cases, to Landlord’s reversionary interest therein and Landlord’s rights under this Lease), and not encumbering any other interests or premises.

(b) “Leasehold Mortgagee” shall mean the then holder of a Leasehold Mortgage.

(c) “First Leasehold Mortgage” shall mean either (x) at such times as only one Leasehold Mortgage exists, such Leasehold Mortgage, and (y) at such times as more than one Leasehold Mortgage exists, the single Leasehold Mortgage that is most senior in lien (as evidenced from time to time by any title report obtained by Landlord from a reputable title company reasonably selected by Landlord).

(d) “First Leasehold Mortgagee” means the holder of record (as evidenced from time to time by any title report obtained by Landlord from a reputable title company reasonably selected by Landlord) at the time in question of the First Leasehold Mortgage.

5.2.1.7 Subject to the Agreement, Tenant shall have the right, without Landlord’s prior consent, to mortgage its interest in this Lease under one or more Leasehold Mortgage(s) at any given time, and to assign this Lease as collateral security for such Leasehold Mortgage(s). No Leasehold Mortgage shall extend to or affect the Land or the reversionary interest and estate of Landlord in and to the Premises or any part thereof. The granting of a Leasehold Mortgage does not render, and shall not be construed to render, a Leasehold Mortgagee an assignee for purposes of this Lease. No Leasehold Mortgage shall be valid or of any force or effect (and no mortgage shall constitute a Leasehold Mortgage) unless and until the Leasehold Mortgagee shall have sent to Landlord a true and correct photostatic copy of the recorded original of the Leasehold Mortgage and each loan document referenced in the Leasehold Mortgage, together with written notice specifying the name and post office address of the Leasehold Mortgagee. Each Leasehold Mortgage shall contain the following provisions:

(a) This mortgage is executed upon the condition that no purchaser at any foreclosure sale shall acquire any right, title or interest in or to the Lease hereby mortgaged, unless the said purchaser, or the person, firm or corporation to whom or to which such purchaser’s right has been assigned, shall, in the instrument transferring to such purchaser or to such assignee Tenant’s interest under the said Lease, assume and agree to perform all of the terms, covenants and conditions of said Lease to be observed or performed on the part of Tenant, and moreover, that no further or additional mortgage or assignment of said Lease shall be made, except subject to the provisions contained in Section 5.2.1 of said Lease, and that a duplicate original of said assumption agreement, in form reasonably satisfactory to Landlord’s counsel and duly executed and acknowledged by such purchaser or such assignee, is delivered to Landlord promptly after the consummation of such sale, or, in any event, prior to taking physical possession of the Premises.

(b) Notwithstanding anything to the contrary contained in this Lease, the Leasehold Mortgagee waives all right and option to retain and apply the proceeds of any insurance or the proceeds of any condemnation award toward payment of the sum secured by the Leasehold Mortgage to the extent such proceeds are required to be used for the repair or restoration of the Premises in accordance with the provisions of the Lease hereby mortgaged.

(c) This mortgage is executed upon the condition that no purchaser at any foreclosure sale shall acquire any right, title or interest in or to the Lease hereby mortgaged, unless the said purchaser, or the person, firm or corporation to whom to which such purchaser’s right has been assigned, (i) has agreed to assume the rights and obligations of Tenant under the Agreement (in accordance with and as provided in the Seller’s Lenders Consent) and (ii) has demonstrated operational experience and capability, or engages an operation and maintenance contractor with demonstrated operational experience and capability, sufficient to perform the obligations of Tenant under the Agreement (any such purchaser, or the person, firm or corporation to whom to which such purchaser’s right has been assigned, satisfying the requirements of clauses (i) and (ii), a “Substitute Owner”).

The inclusion of the foregoing provisions in a Leasehold Mortgage shall not negate or vitiate any of the provisions of Sections 5.2.1.8, 5.2.1.9, 5.2.1.10, or 5.2.1.11 below.

5.2.1.8 For so long as any Leasehold Mortgage shall remain unsatisfied of record or until written notice of satisfaction is given by the holder thereof to Landlord, the following provisions shall apply:

(a) There shall be no cancellation, surrender or modification of this Lease without the prior consent in writing of the First Leasehold Mortgagee (but nothing herein shall prevent Landlord from terminating this Lease upon an Event of Default as provided herein or pursuant to Section 6.3 or 7.3).

(b) Landlord shall, upon giving Tenant any notice of default (which notice shall specify the nature of the default), give a copy of such notice to the First Leasehold Mortgagee. The First Leasehold Mortgagee shall thereupon have the same period as provided to Tenant, after the giving of such notice of default, to remedy or cause to be remedied the defaults complained of, and Landlord shall accept such performance by the First Leasehold Mortgagee as if the same had been done by Tenant.

5.2.1.9 Notwithstanding anything to the contrary herein contained, if any Event of Default shall occur that, pursuant to any provision of this Lease, shall entitle Landlord to terminate this Lease, then, and in such event, the First Leasehold Mortgagee shall have the right to notify Landlord, within thirty (30) Days after the date upon which Landlord shall give a notice of default to the First Leasehold Mortgagee pursuant to Section 5.2.1.8(b) above, that the First Leasehold Mortgagee exercises its right hereunder to nullify such notice of default (such notification from the First Leasehold Mortgagee being herein referred to as a “Nullification Notice”). If the First Leasehold Mortgagee shall give a Nullification Notice to Landlord within the time hereinbefore set forth, Landlord shall not be entitled to terminate this Lease, or to take any remedial action under this Lease that results in the termination of this Lease, in either case by reason of the Event of Default specified in the Nullification Notice, and any notice of termination theretofore given shall be void and of no effect. Within thirty (30) Days after the First Leasehold Mortgagee shall give the Nullification Notice to Landlord, the First Leasehold Mortgagee shall take all of the applicable actions hereinafter set forth (collectively, the “Cure Actions”):

(a) The First Leasehold Mortgagee shall cure any monetary defaults then existing hereunder (including, without limitation, any interest, penalties and late charges that have accrued thereon).

(b) In the case of non-monetary defaults existing hereunder that are reasonably susceptible of being cured by the First Leasehold Mortgagee without any need for the First Leasehold Mortgagee to first obtain possession of the Premises, the First Leasehold Mortgagee shall promptly (but in all events within thirty (30) Days) commence to cure all such non-monetary defaults and diligently prosecute same to completion.

(c) In the case of non-monetary defaults existing hereunder that are reasonably susceptible of being cured by the First Leasehold Mortgagee only after the First Leasehold Mortgagee obtains possession of the Premises, the First Leasehold Mortgagee shall promptly (but in all events within thirty (30) Days) institute, and thereafter diligently prosecute, foreclosure and/or other proceedings under its Leasehold Mortgage in order to obtain possession of the Premises as soon as feasible. Upon obtaining such possession, the First Leasehold Mortgagee shall promptly (but in all events within thirty (30) Days) commence to cure all such non-monetary defaults and diligently prosecute same to completion.

(d) In the case of non-monetary defaults existing hereunder that are not reasonably susceptible of being cured by the First Leasehold Mortgagee, the First Leasehold Mortgagee shall promptly (but in all events within thirty (30) Days) institute, and thereafter diligently prosecute, foreclosure and/or other proceedings under its Leasehold Mortgage in order to obtain possession of the Premises as soon as feasible. Provided that the first Leasehold Mortgagee so institutes and prosecutes such proceedings, neither the existence nor continuance of the defaults described in this Section 5 2.1.9(d) shall constitute the basis for a claim by Landlord that the First Leasehold Mortgagee has failed to perform the Cure Actions.

(e) The First Leasehold Mortgagee shall use reasonable efforts to prevent the occurrence of any future Event of Default.

Notwithstanding the foregoing, if Landlord shall have the right to terminate the Agreement in accordance with the Agreement and the Seller’s Lenders Consent, and shall in fact so terminate the Agreement, then Landlord shall also be deemed to have terminated this Lease in accordance with the provisions of Section 4.5 above.

5.2.1.10 The giving of a notice of default or termination by Landlord pursuant to the provisions of Section 5.2.1.8 above shall not impair Landlord’s obligation to give, nor impair Tenant’s and the First Leasehold Mortgagee’s right to receive, such notices for other defaults that may arise hereunder and the giving of such notices shall be subject to the provisions of this Article.

5.2.1.11 In the event of a termination or a rejection of this Lease as a result of Tenant becoming Bankrupt, Landlord shall (whether or not a Nullification Notice may have been given) enter into a new lease of the Premises with the First Leasehold Mortgagee or its designee for a term equal to what would have been the remainder of the term of this Lease if this Lease had not been terminated, which new lease shall be effective as of the date of such termination and shall be at the same rental and upon the same terms, provisions, covenants and agreements as are herein contained, provided that:

(a) the First Leasehold Mortgagee gives a written request for such new lease to Landlord within thirty (30) Days after the First Leasehold Mortgagee receives notice from Landlord that this Lease has been terminated;

(b) the First Leasehold Mortgagee or its designee executes and delivers such new lease within ten (10) Days after the execution and delivery of the new lease by Landlord to the First Leasehold Mortgagee;

(c) the Agreement remains in full force and effect or, if the Agreement has been terminated or rejected as a result of Tenant becoming Bankrupt, the First Leasehold Mortgagee or its designee has prior to or contemporaneously with the execution and delivery of the new lease, executed and delivered to Landlord a New Agreement pursuant to Section 29.02(e) of the Agreement;

(d) the First Leasehold Mortgagee pays to Landlord, at the time of the execution and delivery of the new lease, any and all sums that would at the time of the execution and delivery thereof be due pursuant to this Lease but for such termination (including, without limitation, any interest, penalties and late charges that have accrued thereon), together with any reasonable out of pocket costs and expenses, including reasonable attorneys’ fees, that Landlord shall have incurred by reason of such termination, less the amount of any rent under any subleases actually received and collected by Landlord;

(e) the First Leasehold Mortgagee cures, within thirty (30) Days after the execution and delivery of the new lease, all non-monetary defaults of which it has notice remaining uncured under this Lease as of the date of the execution and delivery of the new lease and that are reasonably susceptible of cure by the First Leasehold Mortgagee (with respect to any such default that is susceptible of cure, but requires work to be performed, acts to be done, or conditions to be removed that cannot by their nature reasonably be performed, done, or removed, as the case may be, within such thirty (30) Day period, no default shall be deemed to exist for so long as the First Leasehold Mortgagee shall have commenced curing the same within such thirty (30) Day period and shall diligently prosecute the same to completion); and

(f) the First Leasehold Mortgagee or its applicable designee qualifies as a Substitute Owner in accordance with Section 5.2.1.7(c).

Landlord shall not warrant possession of, or title to, the Premises to the tenant under the new lease, but such tenant shall have the same right, title and interest in and to the Premises that Tenant had therein and thereto prior to the termination of this Lease, subject, however, to all Leasehold Mortgages and the rights of the holders thereunder. Such New Lease shall be subject only to the those conditions of title to which this Lease is subject as of the Effective Date, and to any liens, encumbrances, or other matters that were caused or created by Tenant, that are required by law, or that Tenant was obligated to discharge under the terms of this Lease. Such new lease shall also be made expressly subject to the rights, if any, of Tenant under the terminated lease (provided, however, the foregoing shall not constitute an acknowledgment or implication of the existence of any such rights). This Section 5.2.1.11 shall also apply in the event of a termination of this Lease by reason of the occurrence of an Event of Default other than as a result of Tenant becoming Bankrupt, but only if the First Leasehold Mortgagee or its affiliate or designee shall have the right to obtain a new or replacement Agreement pursuant to the provisions of the Agreement, the Seller’s Lenders Consent or any other document executed and delivered pursuant to, or in conjunction with, the Agreement (including, without limitation, any of the Project Documents), and shall effectively exercise such right and obtain a new or replacement Agreement pursuant thereto.

5.2.1.12 Landlord shall, upon Tenant’s request, execute, acknowledge and deliver to Tenant and/or the First Leasehold Mortgagee an agreement prepared at the out of pocket cost and expense of Tenant and in form reasonably satisfactory to the First Leasehold Mortgagee and Landlord, confirming all or any of the provisions of this Section 5.2.1.

5.2.1.13 For so long as any Leasehold Mortgage exists, the fee title to the Premises and the leasehold estate created hereunder shall not merge, but shall always be kept separate and distinct, notwithstanding the union of said estates either in Landlord, Tenant, any Leasehold Mortgage or its nominee, or other person, provided, however, that the foregoing shall not negate or vitiate any of Landlord’s rights or remedies under or with respect to this Lease, including, without limitation, Landlord’s right to terminate this Lease.

5.2.2 Nuisance, etc. Tenant shall not injure, deface or otherwise harm the Premises; nor permit on the Premises any inflammable fluids or chemicals except for reasonable quantities of such substances customarily used in connection with the Permitted Uses which Tenant shall use in compliance with all other provisions of this Lease and with the manufacturer’s instructions and recommendations for their safe use, storage and disposal, and all procedures for their use which are consistent with best industry practices); nor make any use of the Premises which causes any fire, explosive or damaging or dangerous hazard; nor permit the emission of any toxic, caustic or corrosive material in violation of any applicable Environmental Law; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any Laws.

5.2.3 Installations, Alterations or Additions. Except in accordance with the Agreement or with Landlord’s prior written consent, from and after the completion of the Seller’s System, Tenant shall not change, alter, renovate, improve, repair, maintain, or restore Seller’s System (including, without limitation, any Improvement that shall house any of the same or otherwise constitute part of the Premises) in any manner or respect that shall have a material adverse effect on the ability of Tenant to perform its obligations under the Agreement. Additionally, Tenant shall not make any material change in or to the design of the façade of any Improvement that houses the Seller’s System without the prior written approval of Landlord (which approval shall not be unreasonably withheld, delayed, or conditioned). Further, no construction, alteration, or improvement shall be made in or to the Premises that would tie in or connect any Improvements with any other improvements on property adjacent to the Premises (including, without limitation, tie-ins of buildings or other structures or utilities), excluding, however (a) any tie in or connection with ACE, as contemplated in the Agreement; (b) any tie in or connection of the Improvements with any other improvements (wherever located) in connection with Tenant’s use of the Seller’s System to provide services to Additional Customers in compliance with the requirements of the Agreement; and/or (c) any tie in or connection of the Improvements with any improvements constructed or erected on that certain parcel, located contiguous to the Premises, owned by Whitcome Development, LLC and leased thereby to Tenant. Except as otherwise set forth above, Tenant shall have the right to alter, renovate, construct, improve, repair, maintain and/or restore Seller’s System, as well as all Improvements housing the same or otherwise constituting part of the Premises, from time to time, as Tenant shall determine in Tenant’s sole discretion. The provisions of this Section 5.2.3, as well as any other provisions of this Lease that shall be applicable thereto, shall be subject in all respects to the provisions of Section 7.09 of the Agreement, as well as to any other provisions of the Agreement that shall be applicable thereto, with regard to the exercise and implementation by Tenant of the Cogeneration Option pursuant to the Agreement.

5.2.4 Abandonment. Tenant shall not abandon or vacate the Premises during the Term.

5.2.5 Environmental Matters. Landlord shall be responsible for compliance with all Environmental Laws with respect to any Hazardous Materials present in, on or under the Premises prior to the Effective Date. Tenant shall be responsible for compliance with all Environmental Laws with respect to any Hazardous Materials present, in, on or under the Premises on or after the Effective Date, except for those Hazardous Materials present, in, on, or under the Premises prior to the Effective Date. Tenant shall not introduce on or transfer to the

Premises any Hazardous Materials, except as necessary to, and consistent with, the Permitted Use; nor dump, flush or otherwise dispose of any Hazardous Materials into the drainage, sewage or waste disposal systems serving the Premises; nor generate, store, use, release, spill or dispose of any Hazardous Materials in or on the Premises; and Tenant shall not commit or suffer to be committed in or on the Premises any act which would require any reporting or filing of any notice with any governmental agency pursuant to any Laws applicable to the Premises or to Hazardous Materials. Tenant may use reasonable quantities of Hazardous Materials customarily used in connection with the Permitted Uses provided Tenant shall comply with all applicable Environmental Laws and the manufacturer’s instructions and recommendations for their use, storage and disposal, and all procedures for their use which are consistent with best industry practices.

If Tenant for any reason shall release, spill, or dispose of any Hazardous Materials at the Premises, it shall forthwith remove the same, at its sole cost and expense, as required by all applicable Environmental Laws. Furthermore, Tenant shall pay any fines, penalties or other assessments imposed by any governmental agency with respect to any such Hazardous Materials, and shall forthwith repair and restore any portion of the Premises which it shall disturb in so removing any such Hazardous Materials.

Tenant shall promptly deliver to Landlord any notices, orders or similar documents received from any governmental agency or official concerning any violation of any Environmental Laws or with respect to any Hazardous Materials affecting the Premises. In addition, Tenant shall, within ten (10) Days of receipt, accurately complete any questionnaires from Landlord or other informational requests relating to Tenant’s use of the Premises and, in particular, to Tenant’s use, generation, storage and/or disposal of Hazardous Materials at, to, or from the Premises

ARTICLE 6

Casualty

6.1 Insurance Proceeds. All proceeds payable by reason of any loss or damage to any Improvements, or any portion thereof, and insured under any policy of insurance required by Section 5.1.6 shall be paid directly to Tenant or, if required under the provisions of the First Leasehold Mortgage, to the First Leasehold Mortgagee or a depository designated in accordance with the provisions of the First Leasehold Mortgage, and used to restore such Improvements to their condition prior to such loss or damage. All loss adjustments with respect to any loss in the amount of One Million ($1,000,000) Dollars or more shall require the prior written consent of Landlord (which consent shall not be unreasonably withheld, delayed or conditioned) and, if required by the First Leasehold Mortgage, the First Leasehold Mortgagee. If Tenant is required to reconstruct or repair any Improvements as provided herein, such proceeds shall be held in trust by Tenant, the First Leasehold Mortgagee, or such depository (as the case may be) and paid out thereby from time to time for the costs of reconstruction or repair of such Improvements necessitated by such damage or destruction, subject to and in accordance with the provisions of Section 6.2. Any excess proceeds of insurance remaining after the completion of the restoration shall be paid to, or if applicable retained by, Tenant or the First Leasehold Mortgagee (as permitted or required, as the case may be, by the First Leasehold Mortgage), free of any trust.

6.2 Damage or Destruction. Subject to the provisions of Section 6.3 below, if, during the Term, any Improvements shall be totally or partially destroyed, and the Agreement shall not be terminated as a consequence thereof, Tenant shall promptly restore such Improvements as hereinafter provided and comply with the terms of the Agreement. Tenant shall commence (or cause to be commenced) promptly, and continue diligently to perform (or cause to be performed), the repair and restoration of such Improvements (hereinafter called the “Work”), so as to restore (or cause to be restored) such Improvements to substantially their prior condition (to the extent permitted by Laws) and so that such Property shall be, to the extent practicable, substantially equivalent in value and general utility to its general utility and value immediately prior to such damage or destruction.

6.3 Damage Near End of Term. Notwithstanding any provisions of Section 6.1 or 6.2 to the contrary, if damage to, or destruction of, any Improvements occurs during the last twelve (12) months of the Term, and if such damage or destruction cannot reasonably be expected to be fully repaired and restored prior to the date that is six (6) months prior to the end of the Term, then, subject to the provisions of Section 4.5 above, Tenant may, by the giving of notice thereof to Landlord, terminate this Lease as of the date of such damage or destruction, whereupon Landlord shall be entitled to retain the insurance proceeds payable on account of such damage and Tenant shall have no obligation to perform the Work pursuant to Section 6.2.

6.4 Tenant’s Property. All insurance proceeds payable by reason of any loss of or damage to any of Tenant’s personal property shall be paid to Tenant or, if required under the provisions of the First Leasehold Mortgage, to the First Leasehold Mortgagee or a depository designated in accordance with the provisions of the First Leasehold Mortgage.

ARTICLE 7

Condemnation

7.1 Condemnation Defined. A “Condemnation” shall be any event pursuant to which title to, convenient access to, or use of the Premises or any part thereof shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any governmental authority or shall be conveyed, under threat of any like proceeding, by agreement of Landlord.

7.2 Total Condemnation. If either (i) the whole of the Premises shall be subject to Condemnation or (ii) a Condemnation of less than the whole of the Premises renders the balance of the Premises unsuitable for the Permitted Uses, this Lease shall terminate and Tenant and Landlord shall seek the Award for their interests as provided in Section 7.6.

7.3 Partial Condemnation. In the event of a Condemnation of less than the whole of the Premises such that the Premises is still suitable for the Permitted Uses, Tenant shall, to the extent of the Award and any additional amounts disbursed by Landlord as hereinafter provided, commence (or cause to be commenced) promptly and continue diligently to restore (or cause to be restored) the portion of the Improvements not affected by the Condemnation so that the remaining Improvements shall constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as such

Improvements existing immediately prior to such Condemnation, to the extent permitted by applicable Laws, subject to the remaining provisions of this Section 7.3. If the cost of the repair or restoration of the Improvements exceeds the amount of the Award, Tenant shall give Landlord notice thereof which notice shall set forth in reasonable detail the nature of such deficiency and whether Tenant shall pay and assume the amount of such deficiency (Tenant having no obligation to do so, except that if Tenant shall elect to make such funds available, the same shall become an irrevocable obligation of Tenant). In the event Tenant shall elect not to pay and assume the amount of such deficiency, Landlord shall have the right (but not the obligation), exercisable at Landlord’s sole election by notice to Tenant given within sixty (60) Days after Tenant’s notice of the deficiency, to elect to make available for application to the cost of repair or restoration the amount of such deficiency. In the event that neither Landlord nor Tenant shall elect to make such deficiency available for restoration, then, subject to the provisions of Section 4.5 above, either Landlord or Tenant may terminate this Lease and the entire Award shall be allocated as set forth in Section 7.6.

Subject to the terms hereof, Landlord shall contribute to the cost of restoration that part of the Award necessary to complete such repair or restoration, together with any deficiency Landlord has agreed to disburse, to Tenant regularly during the restoration period so as to permit payment for the cost of such repair or restoration. Landlord may, at its option, condition advancement of such Award and other amounts on (i) the absence of any Event of Default, (ii) Landlord’s approval of plans and specifications of an architect satisfactory to Landlord (which approval shall not be unreasonably withheld, delayed or conditioned), (iii) general contractors’ estimates and architect’s certificates of full or partial completion reasonably acceptable to Landlord, (iv) lien waivers of general contractors, if available, (v) evidence of approval by all Governmental Authorities whose approval is required, (vi) if Tenant has elected to advance deficiency funds pursuant to the preceding paragraph, Tenant depositing the amount thereof with Landlord, (vii) such other certificates as Landlord may, from time to time, reasonably require and (viii) collection of the Award by Landlord. In the event that any First Leasehold Mortgage shall require that such Award or portion thereof (as the case may be) be held by the First Leasehold Mortgagee or a depository designated in accordance with the provisions of the First Leasehold Mortgage, Landlord shall cooperate with Tenant in effecting the parties’ compliance with the requirements of the First Leasehold Mortgage, and shall pay over to the First Leasehold Mortgagee or such depository the portion of the Award necessary for such restoration for their disposition thereof in accordance with the provisions of the First Leasehold Mortgage.

7.4 Abatement of Rent. Except as provided in Sections 7.2 and 7.3, this Lease shall remain in full force and effect and Tenant’s obligation to make all payments of Annual Fixed Rent and Additional Rent and to pay all other charges as and when required under this Lease shall remain unabated during the Term notwithstanding any Condemnation. The provisions of this Article 7 shall be considered an express agreement governing any Condemnation and, to the maximum extent permitted by Law, no Laws in effect during the Term which provide for such a contingency shall have any application in such case.

7.5 Temporary Condemnation. In the event of any temporary Condemnation of any portion of the Premises or Tenant’s interest therein, this Lease shall continue in full force and effect and Tenant shall continue to pay (or cause to be paid), in the manner and on the terms herein specified, the full amount of the Rent. Tenant shall continue to perform and observe (or cause to be performed and observed) all of the other terms and conditions of this Lease on the part of the Tenant to be performed and observed. Provided no Event of Default has occurred and is continuing, the entire amount of any Award made for such temporary Condemnation allocable to the Term, whether paid by way of damages, rent or otherwise, shall be paid to Tenant. Tenant shall, promptly upon the termination of any such period of temporary Condemnation, at its sole cost and expense, restore the Premises to the condition that existed immediately prior to such Condemnation, to the extent permitted by applicable Law, unless such period of temporary Condemnation shall extend beyond the expiration of the Term, in which event Tenant shall not be required to make such restoration.

7.6 Allocation of Award. Except as provided in Section 7.3, Section 7.5 and the second sentence of this Section 7.6, the total Award shall be solely the property of and payable to Landlord. Any portion of the Award made for the taking of Tenant’s leasehold interest in the Premises and Tenant’s relocation expenses shall be the sole property of and payable to Tenant or, if required pursuant to the First Leasehold Mortgage, to the First Leasehold Mortgagee. In any Condemnation proceedings, Landlord and Tenant shall each seek its own Award in conformity herewith, at its own expense. “Award” shall mean all monetary consideration or compensation paid or payable by, or on behalf of, any Governmental Authority or other Person having the right or authority to take or Condemn property, or rights therein, for a public purpose by virtue of the power of eminent domain, regardless of whether in connection with a Condemnation or a deed granted in lieu of Condemnation, and shall include, without limitation, all such consideration or compensation that shall be measured either by the value of the property or rights so taken or Condemned or by the damage caused to the portion of the Property not so taken or Condemned, and/or the damages otherwise sustained by the owner or tenant thereof, as a consequence of such taking or Condemnation.

7.7 Annual Fixed Rent Increase. There will be no Annual Fixed Rent increase.

ARTICLE 8

Defaults and Remedies

8.1 Defaults.

8.1.1 Conditional Limitation. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a) should Tenant fail to make any payment of Annual Fixed Rent or Additional Rent or any other sum payable hereunder when due which failure shall continue for five (5) Business Days after written notice from Landlord to Tenant; or

(b) should Tenant fail to maintain the insurance coverages required under Section 5.1.6; or

(c) should Tenant default in the due observance or performance of any of the terms, covenants or agreements contained herein to be performed or observed by it (other than as specified in clauses (a) and (b) above) and such default shall continue for a period of thirty (30) Days after written notice thereof from Landlord to Tenant; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with due diligence within such period of time and if, in addition, Tenant commences to cure, or cause to be cured, such default within thirty (30) Days after written notice thereof from Landlord to Tenant and thereafter prosecutes the curing of such default with all due diligence, such period of time shall be extended to such period of time (not to exceed an additional ninety (90) Days in the aggregate) as may be necessary to cure such default with all due diligence; or

(d) should an Event Constituting Breach by Tenant occur under the Agreement; or

(e) should Tenant become Bankrupt; or

(f) should Tenant cause or institute any proceeding for its dissolution or termination; or

(g) should the estate or interest of Tenant in the Premises or any part thereof be levied upon or attached in any proceeding and the same shall not be vacated or discharged within sixty (60) Days after commencement thereof;

then, and in any such event, Landlord, in addition to all other remedies available to it, may terminate the Term by giving notice thereof to Tenant and upon the expiration of the time, if any, fixed in such notice, the Term shall terminate and all rights of Tenant under this Lease with respect to the Premises shall cease.

8.1.2 Right of Entry. Upon the occurrence of an Event of Default, Landlord may, in addition to any other remedies provided herein, enter upon the Premises or any portion thereof and take possession of the Premises without liability for trespass or conversion.

8.1.3 Termination of the Agreement. No termination of this Lease pursuant to Section 8.1.1 or otherwise due to Tenant’s default hereunder, no reentry of Landlord into the Premises pursuant to Section 8.1.2 or otherwise and no exercise by Landlord of any other similar remedy available to Landlord at law or in equity shall have any force or effect hereunder whatsoever unless, contemporaneously with the effective date of such termination, reentry, or exercise, Landlord shall have the right to, and shall, terminate the Agreement by reason of an Event Constituting Default by Tenant thereunder.

8.2 Remedies. Landlord acknowledges that the Parties have entered into this Lease solely to enable Tenant to perform its obligations and obtain the benefits set forth in the Agreement. As a result, in the event that Landlord shall terminate this Lease or reenter the Premises, in either event pursuant to the provisions of Section 8.1, Tenant shall remain liable to Landlord for and shall pay to Landlord:

(a) the amount of any accrued and unpaid monetary obligation(s) of Tenant to Landlord pursuant to this Lease attributable to the period prior to such termination or reentry (including, without limitation, any amount to which Landlord shall be entitled pursuant to Section 8.4 as a result of any expenditures made by Landlord prior to such termination or reentry); plus

(b) if applicable, the amount of any damages to which Landlord shall be entitled as a consequence of the condition of the Premises upon their surrender to Landlord; plus

(c) any amount or amounts to which Landlord shall be entitled pursuant to Section 5.1.10 as a result of the Event of Default committed by Tenant.

Landlord shall not seek, shall not be entitled to receive and hereby waives any and all rights that Landlord shall have to seek and/or receive any other measure of damages by reason of such breach by Tenant and/or such termination or reentry by Landlord. Conversely, to the maximum extent permitted by Law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future Laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the occurrence and continuation of an Event of Default hereunder or by reason of the violation by Tenant of any of the covenants and conditions of this Lease. Nothing contained in this Section 8.2, however, shall be deemed or construed to waive or limit any damages to which Landlord might be entitled pursuant to the provisions of the Agreement by reason of the occurrence of an Event Constituting Breach committed by Tenant thereunder.

8.3 Remedies Cumulative. Subject in all respects to Landlord’s rights, remedies and interests with regard to Tenant’s Property and of Section 8.2 above limiting the amount of money damages to which Landlord shall be entitled as a result of the occurrence of an Event of Default under this Lease, any and all rights and remedies which Landlord may have under this Lease, and at law and equity, for Tenant’s failure to comply with its obligations under this Lease shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by Law.

8.4 Landlord’s Right to Cure Defaults. At any time after an Event of Default has occurred and is continuing, Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to comply with any of its obligations under this Lease (irrespective of whether the same shall have ripened into an Event of Default), and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand, as Additional Rent, all such reasonable sums including reasonable attorneys fees, together with interest thereon at the Contract Interest Rate.

8.5 Holding Over. Any holding over by Tenant after the expiration or early termination of the Term shall be treated as a daily tenancy at sufferance at a rate equal to two (2) times the greater of (x) the fair market rental value for the Premises on a month-to-month basis or (y) the sum of the Annual Fixed Rent plus Additional Rent in effect immediately prior to the expiration or earlier termination of the Term. Otherwise, all of the covenants, agreements and obligations of Tenant applicable during the term of this Lease shall apply and be performed by Tenant during such period of holding over as if such period were part of the term of this Lease.

8.6 Effect of Waivers of Default. Any consent or permission by Landlord or Tenant to any act or omission by Tenant or Landlord, respectively, shall not be deemed to be consent or permission by Landlord or Tenant to any other similar or dissimilar act or omission, and any such consent or permission in one instance shall not be deemed to be consent or permission in any other instance.

8.7 No Waiver, etc. The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.8 No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Annual Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

8.9 Waiver of Jury Trial. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN CONNECTION WITH ANY ACTION FOR POSSESSION OR NON-PAYMENT OR OTHERWISE ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE.

ARTICLE 9

Rights of Holders

9.1 Landlord’s Right to Mortgage Fee Title. Nothing herein contained shall limit Landlord’s right to place any mortgage on the interests of Landlord in the Premises (whether alone or together with all or any other portion of the Entertainment Complex), including, without limitation, any modifications, consolidations, extensions, renewals and replacements thereof (hereinafter referred to as a “Fee Mortgage”).

9.2 Default Notices to Fee Mortgagees. If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to abate the payment of rent or to claim a partial or total eviction, Tenant shall not exercise such right:

(a) until it has given written notice of such act or omission to Landlord and the holder of each Fee Mortgage (hereinafter referred to as a “Fee Mortgagee”); provided the name and address of the Fee Mortgagee shall previously have been furnished to Tenant; and

(b) (b) until thirty (30) Days shall have elapsed following the giving of such notice if the same can be remedied within such thirty (30) Day period or, if the same cannot be remedied within thirty (30) Days, until a reasonable period of time has elapsed to cure provided such cure has commenced within the thirty (30) Day period, and, further, provided the Fee Mortgagee shall with due diligence continue to remedy such act or omission.

9.3 Attornment to Successor Landlords. If any Fee Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a deed, or otherwise, then, at the request of such party so succeeding to Landlord’s rights (herein called “Successor Landlord”) and upon such Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the Successor Landlord (unless formerly the landlord under this Lease) shall not be:

(a) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease

(b) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant;

(c) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord;

(d) bound by any modification of this Lease subsequent to such Fee Mortgage, or by any previous prepayment of Annual Fixed Rent or Additional Rent for more than one (1) month which was not approved in writing by the Successor Landlord;

(e) liable to the Tenant beyond the Successor Landlord’s interest in the Premises;

(f) responsible for the performance of any work to be done by Landlord under this Lease to render the Premises ready for occupancy by the Tenant; or

(g) required to remove any person occupying the Premises or any part thereof, except if such person claims by, through or under the Successor Landlord.

Tenant agrees at any time and from time to time to execute a suitable instrument in confirmation of Tenant’s agreement to attorn, as aforesaid.

9.4 Priority of Lease Over Fee Mortgages.

9.4.1 This Lease (as well as any new lease entered into by the Landlord and the First Leasehold Mortgagee or its designee pursuant to 5.2.1.11 hereof) and all rights of Tenant hereunder (or thereunder) and all rights of any party claiming by, through or under Tenant, are, subject to the balance of this Section 9.4, subject and subordinate to the lien of any Fee Mortgage now or hereafter made by Landlord and affecting the Land or Improvements, whether or not such Fee Mortgage shall also affect other lands or improvements, and to each and every advance now or hereafter made thereunder, and to all modifications, spreaders, replacements, and consolidations of such Fee Mortgage.

9.4.2 The subordination set forth in 9.4.1, with respect to any currently existing or future Fee Mortgage, is subject to Landlord causing the holder of the Fee Mortgage to deliver to Tenant a so-called subordination, non-disturbance and attornment agreement (“SNDA”) in recordable form, on commercially reasonable terms and otherwise reasonably acceptable to all parties thereto and to the First Leasehold Mortgagee (if any), which shall provide for Tenant to attorn to any successor that shall acquire the property through foreclosure (including without limitation a successor by way of acquisition at a foreclosure sale or other action in lieu of foreclosure) and shall also provide that for so long as the Agreement remains in force and effect, irrespective of whether or not an Event Constituting Breach exists under the Agreement and/or an Event of Default exists hereunder, Tenant’s occupancy and its estate under this Lease shall not be disturbed or adversely affected in the enforcement of any rights of any successor that shall acquire fee simple interest to the property through foreclosure (including without limitation a successor by way of acquisition at a foreclosure sale or other action in lieu of foreclosure). The SNDA shall include an express acknowledgment that, as set forth in Section 4.5 hereof, this Lease can not be terminated unless and until the Agreement shall also terminate or is in fact terminated in accordance with the provisions of the Agreement and the Seller’s Lenders Consent. Not later than fifteen (15) days after the date hereof, Landlord shall deliver to Tenant two (2) original counterparts of an SNDA, in form and content as aforesaid and signed in recordable form by each holder of a Fee Mortgage encumbering the Land and/or the Improvements as of the date of this Lease.

9.5 Modifications. If any prospective Fee Mortgagee shall require any reasonable modification(s) of this Lease as a condition to the closing of a Fee Mortgage, Tenant shall, at Landlord’s request and subject to obtaining the approval of any First Leasehold Mortgagee, promptly execute and deliver to Landlord such reasonable instruments effecting such modification(s) as such prospective Fee Mortgagee shall require, provided that such modification(s) do not adversely affect in any material respect any of Tenant’s rights, remedies or obligations under this Lease or expand the rights or privileges of Tenant or any Landlord Mortgagee hereunder. Conversely, if any prospective Lender shall require any reasonable modification(s) of this Lease as a condition to the closing of any construction or long term financing for the Seller’s System or any part thereof, or any prospective Leasehold Mortgagee shall require any reasonable modification(s) of this Lease as a condition to the closing of a Leasehold Mortgage, Landlord shall, at Tenant’s request, promptly execute and deliver to Tenant such reasonable instruments effecting such modification(s) as such prospective Lender or Leasehold Mortgagee shall require, provided that such modification(s) do not adversely affect in any material respect any of Landlord’s rights, remedies or obligations under this Lease or expand the rights or privileges of Tenant or any Landlord Mortgagee hereunder.

ARTICLE 10

Miscellaneous Provisions

10.1 Notices.

10.1.1 Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Lease shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

10.1.2 All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Lease upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Lease a notice is either received on a Day which is not a Business Day or is required to be delivered on or before a specific Day which is not a Business Day, the Day of receipt or required delivery shall automatically be extended to the next Business Day.

10.1.3 All notices shall be addressed:

if to Landlord:	Chief Executive Officer

NB Acquisition, LLC

1301 Atlantic Avenue, Suite 200

Atlantic City, NJ 08401

with a copy to:	Michael J. Schaller, Esq.

Shefsky & Froelich Ltd.

111 E. Wacker Drive

Suite 2800

Chicago, IL 60601-3713

if to Tenant:	Chairman of the Executive Board

ACR Energy Partners LLC

5429 Harding Highway

Mays Landing, New Jersey 08330

with a copy to:	General Counsel

ACR Energy Partners LLC

5429 Harding Highway

Mays Landing, New Jersey 08330

10.1.4 By notice given as herein provided, the Parties and their respective successors and assigns shall have the right from time to time and at any time during the Term to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

10.2 Quiet Enjoyment. Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the Term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord.

10.3 Memorandum of Lease; Confidentiality of Lease Terms. This Lease shall not be recorded by either Landlord or Tenant; provided that Landlord may, at its sole discretion, permit Tenant to record and Tenant shall, at Landlord’s request, execute and deliver to Landlord a short-form counterpart of this Lease, in the form attached hereto as Exhibit B. If Tenant shall make such request, Tenant shall pay to Landlord all costs and expenses incurred in connection therewith, including reasonable attorney’s fees and recording fees. If a short-form lease is recorded, Tenant shall, at Landlord’s request upon the expiration or sooner termination of this Lease, execute a document in recordable form prepared by Landlord reflecting the expiration or termination of the Term. The reasonable cost of preparing and recording such document shall also be borne by Tenant. Tenant hereby irrevocably appoints Landlord its attorney-if-fact to execute and record such instrument on Tenant’s behalf should Tenant refuse or fail to do so within ten (10) Days after request is made. Said power of attorney is coupled with an interest and shall be irrevocable.

10.4 Assignment of Rents and Transfer of Title; Limitation of Landlord’s Liability. Tenant agrees that the assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, whether absolute or conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by written notice sent to Tenant, specifically otherwise elect and that, except as aforesaid, such holder shall be treated as having assumed those Landlord’s obligations hereunder (subject to the limitations set forth in Section 9.3) which accrue from and after the foreclosure of such holder’s mortgage and the taking of possession of the Premises.

The term “Landlord”, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the Landlord or Landlords at the time in question of Landlord’s interest in the Premises and/or any proceeds thereof, and in the event of any transfer or transfers of such title to said property, Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement, of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on Landlord, its successors and assigns, only during and in respect of their respective period of ownership of such interest in the Premises.

Tenant shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Premises and/or any proceeds thereof,

and Tenant agrees to look solely to such interest and/or proceeds for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord ever be personally liable for any such liability beyond the amount of such proceeds. Tenant furthermore agrees that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent of Landlord (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord) shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord.

10.5 Landlord’s Default. Landlord shall not be deemed to be in breach of, or in default in the performance of, any of its obligations under this Lease unless it shall fail to perform such obligation(s) and such failure shall continue for a period of thirty (30) Days, or such additional time as is reasonably required to correct any such breach or default, after written notice has been given by Tenant to Landlord specifying the nature of Landlord’s alleged breach or default. In no event shall Landlord ever be liable to Tenant for any punitive damages or for any loss of business or any other indirect, special or consequential damages suffered by Tenant from whatever cause. Tenant further agrees that if Landlord shall have failed to cure any such breach or default within thirty (30) Days of such notice to Landlord (or if such breach or default cannot be cured within said time, then Landlord shall have such additional time as may be necessary to cure such default if within said thirty (30) Days Landlord has commenced and is diligently pursuing the remedies necessary to cure such breach or default, not to exceed an additional ninety (90) Days in the aggregate). Any holder of a Fee Mortgage shall have an additional thirty (30) Days within which to cure such breach or default if such breach or default cannot be cured within that time, then such additional time as may be necessary, if within such thirty (30) Days any such holder or lessor has commenced and is diligently pursuing the remedies necessary to cure such breach or default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure).

Where provision is made in this Lease for Landlord’s consent and Tenant shall request such consent and Landlord shall fail or refuse to give or shall delay in giving such consent, Tenant shall not be entitled to any damages and Tenant hereby waives any claim based on such failure, refusal or delay; provided however in any situation where Landlord is expressly required not to withhold its consent unreasonably Tenant shall (at its sole remedy) be entitled to bring an action for specific performance or injunction and Tenant shall be entitled to recover from Landlord all costs including reasonable attorney’s fees incurred in brining such action.

10.6 Brokerage. Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Lease and in the event of any brokerage claims or liens against Landlord or the Premises predicated upon or arising out of prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim, and to discharge any such lien.

10.7 Termination of the Agreement. In the event that the Agreement shall terminate or be terminated, whether as a consequence of an Event Constituting Breach committed by Landlord or Tenant or otherwise, either Party shall have the right to terminate this Lease by giving written notice thereof to the other Party. If such notice shall be given by either Party, this

Lease shall be deemed to be terminated effective as of the date upon which the termination of the Agreement shall be effective with such force and effect as if such effective date were specifically set forth in this Lease as the expiration date of the term hereof.

10.8 Applicable Law and Construction.

10.8.1 Applicable Law, Etc. This Lease shall be interpreted, construed, applied and enforced in accordance with the Laws of the State of New Jersey applicable to contracts between residents of New Jersey which are to be performed entirely within New Jersey, regardless of (i) where this Lease is executed or delivered; or (ii) where any payment or other performance required by this Lease is made or required to be made; or (iii) where any breach of any provision of this Lease occurs, or any cause of action otherwise accrues; or (iv) where any action or other proceeding is instituted or pending; or (v) the principal place of business, or jurisdiction of organization or domestication of any party; or (vi) whether the Laws of the forum jurisdiction otherwise would apply the Laws of a jurisdiction other than New Jersey; or (vii) any combination of the foregoing.

10.8.2 Severability. Any clause, sentence, paragraph, section or provision of this Lease held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Lease, but rather the effect thereof shall be confined to the clause, sentence, paragraph, section or provision so held to be invalid, illegal or ineffective, and this Lease shall be construed as if such invalid, illegal or ineffective provisions had never been contained therein.

10.8.3 Limitation on Payment of Rent. All agreements between Landlord and Tenant herein are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration, or otherwise, shall the Annual Fixed Rent, Additional Rent or any other amounts payable to Landlord under this Lease exceed the maximum permissible under applicable Law, the benefit of which may be asserted by Tenant as a defense, and if, from any circumstance whatsoever, fulfillment of any provision of this Lease, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by Law, or if from any circumstances Landlord should ever receive as fulfillment of such provision such an excessive amount, then, ipso facto, the amount which would be excessive shall be applied to the reduction of the installment(s) of Annual Fixed Rent or Additional Rent next due and not to the payment of such excessive amount. This provision shall control every other provision of this Lease and any other agreements between Landlord and Tenant.

10.8.4 Incorporation. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent expressly set forth in Sections 3.1 and 3.2 of this Lease, in the Agreement, or in any of the other documents executed and delivered pursuant to, or in conjunction with, the Agreement (including, without limitation, the Project Documents). All understandings and agreements heretofore made between the parties are merged in this Lease and such other agreement(s), which alone fully and completely express the agreement of the parties and which are entered into after full investigation, neither party relying upon any statement or representation not embodied in this Lease or any other such written agreement(s) made concurrently herewith.

10.8.5 No Merger of Title. It is the intent of the parties that there shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same party may acquire, own or hold, directly or indirectly this Lease or the leasehold estate created hereby and the fee estate or ground landlord’s interest in the Premises.

10.8.6 Conflicts. In the event of any conflict between any of the provisions of this Lease and any of the provisions of the Agreement, the applicable provisions of the Agreement shall govern, control and be binding upon Landlord, Tenant and their respective successors and assigns.

10.8.7 Miscellaneous. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and Tenant shall have no right to the Premises hereunder until the execution and delivery hereof by both Landlord and Tenant. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both an independent covenant and a condition and time is of the essence with respect to the exercise of any of Landlord’s or Tenant’s rights under this Lease. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant. Except as otherwise set forth in this Lease, any obligations of Tenant (including, without limitation, rental and other monetary obligations, repair and maintenance obligations and obligations to indemnify Landlord), shall survive the expiration or earlier termination of this Lease, and Tenant shall immediately reimburse Landlord for any expense incurred by Landlord in curing Tenant’s failure to satisfy any such obligation (notwithstanding the fact that such cure might be effected by Landlord following the expiration or earlier termination of this Lease).

10.9 Regulatory Matters.

10.9.1 Prohibited Contracts. Tenant acknowledges that Landlord, together with its parent and affiliated corporations, partnerships and companies (collectively, “Revel”), is subject to the provisions of the following acts and any rules, regulations or orders promulgated thereunder: (i) the New Jersey Casino Control Act, or (ii) any other act, laws, statutes, ordinances, rules, regulations or tribal compact governing any casino operation (collectively the “Acts”), which prohibit a gaming licensee from entering into any contract or agreement with (a) a person who is found unsuitable, who is denied a license, or whose license was revoked by the gaming authorities of (1) New Jersey, or (2) any other gaming regulatory board, agency or commission (hereinafter “Commission”), or (b) any business enterprise under control of such person without the prior approval of the appropriate Commission.

10.9.2 Licensing and Regulatory Requirements. Tenant hereby covenants and agrees to comply and to cause each of its directors, officers, partners, members and employees (each an “Affiliate”) to comply with the requirements of all Acts to the extent the Acts apply. If any Commission requests that Tenant or any Affiliate (i) provide information to (ii) file an application with (iii) respond to written or oral questions, (iv) cooperate in a background investigation, (v) appear before such Commission, or (vi) comply with any other request, Tenant agrees to comply fully, and to cause each Affiliate to comply fully, with such request. Tenant hereby agrees to promptly provide the Landlord with written notice of any Commission request and to keep the Landlord informed of the status of all such requests and actions taken in response thereto. By entering this Lease, Tenant hereby represents and warrants that neither Tenant nor any Affiliate has been found unsuitable or has been denied any license or approval by any Commission, nor has it engaged in any conduct or practices, which would cause Tenant to be found unsuitable before any Commission. In the event that Tenant has been found unsuitable or has been denied any license or approval, prior approval of each Commission is required before this Lease can be effective. If there has been a finding of unsuitability or a denial of any license or approval, Tenant must immediately contact Landlord by telephone, facsimile, and certified mail.

10.9.3 Termination of Agreement. In the event (i) Tenant or any Affiliate fails to abide by the requirements of this Section 10.9, or (ii) Tenant or any Affiliate is found unsuitable or unqualified for any license, registration, approval or finding of suitability, or otherwise to be associated with a gaming licensee by any Commission, or (iii) the Landlord determines in the exercise of its sole and absolute discretion that Tenant’s or any Affiliate’s continued association with the Landlord may result in (a) the disapproval, modification or non-renewal of any contract under which the Landlord has sole or shared authority to manage any gaming operations, or (b) the loss, non-renewal or non-reinstatement of any license, registration, approval, finding of suitability or franchise held by the Landlord to conduct any portion of the Landlord’s business, or (c) the imposition of any fine or the taking of disciplinary action by any Commission, the Landlord shall be entitled to immediately terminate this Lease and the Landlord shall thereafter have no liability to Tenant or any Affiliate for any loss, costs, expense, loss of anticipated profits, direct damages, indirect damages, consequential damages, punitive damages or other damages or liability of any nature whatsoever whether based on contract, tort or any other theories of liability. Notwithstanding such termination, the indemnity obligations of the Parties shall survive.

10.10 Uniformity. Intentionally omitted.

10.11 Interference With Other Tenants. Intentionally omitted.

10.12 Tenant Conduct. Intentionally omitted.

10.13 Prohibited Advertising. Intentionally omitted.

10.14 Resort References. Intentionally omitted.

10.15 No Joint Employer Status. This Lease is not intended to create an express or implied joint-employer, alter-ego, successor employer or single employer relationship between Landlord and Tenant as those terms are used under the National Labor Relations Act or any other Law. Tenant shall have exclusive authority over all labor relations matters pertaining to its employees. Likewise, Landlord shall not have any express or implied authority whatsoever to control any aspect of the employment relationship between Tenant and its employees. Tenant is responsible for compliance with all Laws with respect to its employees.

10.16 Labor Cooperation. Tenant shall perform or cause Tenant’s contractors to perform all work in the making and/or installation of any repairs, alterations or improvements in a manner so as to avoid any labor dispute that causes or is likely to cause stoppage or impairment of work or delivery services or any other services in Revel. If there shall be any such stoppage or impairment as the result of any such labor dispute or potential labor dispute, Tenant shall immediately undertake such reasonable action as may be necessary to eliminate such dispute or potential dispute, including, but not limited to any of the following that are legally available to Tenant: (a) removing all disputants from the job site until such time as the labor dispute no longer exists, (b) seeking an injunction in the event of a breach of contract between Tenant and any of Tenant’s contractors, and (c) filing appropriate unfair labor practice charges in the event of a union jurisdictional dispute.

(Signatures Begin on Top of Next Page)

WITNESS the execution hereof under seal on the date of this Lease.

Landlord:

NB ACQUISITION LLC

By:
Name:
Title:

Tenant:

ACR ENERGY PARTNERS LLC

By:
Name:
Title:

EXHIBIT A

The Land

Central Utility Plant (Block 68)

Described in accordance with a survey prepared by Arthur W. Ponzio Co. & Associates, Inc. as follows:

BEGINNING at a point in the intersection of the Westerly line of Metropolitan Avenue (30.00’ wide) and the Northerly line of Oriental Avenue (60.00’ wide) and extending; thence

1.	South 62 degrees, 32 minutes 00 seconds West in and along the northerly line of Oriental Avenue a distance of 160.00 feet to a point in the East line of Massachusetts Avenue; thence

2.	North 27 degrees, 28 minutes, 00 seconds West in and along same a distance of 280.00 feet to a point; thence

3.	North 62 degrees, 32 minutes, 00 seconds East parallel with Oriental Avenue a distance of 95.00 feet to a point; thence

4.	South 27 degrees, 28 minutes, 00 seconds East in and along same a distance of 20.00 feet to a point; thence

5.	South 62 degrees, 32 minutes, 00 seconds West parallel with Oriental Avenue a distance of 5.00 feet to a point; thence

6.	South 27 degrees, 28 minutes, 00 seconds East parallel with Metropolitan Avenue a distance of 60.00 feet to the Northerly line of Lot 7; thence

7.	North 62 degrees, 32 minutes 00 seconds East in and along same a distance of 10.00 feet to the corner of a 3” x 60” strip of land (Lot 16); thence

8.	South 27 degrees, 28 minutes, 00 seconds East parallel with Metropolitan Avenue a distance of 0.25 feet to the Northerly line of Lot 13; thence

9.	North 62 degrees, 32 minutes, 00 seconds East in and along same a distance of 60.00 feet to a point in the West line of Metropolitan Avenue; thence

10.	South 27 degrees, 28 minutes, 00 seconds East in and along same a distance of 199.75 feet to the point and place of BEGINNING.

Excepting from the above a parcel conveyed to Casino Reinvestment Development Authority, in Deed Book 13128, Instrument No. 2010020400 (about to be known as Block 68, Lot 3.01) and described as follows:

BEGINNING at a point in the easterly line of Massachusetts Avenue, said point being 280.00 feet northerly from the intersection of same with the northerly line of Oriental Avenue and running thence:

1.	North 62 degrees, 32 minutes, 00 seconds East 18.00 feet to a point; thence

2.	South 27 degrees, 28 minutes, 00 seconds West 280.00 feet to a point; thence

3.	South 62 degrees, 32 minutes, 00 seconds West 18.00 feet to a point; thence

4.	North 27 degrees, 28 minutes, 00 seconds East 280.00 feet to the point and place of BEGINNING.

Together with the benefits of that certain Easement Agreement between NB Acquisition LLC, a New Jersey limited liability company, Revel Atlantic City, LLC, a New Jersey limited liability company, ACR Energy Partners, LLC, a New Jersey limited liability company and the City of Atlantic City dated the date of this Lease and intended to be recorded promptly after the date hereof.

Being also known as Block 68, part of current Lot 3 (about to be known as Lot 3.02, formerly known as Lots 3, 4, 5, 6, 7, 8, 9, 11 & 13) on the official tax map of the City of Atlantic City, Atlantic County, New Jersey.

EXHIBIT B

Form of Short Form Lease

Memorandum of Lease

THIS MEMORANDUM OF LEASE (this “Memorandum”), dated as of the         day of February, 2011, is made by and among NB Acquisition, LLC (“Landlord”), and ACR Energy Partners, LLC (“Tenant”);

R E C I T A L S

A. Landlord is the fee simple title owner of that certain parcel of property commonly known as 117 South Massachusetts Avenue, Atlantic City, New Jersey, also known as Block 68, part of current Lot 3 (about to be known as Lot 3.02, formerly known as Lots 3, 4, 5, 6, 7, 8, 9, 11 & 13) on the official tax map of the City of Atlantic City, Atlantic County, New Jersey and legally described on Exhibit A attached hereto and made a part hereof (the “Premises”).

B. Landlord and Tenant have entered into that certain Lease dated as of February     , 2011 (the “Lease”), pursuant to which Landlord has agreed to lease to Tenant the Premises upon the terms and conditions set forth in the Lease.

C. Landlord and Tenant desire to set forth certain terms and provisions contained in the Lease in this Memorandum for recording purposes.

NOW, THEREFORE, for and in consideration of the rents reserved and the covenants and conditions set forth in the Lease, Landlord and Tenant do hereby covenant, promise and agree as follows:

1. Definitions. Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed to them in the Lease.

2. Grant of Lease. Pursuant to the Lease between Landlord and Tenant dated February     , 2011 (the “Lease”) and this Memorandum, Landlord hereby demises and leases to Tenant and Tenant hereby leases from Landlord the Premises upon the terms and conditions set forth herein and in the Lease.

3. Commencement Date. The Term shall commence on the “Effective Date”, as defined in that certain Energy Sales Agreement between Tenant, as seller, and Revel Entertainment Group, LLC, as buyer, dated the date of the Lease (the “Agreement”).

4. Expiration Date. The Term of the Lease shall expire or terminate contemporaneously with the expiration or termination of the Agreement.

5. Rent. The Rent due and payable from Tenant to Landlord for the Term of the Lease and shall be determined and shall be payable pursuant to the terms and provisions of the Lease.

6. Rights of First Refusal. None.

7. Option to Purchase. None.

8. Leasehold Mortgagee Rights. The Lease gives certain rights to leasehold mortgagees. Among these rights is a right to obtain a new direct lease from Landlord in the event of a termination of the Lease under certain circumstances more particularly set forth in the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Memorandum as of the date first written above.

LANDLORD:	TENANT:

NB ACQUISITION, LLC	ACR ENERGY PARTNERS, LLC

By:	By:
Its:	Its:

SCHEDULE 11

to the Energy Sales Agreement

Operational Monitoring Station Information

Attached.

Final 02/14/11

SCHEDULE 11

OPERATIONAL MONITORING STATION INFORMATION

The Monitoring Stations shall, at a minimum, meet the standards of Seller’s System and shall include at a minimum the following information:

Chilled Water

Type	Parameters to be Measured		Location
Instantaneous	Supply temperature -	Seller’s side	Thermal Metering Station
	Return temperature -	Seller’s side	Thermal Metering Station
	Gallons/minute -	Seller’s side	Thermal Metering Station
	Tons -	Seller’s side	Thermal Metering Station
	Supply Temperature -	Seller’s side	Energy Transfer Stations
	Return Temperature -	Sellers’s side	Energy Transfer Stations
	Gallons/minute -	Sellers’s side	Energy Transfer Stations
	Tons -	Sellers’s side	Energy Transfer Stations
	Supply Temperature -	Buyer’s side	Energy Transfer Stations

Trend	Year to Date Ton Hours		Energy Transfer Stations &
Thermal Metering Station
	Monthly Ton Hours		Energy Transfer Stations &
Thermal Metering Station
	Peak Tons		Energy Transfer Stations &
Thermal Metering Station

Note: Data will be maintained by Seller for 3 years, or at Seller’s discretion, Seller will provide Buyer the data in electronic form at the end of an operating year.

Hot Water

Type	Parameters to be Measured		Location
Instantaneous	Supply Temperature -	Seller’s side	Thermal Metering Station
	Return Temperature -	Seller’s side	Thermal Metering Station
	Gallons/minute -	Seller’s side	Thermal Metering Station
	MMBTU/HR -	Seller’s side	Thermal Metering Station
	Supply Temperature -	Sellers’s side	Energy Transfer Stations
	Return Temperature -	Sellers’s side	Energy Transfer Stations
	Gallons/minute -	Sellers’s side	Energy Transfer Stations
	MMBtu’s -	Sellers’s side	Energy Transfer Stations
	Supply Temperature -	Buyer’s Side	Energy Transfer Stations

Trend	Monthly MMBTU		Energy Transfer Stations &
Thermal Metering Station
	Year to Date MMBTU		Energy Transfer Stations &
Thermal Metering Station
	Peak MMBTU/HR		Energy Transfer Station &
Thermal Metering Station

Final 02/14/11

Note: Data will be maintained by Seller for 3 years, or at Seller’s discretion, Seller will provide Buyer the data in electronic form at the end of an operating year.

Normal Electrical Power At 12.47 kV Buses for Buyer and CEC

Type	Parameters to be Measured	Location

Instantaneous	Voltage Current KW Power Factor	Seller’s Facility

Integrated	Total KWH per month	Seller’s Facility

Peak	KW for 15 minute interval per month	Seller’s Facility

Historical	KWH, KW and Power Factor per month for current year	Seller’s Facility

Note: Data will be maintained by Seller for 3 years, or at Seller’s discretion, Seller will provide Buyer the data in electronic form at the end of an operating year.

Emergency Power Generation At 12.47 kV Standby/Emergency Bus

Type	Parameters to be Measured	Location

Instantaneous	Voltage Current KW	Seller’s Facility

Integrated	KWH per event Total KWH per month	Seller’s Facility

Peak	KW for 15 minute interval per event and per month	Seller’s Facility

Historical	KWH and KW total per month for current year	Seller’s Facility

Note: Data will be maintained by Seller for 3 years, or at Seller’s discretion, Seller will provide Buyer the data in electronic form at the end of an operating year.

SCHEDULE 13

to the Energy Sales Agreement

[Reserved]

SCHEDULE 15

to the Energy Sales Agreement

[FORM OF] CONSTRUCTION MILESTONE FAILURE CERTIFICATE

[LETTERHEAD OF THE INDEPENDENT ENGINEER]

[Date]

[                             ]

Revel Entertainment Group, LLC

1301 Atlantic Avenue, Suite 200

Atlantic City, New Jersey 08401

Re: Seller Construction Milestone Failure

Dear Sir or Madam:

This Construction Milestone Failure Certificate is delivered pursuant to Section 5.08(b) of the Energy Sales Agreement dated February 17, 2011 (the “Energy Sales Agreement”), between Revel Entertainment Group, LLC, a New Jersey limited liability company (together with its successors and assigns, “Buyer”), and ACR Energy Partners, LLC, a New Jersey limited liability company (together with its successors and assigns, “Seller”). Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Energy Sales Agreement. The undersigned [insert title of signatory to certificate] of the Independent Engineer under the Energy Sales Agreement, in his capacity as such and not in his individual capacity, hereby certifies that:

(1) A Seller’s Construction Milestone failure has occurred with respect to Seller’s Construction Milestone No.                  as set forth on Schedule 10 to the Energy Sales Agreement; and

(2) Such Seller’s Construction Milestone Failure [choose either (a) or (b) below]

[(a)	was not contested by the Seller under Section 5.08(a) of the Energy Sales Agreement]

[(b)	has been determined by the Independent Engineer during the Dispute Resolution Process not to have been excused under Section 5.08(a) of the Energy Sales Agreement.]

Very truly yours,

[Independent Engineer] as Independent Engineer

By:

Name:

Title:

cc: ACR Energy Partners, LLC

SCHEDULE 17

to Energy Sales Agreement

[FORM OF] ASSIGNMENT AND SECURITY AGREEMENT

dated as of [              ], 2011

between

ACR ENERGY PARTNERS, LLC

and

REVEL ENTERTAINMENT GROUP, LLC,

as Secured Party

SCHEDULE I	GENERAL INFORMATION
SCHEDULE II	INVESTMENT ACCOUNTS

EXHIBIT A	PLEDGE SUPPLEMENT

i

SECURITY AGREEMENT

This ASSIGNMENT AND SECURITY AGREEMENT, dated as of [ ], 2011 (this “Agreement”), between ACR ENERGY PARTNERS, LLC, a New Jersey limited liability company (the “Grantor”), and REVEL ENTERTAINMENT GROUP, LLC, a New Jersey limited liability company, as secured party (the “Secured Party”).

RECITALS

WHEREAS, pursuant to that certain Energy Sales Agreement, dated as of February 17, 2011 (as amended, modified and supplemented from time to time, the “Energy Sales Agreement”), by and among the Grantor, as seller, and the Secured Party, as buyer, the Grantor will develop, finance, engineer, construct, own and operate the Seller’s System in connection with Buyer’s Facility upon the terms and conditions set forth in the Energy Sales Agreement; and

WHEREAS, in order to induce the Secured Party to incur its obligations to the Grantor under the Energy Sales Agreement, the Grantor has agreed to secure all of the Secured Obligations in accordance with the terms hereof and the other Buyer Security Documents.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Grantor and the Secured Party hereby agree as follows:

Section 1. DEFINITIONS

(a) General Definitions. Each capitalized term not otherwise defined herein shall have the same meaning assigned to such term in the Energy Sales Agreement. In addition to the terms of the Energy Sales Agreement, the following terms shall have the following meanings:

“Account Debtor” means each Person who is obligated on a Receivable or any Supporting Obligation related thereto.

“Accounts” means all “accounts” as defined in Article 9 of the UCC.

“Agreement” has the meaning assigned to that term in the preamble.

“Authenticate” means “authenticate” as defined in Article 9 of the UCC.

“Cash Proceeds” means all proceeds of any Collateral consisting of cash, checks and other near-cash items.

“Chattel Paper” means all “chattel paper” as defined in Article 9 of the UCC, including “electronic chattel paper” or “tangible chattel paper”, as each such term is defined in the UCC.

“Collateral” has the meaning assigned to that term in Section 2(a).

“Collateral Records” means books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” means all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commercial Tort Claims” means all “commercial tort claims” as defined in the UCC.

“Commodities Accounts” means all “commodity accounts” as defined in Article 9 of the UCC.

“Contract Rights” has the meaning assigned to that term in Section 2(c).

“Contracts” means all contracts to which the Grantor now is, or hereafter will be, bound, as a party, beneficiary or assignee, including all of the Project Documents (including all exhibits, schedules and attachments thereto), the Surety Bond, and all other instruments, agreements and documents executed and delivered with respect to such contracts, all Buyer Consents, and all revenues, rentals, Proceeds and other sums of money due and to become due from any of the foregoing, as the same may be modified, supplemented, amended or restated from time to time in accordance with their terms.

“Copyright Licenses” means any and all agreements granting any right in, to or under Copyrights (whether the Grantor is licensee or licensor thereunder).

“Copyrights” means all United States, state and foreign copyrights owned by the Grantor, including copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, now or hereafter in force throughout the world, all registrations and applications for any of the foregoing, all rights corresponding thereto throughout the world, all extensions and renewals of any thereof, the right to sue for past, present and future infringements of any of the foregoing, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Deposit Accounts” means all “deposit accounts” as defined in Article 9 of the UCC.

“Documents” means all “documents” as defined in Article 9 of the UCC.

“Documents Evidencing Goods” means all Documents evidencing, representing or issued in connection with Goods.

“Energy Sales Agreement” shall have the meaning assigned to such term in the preamble.

“Equipment” means: (i) all “equipment” as defined in the UCC, (ii) all equipment used in connection with Seller’s System, all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, and tools (in each case, regardless of whether characterized as equipment under the UCC), (iii) all Fixtures and (iv) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing.

Schedule 17-2

SECURITY AGREEMENT

“Fixtures” means all “fixtures” as defined in Article 9 of the UCC and in any event shall include all goods now or hereafter attached to, placed on or incorporated into Seller’s Leasehold.

“General Intangibles” means all “general intangibles” as defined in Article 9 of the UCC including all interest rate or currency protection or hedging arrangements, all Contracts and Contract Rights, all tax refunds and all Governmental Authorizations and all other licenses, permits, concessions and authorizations, (in each case, regardless of whether characterized as general intangibles under the UCC).

“Goods” means all “goods” as defined in Article 9 of the UCC including all Inventory, Equipment, Documents Evidencing Goods and Software Embedded In Goods.

“Instruments” means all “instruments” as defined in Article 9 of the UCC.

“Insurance” means all insurance policies covering any or all of the Collateral (regardless of whether the Secured Party is the loss payee thereof) including all insurance policies required to be maintained pursuant to Article XV of the Energy Sales Agreement or any other Buyer Security Document.

“Intellectual Property” means, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses.

“Inventory” means: (i) all “inventory” as defined in the UCC, (ii) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, works in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in the Grantor’s business, (iii) all goods in which the Grantor has an interest in mass or a joint or other interest or right of any kind, and (iv) all goods which are returned to or repossessed by the Grantor, and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).

“Investment Accounts” means Securities Accounts, Commodities Accounts and Deposit Accounts.

“Investment Related Property” means: (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all (1) Pledged Debt, (2) Investment Accounts and (3) Certificates of Deposit.

“Letter of Credit Right” means “letter-of-credit right” as defined in the UCC.

“Lien” means any lien, mortgage, pledge, assignment, security interest, fixed or floating charge or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof) and any option, trust or deposit or other preferential arrangement having the purpose and practical effect of any of the foregoing.

“Money” means “money” as defined in the UCC.

Schedule 17-3

SECURITY AGREEMENT

“Patent Licenses” means all agreements granting any right in, to, or under Patents (whether the Grantor is licensee or licensor thereunder).

“Patents” means all United States, state and foreign letters patents and applications for letters patent owned by the Grantor, all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations of any of the foregoing, all rights corresponding thereto throughout the world, the right to sue for past, present and future infringements of any of the foregoing and all proceeds of the foregoing including royalties, income, payments, claims, damages, and proceeds of suit.

“Payment Intangible” means “payment intangible” as defined in the UCC.

“Permitted Liens” means the Liens permitted under Section 3.07(g) of the Energy Sales Agreement.

“Pledge Supplement” means an agreement in substantially the form of Exhibit A.

“Pledged Debt” means all indebtedness for borrowed money owed to the Grantor, whether or not evidenced by any instrument or promissory note, the instruments evidencing any of the foregoing, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

“Proceeds” means: (i) all “proceeds” as defined in Article 9 of the UCC, (ii) payments or distributions made with respect to any Investment Related Property and (iii) whatever is receivable or received when Collateral or proceeds are sold, leased, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Receivables” means all (i) Accounts, (ii) Chattel Paper, (iii) Payment Intangibles, (iv) Instruments and (v) to the extent not otherwise covered above, all other rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, regardless of how classified under the UCC together with all of the Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” means (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of the Grantor or any computer bureau or agent from time to time acting for the Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or agents thereof, and certificates, acknowledgments, or other writings, including lien search reports from filing or other registration officers, (iv) all credit information, reports and memoranda relating to any of the foregoing and (v) all other written or non-written forms of information related in any way to the foregoing or any Receivable.

Schedule 17-4

SECURITY AGREEMENT

“Record” means “record” as defined in the UCC.

“Representation Date” means each of (i) the Effective Date and (ii) Seller’s Financial Closing Date.

“Secured Obligations” has the meaning assigned to the term “ESA Obligations” in the Intercreditor Agreement.

“Secured Party” has the meaning assigned to that term in the preamble.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Accounts” means all “securities accounts” as defined in Article 8 of the UCC including all of the accounts listed on Schedule II under the heading “Securities Accounts.”

“Seller’s Lenders’ Agent” means the collateral agent, security trustee or Person acting in such analogous role, in each case, on behalf of Seller’s Lenders pursuant to Seller’s Credit Facilities.

“Software Embedded in Goods” means, with respect to any Goods, any computer program embedded in Goods and any supporting information provided in connection with a transaction relating to the program if (i) such computer program is associated with such Goods in such a manner that it customarily is considered part of the Goods or (ii) by becoming the owner of such Goods a person acquires a right to use such computer program in connection with such Goods.

“State” means a State or Commonwealth of the United States, the District of Columbia, Puerto Rico, the United States Virgin Islands, or any territory or insular possession subject to the jurisdiction of the United States.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person.

“Supporting Obligation” means all “supporting obligations” as defined in the UCC.

Schedule 17-5

SECURITY AGREEMENT

“Trade Secret Licenses” means any and all agreements granting any right in or to Trade Secrets (whether the Grantor is licensee or licensor thereunder).

“Trade Secrets” means all trade secrets and all other confidential or proprietary information and know-how owned by the Grantor, whether or not reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, the right to sue for past, present and future infringement of any Trade Secret, and all proceeds of the foregoing, including royalties, income, payments, claims, damages, and proceeds of suit.

“Trademark Licenses” means any and all agreements granting any right in or to Trademarks (whether the Grantor is licensee or licensor thereunder).

“Trademarks” means all United States, state and foreign trademarks, service marks, certification marks, collective marks, trade names, corporate names, d/b/as, business names, fictitious business names, internet domain names, trade styles, logos, other source or business identifiers, designs and general intangibles of a like nature, rights of publicity and privacy pertaining to the right to use names, likenesses and biographical data, all registrations and applications for any of the foregoing owned by the Grantor, the goodwill of the business symbolized by any of the foregoing, the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including royalties, income, payments, claims, damages, and proceeds of suit.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New Jersey.

(b) Definitions; Interpretation. All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Energy Sales Agreement or, if not defined therein, in the UCC. With respect to terms defined in more than one article of the UCC, unless otherwise specified such terms shall have the meaning specified in Article 9 of the UCC. References to “Sections,” “preamble,” “recitals,” “Exhibits” “Annexes” and “Schedules” shall be to Sections, preamble, recitals, Exhibits, Annexes and Schedules, as the case may be, of this Agreement (as such Sections, preamble, recitals, Exhibits, Annexes and Schedules may be amended or supplemented from time to time in accordance with the terms of this Agreement), unless otherwise specifically provided. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

Section 2. GRANT OF SECURITY

(a) Grant of Security. The Grantor hereby grants to the Secured Party, a security interest and continuing lien on all of the Grantor’s right, title and interest in, to and under

Schedule 17-6

SECURITY AGREEMENT

all personal property of the Grantor including in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as, the “Collateral”):

(1) Documents;

(2) General Intangibles;

(3) Goods (including Documents Representing Goods, Software Embedded in Goods, Inventory and Equipment);

(4) Insurance;

(5) Intellectual Property;

(6) Investment Related Property;

(7) Letter of Credit Rights and letters of credit;

(8) Money;

(9) Receivables and Receivable Records;

(10) Commercial Tort Claims;

(11) to the extent not otherwise included above (except for any property specifically excluded from any defined term used in any clause of this Section 2(a) above), motor vehicles, choses in action and all other personal property of any kind and all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(12) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

(b) Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the security interest granted under Section 2(a) attach to (i) any lease, license, Governmental Authorization, instrument, document, contract, property rights or agreement to which the Grantor is a party, or any of its rights or interests thereunder, if and for so long as the grant of such security interest shall constitute or result in: (A) the abandonment, invalidation or unenforceability of any right, title or interest of the Grantor therein or (B) a breach or termination pursuant to the terms of, or a default under, any such lease, license, Governmental Authorization, instrument, document, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), provided, however, that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and, to the extent severable, shall attach immediately to any portion of such lease, license, Governmental Authorization, contract, property rights or agreement that does not result in any of the consequences specified in clauses (ii)(A) or (B) above, including any proceeds of such lease, license, Governmental Authorization, contract, property rights or agreement; and (ii) claims of the Grantor against the Secured Party for breach of the Energy Sales Agreement.

Schedule 17-7

SECURITY AGREEMENT

(c) Security Interest in Contract Rights. The Grantor’s grant, pursuant to Section 2(a), to the Secured Party, of a security interest in all of its right, title and interest in and to each and all of the Contracts and the contract rights thereunder (except for the right to bring a claim against the Secured Party for breach of any of the terms of the Energy Sales Agreement), includes:

(i) all (A) rights to payments under any such Contract and (B) payments due and to become due under any such Contract, in each case whether as contractual obligations, damages or otherwise;

(ii) all of its claims, rights, powers or privileges and remedies under each such Contract; and

(iii) the right to exercise any and all of the Grantor’s rights under any such Contract, including the right (A) to make determinations, to exercise any election (including any election of remedies) or option, (B) to give or receive notice, consent, waiver or approval, (C) to demand, receive, enforce, collect or receipt for any of the foregoing rights or any property subject to any of the Contracts, (D) to enforce or execute any check, or other instruments or orders, (E) to file any claims, and (F) to take any action which in the reasonable opinion of the Secured Party, may be necessary or advisable in connection with any of the foregoing (the Contracts, together with all of the foregoing in this Section 2(c), the “Contract Rights”);

provided, however, that except following the occurrence and during the continuance of an Event Constituting Breach by the Grantor and except as provided in Section 5.08 of the Energy Sales Agreement, the Grantor may, subject to the terms and provisions of the Energy Sales Agreement, exercise all of the Grantor’s rights, powers, privileges and remedies under the Contracts, other than the right to receive monies due or to become due under the Contracts.

Section 3. SECURITY FOR OBLIGATIONS.

(a) Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment and performance in full of all Secured Obligations.

(b) Continuing Liability under Collateral. Notwithstanding anything herein to the contrary, (i) unless, and only to the extent that, the Secured Party has exercised remedies in respect of the Collateral in accordance with this Agreement and expressly assumed obligations in respect of the Collateral, the Secured Party shall not be liable for any obligations under or with respect to the Collateral, (ii) nothing contained herein is intended or shall be a delegation of duties to the Secured Party, (iii) unless, and only to the extent that, the Secured Party has exercised remedies in respect of the Collateral in accordance with this Agreement and expressly assumed obligations in respect of the Collateral, the Secured Party shall not have any obligation or liability under any of the Contracts or other agreements included in the Collateral, (iv) the Secured Party shall not have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any Contract or any other agreement included in the Collateral and (v)

Schedule 17-8

SECURITY AGREEMENT

the exercise by the Secured Party of any of its rights hereunder shall not release the Grantor from any of its duties or obligations under any Contract or any of the other agreements included in the Collateral.

(c) Termination of Security Interest. This Agreement, and the grant of security interest hereunder, shall terminate upon repayment to Secured Party in full in cash of the Existing Buyer Payments and the Mobilization Advance.

Section 4. REPRESENTATIONS AND WARRANTIES AND COVENANTS.

(a) Generally.

(i) Representations and Warranties. The Grantor hereby represents and warrants on each Representation Date that:

(1) The Grantor owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral, in each case free and clear of any and all Liens other than Permitted Liens.

(2) The Grantor is a duly organized and validly existing limited liability company solely under the laws of its jurisdiction of formation and is in good standing in such jurisdiction.

(3) The Grantor has all requisite limited liability company power and limited liability company authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Grantor has taken all necessary organizational action to authorize the execution, delivery and performance of this Agreement.

(4) Other than the financing statements filed in favor of the Secured Party and (as of and subsequent to Seller’s Financial Closing Date) Seller’s Lenders’ Agent, no effective UCC financing statement, fixture filings or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for financing statements for which proper termination statements have been delivered to the Secured Party for filing.

(5) No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary in connection with (x) the execution, delivery or performance by, or enforceability against, the Grantor of this Agreement, (y) the pledge or grant by the Grantor of the Liens purported to be created in favor of the Secured Party hereunder or (z) the exercise by Secured Party of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the UCC financing statements naming the Grantor as debtor and the Secured Party as secured party, and filed in the appropriate filing offices, as provided in Article 9 of the UCC (which filing offices, as of the Effective Date, are set forth opposite the Grantor’s name on Schedule I(D)), (B) as may be required, in connection with the disposition of any

Schedule 17-9

SECURITY AGREEMENT

Investment Related Property, by laws generally affecting the offering and sale of Securities and as may be required under federal laws pertaining to Intellectual Property, (C) those obtained on or before the Effective Date and (D) any such other approvals, consents, exemptions, authorizations or other actions as may have been obtained or taken and are in effect.

(6) The Grantor has indicated on Schedule I(A): (A) the type of organization of the Grantor, (B) the jurisdiction of organization of the Grantor, (C) its organizational identification number, if any, and (D) the jurisdiction where its chief executive office or sole place of business is, and for the one-year period preceding the date hereof was, located, in each case, as of the Effective Date.

(7) The full legal name of the Grantor as of the Effective Date is as set forth on Schedule I(A) and it has not done (in the last five (5) years), and does not do, business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule I(B).

(8) Except as provided on Schedule I(C), the Grantor has not changed its name, jurisdiction of organization, chief executive office or sole place of business or its type of organization in any way within the five (5) years prior to the Effective Date.

(9) All information supplied by the Grantor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

(ii) Covenants and Agreements. The Grantor hereby covenants and agrees that:

(1) In addition to and without limiting any prohibitions or restrictions in Section 3.07(1) or Section 18.01 of the Energy Sales Agreement, the Grantor shall not change its name, type of organization, sole place of business, chief executive office or jurisdiction of organization or establish any trade names unless it shall have (A) notified the Secured Party in writing at least thirty (30) days prior to any such change or establishment, providing such information in connection therewith as the Secured Party may reasonably request and (B) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same priority of the Secured Party’s security interest in the Collateral granted or intended to be granted and agreed to hereby, which in the case of any change in type of organization shall include executing and delivering to the Secured Party a completed Pledge Supplement, upon completion of such organizational change confirming the grant of the security interest hereunder.

(2) The Grantor shall not, directly or indirectly, create, incur, assume or permit to exist any Lien upon or with respect to any of the Collateral, except for Permitted Liens, and the Grantor shall defend the Collateral against all Persons at any time claiming any interest therein.

Schedule 17-10

SECURITY AGREEMENT

(b) Equipment and Inventory. The Grantor represents and warrants on each Representation Date that:

(i) All of the Equipment and Inventory included in the Collateral is, and the Grantor hereby agrees that all such Equipment and Inventory shall remain, located on Seller’s Leasehold (other than (1) Equipment undergoing repairs, (2) Equipment and Inventory in transit to Seller’s Leasehold, (3) spare parts being provided under any long term services agreement or similar agreement and (4) any vehicles owned, leased or operated by the Grantor).

(ii) None of the Inventory or Equipment is in the possession of an issuer of a negotiable document (as defined in Section 7-104 of the UCC) therefor or otherwise in the possession of a bailee or warehouseman.

(c) Receivables.

(i) Representations and Warranties. Subject to the terms of the Intercreditor Agreement, the Grantor represents and warrants on each Representation Date that no Receivable is evidenced by, or constitutes, an Instrument or Chattel Paper which has not been delivered to, or otherwise subjected to the control of, the Secured Party to the extent required by, and in accordance with, Section 4(c)(iii).

(ii) Covenants and Agreements: The Grantor hereby covenants and agrees that:

(1) If an Event Constituting Breach by the Grantor shall occur and be continuing, the Grantor shall, to the extent requested to do so by the Secured Party in writing, mark conspicuously, in form and manner reasonably satisfactory to the Secured Party, all Chattel Paper, Instruments and other evidence of Receivables (other than any delivered to the Secured Party as provided herein), as well as the Receivables Records, with an appropriate reference to the fact that the Secured Party has a security interest therein.

(2) If an Event Constituting Breach by the Grantor shall occur and be continuing, the Grantor agrees that the Secured Party may, at its option, directly notify the Account Debtors or obligors with respect to any Receivables and/or under any Project Documents to make payments with respect thereto directly to it.

(iii) Delivery and Control of Pledged Debt. All certificates or instruments representing or evidencing Pledged Debt shall, subject to the terms of the Intercreditor Agreement, be delivered to and held by or on behalf of the Secured Party pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by the Grantor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Secured Party. With respect to any Pledged Debt that is an “uncertificated security” for purposes of the UCC (other than any “uncertificated securities” credited to a Securities Account), the Grantor shall, subject to the terms of the Intercreditor Agreement, cause the issuer of such uncertificated security to execute an agreement, in form and substance reasonably satisfactory to the Secured Party, pursuant to which such

Schedule 17-11

SECURITY AGREEMENT

issuer agrees to comply with the Secured Party’s instructions with respect to such uncertificated security without further consent by the Grantor. Upon the occurrence and during the continuation of an Event Constituting Breach by the Grantor, the Secured Party shall have the right to transfer all or any portion of Pledged Debt to its name or the name of its nominee or agent. In addition, upon the occurrence and during the continuance of an Event Constituting Breach by the Grantor, the Secured Party shall have the right at any time to exchange any certificates or instruments representing any Pledged Debt for certificates or instruments of smaller or larger denominations. The requirements of this clause (d) shall not apply to Pledged Debt received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business.

(d) Investment Accounts. The Grantor hereby represents and warrants on each Representation Date that the Investment Accounts specified on Schedule II hereto constitute all of the Investment Accounts in which the Grantor has an interest.

(e) Receivables; Contracts. The Grantor hereby covenants and agrees that, anything herein to the contrary notwithstanding (including the grant of any rights to the Secured Party), the Grantor shall remain liable under each of the Receivables and Contracts to which it is a party to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Receivable or Contract. The Secured Party shall not have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by the Secured Party of any payment relating to such Receivable or Contract pursuant hereto, nor shall the Secured Party be obligated in any manner to perform any of the obligations of the Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Receivable (or any agreement giving rise thereto) or under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(f) Letter of Credit Rights. The Grantor hereby covenants and agrees that, with respect to any letter of credit with a Stated Amount in excess of $50,000 under which the Grantor has rights, the Grantor shall obtain the consent of the issuer thereof to the assignment of the proceeds of such letter of credit to the Secured Party.

(g) No Subsidiaries. The Grantor hereby covenants and agrees that it shall not organize, form, acquire, create or hold any equity interests in any Subsidiaries.

Section 5. [RESERVED].

Section 6. ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES.

(a) Access; Right of Inspection. The Secured Party shall have the access to all the properties, books, correspondence and records of the Grantor, as set forth in Section 6.06 of the Energy Sales Agreement.

Schedule 17-12

SECURITY AGREEMENT

(b) Further Assurances.

(i) The Grantor agrees that from time to time, at the expense of the Grantor, that it shall promptly Authenticate, execute and deliver all further instruments and agreements, and take all further action, that may be necessary, or that the Secured Party may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Grantor shall:

(1) File such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or desirable, or as the Secured Party may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby.

(2) At the Secured Party’s request, take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in the Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or in which an application for registration is pending including the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State, any state agencies and the foreign counterparts on any of the foregoing.

(3) At the Secured Party’s request, appear in and defend any action or proceeding that may affect the Secured Party’s security interest in all or any part of the Collateral.

(ii) The Grantor hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, or any similar document in any jurisdictions and with any filing offices as the Secured Party may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Secured Party herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral describing such property as “all assets”, “all personal property” or “all personal property, whether now owned or hereafter acquired” or “all goods that are to become fixtures of the debtor whether now owned or hereafter acquired.” The Grantor shall furnish to the Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Secured Party may reasonably request, all in reasonable detail.

Section 7. SECURED PARTY APPOINTED ATTORNEY-IN-FACT, IRREVOCABLE POWER OF ATTORNEY.

The Grantor hereby irrevocably appoints the Secured Party (such appointment being coupled with an interest) as the Grantor’s attorney-in-fact, with full authority in the place and stead of the Grantor and in the name of the Grantor, the Secured Party or otherwise, from time to time in the Secured Party’s discretion, subject to the terms of the Intercreditor Agreement, to take any action and to execute any instrument that the Secured Party may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including the following:

Schedule 17-13

SECURITY AGREEMENT

(a) Upon the occurrence and during the continuance of an Event Constituting Breach by the Grantor, to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including access to pay or discharge taxes or Liens, other than Permitted Liens, levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Secured Party in its sole discretion, any such payments made by the Secured Party to become obligations of the Grantor to the Secured Party, due and payable immediately upon demand.

(b) Upon the occurrence and during the continuance of an Event Constituting Breach by the Grantor, to transmit to Account Debtors indebted on Receivables notice of the Secured Party’s interest therein.

(c) Upon the occurrence and during the continuance of an Event Constituting Breach by the Grantor, to notify Account Debtors indebted on Receivables to make payment directly to the Secured Party.

(d) Upon the occurrence and during the continuance of any Event Constituting Breach by the Grantor:

(i) to obtain and adjust insurance required to be maintained by the Grantor or paid to the Secured Party pursuant to the Energy Sales Agreement;

(ii) to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(iii) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (ii) above;

(iv) to file any claims or take any action or institute any proceedings that the Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Secured Party with respect to any of the Collateral;

(v) to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property in the name of the Grantor as assignor;

(vi) to receive, open and dispose of all mail addressed to the Grantor and to notify postal authorities to change the address for delivery thereof to such address designated by the Secured Party;

(vii) to execute, in connection with any foreclosure, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

Schedule 17-14

SECURITY AGREEMENT

(viii) to exercise the Grantor’s rights under any Contract in accordance with Section 2.3;

(ix) generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Secured Party were the absolute owner thereof for all purposes, and to do, at the Secured Party’s sole but reasonable discretion and at the Grantor’s expense, at any time or from time to time, all acts and things that the Secured Party deems reasonably necessary to protect, preserve or realize upon the Collateral and the Secured Party’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as the Grantor might do; and

(x) if the Grantor shall have failed to do so in a timely manner, but in any event at any time during such failure following receipt by the Secured Party of a notice of a default (as such term is defined in the Buyer Consents) from any counterparty to a Project Document, to take or cause to be taken all actions necessary to perform or comply with, or cause performance or compliance with, the covenants of the Grantor contained in the Energy Sales Agreement or any other Buyer Security Document.

(e) The powers conferred upon the Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise such powers. The Grantor acknowledges and agrees that in exercising any rights under the foregoing power of attorney the Secured Party shall be acting in its own interest, and the Grantor acknowledges and agrees that the Secured Party shall have no fiduciary duties to the Grantor and the Grantor hereby waives any claims to the rights of a beneficiary of a fiduciary relationship hereunder. The Grantor hereby acknowledges and agrees that the powers conferred on the Secured Party hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon the Secured Party to exercise any such powers. The Secured Party a shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its respective officers, directors, employees or agents shall be responsible to the Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

Section 8. REMEDIES.

(a) Generally.

(i) Subject to the terms of the Intercreditor Agreement, if any Event Constituting Breach by the Grantor shall have occurred and be continuing, the Secured Party may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Secured Party under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(1) Require the Grantor to, and the Grantor hereby agrees that it shall at its expense and promptly upon request of the Secured Party forthwith, assemble all or part of the Collateral as directed by the Secured Party and make it available to the Secured Party at Seller’s Leasehold or such other location as the Secured Party may reasonably request.

Schedule 17-15

SECURITY AGREEMENT

(2) Enter onto the property where any Collateral is located and take possession thereof with or without judicial process.

(3) Prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Secured Party deems appropriate.

(4) Without notice or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Secured Party may deem commercially reasonable.

(ii) Subject to the terms of the Intercreditor Agreement, the Secured Party may be the purchaser of any or all of the Collateral at any public or private sale, and the Secured Party shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Grantor, and the Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Grantor agrees that, to the extent notice of sale shall be required by applicable law, at least ten (10) days notice to the Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Grantor hereby waives any claims against the Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, the Grantor shall be jointly and severally liable for the deficiency (including the reasonable fees of any attorneys employed by the Secured Party to collect such deficiency). Nothing in this Section 8 shall in any way alter the rights of the Secured Party hereunder.

(iii) The Secured Party may sell the Collateral without giving any warranties as to the Collateral. The Secured Party may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(iv) Subject to the terms of the Intercreditor Agreement, he Secured Party shall have no obligation to marshal any of the Collateral.

Schedule 17-16

SECURITY AGREEMENT

(v) Subject to the terms of the Intercreditor Agreement, if any Event Constituting Breach by the Grantor shall have occurred and be continuing, the Secured Party shall have the right to (A) notify, or require the Grantor to notify, any obligors with respect to amounts due or to become due to the Grantor in respect of the Collateral or of the existence of the security interest created herein, (B) to direct such obligors to make payment of all such amounts directly to the Secured Party, and (C) upon such notification and at the expense of the Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as the Grantor might have done.

(vi) Subject to the terms of the Intercreditor Agreement, anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event Constituting Breach by the Grantor, the Secured Party shall have the right (but not the obligation) to (A) enforce all remedies, rights, powers and privileges of the Grantor under any or all of the Contracts; or (B) substitute itself or any nominee or trustee in lieu of the Grantor as party to any of the Contracts and to notify the obligor of any Contract Right (the Grantor hereby agreeing to deliver any such notice at the request of the Secured Party) that all payments and performance under the relevant Contract shall be made or rendered to the Secured Party or such other Person as the Secured Party may designate.

(b) Application of Proceeds. Except as expressly provided elsewhere in this Agreement, all proceeds received by the Secured Party in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied, subject to the terms of the Intercreditor Agreement, in full or in part by the Secured Party against the Secured Obligations in the order of priority set forth in Section 4.1 of the Intercreditor Agreement.

(c) Sales on Credit. Subject to the terms of the Intercreditor Agreement, if Secured Party sells any of the Collateral on credit, the Grantors will be credited only with payments actually made by the purchaser of such Collateral and received by the Secured Party and applied to indebtedness of the Grantor. In the event such purchaser fails to pay for the Collateral, the Secured Party may resell the Collateral and the Grantor shall be credited with proceeds of the sale.

(i) Cash and Cash Proceeds. If an Event Constituting Breach by the Grantor shall have occurred and be continuing and without in any way limiting the requirements of, and subject in all events to the terms and conditions of, the Intercreditor Agreement, the Secured Party shall have the right to apply the balance from any Deposit Account or instruct the bank at which such Deposit Account is maintained to pay the balance of such Deposit Account to or for the benefit of the Secured Party. If an Event Constituting Breach by the Grantor shall have occurred and be continuing and without in any way limiting the requirements of, and subject in all events to the terms and conditions of, the Intercreditor Agreement, all such funds from any Deposit Account, Cash and Cash Proceeds or any other Money held by the Secured Party may, in the sole discretion of the Secured Party, (A) be held by the Secured Party as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter be applied by the Secured Party against the Secured Obligations.

Section 9. INTERCREDITOR AGREEMENT.

Schedule 17-17

SECURITY AGREEMENT

Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Secured Party pursuant to this Agreement and the exercise of any right or remedy by the Secured Party hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control. To the extent any of the Collateral is delivered to the Seller’s Lenders Agent as required pursuant to the Seller Security Documents, such Collateral shall be deemed to be delivered to Secured Party as required pursuant to this Agreement until the Discharge of the First Lien Obligations (as defined in the Intercreditor Agreement).

Section 10. CONTINUING SECURITY INTEREST

(a) This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the performance and payment in full of the Secured Obligations, (ii) be binding upon the Grantor, its successors and assigns, and (iii) inure, together with the rights and remedies of the Secured Party hereunder, to the benefit of the Secured Party and its successors, transferees and assigns.

(b) Upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral on or after the Effective Date, the security interest in such Collateral shall be automatically released and such Collateral shall be free and clear of the Lien and security interests created hereby.

(c) In connection with any release pursuant to clause (b), the Secured Party shall execute and deliver to the Grantor, at the Grantor’s expense, all documents that the Grantor shall reasonably request to evidence such termination or release.

Section 11. STANDARD OF CARE; SECURED PARTY MAY PERFORM.

The powers conferred on the Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Secured Party accords its own property. Neither the Secured Party nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Grantor or otherwise. If the Grantor fails to perform any agreement contained herein, the Secured Party may itself perform, or cause performance of, such agreement, and the expense of the Secured Party incurred in connection therewith shall be payable by the Grantor and pending such payment shall be included in the obligations secured hereby.

Section 12. MISCELLANEOUS.

(a) Notices.

Schedule 17-18

SECURITY AGREEMENT

(i) All notices and other communications provided for herein shall be given in the manner set forth in, and otherwise shall be made in accordance with, Section 25.01 of the Energy Sales Agreement. Unless otherwise specifically provided herein, (i) any notice or other communication herein required or permitted to be given to the Grantor or the Secured Party shall be sent to the address (or telecopier number) of the Grantor or Secured Party as set forth in Section 25.01 of the Energy Sales Agreement.

(ii) This Agreement may be transmitted and/or signed by facsimile or other electronic transmission, including portable document format (“.pdf”). The effectiveness of such documents and signatures so submitted shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Grantor and the Secured Party. The Secured Party may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or electronic signature or document to which such signature is affixed.

(b) Amendments and Waivers.

(i) Secured Party’s Consent. Subject to Section 9, no amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by the Grantor therefrom, shall in any event be effective without the written concurrence of both the Grantor and the Secured Party.

(ii) No Waiver; Remedies Cumulative. No failure or delay on the part of the Secured Party in the exercise of any power, right or privilege hereunder or under the Energy Sales Agreement or any other Buyer Security Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights, powers and remedies existing under this Agreement, the Energy Sales Agreement and the other Buyer Security Documents are cumulative, and not exclusive of, any rights or remedies otherwise available. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

(c) Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns including all persons who become bound as debtor to this Agreement. Neither the Grantor nor the Secured Party shall, without the prior written consent of the other party hereto, assign any right, duty or obligation hereunder (provided that, any assignment or deemed assignment that occurs as a result of any merger or other transaction pursuant to which Secured Party reincorporates as a New Jersey limited liability company shall not be an assignment for purposes of this Section 12(c)); provided, however, that, Secured Party may collaterally assign its right, title and interest in and to this Agreement, including its right, title and interest in and to any of the Collateral, as security to any Buyer’s Lender or agent for a syndicate of Buyer’s Lenders, in each case as set forth in the Buyer’s Lender Consent.

Schedule 17-19

SECURITY AGREEMENT

(d) Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a default or Event Constituting Breach by the Grantor if such action is taken or exists.

(e) Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof. Notwithstanding anything herein or implied by law to the contrary, the agreements of the Grantor set forth in Section 11 shall survive the termination hereof.

(f) Marshaling; Payments Set Aside. The Secured Party shall not be under any obligation to marshal any assets in favor of the Grantor or any other Person or against or in payment of any or all of the Secured Obligations.

(g) Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

(h) Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

(i) APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW JERSEY, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS AND EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE LIEN AND SECURITY INTEREST HEREUNDER, OR THE REMEDIES HEREUNDER, ARE GOVERNED BY THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW JERSEY.

(j) CONSENT TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW JERSEY SITTING IN ATLANTIC COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW JERSEY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW JERSEY STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN THE ENERGY SALES AGREEMENT OR ANY OTHER BUYER SECURITY DOCUMENT SHALL AFFECT ANY RIGHT THAT THE SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER BUYER SECURITY DOCUMENT AGAINST THE GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Schedule 17-20

SECURITY AGREEMENT

(k) WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 12(i). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(l) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(l).

(m) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

(n) Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Grantor and the Secured Party of written or telephonic notification of such execution and authorization of delivery thereof.

(o) Entire Agreement. This Agreement, the Energy Sales Agreement and the other Buyer Security Documents embody the entire agreement and understanding between Grantor and the Secured Party and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, this Agreement, the Energy Sales Agreement and any other Buyer Security Agreements may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

(p) No Third-Party Beneficiaries. Other than Buyer’s Lenders or an agent for a syndicate of Buyer’s Lenders, nothing in this Agreement shall be construed to grant any third-party beneficiary, legal, equitable or similar rights, or remedy or claim, to any Person or entity not a signatory to this Agreement.

[SIGNATURES PAGES FOLLOW]

Schedule 17-21

SECURITY AGREEMENT

IN WITNESS WHEREOF, the Grantor and the Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ACR ENERGY PARTNERS, LLC, a New Jersey limited liability company

By:
Name:
Title:

REVEL ENTERTAINMENT GROUP, LLC, as Secured Party

By:
Name:
Title:

S-l

SCHEDULE I

to Security Agreement

GENERAL INFORMATION

(A)	Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business and Organizational Identification Number of the Grantor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business	Organization I.D.#/
ACR Energy Partners, LLC	limited liability company	New Jersey	Building 500 Brickworks Office Park 5429 Harding Highway, Suite 501 Mays Landing, NJ 08330	0400190471

(B)	Other Names (including any Trade-Name or Fictitious Business Name) under which the Grantor has conducted business for the past five (5) years:

None.

(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business and Type of Organization within past five (5) years:

None.

(D)	Financing Statements:

Name of Grantor	Filing Jurisdiction(s)
ACR Energy Partners, LLC	NJ Division of Commercial Recording (all personal property)
ACR Energy Partners, LLC	Atlantic County (fixture financing statement)

Schedule I-1

SECURITY AGREEMENT

SCHEDULE II

to Security Agreement

INVESTMENT ACCOUNTS

None.

Schedule II-1

SECURITY AGREEMENT

EXHIBIT A

to Security Agreement

PLEDGE SUPPLEMENT

This PLEDGE SUPPLEMENT, dated [                    ], is delivered by [                    ] [in case of change in type of organization of the Grantor, insert changed name and new state of organization/type of organization]1 (the “[New]1 Grantor”), pursuant to the Assignment and Security Agreement, dated as of [                    ], 2011 (as it may be from time to time amended, restated, modified or supplemented, the “Security Agreement”), among the Grantor, and REVEL ENTERTAINMENT GROUP, LLC, as the Secured Party. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

[New Grantor hereby confirms the grant to the Secured Party set forth in the Security Agreement of, and does hereby grant to the Secured Party, a security interest in all of New Grantor’s right, title and interest in and to all Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which New Grantor now has or hereafter acquires an interest and wherever the same may be located. From and after the date hereof, New Grantor shall be the “Grantor” for all purposes of the Security Agreement. New Grantor hereby makes all of the representations and warranties set forth in the Security Agreement. New Grantor represents and warrants that (i) the attached Supplements to Schedules accurately and completely set forth all additional information required pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement and (ii) the Secured Party has a valid, perfected first priority security interest therein.]1

[The Grantor hereby confirms the grant to the Secured Party set forth in the Security Agreement of, and does hereby grant to the Secured Party, a security interest in all of the Grantor’s right, title and interest in and to all Pledged Equity Interests including those specified on the Schedule attached hereto and agrees that such attached schedule shall supplement and become a part of Schedule II to the Security Agreement. The Grantor represents and warrants that the attached Schedule is a true and correct list of all Pledged Equity Interests in which it has rights and that it has complied with all provisions of the Security Agreement relating thereto and that the Secured Party has a valid, perfected first priority security interest therein.]2

1	Use if Pledge Supplement is being delivered pursuant to Section 4(a)(ii)(l) of the Security Agreement.

2	Use if Pledge Supplement is being delivered pursuant to Section 4(d)(ii)(3) of the Security Agreement.

EXHIBIT A-1

SECURITY AGREEMENT

IN WITNESS WHEREOF, the [New]1 Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [                    ].

[ ]

By:
Name:
Title:

1	Use if Pledge Supplement is being delivered pursuant to Section 4(a)(ii)(l) of the Security Agreement.

2	Use if Pledge Supplement is being delivered pursuant to Section 4(d)(ii)(3) of the Security Agreement.

EXHIBIT A-2

SCHEDULE 18

to Energy Sales Agreement

[FORM OF EPC CONSENT]

CONSENT AND AGREEMENT

This Consent and Agreement, dated as of February 17, 2011 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is by and among DCO ENERGY, LLC, a New Jersey limited liability company (“DCO Energy”), ACR ENERGY PARTNERS, LLC, a New Jersey limited liability company (“ACR”), and REVEL ENTERTAINMENT GROUP, LLC, a New Jersey limited liability company (“Revel”).

WHEREAS, (a) ACR and Revel have entered into that certain Energy Sales Agreement, dated as of February 17, 2011 (as amended, restated, modified or otherwise supplemented from time to time in accordance with the terms thereof, the “Energy Sales Agreement”), and (b) ACR and Revel have entered into that certain Assignment and Security Agreement, dated as of February 17, 2011 (as amended, restated, modified or otherwise supplemented from time to time in accordance with the terms thereof and hereof, the “Security Agreement”);

WHEREAS, DCO Energy and ACR have entered into that certain Amended and Restated Turnkey Engineering, Procurement and Construction Contract, dated as of February 14, 2011 (as amended, restated, modified or otherwise supplemented from time to time in accordance with the terms thereof and hereof, the “EPC Agreement”), attached hereto as Exhibit A;

WHEREAS, ACR has collaterally assigned to Revel under the Security Agreement all of ACR’s rights with respect to the EPC Agreement in order to induce Revel to enter into the Energy Sales Agreement; and

WHEREAS, it is a condition precedent to the Effective Date under the Energy Sales Agreement that DCO Energy execute and deliver this Agreement.

NOW THEREFORE, in consideration for the premises and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, DCO Energy, ACR and Revel hereby agree as follows:

1.	Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings given them in Article I of the Energy Sales Agreement.

2.

Consent to Assignment. Notwithstanding anything to the contrary in the EPC Agreement, DCO Energy: (a) acknowledges receipt of a copy of the Energy Sales Agreement and Security Agreement and that it has had the opportunity to review these with counsel of its choice; (b) acknowledges that Revel has entered or will be entering into the Energy Sales Agreement in reliance upon the execution and delivery by DCO Energy of this Agreement; (c) consents in all respects to the pledge, grant, bargain, mortgage, transfer, conveyance, hypothecation and assignment by ACR to Revel of all of

1

the rights of ACR in and to the EPC Agreement under the Security Agreement; and (d) acknowledges the right, but not the obligation, of Revel, or its respective designees, to make all demands, give all notices, take all actions and exercise all rights of ACR under the EPC Agreement.

3.	Substitute Owner; Continued Performance.

(a)	DCO Energy agrees that Revel may notify DCO Energy in writing (such notice shall be hereinafter referred to as a “Transfer Notice”) that (i) an Event Constituting Breach by Seller under the Energy Sales Agreement has occurred and is continuing or (ii) a Seller’s Construction Milestone Failure has occurred and, in either case, Revel has exercised its rights (A) to have itself or its designee substituted for ACR under the EPC Agreement or (B) in the case of an Event Constituting Breach only, to sell, assign, transfer or otherwise dispose of the EPC Agreement to a natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, governmental authority or other entity (each, a “Person”);

(b)	upon receipt of such Transfer Notice, DCO Energy will continue to perform its obligations under the EPC Agreement in favor of Revel, Revel’s designee or such Person, as designated by Revel in such Transfer Notice (the “Substitute Owner”), who shall be substituted for ACR under the EPC Agreement, if the Substitute Owner pays DCO Energy pursuant to the EPC Agreement for the services rendered by DCO Energy from and after the date of substitution, in each case, subject to the terms and conditions thereof and hereof.

4.	Right to Cure. DCO Energy agrees that in the event of any breach, default or other failure to perform by ACR under the EPC Agreement (each, a “default”), DCO Energy will continue to perform its obligations under the EPC Agreement and will not terminate or cancel the EPC Agreement unless (a) it provides a copy of such notice in writing to Revel (a “Default Notice”) and affords Revel and Revel’s designees the opportunity to cure such default for a period of at least sixty (60) days (or if such default is a non-monetary default, such longer period not to exceed one-hundred and eighty (180) days as is reasonably necessary to cure such default, so long as any such party has commenced and is diligently pursuing appropriate action to cure such default) from receipt of the applicable Default Notice, and (b) each such default is not cured within the applicable cure period; provided, however, that if any such party is prohibited from curing any such default by any process, stay or injunction issued by any governmental authority or pursuant to any bankruptcy or insolvency proceeding involving ACR, then the time periods specified in this Section 4 for curing a default shall be extended for the period of such prohibition.

5.	No Liability or Assumption.

(a)	Revel acknowledges and agrees that: (i) nothing in this Agreement shall be deemed to make DCO Energy responsible or liable for any obligations of ACR pursuant to the Energy Sales Agreement and (ii) DCO Energy’s execution of this Agreement shall not be deemed an assumption of any such obligations of ACR.

2

(b)	DCO Energy acknowledges and agrees that neither Revel nor any Substitute Owner will have any liability or obligation under the EPC Agreement as a result of this Agreement, the Security Agreement or otherwise, and neither Revel nor Revel’s designee will (i) be obligated or required to perform any of ACR’s obligations under the EPC Agreement or (ii) to take any action to collect or enforce any claim for payment assigned under the Security Agreement, except to the extent such Person becomes a Substitute Owner as expressly provided in Section 3 hereof (in which case (x) the obligations of such Substitute Owner shall be no more than that of ACR under the EPC Agreement and (y) the sole recourse of DCO Energy shall be to such Substitute Owner’s interest in Seller’s System).

6.	Replacement Agreement. In the event that the EPC Agreement is terminated as a result of any bankruptcy or insolvency proceeding affecting ACR, DCO Energy will, at the option of Revel, enter into a new agreement with the Substitute Owner having terms substantially the same as the terms of the EPC Agreement.

7.	No Termination, Assignment or Material Amendments. DCO Energy agrees that it will not, without the prior written consent of Revel (which consent shall not be unreasonably withheld, delayed or conditioned): (a) enter into any consensual cancellation or termination of the EPC Agreement; (b) assign or otherwise transfer any of its right, title and interest under the EPC Agreement or consent to any such assignment or transfer by ACR; or (c) enter into any amendments, supplements or modifications to the EPC Agreement.

8.	Delivery of Notices. DCO Energy agrees to deliver to Revel concurrently with the delivery thereof to ACR, a copy of each report, notice, request or demand given by DCO Energy in connection with the EPC Agreement.

9.	Payments to ACR. DCO Energy shall pay all amounts, if any, payable by it to ACR, in the manner required by and subject to the terms of the EPC Agreement, and any and all other amounts owed to ACR by DCO Energy.

10.	Representations, Warranties, Covenants and Agreements of DCO Energy. DCO Energy hereby represents, warrants, covenants and agrees as follows:

(a)	the type of business organization of DCO Energy listed in the preamble of this Agreement is true and correct and DCO Energy is duly organized, validly existing and in good standing under the laws of the state designated in the preamble of this Agreement as the state of DCO Energy’s organization and is duly qualified and otherwise authorized to do business wherever necessary to carry on its present business and operations and to enter into and perform its respective obligations under this Agreement and the EPC Agreement;

(b)	that (i) it has the full power, authority and legal right to enter into and to perform its obligations under this Agreement and the EPC Agreement; (ii) it is not in

3

violation of its organizational documents, and the execution, delivery and performance by DCO Energy of this Agreement and the EPC Agreement and the consummation of the transactions contemplated thereby and hereby will not result in any violation of, breach of or default under any term of its organizational documents, or of any contract or agreement to which it is a party or by which its property is bound, (iii) there is no license, permit, franchise, law, governmental rule or regulation, judgment, writ, injunction, decree or order binding on DCO Energy that will be contravened by the execution, delivery and performance by DCO Energy of its obligations under this Agreement or the EPC Agreement; and (iv) the execution, delivery and performance by DCO Energy of its respective obligations under this Agreement and the EPC Agreement, and the consummation of the transactions contemplated hereunder and thereunder, does not require: (A) any member, partner, stockholder or other similar approval; (B) any approval or consent of any trustee or holder of any indebtedness or obligation of DCO Energy or any other Person; or (C) the authorization by, consent of, waiver, approval or license by, exemption from or registration, declaration or filing with any court or governmental department, commission, board, agency or instrumentality, domestic or foreign which has not already been obtained;

(c)	each of this Agreement and the EPC Agreement is in full force and effect and has been duly authorized, executed and delivered on behalf of DCO Energy by the appropriate officers of DCO Energy, and each constitutes a legal, valid and binding obligation of DCO Energy, as the case may be, enforceable against it in accordance with its terms;

(d)	To the knowledge of DCO Energy, there is no legislation, litigation, action, suit, proceeding or investigation pending or threatened against DCO Energy before or by any court, administrative agency, arbitrator or governmental authority, body or agency which, if adversely determined, individually or in the aggregate, could have a material adverse effect upon the ability of DCO Energy to perform its obligations under the EPC Agreement or this Agreement;

(e)	Neither DCO Energy nor, to the DCO Energy’s knowledge, any other party to the EPC Agreement is in material default of any of its obligations thereunder. DCO Energy and, to DCO Energy’s knowledge, each other party to the EPC Agreement, has complied in all material respects with all conditions precedent to the respective obligations of such party to perform under the EPC Agreement. To DCO Energy’s knowledge, no event or condition exists which would either immediately or with the passage of any applicable grace period or giving of notice, or both, enable either DCO Energy or ACR to terminate or suspend its obligations under the EPC Agreement; and

(f)	the representations and warranties in the EPC Agreement are true and correct as of the date of the execution of the EPC Agreement (or to the extent they relate to an earlier date such representations and warranties were true and correct as of such earlier date) and no other assignment of any interest in the EPC Agreement has been made or consented to by DCO Energy or, to DCO Energy’s knowledge, by ACR.

4

11.	Intercreditor Agreement. Revel acknowledges and agrees that ACR has or may collaterally assign its rights under the EPC Agreement to one or more Persons (or their agents or trustees) providing financing to ACR (“Seller’s Lenders”) and that, in connection therewith, DCO Energy may be required to enter into a consent and agreement with Seller’s Lenders, such consent and agreement to be in form and substance reasonably satisfactory to Revel (the “ACR Lender EPC Consent”). Revel acknowledges and agrees that its rights hereunder (including as a Substitute Owner) in respect of the EPC Agreement shall be subject to the rights of Seller’s Lenders under the ACR Lender EPC Consent and under the Intercreditor Agreement, dated as of February 17, 2011, among Revel, ACR and Seller’s Collateral Agent (as defined therein).

12.	Notices. All notices and other communications hereunder shall be in writing, shall be deemed given upon receipt thereof by the party or parties to whom such notice is addressed, shall be sent by first class mail, by personal delivery, by a nationally recognized courier service, and shall be directed as follows:

If to ACR:	ACR Energy Partners, LLC
Building 500
Brickworks Office Park
5429 Harding Highway, Suite 501
Mays Landing, New Jersey, 08330
Attention: Chairman - Executive Committee
Fax: 609-837-8030

With copies to:
South Jersey Industries, Inc.
1 South Jersey Plaza
Folsom, New Jersey 08037
Attention: General Counsel
Fax: 609-561-7130

If to the Company:	Revel Entertainment Group, LLC
1301 Atlantic Avenue, Suite 200
Atlantic City, New Jersey 08401
Attention: Chief Executive Officer
Fax: (609)-568-9308

With copies to:

Shefsky & Froelich Ltd.
111 E. Wacker Drive, #2800
Chicago, IL 60601
Attention: Michael Schaller, Esq.

5

and

Skadden, Arps, Slate, Meagher & Flom LLP
222 Bay Street, Suite 1750
Toronto, Ontario, Canada
M5K 1J5
Attention: David P. Armstrong, Esq.

If to DCO:	DCO Energy, LLC
Building 500
Brickworks Office Park
5429 Harding Highway
Mays Landing, New Jersey 08330
Attention: President
Fax: 609-837-8030

With a copy to:

DCO Energy, LLC
Building 500
Brickworks Office Park
5429 Harding Highway
Mays Landing, New Jersey 08330
Attention: General Counsel
Fax: 609-837-8030

A party may, by notice given hereunder, designate any further or different addresses to which subsequent notices or other communications shall be sent.

13.	Judicial Proceedings; Governing Law; Jury Trial Waiver. DCO ENERGY, ACR AND REVEL EACH EXPRESSLY: (A) AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF; (B) WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THE THIS AGREEMENT; (C) ACKNOWLEDGES THAT THE FOREGOING WAIVER IS A MATERIAL INDUCEMENT TO THE PARTIES’ ENTERING AND ACCEPTANCE AND THAT EACH IS RELYING UPON THE FOREGOING WAIVER IN THEIR FUTURE DEALINGS WITH EACH OTHER; AND (D) EACH WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVER WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

6

14.	Termination. DCO Energy’s obligations hereunder are absolute and unconditional, and DCO Energy has no right, and shall have no right, to terminate this Agreement or to be released, relieved or discharged from any obligation or liability hereunder until all obligations under the EPC Agreement have been indefeasibly satisfied in full.

15.	Successors and Assigns. This Agreement shall be binding upon the parties hereto and their permitted successors and assigns and shall inure to the benefit of the parties, their designees and their respective permitted successors and assigns.

16.	No Waiver; Remedies Cumulative. No failure or delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder, and no course of dealing by the parties hereto, shall operate as a waiver thereof; nor shall any single or partial exercise by any party hereto of any right, power or privilege hereunder preclude any other exercise, or the further exercise, of any other right, power or privilege hereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which any party hereto may otherwise have.

17.	Miscellaneous. If any provision of or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. Whenever terms such as “include” or “including” are used in this Agreement, they mean “include” or “including”, as the case may be, without limiting the generality of any description or word preceding such term. This Agreement shall be binding upon and inure to the benefit of ACR, Revel, DCO Energy and their respective successors and assigns. No amendment, termination, supplement or modification of this Agreement, or any waiver of any of its provisions or conditions, shall be valid unless in writing and signed by an authorized representative of DCO Energy, Revel and, unless an Event Constituting Breach by Seller under the Energy Sales Agreement has occurred, ACR. The terms “herein” or “hereunder” or like terms shall be deemed to refer to this Agreement as a whole and not to a particular section. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement. This Agreement may be executed in any number of counterparts, which together shall constitute a single, fully executed Agreement. A faxed, scanned or other electronic signature will be considered as good as a manually executed counterpart thereof. This Agreement embodies the complete agreement between the parties hereto with respect to the subject matter hereof, and supersedes all other oral or written understandings or agreements. In the event of any conflict between this Agreement and the EPC Agreement, the provisions of this Agreement shall govern and control.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

7

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DCO Energy, LLC

By:

Print Name:

Title:

ACR Energy Partners, LLC

By:

Print Name:

Title:

REVEL ENTERTAINMENT GROUP, LLC

By:

Print Name:

Title:

8

EXHIBIT A

CONSENT AND AGREEMENT

(EPC Agreement)

9

SCHEDULE 19-A

to the Energy Sales Agreement

Form of Seller’s Lender Consent

Attached.

SCHEDULE 19-A

to Energy Sales Agreement

[FORM OF] CONSENT AND AGREEMENT

This CONSENT AND AGREEMENT (this “Consent”), dated as of [                ], among REVEL ENTERTAINMENT GROUP, LLC, a New Jersey limited liability company (together with its permitted successors and assigns, the “Consenting Party”), ACR ENERGY PARTNERS, LLC, a New Jersey limited liability company (the “Company”), and the Bank of New York Mellon Trust Company, as trustee (as defined below) (the “Trustee”).

RECITALS

WHEREAS, the Company is engaged in the development, financing, construction and operation of the central energy center for the Revel Entertainment Resort in the city of Atlantic City, county of Atlantic, New Jersey (the “Project Facility”);

WHEREAS, the Company and the Consenting Party have entered into that certain Energy Sales Agreement, dated as of February 17, 2011 (as amended, restated, modified or otherwise supplemented from time to time in accordance with the terms thereof, the “Energy Sales Agreement”);

WHEREAS, pursuant to a Loan Agreement, dated as of February [        ], 2011 (the “Loan Agreement”), between New Jersey Economic Development Authority (the “Authority”) and the Company, the Authority has made a loan to the Company representing the proceeds of Energy Facility Revenue Bonds (the “Bonds”), issued by the Authority for the benefit of the Project Facility under and pursuant to a Trust Indenture, dated as of February [        ], 2011, between the Authority and the Trustee (the “Trust Indenture”). As security for the Loan, the Company has granted a first lien security interest in the Project Facility, all other assets of the Company and the payments due to the Company under the Energy Sales Agreement. As security for the Bonds, the Authority and the Trustee have entered into an Assignment Agreement, dated as of February [        ], 2011 (the “Assignment of Loan Documents”), pursuant to which the Authority has assigned to the Trustee, inter alia, its rights in and to the payments due to the Borrower under the Energy Sales Agreement.

WHEREAS, it is a condition precedent to (a) the Effective Date under the Energy Sales Agreement and (b) the making of the loan under the Loan Agreement and the issuance of the Bonds under the Trust Indenture that the Consenting Party execute and deliver this Consent.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the Consenting Party hereby agrees as follows:

ARTICLE 1

CONSENT TO ASSIGNMENT, ETC.

1.1 Consent to Assignment. The Consenting Party (a) acknowledges that the Authority is entering into the Loan Agreement with the Company and the Trustee is entering into the Trust Indenture with the Authority and the Authority is making loans available to the Company and issuing the Bonds pursuant to the Trust Indenture in reliance upon the execution and delivery by the Consenting Party of the Energy Sales Agreement and this Consent, (b) consents in all respects to (i) the pledge and assignment to the Authority of all of the Company’s right, title and interest in, to and under the Energy Sales Agreement pursuant to the [Loan Agreement/Security Agreement]1 and (ii) the pledge and assignment to the Trustee of all of the Authority’s rights in and to the payments due to the Company under the Energy Sales Agreement pursuant to the Assignment of Loan Documents and (c) subject to the terms and conditions hereof, acknowledges the right, but not the obligation, of the Trustee or its respective designees, in the exercise of its rights and remedies under the Assignment of Loan Documents, to make all demands, give all notices, take all actions and exercise all rights of the Company in accordance with the Energy Sales Agreements.

1.2 Substitute Owner. The Consenting Party agrees that, if the Trustee shall notify the Consenting Party that an event of default under the [Loan Agreement/Trust Indenture] has occurred and is continuing and that the Trustee has exercised its rights (a) to have itself or its designee substituted for the Company under the Energy Sales Agreement or (b) to sell, assign, transfer or otherwise dispose of the Energy Sales Agreement to a natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, governmental authority or other entity (each, a “Person”) then the Trustee, the Trustee’s designee or such Person, as applicable (the “Substitute Owner”), shall be substituted for the Company under the Energy Sales Agreement and that, in such event, and provided no Events Constituting Breach by the Company exist, the Consenting Party will continue to perform its obligations under the Energy Sales Agreement in favor of the Substitute Owner, subject to the terms and conditions thereof and hereof; provided that, a Person shall not become a Substitute Owner for purposes of this Consent unless such Person has demonstrated operational experience and capability, or engages an operation and maintenance contractor with demonstrated operational experience and capability sufficient to perform the obligations of the Company under the Energy Sales Agreement.

1.3 Right to Cure. The Consenting Party agrees that in the event of any breach, default or other failure to perform by the Company under the Energy Sales Agreement (each, a “default”), the Consenting Party will continue to perform its obligations under the Energy Sales Agreement and will not terminate or cancel the Energy Sales Agreement unless (a) it provides a copy of such notice in writing to the Trustee (a “Default Notice”) and affords the Trustee, the Trustee’s designees the opportunity to cure such default for a period of at least thirty (30) days (or if such default is a non-monetary default, such longer period not to exceed ninety (90) days as

[1]	To be confirmed if the granting of a lien in Company’s rights under the ESA in favor of the Authority occurs under the Loan Agreement or a separate Security Agreement.

is reasonably necessary to cure such default, so long as any such party has commenced and is diligently pursuing appropriate action to cure such default) from receipt of the applicable Default Notice, and (b) each such default is not cured within the applicable cure period.

1.4 Replacement Agreement. In the event that the Energy Sales Agreement is terminated as a result of any bankruptcy or insolvency proceeding affecting the Company, and if the Trustee so requests in writing, the Consenting Party will enter into a new agreement with the Trustee or its transferee or other nominee; provided that, the Trustee or such transferee or nominee qualifies as a Substitute Owner in accordance with Section 1.2. The new agreement shall contain terms substantially the same as the terms of the Energy Sales Agreement.

1.5 No Liability. The Consenting Party acknowledges and agrees that, unless and until such party becomes a Substitute Owner (in which case (a) the obligations of such Substitute Owner shall be no more than that of the Company under the Energy Sales Agreement and (b) the sole recourse of the Consenting Party shall be to such Substitute Owner’s interest in the Project Facility), neither the Trustee nor the Trustee’s designees shall have any liability or obligation under the Energy Sales Agreement as a result of this Consent, nor shall any of the Trustee or the Trustee’s designees be obligated or required to (i) perform any of the Company’s obligations under the Energy Sales Agreement or (ii) take any action to collect or enforce any claim for payment assigned under the Assignment of Loan Documents.

ARTICLE 2

PAYMENTS UNDER THE ASSIGNED AGREEMENT

2.1 Payments. The Consenting Party will pay all amounts payable by it to the Company under the Energy Sales Agreement, if any, in the manner required by, and subject to the terms and conditions of, the Energy Sales Agreement directly into the account specified on Exhibit A hereto, or to such other person or account as shall be specified from time to time by the Trustee to the Consenting Party in writing. The Consenting Party shall not, however, incur any liability to the Company or the Trustee if such direction is not complied with and payment is made to the Company directly.

ARTICLE 3

MISCELLANEOUS

3.1 Notices. All notices and other communications hereunder shall be in writing, shall be deemed given upon receipt thereof by the party or parties to whom such notice is addressed, shall refer on their face to the Energy Sales Agreement (although failure to so refer shall not render any such notice of communication ineffective), shall be sent by first class mail, by personal delivery or by a nationally recognized courier service, and shall be directed as follows:

If to the Consenting Party:	Revel Entertainment Group, LLC
1301 Atlantic Avenue, Suite 200
Atlantic City, New Jersey 08401
Attention: Chief Executive Officer
Fax: (609)-568-9308

With copies to:

Shefsky & Froelich Ltd.
111 E. Wacker Drive, #2800
Chicago, IL 60601
Attention: Michael Schaller, Esq.

and

Skadden, Arps, Slate, Meagher & Flom LLP
222 Bay Street, Suite 1750
Toronto, Ontario, Canada
M5K 1J5
Attention: David P. Armstrong, Esq.

If to the Company:	ACR Energy Partners, LLC
Building 500
Brickworks Office Park
5429 Harding Highway, Suite 501
Mays Landing, New Jersey, 08330
Attention: Chairman—Executive Committee
Fax: [ ]

With copies to:

South Jersey Industries, Inc.
1 South Jersey Plaza
Folsom, New Jersey 08037
Attention: General Counsel
Fax: [ ]

and

DCO Energy, LLC
Building 500
Brickworks Office Park
5429 Harding Highway
Mays Landing, New Jersey 08330
Attention: General Counsel
Fax: [ ]

If to the Trustee:	Bank of New York Mellon Trust Company [ ]
Attention: [ ]
Fax: [ ]

The above parties may, by notice given hereunder, designate any further or different addresses to which subsequent notices or other communications shall be sent.

3.2 Governing Law; Submission to Jurisdiction.

(a) This Consent shall be governed by, and construed and enforced in accordance with, the Laws of the State of New Jersey without regard to conflict of laws principles that would require the application of laws of any other jurisdiction.

(b) The parties to this Consent (the “Parties”) agree that any suit, action or proceeding with respect to this Consent shall be brought and maintained exclusively in the courts of the State of New Jersey located in Atlantic County or in the United States District Court for the District of New Jersey. The Parties hereby expressly and irrevocably submit to the jurisdiction of those courts for the purpose of any such suit, action or proceeding. The Parties hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to venue of any suit, action or proceeding arising out of or relating to this Consent or any judgment entered by any court in respect thereof brought in any such court referred to above, and hereby further irrevocably waive any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

3.3 Counterparts. This Consent may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed signature page of this Consent by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

3.4 Headings Descriptive. The headings of the several sections and subsections of this Consent are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Consent.

3.5 Severability. In case any provision in or obligation under this Consent shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

3.6 Amendment, Waiver. Neither this Consent nor any of the terms hereof may be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by the Consenting Party and the Trustee and, unless an event of default under the [Loan Agreement/Indenture Trustee] has occurred, the Company.

3.7 Termination.

(a) The Consenting Party’s obligations hereunder are absolute and unconditional, and the Consenting Party has no right, and shall have no right, to terminate this Consent or to be released, relieved or discharged from any obligation or liability hereunder until all obligations under the Energy Sales Agreement have been indefeasibly satisfied in full. Upon such satisfaction in full of the obligations under the Energy Sales Agreement, the Collateral Agent shall provide the Consenting Party notice thereof (each such notice, a “Termination Notice”).

(b) In the event that the Consenting Party shall have received a Termination Notice from the Trustee pursuant to Section 3.7(a), this Consent shall terminate for all purposes as to the Energy Sales Agreement, and the Trustee shall have no further rights or obligations under this Consent.

3.8 Successors and Assigns. This Consent shall be binding upon the parties hereto and their permitted successors and assigns and shall inure to the benefit of the parties and their respective permitted successors and assigns.

3.9 Further Assurances. The Consenting Party hereby agrees to execute such acknowledgements or such other instruments and take such actions as the Trustee shall reasonably request in connection with the transactions provided for in this Consent.

3.10 Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE CONSENTING PARTY, THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVE ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS CONSENT.

3.11 No Waiver; Remedies Cumulative. No failure or delay on the part of any party to this Consent in exercising any right, power or privilege hereunder, and no course of dealing by the parties hereto, shall operate as a waiver thereof; nor shall any single or partial exercise by any party hereto of any right, power or privilege hereunder preclude any other exercise, or the further exercise, of any other right, power or privilege hereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which any party hereto may otherwise have.

3.12 Entire Agreement. This Consent embodies the complete agreement between the parties hereto with respect to the subject matter hereof, and supersedes all other oral or written understandings or agreements. In the event of any conflict between this Consent and the Energy Sales Agreement, the provisions of this Consent shall govern and control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Consenting Party, the Company and the Trustee have caused this Consent to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

REVEL ENTERTAINMENT GROUP, LLC

By:
Name:
Title:

ACR ENERGY PARTNERS, LLC

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, as Trustee

By:
Name:
Title:

Exhibit A to

Form of Consent and Agreement

PAYMENT INSTRUCTIONS

[Insert Bank]	ABA# Account Number: Account Name:

For Further Credit to:

8

SCHEDULE 19-B

to the Energy Sales Agreement

Form of Buyer’s Lender Consent

Attached.

CUP HOLDER’S CONSENT

[Letterhead of Borrower’s CUP Holder]

February     , 2011

JPMorgan Chase Bank, N.A., as Collateral Agent

383 Madison Avenue

New York, New York 10079

Attention: Mohammad Hasan

Re: 1301 Atlantic Avenue, Suite 200, Atlantic City, New Jersey 08401

Ladies and Gentlemen:

The undersigned (“CUP Holder”) understands that JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, “Administrative Agent”) for the lenders from time to time party thereto (the “Lenders”) and as collateral agent (in such capacity, “Collateral Agent”) for the secured parties referred to therein (the “Secured Parties”), has made a loan (the “Loan”) to Revel AC, Inc. (“Borrower”), which Loan, among other things, will be used to finance construction by Borrower of the improvements (the “Improvements”) on the premises more particularly described in Exhibit A hereto (the “Land”) and will be advanced pursuant to that certain Credit Agreement entered into by Administrative Agent, Borrower and the other parties thereto as of February         , 2011. Capitalized terms not defined herein shall have the meanings ascribed to them in the Contract (as defined below).

CUP Holder has been engaged to provide energy, hot water and chilled water to the Entertainment Complex and such engagement has been confirmed by that certain Energy Services Agreement between Revel Entertainment Group, LLC (the “Company”) and CUP Holder dated February [ ], 2011 (the “Contract”).

CUP Holder has been informed by the Company and understands that as additional security for the Loan, the Company has assigned its interests under the Contract to the Collateral Agent for the benefit of the Secured Parties pursuant to that certain Assignment of Contracts, Licenses and Permits made by Borrower to Administrative Agent dated February         , 2011, and CUP Holder hereby consents to such assignment. CUP Holder confirms that it has no knowledge of any prior assignment of the Contract by the Company. CUP Holder acknowledges that Lenders shall not be obligated to perform or discharge, nor have Lenders undertaken to perform or discharge, any of the obligations of the Company under the Contract and that, subject to the immediately succeeding paragraph, the Company shall have the right to enjoy and utilize the rights and privileges of the contracting party under the Contract. CUP Holder further confirms that the Contract is in full force and effect and has not been modified or amended, and that CUP Holder has not sent or received any notice of default or any notice for the purpose of terminating the Contract, nor to the best of its knowledge, information and belief, is there any existing circumstance or event which, but for the giving of notice, lapse of time or otherwise, would constitute a default by CUP Holder or Company under the Contract.

In consideration of Lenders making the Loan to finance the construction of the Improvements, CUP Holder agrees that (a) if the Collateral Agent shall notify the CUP Holder that an event of default under the Credit Agreement has occurred and is continuing and that the Collateral Agent has exercised its rights (i) to have itself or its designee substituted for the Company under the Contract or (ii) to sell, assign, transfer or otherwise dispose of the Contract to its nominee, wholly-owned subsidiary, designee or assign, then the Collateral Agent or the Collateral Agent’s nominee, wholly-owned subsidiary, designee or assign, as applicable (the “Substitute Owner”), shall be substituted for the Company under the Contract and (b) in such event, and provided that Lenders shall pay CUP Holder for all work and services rendered, pursuant to the Contract whether prior to or subsequent to such request, for which CUP Holder has not otherwise received payment, the CUP Holder will continue to perform its obligations under the Contract in favor of the Substitute Owner, subject to the terms and conditions thereof and hereof. The CUP Holder further agrees that, in the event of any breach, default or other failure to perform by the Company under the Contract (each, a “default”), the CUP Holder will continue to perform its obligations under the Contract and will not terminate or cancel the Contract unless (a) it provides a copy of such notice in writing to the Collateral Agent (a “Default Notice”) and affords the Collateral Agent and the Secured Parties the opportunity to cure such default for a period of at least thirty (30) days (or if such default is a non-monetary default, such longer period not to exceed ninety (90) days as is reasonably necessary to cure such default, so long as any such party has commenced and is diligently pursuing appropriate action to cure such default) from receipt of the applicable Default Notice, and (b) each such default is not cured within the applicable cure period

This letter is being issued with the intent that it shall be relied on by Borrower, Administrative Agent, Collateral Agent and Lenders and their respective successors and assigns, in connection with the disbursements for the construction of the Improvements as contemplated by the Loan Documents, and any lender refinancing the Loan evidenced by the Loan Documents, and does not alter or increase the term, obligations or liabilities of the CUP Holder to the Company under the Contract.

By its acceptance hereof, the Collateral Agent acknowledges and agrees that the CUP Holder intends to assign its rights under the Contract to one or more entities (or their agents or trustees) providing financing to the CUP Holder (“Seller’s Lenders”) and that, in connection therewith, the Company may be required to enter into a Seller’s Lenders Consent (as defined in the Contract). The Collateral Agent acknowledges and agrees that its rights hereunder (including as a Substitute Owner) in respect of the Contract shall be subject to the rights of Seller’s Lenders under such Seller’s Lenders Consent and under the Intercreditor Agreement, dated as of             , 2011, among the Company, the CUP Holder and Seller’s Collateral Agent (as defined therein).

The provisions set forth in this letter shall be binding upon CUP Holder and CUP Holder’s successors and assigns and shall inure to the benefit of Lenders and Lenders’ successors and assigns.

ACR ENERGY PARTNERS, LLC

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

CUP HOLDER’S CONSENT

[Letterhead of Issuer’s CUP Holder]

February       , 2011

U.S. Bank National Association, as Collateral Agent

Corporate Trust Services

5555 San Felipe, Suite 1150

Houston, Texas 77056

Attention: Steven Finklea

Re: 1301 Atlantic Avenue, Suite 200, Atlantic City, New Jersey 08401

Ladies and Gentlemen:

The undersigned in his/her capacity as an authorized signatory of ACR Energy Partners, LLC (“CUP Holder”) understands that Revel AC, Inc. (the “Issuer”) intends to issue $305.0 million principal amount of 12% second lien notes due 2018 (the “Notes”) pursuant to an indenture (the “Indenture”) with U.S. Bank National Association, as trustee and collateral agent (in such capacity, “Collateral Agent”) for the holders of the Notes (the “Holders”), the proceeds of which Notes, among other things, will be used to finance construction by the Issuer of the improvements (the “Improvements”) on the premises more particularly described in Exhibit A hereto (the “Land”) and will be advanced pursuant to the Indenture as of February         , 2011. Capitalized terms not defined herein shall have the meanings ascribed to them in the Contract (as defined below).

CUP Holder has been engaged to provide energy, hot water and chilled water to the Entertainment Complex and such engagement has been confirmed by that certain Energy Services Agreement between Revel Entertainment Group, LLC (the “Company”) and CUP Holder dated February [    ], 2011 (the “Contract”).

CUP Holder has been informed by the Company and understands that as additional security for the Notes, the Company has assigned its interests under the Contract to the Collateral Agent for the benefit of the Holders pursuant to that certain Assignment of Contracts, Licenses and Permits made by Borrower to Collateral Agent dated February         , 2011, and CUP Holder hereby consents to such assignment. CUP Holder confirms that it has no knowledge of any prior assignment of the Contract by the Company (other than to JPMorgan Chase Bank, N.A., as collateral agent under the Issuer’s credit agreement entered into as of February         , 2011 (the “First Lien Collateral Agent”)). CUP Holder acknowledges that Holders shall not be obligated to perform or discharge, nor have Holders undertaken to perform or discharge, any of the obligations of the Company under the Contract and that, subject to the immediately succeeding paragraph, the Company shall have the right to enjoy and utilize the rights and privileges of the contracting party under the Contract. CUP Holder further confirms that the Contract is in full force and effect and has not been modified or amended, and that CUP Holder has not sent or received any notice of default or any notice for the purpose of terminating the Contract, nor to the best of its knowledge, information and belief, is there any existing circumstance or event which, but for the giving of notice, lapse of time or otherwise, would constitute a default by CUP Holder or Company under the Contract.

In consideration of Holders purchasing the Notes to finance the construction of the Improvements, CUP Holder agrees that (a) if the Collateral Agent shall notify the CUP Holder that an event of default under the Indenture has occurred and is continuing and that the Collateral Agent has exercised its rights (i) to have itself or its designee substituted for the Company under the Contract or (ii) to sell, assign, transfer or otherwise dispose of the Contract to its nominee, wholly-owned subsidiary, designee or assign, then the Collateral Agent or the Collateral Agent’s nominee, wholly-owned subsidiary, designee or assign, as applicable (the “Substitute Owner”), shall be substituted for the Company under the Contract and (b) in such event, and provided that Holders shall pay CUP Holder for all work and services rendered, pursuant to the Contract whether prior to or subsequent to such request, for which CUP Holder has not otherwise received payment, the CUP Holder will continue to perform its obligations under the Contract in favor of the Substitute Owner, subject to the terms and conditions thereof and hereof. The CUP Holder further agrees that, in the event of any breach, default or other failure to perform by the Company under the Contract (each, a “default”), the CUP Holder will continue to perform its obligations under the Contract and will not terminate or cancel the Contract unless (a) it provides a copy of such notice in writing to the Collateral Agent (a “Default Notice”) and affords the Collateral Agent and the Holders the opportunity to cure such default for a period of at least thirty (30) days (or if such default is a non-monetary default, such longer period not to exceed ninety (90) days as is reasonably necessary to cure such default, so long as any such party has commenced and is diligently pursuing appropriate action to cure such default) from receipt of the applicable Default Notice, and (b) each such default is not cured within the applicable cure period

This letter is being issued with the intent that it shall be relied on by Borrower, Collateral Agent and Holders and their respective successors and assigns, in connection with the disbursements for the construction of the Improvements as contemplated by the Indenture, and any refinancing of the Notes evidenced by the Indenture, and does not alter or increase the term, obligations or liabilities of the CUP Holder to the Company under the Contract.

By its acceptance hereof, the Collateral Agent acknowledges and agrees that the CUP Holder intends to assign its rights under the Contract to one or more entities (or their agents or trustees) providing financing to the CUP Holder (“Seller’s Holders”) and that, in connection therewith, the Company may be required to enter into a Seller’s Holders’ Consent (as defined in the Contract). The Collateral Agent acknowledges and agrees that its rights hereunder (including as a Substitute Owner) in respect of the Contract shall be subject to the rights of Seller’s Holders under such Seller’s Holders Consent and under the Intercreditor Agreement, dated as of                 , 2011, among the Company, the CUP Holder and Seller’s Collateral Agent (as defined therein).

The provisions set forth in this letter shall be binding upon CUP Holder and CUP Holder’s successors and assigns and shall inure to the benefit of Holders and Holders’ successors and assigns. Notwithstanding anything herein to the contrary, it is understood and agreed that the provisions of this letter are subject to the provisions of the Intercreditor Agreement, dated as of February         , 2011, among the Collateral Agent and the First Lien Collateral Agent.

ACR ENERGY PARTNERS, LLC

By:
Name: Title:

ACKNOWLEDGED AND ACCEPTED:

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:
Name: Title:

SCHEDULE 20

to Energy Sales Agreement

[FORM OF] INTERCREDITOR AGREEMENT

among

ACR ENERGY PARTNERS, LLC,

as Seller,

SELLER’S COLLATERAL AGENT NAMED HEREIN,

and

REVEL ENTERTAINMENT GROUP, LLC,

as Buyer

Dated as of February [            ], 2011

TABLE OF CONTENTS

SECTION 1. DEFINITIONS		1
1.1	Defined Terms	1
1.2	Terms Generally	6
SECTION 2. LIEN PRIORITIES		6
2.1	Relative Priorities	6
2.2	Prohibition on Contesting Liens	7
2.3	No New Liens	7
2.4	Similar Liens and Agreements	8
SECTION 3. ENFORCEMENT		8
3.1	Exercise of Remedies	8
3.2	Buyer’s Construction Rights	10
SECTION 4. PAYMENTS		11
4.1	Application of Proceeds	11
4.2	Payments Over	11
SECTION 5. OTHER AGREEMENTS		11
5.1	Releases	11
5.2	Insurance	12
5.3	Amendments to First Lien Financing Documents and ESA Documents	13
5.4	Bailee for Perfection	14
5.5	When Discharge of First Lien Obligations Deemed to Not Have Occurred	15
5.6	Purchase Right	15
SECTION 6. INSOLVENCY OR LIQUIDATION PROCEEDINGS		16
6.1	Finance and Sale Issues	16
6.2	[Reserved]
6.3	Adequate Protection	16
6.4	No Waiver	17
6.5	Avoidance Issues	17
6.6	Reorganization Securities	18
6.7	Post-Petition Interest	18
6.8	Separate Grants of Security and Separate Classification	18
SECTION 7. RELIANCE; WAIVERS; ETC		18
7.1	Reliance	18
7.2	No Warranties or Liability	19
7.3	No Waiver of Lien Priorities	19
7.4	Obligations Unconditional	20
SECTION 8. MISCELLANEOUS		21
8.1	Conflicts	21
8.2	Effectiveness; Continuing Nature of this Agreement; Severability	21
8.3	Amendments; Waivers	21
8.4	[Reserved]	21
8.5	Subrogation	21
8.6	Application of Payments	22

8.7	SUBMISSION TO JURISDICTION; WAIVERS	22
8.8	Notices	23
8.9	Further Assurances	23
8.10	APPLICABLE LAW	23
8.11	Binding on Successors and Assigns	23
8.12	Specific Performance	24
8.13	Headings	24
8.14	Counterparts	24
8.15	Authorization	24
8.16	Provisions Solely to Define Relative Rights	24
8.17	Accession by Seller’s Collateral Agent	25

Schedule 1—Form of Counterpart

ii

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (this “Agreement”), is dated as of February [             ], 2011, and entered into by and among ACR ENERGY PARTNERS, LLC, a New Jersey limited liability company (“Seller”), REVEL ENTERTAINMENT GROUP, LLC, a New Jersey limited liability company (“Buyer”), and, on and after the Accession Date (as defined herein), Seller’s Collateral Agent (as defined herein). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

RECITALS

Buyer and Seller have entered into that certain Energy Sales Agreement, dated as of February 17, 2011 (as amended, restated, modified or otherwise supplemented from time to time in accordance with the terms thereof, the “ESA”);

The obligations of Seller under the ESA are secured on a second priority basis by liens on substantially all the assets of Seller, pursuant to the terms of the ESA Collateral Documents;

Seller intends to finance a portion of its construction obligations under the ESA through the issuance of Energy Facility Revenue Bonds by the New Jersey Economic Development Authority pursuant to a trust indenture. In connection with the issuance of such Energy Facility Revenue Bonds, Seller shall enter into a loan agreement (the “Seller Financing Agreement”) with the New Jersey Economic Development Authority.

The obligations of Seller under the Seller Financing Agreement and all other First Lien Obligations will be secured on a first priority basis by liens on, among other things, substantially all the assets of Seller, pursuant to the terms of the First Lien Collateral Documents; and

The First Lien Financing Documents and the ESA provide (or will provide), among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. DEFINITIONS.

1.1 Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“Affiliate” means as applied to any Person, any other Person which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agreement” has the meaning assigned to that term in the Recitals.

“Applicable Laws” means, collectively, all statutes, laws, rules, regulations, ordinances, decisions, writs, judgments, decrees, and injunctions of any Governmental Authority affecting the Buyer, Seller or any Collateral or any of their other assets, and all Governmental Authorizations relating thereto. Unless the context clearly requires otherwise, “Applicable Laws” shall include each of the foregoing (and each provision thereof) as in effect at the time in question, including any amendments, supplements, replacements, or other modifications thereto or thereof, and whether or not in effect at the date of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Buyer’s Lenders Consent” has the meaning assigned to that term in the ESA.

“Buyer’s Collateral Agents” has the meaning assigned to that term in Section 8.11.

“Cash Collateral” has the meaning assigned to that term in Section 363(a) of the Bankruptcy Code.

“Collateral” means the assets and property of Seller, whether real, personal or mixed, to the extent constituting both First Lien Collateral and ESA Collateral; provided that, for the avoidance of doubt, Buyer shall not have a Lien on the membership interests in Seller, but Seller’s Collateral Agent shall be entitled to have such a Lien to the extent provided in the First Lien Collateral Documents.

“Comparable ESA Collateral Document” means, in relation to any Collateral subject to any Lien created under any First Lien Collateral Document, the ESA Document, if any, which creates a Lien on the same Collateral, granted by Seller.

“DIP Financing” has the meaning assigned to that term in Section 6.1.

2

“Discharge of First Lien Obligations” means, except to the extent otherwise expressly provided in Sections 5.5 and 6.5:

(a) indefeasible payment in full in cash and discharge of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), on all Indebtedness outstanding under the First Lien Financing Documents and constituting First Lien Obligations;

(b) indefeasible payment in full in cash and discharge of all other First Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid;

(c) termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Obligations; and

(d) termination or cash collateralization of all letters of credit issued under the First Lien Financing Documents and constituting First Lien Obligations.

“Disposition” has the meaning assigned to that term in Section 5.1(b).

“EPC Consent” has the meaning assigned to that term in the ESA.

“EPC Contractor” means DCO Energy, LLC, as general contractor under the General Construction Contract.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ESA” has the meaning assigned to that term in the Recitals.

“ESA Collateral” means the assets and property of Seller, whether real, personal or mixed, with respect to which a Lien is granted as security for any ESA Obligations

“ESA Documents” means, collectively, the ESA and the ESA Security Agreement.

“ESA Obligations” means the obligations of Seller to Buyer under the ESA and the Seller Note (as defined in the ESA).

“ESA Security Agreement” means that certain Assignment and Security Agreement, dated as of the date hereof, by Seller in favor of Buyer.

“First Lien Bondholders” means the “Holders” under and as defined in the Seller Financing Agreement.

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“First Lien Claimholders” means, at any relevant time, the holders of First Lien Obligations at that time, including the First Lien Bondholders and the agents and trustees under the First Lien Financing Documents.

“First Lien Collateral” means the assets and property of Seller, whether real, personal or mixed, with respect to which a Lien is granted as security for any First Lien Obligations.

“First Lien Collateral Documents” means the Collateral Documents (as defined in the Seller Financing Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“First Lien Financing Documents” means the Seller Financing Agreement and the other Financing Documents (as defined in the Seller Financing Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other First Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any First Lien Obligations.

“First Lien Obligations” means the Obligations (as defined in the Seller Financing Agreement) and any obligations incurred in connection with a Refinancing thereof. “First Lien Obligations” shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant First Lien Financing Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“General Construction Contract” means the Amended and Restated Turnkey Engineering, Procurement and Construction Contract, dated as of February 14, 2011, between Seller and the EPC Contractor for the design and construction of Seller’s System, as amended and in effect from time to time.

“Governmental Authorization” shall mean any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Governmental Authority” means any federal, state or local government authority, agency, political subdivision, court or other judicial or regulatory body (including, without limitation, the NJBPU, the New Jersey Division of Gaming Enforcement and the New Jersey Casino Control Commission), officer or public entity, including any zoning authority, building inspector or health, environmental or safety inspector, having jurisdiction over Buyer or Seller.

“Indebtedness” means “Indebtedness” within the meaning of the Seller Financing Agreement.

“Insolvency or Liquidation Proceeding” means:

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(a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to Seller;

(b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to Seller or with respect to a material portion of Seller’s assets;

(c) any liquidation, dissolution, reorganization or winding up of Seller whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of Seller.

“Lien” means any lien, mortgage, pledge, assignment, security interest, fixed or floating charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or deposit or other preferential arrangement having the practical effect of any of the foregoing.

“New Agent” has the meaning assigned to that term in Section 5.5.

“New First Lien Debt Notice” has the meaning assigned to that term in Section 5.5.

“Person” means any individual, limited liability company, partnership, corporation, association, business, trust or other entity or Governmental Authority.

“Pledged Collateral” has the meaning assigned to that term in Section 5.4(a).

“Recovery” has the meaning assigned to that term in Section 6.5.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” have correlative meanings.

“Seller” has the meaning assigned to that term in the Preamble.

“Seller Financing Agreement” has the meaning assigned to that term in the Recitals.

“Seller’s Collateral Agent” has the meaning assigned to that term in Section 8.17.

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“Seller’s Construction Milestone Failure” has the meaning assigned to that term in the ESA.

“Seller’s Lenders Consent” has the meaning assigned to that term in the ESA.

“Seller’s System” has the meaning assigned to that term in the ESA.

“Surety Bond” has the meaning assigned to that term in the ESA.

“Surety Bond Takeover Agreement” has the meaning assigned to that term in the ESA.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

1.2 Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended;

(b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;

(c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d) all references herein to the Preamble, the Recitals and to Sections shall be construed to refer to the Preamble, the Recitals and to Sections, as the case may be, of this Agreement; and

(e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2. LIEN PRIORITIES.

2.1 Relative Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the ESA Obligations granted on the Collateral or of any Liens securing the First Lien Obligations granted on the

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Collateral and notwithstanding any provision of the UCC, or any other applicable law or the ESA Documents or any defect or deficiencies in, or failure to perfect, the Liens securing the First Lien Obligations or any other circumstance whatsoever, Buyer hereby agrees that, subject in all respects to Section 3.2:

(a) any Lien on the Collateral securing any First Lien Obligations now or hereafter held by or on behalf of Seller’s Collateral Agent or any First Lien Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any ESA Obligations;

(b) any Lien on the Collateral securing any ESA Obligations now or hereafter held by or on behalf of Buyer regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any First Lien Obligations; and

(c) all Liens on the Collateral securing any First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any ESA Obligations for all purposes, whether or not such Liens securing any First Lien Obligations are subordinated to any Lien securing any other obligation of Seller or any other Person.

2.2 Prohibition on Contesting Liens. Each of Buyer and Seller’s Collateral Agent, on behalf of itself and each First Lien Claimholder, agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Claimholders in the First Lien Collateral or by or on behalf of Buyer in the ESA Collateral, as the case may be, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of (a) Seller’s Collateral Agent or any First Lien Claimholder to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the First Lien Obligations as provided in Sections 2.1 and 3.1 or (b) Buyer to enforce this Agreement, including the provisions of Section 3.2.

2.3 No New Liens. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Seller, the parties hereto agree that Seller shall not:

(a) grant or permit any additional Liens on any asset or property to secure any ESA Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure the First Lien Obligations; or

(b) grant or permit any additional Liens on any asset or property to secure any First Lien Obligations unless it has granted or concurrently grants a Lien on such asset or property to secure the ESA Obligations.

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2.4 Similar Liens and Agreements. The parties hereto agree that it is their intention that the First Lien Collateral and the ESA Collateral be identical (except that (i) no Lien has been granted to Buyer in respect of the property subject to the Ground Lease and (ii) no Lien has been granted to Buyer in the membership interests in Seller). In furtherance of the foregoing and of Section 8.9, the parties hereto agree, subject to the other provisions of this Agreement:

(a) upon request by Seller’s Collateral Agent or Buyer, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral and the ESA Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Financing Documents and the ESA Documents; and

(b) that the documents and agreements creating or evidencing the First Lien Collateral and the ESA Collateral, subject to Section 5.3(d) and except with respect to (i) the property subject to the Ground Lease and (ii) the membership interests in Seller, shall be in all material respects the same forms of documents other than with respect to the first lien and the second lien nature of the Obligations thereunder.

SECTION 3. ENFORCEMENT.

3.1 Exercise of Remedies.

(a) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Seller, Buyer:

(i) except as set forth in Sections 12.4 and 12.8 of the ESA, will not exercise or seek to exercise any rights or remedies with respect to any Collateral or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure); provided, however, that Buyer may exercise any or all such rights or remedies with respect to the Collateral if and only if Seller’s Collateral Agent or First Lien Claimholders shall have commenced and be diligently pursuing the exercise of their rights or remedies with respect to all or any material portion of the Collateral (prompt notice of such exercise to be given by Seller’s Collateral Agent to Buyer);

(ii) will not contest, protest or object to any foreclosure proceeding or action brought by Seller’s Collateral Agent or any First Lien Claimholder or any other exercise by Seller’s Collateral Agent or any First Lien Claimholder of any rights and remedies relating to the Collateral under the First Lien Financing Documents or otherwise; and

(iii) will not object to the forbearance by Seller’s Collateral Agent or the First Lien Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies

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relating to the Collateral, in each case so long as the Liens granted to secure the ESA Obligations attach to the proceeds thereof subject to the relative priorities described in Section 2.

(b) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Seller, Seller’s Collateral Agent and the First Lien Claimholders shall have the right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of Buyer. In exercising rights and remedies with respect to the Collateral, Seller’s Collateral Agent and the First Lien Claimholders may enforce the provisions of the First Lien Financing Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(c) Notwithstanding the foregoing, Buyer may:

(i) in an Insolvency or Liquidation Proceeding commenced by or against Seller, file a claim or statement of interest with respect to the ESA Obligations;

(ii) take any action (not adverse to the priority status of the Liens on the Collateral securing the First Lien Obligations, or the rights of Seller’s Collateral Agent or the First Lien Claimholders to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Collateral;

(iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance or avoidance of the claims or Liens of Buyer, including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement; and

(iv) vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the ESA Obligations and the Collateral.

Buyer agrees that it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (other than its rights of set-off expressly provided for in the ESA) with respect to any Collateral in its capacity as a creditor, unless and until the Discharge of First Lien Obligations has occurred. Without limiting the generality of the foregoing, unless and until the Discharge of First Lien

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Obligations has occurred, the sole right of Buyer with respect to the Collateral is to hold a Lien on the Collateral pursuant to the ESA Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Lien Obligations has occurred.

(d) Subject to Sections 3.1(c) and 6.3(b):

(i) Buyer agrees that it will not take any action that would hinder any exercise of remedies under the First Lien Financing Documents or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise; and

(ii) Buyer hereby waives any and all rights it may have as a junior lien creditor or otherwise to object to the manner in which Seller’s Collateral Agent or the First Lien Claimholders seek to enforce or collect the First Lien Obligations or the Liens securing the First Lien Obligations granted in any of the Collateral undertaken in accordance with this Agreement.

(e) Buyer may exercise rights and remedies as unsecured creditors against Seller that has guaranteed or granted Liens to secure the ESA Obligations in accordance with the terms of the ESA Documents and Applicable Law; provided that in the event that Buyer becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the ESA Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Lien Obligations) as the other Liens securing the ESA Obligations are subject to this Agreement.

(f) Nothing in this Agreement shall prohibit the receipt by Buyer of the required payments owed in respect of the ESA Obligations so long as such receipt is not the direct or indirect result of the exercise by Buyer of rights or remedies as a secured creditor (other than its rights of set-off expressly provided for in the ESA) or enforcement in contravention of this Agreement of any Lien held by any of them. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies Seller’s Collateral Agent or the First Lien Claimholders may have with respect to the First Lien Collateral.

3.2 Buyer’s Construction Rights. Notwithstanding anything to the contrary contained herein, in any First Lien Financing Document (other than following an Event of Default (as therein defined) under any First Lien Financing Document or any ESA Document, or as otherwise provided in this paragraph, Seller’s Collateral Agent, for itself and on behalf of the First Lien Claimholders, hereby agrees that it will not (a) exercise or seek to exercise any rights or remedies in respect of Seller, the EPC Contractor or any Collateral, or (b) take any other action, in each case, that could reasonably be expected to adversely affect the ability of Buyer to exercise its rights under (i) Section 5.08(c) of the ESA, (ii) the Surety Bond or the Surety Bond Takeover Agreement and/or (iii) the EPC Consent or the General Construction Contract. Without limiting the generality of the foregoing, so long as the ESA remains in full force and effect as provided in Section 5.08(c) thereof, Seller’s Collateral Agent, for itself and on behalf of the other First Lien

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Claimholders, hereby acknowledges and agrees that, after the delivery of a Construction Milestone Failure Certificate under Section 5.08(c)(1) of the ESA, except as set forth in of Section 5.08(c)(2) thereof, (A) it will permit Buyer (or Buyer’s designated contractor(s) or representative(s)) to satisfy such Seller’s Construction Milestone Failure without interference by it, (B) Buyer (or Buyer’s designated contractor(s) or representative(s)) shall have the exclusive right, at its option, either (x) to continue construction of Seller’s System and assume full responsibility therefor itself or (y) if Buyer determines not to assume full responsibility for construction of Seller’s System, to permit Seller (or the First Lien Claimholders acting through or in the stead of Seller) to continue construction of Seller’s System, in each case, in accordance with Section 5.08(c) of the ESA, and (C) Buyer’s rights under this Section 3.2 include Buyer’s exclusive right, at its option, if it determines to assume full responsibility for construction of Seller’s System, to draw on the Surety Bond and to exercise its right under the Surety Bond Takeover Agreement, in each case, in accordance with Section 5.08(c) of the ESA, and (D) Buyer (or, if Buyer has determined to permit Seller (or the First Lien Claimholders acting through or in the stead of Seller) to continue construction of Seller’s System as provided in clause (B)(y) above, Seller (or the First Lien Claimholders)) shall be entitled to the use the money held by the First Lien Claimholders for construction of Seller’s System, so long as no Event of Default (as therein defined) shall have occurred under any First Lien Financing Document.

SECTION 4. PAYMENTS.

4.1 Application of Proceeds. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Seller, Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies by Seller’s Collateral Agent or First Lien Claimholders, shall be applied by Seller’s Collateral Agent to the First Lien Obligations in such order as specified in the relevant First Lien Financing Documents. Upon the Discharge of First Lien Obligations, Seller’s Collateral Agent shall deliver to Buyer any Collateral and proceeds of Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by Buyer to the ESA Obligations in such order as specified in the ESA Documents.

4.2 Payments Over. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Seller, any Collateral or proceeds thereof (including assets or proceeds subject to Liens referred to in the final sentence of Section 2.3) received by Buyer in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to Seller’s Collateral Agent for the benefit of the First Lien Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

SECTION 5. OTHER AGREEMENTS.

5.1 Releases. (a) If in connection with the exercise of Seller’s Collateral Agent’s remedies in respect of the Collateral provided for in Section 3.1 Seller’s

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Collateral Agent, on behalf of itself or any of the First Lien Claimholders, releases any of its Liens on any part of the Collateral, then the Liens, if any, of Buyer on such Collateral shall be automatically, unconditionally and simultaneously released. Buyer promptly shall execute and deliver to Seller’s Collateral Agent or Seller, as applicable, such termination statements, releases and other documents as Seller’s Collateral Agent or Seller may request to confirm such release.

(b) If, in connection with any sale, lease, exchange, transfer or other disposition of any Collateral (collectively, a “Disposition”) permitted under the terms of both the First Lien Financing Documents and the ESA Documents (other than in connection with the exercise of Seller’s Collateral Agent’s remedies in respect of the Collateral provided for in Section 3.1), Seller’s Collateral Agent, on behalf of itself or any of the First Lien Claimholders, releases any of its Liens on any part of the Collateral other than (i) in connection with the Discharge of First Lien Obligations and (ii) after the occurrence and during the continuance of any event constituting breach by Seller under the ESA, then the Liens, if any, of Buyer on such Collateral shall be automatically, unconditionally and simultaneously released. Buyer promptly shall execute and deliver to Seller’s Collateral Agent or Seller such termination statements, releases and other documents as Seller’s Collateral Agent or Seller may request to confirm such release.

(c) Until the Discharge of First Lien Obligations occurs, Buyer hereby irrevocably constitutes and appoints Seller’s Collateral Agent and any officer or agent of Seller’s Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Buyer or in Seller’s Collateral Agent’s own name, from time to time in Seller’s Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1. to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1. including any endorsements or other instruments of transfer or release.

(d) Until the Discharge of First Lien Obligations occurs, to the extent that Seller’s Collateral Agent or the First Lien Claimholders (i) have released any Lien on Collateral and any such Liens are later reinstated or (ii) obtain any new liens from Seller, then Buyer shall be granted a Lien on any such Collateral, subject to the lien subordination provisions of this Agreement.

5.2 Insurance. Unless and until the Discharge of First Lien Obligations has occurred, Seller’s Collateral Agent and the First Lien Claimholders shall have the sole and exclusive right to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. Unless and until the Discharge of First Lien Obligations has occurred, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) in respect of the Collateral shall be paid to Seller’s Collateral Agent for the benefit of the First Lien Claimholders pursuant to the terms of the First Lien Financing Documents and thereafter, to the extent the Discharge of First Lien Obligations has occurred, and subject to the rights of Seller under the ESA Documents, to Buyer to the

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extent required under the ESA Documents and then, to the extent no ESA Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations has occurred, if Buyer shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall pay such proceeds over to Seller’s Collateral Agent in accordance with the terms of Section 4.2.

5.3 Amendments to First Lien Financing Documents and ESA Documents. (a) The First Lien Financing Documents may be amended, supplemented or otherwise modified in accordance with their terms and the First Lien Financing Agreement may be Refinanced (and, subject to the last paragraph of the definition of “First Lien Obligations”, the Obligations in respect of such Refinancing shall be First Lien Obligations), in each case, without notice to, or the consent of Buyer, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that the holders of such Refinancing debt shall bind themselves in a writing addressed to Buyer to the terms of this Agreement and Seller’s Lenders Consent and any such amendment, supplement, modification or Refinancing shall not contravene the provisions of this Agreement (or affect, or attempt to affect, the rights of Buyer under Section 3.2).

(b) Without the prior written consent of Seller’s Collateral Agent, no ESA Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new ESA Document, would contravene the terms of Seller’s Lenders Consent or the provisions of this Agreement.

(c) Seller agrees that the ESA Security Agreement shall include the following language (or language to similar effect approved by Seller’s Collateral Agent):

“Notwithstanding anything herein to the contrary, the Lien and security interest granted to Buyer pursuant to this Agreement and the exercise of any right or remedy by Buyer hereunder are subject to the provisions of the [Intercreditor Agreement]. In the event of any conflict between the terms of the [Intercreditor Agreement] and this Agreement, the terms of the [Intercreditor Agreement] shall govern and control.”

(d) Buyer and Seller agree that any financing statement filed in respect of the ESA Security Agreement shall state that the rights and remedies of Buyer in respect of the Lien evidenced by such financing statement are subject to this Intercreditor Agreement.

(e) In the event Seller’s Collateral Agent or any First Lien Claimholder and Seller enter into any amendment, waiver or consent in respect of any of the First Lien Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Collateral Document or changing in any manner the rights of Seller’s Collateral Agent, such First Lien Claimholders or Seller thereunder, then such amendment, waiver or consent shall apply automatically to any corresponding provision of the Comparable ESA Document, if any, without the consent of Buyer and without any action by Buyer or Seller, provided, that:

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(i) no such amendment, waiver or consent shall have the effect of:

(A) removing assets subject to the Lien of the ESA Documents, except to the extent that a release of such Lien is permitted or required by Section 5.1;

(B) imposing duties on Buyer without its consent;

(C) permitting other Liens on the Collateral not permitted under the terms of the ESA Documents or Section 6;

(D) being prejudicial to the interests of Buyer, in its capacity as a secured creditor, to a greater extent than the First Lien Claimholders; or

(E) purport to affect, directly or indirectly, the rights of Buyer under Section 3.2; and

(ii) notice of such amendment, waiver or consent shall have been given to Buyer within ten (10) Business Days after the effective date of such amendment, waiver or consent.

5.4 Bailee for Perfection. (a) Seller’s Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as collateral agent for the First Lien Claimholders and as bailee for Buyer (such bailment being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted under the First Lien Financing Documents and the ESA Documents, respectively, subject to the terms and conditions of this Section 5.4. Any First Lien Claimholder and Buyer will hold any Pledged Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as bailee for Seller’s Collateral Agent, and shall immediately deliver such Pledged Collateral together with any necessary endorsements to Seller’s Collateral Agent.

(b) Seller’s Collateral Agent shall have no obligation whatsoever to the First Lien Claimholders or Buyer to ensure that the Pledged Collateral is genuine or owned by Seller or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4. The duties and responsibilities of Seller’s Collateral Agent to Buyer under this Section 5.4 shall be limited solely to holding the Pledged Collateral as bailee in accordance with this Section 5.4 and delivering the Pledged Collateral upon a Discharge of First Lien Obligations as provided in clause (d) of this Section 5.4.

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(c) Seller’s Collateral Agent acting pursuant to this Section 5.4 shall not have, by reason of the First Lien Collateral Documents, the ESA Documents, this Agreement or any other document, a fiduciary relationship in respect of Buyer.

(d) Upon the Discharge of First Lien Obligations, Seller’s Collateral Agent shall deliver the remaining Pledged Collateral (if any) together with any necessary endorsements, first, to Buyer to the extent ESA Obligations remain outstanding, and second, to Seller to the extent no ESA Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral). Seller’s Collateral Agent further agrees, upon and following the Discharge of First Lien Obligations, to take all other action reasonably requested by Buyer in connection with Buyer obtaining a first-priority interest in the Collateral or as a court of competent jurisdiction may otherwise direct.

5.5 When Discharge of First Lien Obligations Deemed to Not Have Occurred. If, at any time after the Discharge of First Lien Obligations has occurred, Seller thereafter enters into any Refinancing of any First Lien Financing Document evidencing a First Lien Obligation which Refinancing is permitted by the ESA Documents, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of First Lien Obligations), and, from and after the date on which the New First Lien Debt Notice (as defined below) is delivered to Buyer in accordance with the next sentence, the obligations under such Refinancing of the First Lien Financing Document shall automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the collateral agent under such First Lien Financing Documents shall be Seller’s Collateral Agent for all purposes of this Agreement. Upon receipt of a notice (the “New First Lien Debt Notice”) stating that Seller has entered into a new First Lien Financing Document (which notice shall include the identity of the new first lien collateral agent, such agent, the “New Agent”), Buyer shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as Seller or such New Agent shall reasonably request in order to provide to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New Agent any Pledged Collateral held by it together with any necessary endorsements (or otherwise allow the New Agent to obtain control of such Pledged Collateral). Each New Agent shall agree in a writing addressed to Buyer to be bound by the terms of this Agreement. If the new First Lien Obligations under the new First Lien Financing Documents are secured by assets of Seller constituting Collateral that do not also secure the ESA Obligations, then the ESA Obligations shall be secured at such time by a second priority Lien on such assets to the same extent provided in the ESA Documents and this Agreement.

5.6 Purchase Right. Without prejudice to the enforcement of the First Lien Claimholders’ remedies, the First Lien Claimholders agree that, at any time following an acceleration of the First Lien Obligations in accordance with the terms of the First Lien Financing Agreement, the First Lien Claimholders will offer Buyer the option to purchase the entire aggregate amount of outstanding First Lien Obligations. Buyer shall irrevocably

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accept or reject such offer within twenty (20) Business Days of the receipt thereof and the parties shall endeavor to close such purchase promptly thereafter. If Buyer accepts such offer, it shall be exercised pursuant to documentation mutually acceptable to each of Seller’s Collateral Agent and Buyer. If Buyer rejects such offer (or does not so irrevocably accept such offer within the required twenty (20) Business Day period), the First Lien Claimholders shall have no further obligations pursuant to this Section 5.6 and may, subject in all respects to Section 3.2, take any further actions in their sole discretion in accordance with the First Lien Financing Documents and this Agreement.

SECTION 6. INSOLVENCY OR LIQUIDATION PROCEEDINGS.

6.1 Finance and Sale Issues. Until the Discharge of First Lien Obligations has occurred, if Seller shall be subject to any Insolvency or Liquidation Proceeding and Seller’s Collateral Agent shall desire to permit (a) the use of Cash Collateral, on which Seller’s Collateral Agent or any other creditor has a Lien or (b) Seller to obtain financing, whether from the First Lien Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”), then Buyer agrees that it will raise no objection to the use of such Cash Collateral or to such DIP Financing, respectively, and to the extent the Liens securing the First Lien Obligations are subordinated to or pari passu with such DIP Financing, Buyer will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto) and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by Seller’s Collateral Agent or to the extent permitted by Section 6.3); provided that, Buyer retains the right to object to any ancillary agreements or arrangements regarding the use of Cash Collateral or the DIP Financing that are materially prejudicial to its interests. Buyer agrees that it will not raise any objection or oppose a motion to sell or otherwise dispose of any Collateral free and clear of its Liens or other claims under Section 363 of the Bankruptcy Code if the requisite First Lien Claimholders have consented to such sale or disposition of such assets, such motion does not impair the rights of Buyer under Section 363(k) of the Bankruptcy Code, and the Liens granted to secure the ESA Obligations attach to the proceeds of such sale or disposition subject to the relative priorities described in Section 2.

6.2 [Reserved].

6.3 Adequate Protection.

(a) Buyer agrees that it shall not contest (or support any other Person contesting):

(i) any request by Seller’s Collateral Agent or the First Lien Claimholders for adequate protection; or

(ii) any objection by Seller’s Collateral Agent or the First Lien Claimholders to any motion, relief, action or proceeding based on Seller’s Collateral Agent or the First Lien Claimholders claiming a lack of adequate protection.

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(b) Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding:

(i) if the First Lien Claimholders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any use of Cash Collateral or any DIP Financing, then Buyer may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens on such Cash Collateral and to the Liens securing the First Lien Obligations or DIP Financing on the same basis as the other Liens securing the ESA Obligations are so subordinated to the First Lien Obligations under this Agreement; and

(ii) in the event Buyer seeks or requests adequate protection in respect of ESA Obligations and such adequate protection is granted in the form of additional collateral, then Buyer agrees that Seller’s Collateral Agent shall also be granted a senior Lien on such additional collateral as security for the First Lien Obligations and for any Cash Collateral use or DIP Financing provided by the First Lien Claimholders and that any Lien on such additional collateral securing the ESA Obligations shall be subordinated to the Lien on such collateral securing the First Lien Obligations and any such DIP Financing provided by the First Lien Claimholders and to any other Liens granted to the First Lien Claimholders as adequate protection on the same basis as the other Liens securing the ESA Obligations are so subordinated to the First Lien Obligations under this Agreement.

Except as otherwise expressly set forth in Section 6.1, this Section 6.3 or in connection with the exercise of remedies with respect to the Collateral, nothing herein shall limit the rights of Buyer from seeking adequate protection with respect to its rights in the Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise).

6.4 No Waiver. Except as otherwise expressly provided herein, nothing contained in this Agreement shall prohibit or in any way limit Seller’s Collateral Agent or any First Lien Claimholder from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by Buyer, including the asserting by Buyer of any of its rights and remedies under the ESA Documents (other than the ESA).

6.5 Avoidance Issues. If any First Lien Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of Seller any amount paid in respect of First Lien Obligations (a “Recovery”), then such First Lien Claimholders shall be entitled to a reinstatement of First Lien Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

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6.6 Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of ESA Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the ESA Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations as to the First Lien Claimholders and Buyer.

6.7 Post-Petition Interest. (a) Buyer shall not oppose or seek to challenge any claim by Seller’s Collateral Agent or any First Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of any First Lien Claimholder’s Lien, without regard to the existence of the Lien of Buyer on the Collateral.

(b) Neither Seller’s Collateral Agent nor any other First Lien Claimholder shall oppose or seek to challenge any claim by Buyer for allowance in any Insolvency or Liquidation Proceeding of ESA Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of Buyer on the Collateral (after taking into account the First Lien Collateral).

6.8 Separate Grants of Security and Separate Classification. Each of Buyer and Seller’s Collateral Agent on behalf of itself and the First Lien Claimholders, acknowledges and agrees that:

(a) the grants of Liens pursuant to the First Lien Collateral Documents and the ESA Documents constitute two separate and distinct grants of Liens; and

(b) because of, among other things, their differing rights in the Collateral, the ESA Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.

SECTION 7. RELIANCE; WAIVERS; ETC.

7.1 Reliance. Other than any reliance on the terms of this Agreement, Seller’s Collateral Agent, on behalf of itself and the First Lien Claimholders, acknowledges that it and such First Lien Claimholders have, independently and without reliance on Buyer, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into such First Lien Financing Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the First Lien Financing Documents or this Agreement. Buyer acknowledges that it has, independently and without reliance on Seller’s Collateral Agent or any First Lien Claimholder, and based on documents and information deemed by it appropriate, made its own analysis and decision to enter into each of the ESA Documents and be bound by the terms of this Agreement and it will continue to make its own analysis and decision in taking or not taking any action under the ESA Documents or this Agreement.

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7.2 No Warranties or Liability. Seller’s Collateral Agent, on behalf of itself and the First Lien Claimholders, acknowledges and agrees that Buyer has made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the ESA Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Buyer acknowledges and agrees that Seller’s Collateral Agent and the First Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Lien Financing Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Buyer shall have no duty to Seller’s Collateral Agent or any of the First Lien Claimholders, and Seller’s Collateral Agent and the First Lien Claimholders shall have no duty to Buyer to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with Seller (including the First Lien Financing Documents and the ESA Documents), regardless of any knowledge thereof which they may have or be otherwise deemed to have.

7.3 No Waiver of Lien Priorities. (a) No right of the First Lien Claimholders, Seller’s Collateral Agent or any of them to enforce any provision of this Agreement or any First Lien Financing Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Seller or by any act or failure to act by any First Lien Claimholder or Seller’s Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Financing Documents or any of the ESA Documents, regardless of any knowledge thereof which Seller’s Collateral Agent or the First Lien Claimholders, or any of them, may have or be otherwise deemed to have.

(b) Without in any way limiting the generality of clause (a) of this Section 7.3 (but subject to the rights of Seller under the First Lien Financing Documents and subject to the provisions of Section 5.3(a)), the First Lien Claimholders and/or Seller’s Collateral Agent may, at any time and from time to time in accordance with the First Lien Financing Documents and applicable law, without the consent of, or notice to, Buyer, without incurring any liabilities to Buyer and without impairing or releasing the Lien priorities and other benefits provided in this Agreement do any one or more of the following:

(i) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the First Lien Obligations or any Lien on any First Lien Collateral or guaranty thereof or any liability of Seller, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by Seller’s Collateral Agent or any of the First Lien Claimholders, the First Lien Obligations or any of the First Lien Financing Documents;

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(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with, in any manner and in any order, any part of the First Lien Collateral or any liability of Seller to the First Lien Claimholders or Seller’s Collateral Agent, or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any First Lien Obligation or any other liability of Seller or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Obligations) in any manner and any order; and

(iv) exercise or delay in or refrain from exercising any right or remedy against Seller or any security or any other Person, elect any remedy and otherwise deal freely with Seller, or any First Lien Collateral and any security and any guaranty or any liability of Seller to the First Lien Claimholders or any liability incurred directly or indirectly in respect thereof.

7.4 Obligations Unconditional. All rights, interests, agreements and obligations of Seller’s Collateral Agent and the First Lien Claimholders and Buyer, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Lien Financing Documents or any ESA Documents;

(b) except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations or ESA Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First Lien Financing Document or any ESA Document;

(c) except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or ESA Obligations;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of Seller; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, Seller in respect of Seller’s Collateral Agent, the First Lien Obligations, any First Lien Claimholder, Buyer or the ESA Obligations in respect of this Agreement.

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SECTION 8. MISCELLANEOUS.

8.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Financing Documents or the ESA Documents, the provisions of this Agreement shall govern and control.

8.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to Seller shall Seller as debtor and debtor-in-possession and any receiver or trustee for Seller in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect:

(a) with respect to Seller’s Collateral Agent, the First Lien Claimholders and the First Lien Obligations, on the date of Discharge of First Lien Obligations, subject to the rights of the First Lien Claimholders under Section 6.5; and

(b) with respect to Buyer and the ESA Obligations, upon the later of (i) the on which construction of Seller’s System is completed in accordance with the ESA and (ii) the date on which the ESA Security Agreement terminates in accordance with Section 3(c) thereof.

8.3 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, neither Seller shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are directly and adversely affected thereby.

8.4 [Reserved].

8.5 Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that Buyer pays over to Seller’s Collateral Agent or the First Lien Claimholders under the terms of this Agreement, Buyer shall be subrogated to the rights of Seller’s Collateral Agent and the First Lien Claimholders; provided that, Buyer hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred. Seller acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by Buyer that are paid over to Seller’s Collateral Agent or the First Lien Claimholders pursuant to this Agreement shall not reduce any of the ESA Obligations.

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8.6 Application of Payments. All payments received by Seller’s Collateral Agent or the First Lien Claimholders may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations provided for in the First Lien Financing Documents; provided that, upon the Discharge of the First Lien Obligations, any remaining such payments shall be applied to the ESA Obligations. Except as otherwise provided in Section 5, Buyer assents to any extension or postponement of the time of payment of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the First Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

8.7 SUBMISSION TO JURISDICTION; WAIVERS. (a) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 8.7(a). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING

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TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8 .7.

8.8 Notices. Unless otherwise specifically provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows: (a) if to Seller, to it at: Chairman—Executive Committee, ACR Energy Partners, LLC, Building 500, Brickworks Office Park, 5429 Harding Highway, Suite 501, Mays Landing, New Jersey 08330; (b) if to Seller’s Collateral Agent, to it at the address set forth for notices in its counterpart delivered pursuant to Section 8.17; and (c) if to Buyer, to it at: Chief Executive Officer, Revel Entertainment Group, LLC, 1301 Atlantic Avenue, Suite 200, Atlantic City, New Jersey 08401. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

8.9 Further Assurances. Seller’s Collateral Agent, on behalf of itself and the First Lien Claimholders, Buyer and Seller agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as Seller’s Collateral Agent or Buyer may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.10 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

8.11 Binding on Successors and Assigns. This Agreement shall be binding upon Seller’s Collateral Agent, the First Lien Claimholders, Buyer, Buyer’s Collateral Agents (as defined below) and their respective successors and assigns. Seller’s Collateral Agent, for itself and on behalf of the First Lien Claimholders, (a) acknowledges and agrees that the rights of Buyer under this Agreement and the ESA Documents have been collaterally assigned to the collateral agents for Buyer’s Lenders (as defined in the ESA)(“Buyer’s Collateral Agents”), (b) consents to the pledge and assignment to Buyer’s Collateral Agents of all of Buyer’s right, title and interest in, to and under this Agreement and the ESA Documents and (c) acknowledges the right, but not the obligation, of the

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Applicable Buyer’s Collateral Agent to make all demands, give all notices, take all actions and exercise all rights of Buyer in accordance with this Agreement and the ESA Documents. If reasonably requested by Buyer or Buyer’s Lenders, Seller’s Collateral Agent shall acknowledge and agree to the terms of each Buyer’s Lenders Consent. Upon receipt of a notice from Buyer or one or more of Buyer’s Collateral Agents stating that Buyer has entered into a new or replacement financing agreement or credit facility that is secured by Buyer’s rights under this Agreement and the ESA Documents (the agent or trustee in respect of such a replacement financing agreement or credit facility being a Buyer’s Collateral Agent for all purposes hereof and being referred to herein as a “Buyer’s New Collateral Agent”), (i) Buyer’s New Collateral Agent shall have the benefit of this Section 8.11 and (ii) Seller’s Collateral Agent shall promptly enter into such documents and agreements as Seller or such Buyer’s New Collateral Agent shall reasonably request in order to provide to the Buyer’s New Collateral Agent the rights contemplated by this Section 8.11. By accepting the benefits of the collateral assignment of this Agreement and the ESA Documents and as set forth in Buyer’s Lenders Consent, Buyer’s Collateral Agent have acknowledged and agreed that any rights in respect of such collateral assignment shall be subject to the terms and conditions of this Agreement.

8.12 Specific Performance. Each of Seller’s Collateral Agent and Buyer may demand specific performance of this Agreement. Seller’s Collateral Agent, on behalf of itself and the First Lien Claimholders, and Buyer hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by Seller’s Collateral Agent or the First Lien Claimholders or Buyer, as the case may be.

8.13 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.14 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.15 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.16 Provisions Solely to Define Relative Rights. The provisions of this Agreement are, and are intended, solely for the purpose of defining the relative rights of Seller’s Collateral Agent and the First Lien Claimholders, on the one hand, and Buyer, on the other hand. Neither Seller nor any other creditor thereof shall have any rights hereunder and Seller may not rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of Seller, which are absolute and unconditional,

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to pay and perform the First Lien Obligations and the ESA Obligations as and when the same shall become due and payable in accordance with their terms. No provision of this Agreement shall expand the rights of any First Lien Claimholder or Buyer under the First Lien Financing Documents or the ESA Documents, respectively.

8.17 Accession by Seller’s Collateral Agent. This Agreement has been executed and delivered by Seller and Buyer as of the Effective Date (as defined in the ESA). On Seller’s Financial Closing Date (as defined in the ESA), the collateral agent (or other entity to which Seller grants Liens to secure the First Lien Obligations) under Seller’s Credit Facilities (“Seller’s Collateral Agent”), shall execute and deliver a counterpart to this Agreement (in substantially the form of Schedule 1 hereto), after giving effect to which Seller’s Collateral Agent shall be a party to this Agreement for all purposes hereof.

(Signature pages follow)

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IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

REVEL ENTERTAINMENT GROUP, LLC,

By:
Name: Title:

S-1

Acknowledged and Agreed to by: ACR ENERGY PARTNERS, LLC

By:
Name: Title:

S-2

Schedule 1

to Intercreditor Agreement

[FORM OF] COUNTERPART

This Counterpart (this “Counterpart”), dated as of _______________, is delivered pursuant to Section 8.17 of the Intercreditor Agreement, dated as of February 17, 2011 (the “Intercreditor Agreement”), by and among ACR Energy Partners, LLC, as seller, Seller’s Collateral Agent named therein, and Revel Entertainment Group, LLC. Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Intercreditor Agreement.

The undersigned has been appointed the [insert name for Seller’s Collateral Agent as used in Seller’s Financing Agreement] pursuant to [Seller’s Financing Agreement], dated as of _______________, by and among [insert the parties thereto]. The undersigned, by executing and delivering this Counterpart hereby becomes Seller’s Collateral Agent under the Intercreditor Agreement in accordance with Section 8.17 thereof and agrees to be bound by all of the terms thereof.

[SELLER’S COLLATERAL AGENT], as Seller’s Collateral Agent

By:
Name: Title:

1

SCHEDULE 21

to the Energy Sales Agreement

Existing Seller Contracts

Attached.

Final 02/14/11

Schedule 21

to the Energy Sales Agreement

Existing Seller Contracts

#	Company	Description of Work or Supply
1	DCO Energy, LLC	General Construction Contract (EPC)

SCHEDULE 23

to the Energy Sales Agreement

[FORM OF] BUYER’S FINANCIAL CLOSING CERTIFICATE

[                 ], 2011

This Buyer’s Financial Closing Certificate is being delivered pursuant to Section 3.01(1) of the Energy Sales Agreement, dated as of February 17, 2011 (the “Energy Sales Agreement”), between Revel Entertainment Group, LLC, a New Jersey limited liability company, as buyer (“Buyer”) and ACR Energy Partners, LLC, a New Jersey limited liability company, as seller (“Seller”). Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Energy Sales Agreement.

The undersigned Chief Financial Officer of Buyer, in his capacity as such and not in his individual capacity, hereby certifies on behalf of Buyer as follows:

1. As of the date hereof, Buyer’s Financial Closing has occurred; and

2. Buyer reasonably believes it will have, through Buyer’s Financing and other funds available to it (as set forth on Schedule 1 hereto), sufficient funds to construct Buyer’s Facility (excluding the Entertainment Complex (Tower Two)) in accordance with Buyer’s Construction Milestones.

Buyer hereby acknowledges and consents to the reasonable reliance by Seller and Seller’s Lenders on the certifications contained herein.

IN WITNESS WHEREOF, the undersigned has hereunto set his name as of the date first set forth above.

REVEL ENTERTAINMENT GROUP, LLC

By:
Name: Alan Greenstein Title: Chief Financial Officer

SCHEDULE 23

to the Energy Sales Agreement

Schedule 1

to Buyer’s Financial Closing Certificate

Other Funds Available to Buyer

Schedule 23 -2

SCHEDULE 24

to the Energy Sales Agreement

[FORM OF SELLER NOTE]

PROMISSORY NOTE

US$41,950,000	February , 2011

FOR VALUE RECEIVED, ACR ENERGY PARTNERS, LLC (“Maker”) by this promissory note (this “Note”) hereby unconditionally promises to pay to the order of REVEL ENTERTAINMENT GROUP, LLC (“Lender”) the principal sum of Forty-One Million, Nine Hundred and Fifty Thousand United States Dollars (US$41,950,000) (the “Existing Buyer Payments Repayment Amount”). Capitalized terms used in this Note without definition shall have the meanings ascribed thereto in that certain Energy Sales Agreement, dated February 17, 2011 (the “ESA”), between Maker and Lender.

Payment of the Existing Buyer Payments Repayment Amount shall be made by Maker in lawful money of the United States, on or prior to the Existing Buyer Payments Repayment Date (the “Due Date”).

All payments to be made by Maker under this Note shall be made in United States Dollars in immediately available and freely transferable funds on the Due Date, without set-off, counterclaim, deduction, withholding on account of taxes levied or imposed of whatever nature.

It shall be an Event Constituting Breach by Seller under Section 21.02(a) of the ESA if Maker fails to pay in full in lawful Money of the United States the Existing Buyer Payments Repayment Amount on or prior to the Due Date.

This Note is also secured by the Collateral (as defined in the Security Agreement, dated as of February 17, 2011, between Maker and Lender).

Maker hereby waives demand, diligence, presentment, protest, notice of dishonor, notice of protest and, to the extent permissible under applicable law, notices and rights of every kind, and warrants to Lender that all action and approvals required for the execution and delivery hereof as a legal, valid and binding obligation of Maker, enforceable in accordance with the terms hereof, have been duly taken and obtained. The failure of Lender to exercise any of its rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance.

To the maximum extent permitted by law, Maker agrees to pay on demand all reasonable costs and expenses of Lender hereunder that are incurred in connection with the enforcement of this Note including reasonable attorneys’ fees and other expenses related thereto.

[Remainder of Page Intentionally Left Blank]

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF. Any judicial proceeding brought against the Maker with respect to this Note may be brought in any state or federal court of competent jurisdiction located in the State of New Jersey, and, by execution and delivery of this Note, Maker accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Note. Maker hereby waives trial by jury in any judicial proceeding brought by it or Lender involving, directly or indirectly, any matter in any way arising out of, related to, or connected with this Note.

ACR ENERGY PARTNERS, LLC

By:

Name (Print):

Title:

SCHEDULE 25

to the Energy Sales Agreement

Form of Independent Engineer Agreement

Attached.

Final 02/14/11

ESA Schedule 25

Date:

(Consultant Name)

(Address)

(City, State, Zip Code)

Independent Engineer Agreement

This letter agreement (this “Agreement”) will confirm that Revel Entertainment Group, LLC (“Revel”) and ACR Energy Partners, LLC (“ACR”) are engaging                                              , and, specifically                                              , as its principal (“Consultant”) to perform certain independent engineering services in connection with the development of the Revel Entertainment Complex and Central Energy Center (“the Project”) (the “Services”). The terms of this engagement are as set forth in Exhibit “A” hereto and incorporated herein. Consultant’s fee shall not exceed $                          per month, without both ACR and Revel’s prior written approval, ACR and Revel agree to jointly fund the two deposits of                                               ($                 ), each referenced in Exhibit “A”, against which Consultant may invoice its initial Services for each phase. This Agreement is hereby entered into by ACR, Revel and Consultant pursuant to Section 9.03 of the Energy Sales Agreement, dated as of                 , 2011 (the “ESA”) between Revel and ACR. Defined terms used, but not otherwise defined herein, shall have the meaning given to such term in the ESA.

Consultant agrees and acknowledges that ACR and/or Revel may terminate this Agreement at the expiration of the Term, or at any time with ten (10) days prior written notice. Consultant also agrees that it is acting in the capacity of an independent contractor and thus, neither ACR nor Revel shall have any liability or responsibility to provide Consultant with any health care or other benefits that would otherwise be provided to an employee of ACR or Revel. In addition, Consultant acknowledges that neither ACR nor Revel shall withhold any taxes from Consultant’s compensation since it is acting as an independent contractor, and accordingly, Consultant shall be liable for any taxes owed to any local, state or federal authority as a result of this Agreement.

Consultant also agrees to maintain the confidentiality of this Agreement, the ESA and the information provided by ACR and Revel to Consultant. To the extent that Consultant believes, at any time during this engagement, that is unable to provide the Services hereunder based upon any conflict of interest between it and ACR or Revel, Consultant shall immediately advise both parties accordingly. Consultant consents to disclosure by ACR and Revel of any and all information provided to them by Consultant (including any reports and findings) to Seller’s Lenders and Buyer’s Lenders (each as defined in the ESA).

Final 02/14/11

ESA Schedule 25

Consultant agrees to provide monthly invoices with receipts for all claimed expense reimbursements directly to ACR, who shall pay all properly supported invoices within thirty (30) days of receipt, and seek immediate reimbursement from Revel of one-half of such amounts, provided that, if any such monthly invoice is for an amount that exceeds the maximum monthly Consultant’s fee set forth herein, ACR shall seek Revel’s written consent before paying the amounts due under such invoice.

Sincerely,

By:
Name:

Title:

ACR Energy Partners, LLC

The above terms and conditions are acknowledged and agreed to by:

(Consultant)	Revel Entertainment Group, LLC

(Consultant Name)	Alan Greenstein

Final 02/14/11

Exhibit A to Schedule 25

Independent Engineer Agreement

Exhibit A

General Services of Independent Engineer

•

Revel Entertainment Group LLC (“Revel”) has entered into a contract with an independent company, ACR Energy Partners, LLC (“ACR”) to design, build, own and operate the Central Energy Center serving Revel Casino. The Central Energy Center is being constructed in accordance with the Energy Sales Agreement (ESA) dated                                 . Since the resort cannot obtain a certificate of occupancy to operate the resort without utility service from the central plant, adherence to the Central Energy Center construction schedule is of paramount financial importance to Revel.

•

The Independent Engineer has reviewed the ESA and is aware of, and familiar with, its duties, roles and responsibilities as outlined therein, including, without limitation, in Article 5—Construction Milestones, Section 7.09 Cogeneration Option, Article 9—Dispute Resolution, and Section 10.07—Expansion of Energy Facilities for Additional Customers. The Independent Engineer agrees that it will perform all tasks that may be required of an Independent Engineer under the ESA

Schedule 28

DEFINITIONS

Defined Terms. Terms defined in the Energy Services Agreement (as defined below) and not otherwise defined in this Schedule 28 (this “Schedule”) are used in this Schedule as defined in the Energy Services Agreement. As used in this Schedule, the following terms shall have the meanings specified below:

“Borrower” shall mean Revel AC, Inc., a Delaware corporation.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, notwithstanding the foregoing, the obligations of the Loan Parties under the Energy Services Agreement shall not, for purposes of this schedule, constitute Capital Lease Obligations.

“Companies” shall mean Borrower and its Restricted Subsidiaries; and “Company” shall mean any one of them.

“Consolidated Adjusted EBITDA” shall mean, for any period, Consolidated Net Income of Borrower and its Restricted Subsidiaries for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of (a) income tax expense (and other taxes based on profits or capital) paid or payable or distributed or distributable by such Person with respect to such period (whether or not paid during such period), (b) Consolidated Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions and discounts, premiums and other fees, expenses and charges associated with Indebtedness, including underwriting, arrangement and commitment fees and letter of credit fees and prepayment or redemption premiums, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill), (e) any extraordinary, non-recurring or unusual charges, expenses or losses (including any unusual or non-recurring operating expenses attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs, restructuring charges, accruals and reserves, signing costs, retention or completion bonuses, transition costs and costs related to curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), (f) whether or not otherwise includable as separate items in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business, (g) whether or not otherwise includable as separate items in the statement of such Consolidated Net Income, pre-opening expenses related to the initial opening of the Project, (h) Non-Cash Charges, (i) expenses relating to actual or contemplated asset sales, acquisitions, investments, incurrences of debt and issuances of equity, (j) expenses relating to the accrual of obligations for casino reward programs, net of any cash payments made in respect thereof, and (k) expenses and losses relating to the CRDA Obligations and payments made in connection therewith, minus, to the extent included in the calculation of such Consolidated Net Income for such period, the sum of (i) interest income (except to the extent deducted in determining Consolidated Interest Expense), (ii) any extraordinary, non-recurring or unusual income or gains (and, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business (but in any event excluding proceeds of business interruption insurance, which shall not be deducted in calculating Consolidated Adjusted EBITDA)) and (iii) other non cash items increasing such Consolidated Net Income for such period (excluding any such non cash item to the extent it

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represents the reversal of an accrual or reserve for potential cash item in any prior period), all as determined on a consolidated basis, plus, to the extent not included in determining such Consolidated Net Income for such period, (i) any distributions, dividends or other payments whether constituting fees or otherwise received from any Unrestricted Subsidiary or any joint venture solely to the extent not constituting a return of investment and (ii) equity contributions made to the Borrower within 45 days prior to the completion of such period; provided that, for purposes of calculating Consolidated Adjusted EBITDA for any period, (x) the Consolidated Adjusted EBITDA of any Person or line of business sold or otherwise disposed of by the Loan Parties during such period shall be excluded for such period (as if the consummation of such sale or other disposition and the repayment or assumption by the buyer of any Indebtedness in connection therewith occurred as of the first day of such period) and (y) the Consolidated Adjusted EBITDA of any Person (other than any Unrestricted Subsidiary) or attributable to any line of business acquired by the Loan Parties during such period shall be included for such period (as if the consummation of such acquisition had occurred as of the first day of such period).

“Consolidated Interest Coverage Ratio” shall mean, for any Measurement Period, the ratio of (a) Consolidated Adjusted EBITDA for such Measurement Period to (b) Consolidated Interest Expense for such Measurement Period to the extent such Consolidated Interest Expense has been paid in cash or is required to be paid in cash (and is not capitalized, paid in kind or accreted or amortized) minus (i) interest income of Borrower and its Restricted Subsidiaries for such period, (ii) amortization of deferred financing costs, debt issuance costs, commissions, discounts, fees and expenses, pay-in-kind interest expense and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting), (iii) the accretion or accrual of discounted liabilities during such period, (iv) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to Financial Accounting Standings Codification No. 815-Derivatives and Hedging, (v) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates (vi) debt discount or premium and financing fees and expenses, including underwriting and arrangement fees and prepayment or redemption premiums, (vii) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, (viii) any interest accrued on any loans made under Borrower’s credit facility after February 17, 2011 for a period of six full fiscal quarters following the incurrence thereof and (ix) any interest accrued on any ERGG Monetization Indebtedness (provided that if any Person or line of business is sold or otherwise disposed of in such period and, in connection therewith, any Indebtedness is repaid or assumed by the purchaser thereof, then Consolidated Interest Expense for such period (for purposes of calculating this ratio) shall be determined as if such Indebtedness had been repaid on the first day of such period).

“Consolidated Interest Expense” shall mean, for any period, total interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP) of Borrower and its Restricted Subsidiaries for such period, with respect to all outstanding Indebtedness of Borrower and its Restricted Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by Borrower and its Restricted Subsidiaries with respect to letters of credit and bankers’ acceptance financing and net of amounts payable to the Borrower and its Restricted Subsidiaries under Hedging Agreements in respect of interest rates, to the extent such net costs or net amounts received are allocable to such period in accordance with GAAP).

“Consolidated Net Income” shall mean for any period, the consolidated net income (or loss) of Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of preferred equity dividends; provided, that in calculating Consolidated Net Income of Borrower and its Restricted Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries

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(except to the extent such Person was a Subsidiary prior to such merger or consolidation), (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower that is not an Unrestricted Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Borrower (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any financing agreement and related documents) or requirement of law applicable to such Subsidiary, and (d) the cumulative effect of a change in accounting principles.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“CRDA Obligations” shall mean the obligations of the Loan Parties under the Securities Purchase Contract between Revel Entertainment, LLC and the Casino Reinvestment Development Authority dated as of August 5, 2009 pursuant to N.J.S.A. 5:12 §§ 144.1, 162, 163 and 177, are limited to either purchasing bonds of Casino Reinvestment Development Authority or making a donation to or direct investment in Casino Reinvestment Development Authority eligible projects, in an amount not to exceed 1.25% of the gross gaming revenues attributable to the Project over the fifty year period after opening of the casino.

“Credit Agreement” shall mean that certain Credit Agreement, dated as of February 17, 2011 among the Borrower, the Guarantors, the lenders from time to time party thereto, J.P. Morgan Securities, LLC and syndication agent, J.P. Morgan Securities, LLC and Morgan Stantley & Co. Incorporated, as joint bookrunning managers and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Disbursement Agreement” shall mean that certain Master Disbursement Agreement substantially, dated as of February 17, 2011, among the Borrower, JPMorgan Chase Bank, N.A. and U.S. Bank National Association, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Energy Services Agreement” shall mean the Second Amended and Restated Energy Sales Agreement between Revel Entertainment Group, LLC and ACR Energy Partners, LLC, dated on or around April 11, 2011, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

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“ERGG Agreement” shall mean The State Economic Redevelopment and Growth Incentive Grant Agreement, dated on or about the February 17, 2011 by and among Revel Atlantic City, LLC, a New Jersey limited liability company, Revel Entertainment Group, LLC, a Delaware limited liability company, the New Jersey Economic Development Authority and the Treasurer of The State of New Jersey, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“ERGG Monetization Indebtedness” means Indebtedness of any Loan Party incurred to monetize the anticipated stream of payments under the ERGG Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Guarantors” shall mean the guarantors of the Borrower’s obligations under the Credit Agreement.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates either generally or under specific contingencies.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business and not overdue by more than 90 days and (ii) earn out obligations which do not constitute a liability on the balance sheet of such Person in accordance with GAAP); (e) all Indebtedness of others secured by any lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the lesser of (x) the aggregate principal amount of such Indebtedness and (y) the fair market value of such property; (f) all Capital Lease Obligations of such person; (g) for purposes of Section 8.01(f) only, all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (h) all Attributable Indebtedness of such person; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (i) above; provided that the term “Indebtedness” shall not include (x) deferred or prepaid revenue and (y) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller. The Indebtedness of any person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or limited partnership in which such Person is a limited partner) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in no event shall the Energy Services Agreement or the transactions contemplated thereunder, the Special Assessment Obligations, casino “chips” or gaming winnings of customers constitute Indebtedness.

“Loan Parties” shall mean Borrower and the Guarantors.

“Non-Cash Charges” shall mean (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and

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equity securities pursuant to GAAP, (b) all losses from investments recorded using the equity method, (c) non-cash compensation expenses, (d) the non-cash impact of acquisition method accounting, (e) any noncash loss attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to Financial Accounting Codification No. 815—Derivatives and Hedging and (f) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“person” or “persons” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Special Assessment Obligations” shall mean special improvement bonds, special assessment bonds, municipal bonds, community facility district bonds, private activity bonds, tax increment financing, general obligation bonds, special assessment revenue bonds and any similar bonds (i) issued by a government agency or authority, (ii) all or a portion of the net proceeds of which are utilized or available to pay or to reimburse the Companies for project costs or which are utilized for the purpose of improving roadways and public access and other areas adjacent to the project site and (iii) which are paid or satisfied (in whole or in part) through special taxes or assessments on real property.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Unrestricted Subsidiary” shall mean (i) any Subsidiary of Borrower designated by Borrower as an Unrestricted Subsidiary pursuant to the terms of the Credit Agreement and (ii) any Subsidiary of an Unrestricted Subsidiary.

Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified, (b) any reference herein to any person shall be construed to include such person’s successors and assigns and (c) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time.

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Accounting Terms; GAAP. Except as otherwise provided in this Schedule 28, terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed, and, except as otherwise provided in this Schedule 28, all terms of an accounting or financial nature shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any of its Subsidiaries at “fair value,” as defined therein. Obligations of the Loan Parties under the Energy Services Agreement and related documents shall not constitute Indebtedness or Capital Lease Obligations, notwithstanding any treatment in GAAP to the contrary. All other determinations with respect to whether leases constitute Indebtedness or Capital Lease Obligations shall be made based on GAAP as in effect on the date hereof.

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